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FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-189558

AbbVie Inc.

OFFER TO EXCHANGE

All outstanding unregistered
$3,500,000,000 1.200% Senior Notes due 2015,
$4,000,000,000 1.750% Senior Notes due 2017,
$1,000,000,000 2.000% Senior Notes due 2018,
$3,100,000,000 2.900% Senior Notes due 2022,
$2,600,000,000 4.400% Senior Notes due 2042, and
$500,000,000 Floating Rate Senior Notes due 2015	in exchange for	$3,500,000,000 1.200% Senior Notes due 2015,
$4,000,000,000 1.750% Senior Notes due 2017,
$1,000,000,000 2.000% Senior Notes due 2018,
$3,100,000,000 2.900% Senior Notes due 2022,
$2,600,000,000 4.400% Senior Notes due 2042, and
$500,000,000 Floating Rate Senior Notes due 2015,
which have been registered under the Securities
Act of 1933, as amended

Principal Terms of the Exchange Offer:

         AbbVie Inc. ("AbbVie") will exchange all outstanding unregistered 1.200% Senior Notes due 2015, 1.750% Senior Notes due 2017, 2.000% Senior Notes due 2018, 2.900% Senior Notes due 2022, 4.400% Senior Notes due 2042, and Floating Rate Senior Notes due 2015 (collectively, "Old Notes") that were issued on November 8, 2012 in a private offering that are validly tendered and not validly withdrawn for an equal principal amount of Exchange Notes (collectively, "Exchange Notes") that have been registered under the Securities Act of 1933, as amended (the "Securities Act").

         The exchange offer expires at 5:00 p.m., New York City time, on August 5, 2013, unless AbbVie extends the offer. You may withdraw tenders of Old Notes at any time prior to the expiration of the exchange offer. The exchange offer is not subject to any condition other than that it will not violate applicable law or interpretations of the staff of the Securities and Exchange Commission (the "Commission") and that no proceedings with respect to the exchange offer have been instituted or threatened in any court or by any governmental agency.

Principal Terms of the Exchange Notes:

         The terms of the Exchange Notes to be issued in the exchange offer are substantially identical to the Old Notes, except that the Exchange Notes will be freely tradeable by persons who are not affiliated with AbbVie and will not have registration rights. No public market currently exists for the Old Notes. AbbVie does not intend to list the Exchange Notes on any securities exchange, and, therefore, no active public market is anticipated.

         The Exchange Notes will be unsecured, unsubordinated obligations of AbbVie and will rank equally in right of payment with all of AbbVie's existing and future unsecured, unsubordinated indebtedness.

         You should carefully consider the risk factors beginning on page 12 of this prospectus before participating in the exchange offer.

         Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. AbbVie has agreed that, for a period of 180 days after the expiration time of the exchange offer, AbbVie will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

         None of the Commission, any state securities commission or other regulatory agency has approved or disapproved of the Exchange Notes or the exchange offer or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 8, 2013.

        You should rely only on the information contained in this document or to which AbbVie has referred you. AbbVie has not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities.

        No person is authorized in connection with this exchange offer to give any information or to make any representation not contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by AbbVie. You should assume that the information contained in this prospectus is accurate only as of its date.

        This prospectus does not constitute an offer to sell or buy any Exchange Notes in any jurisdiction where it is unlawful to do so. You should base your decision to invest in the Exchange Notes and participate in the exchange offer solely on information contained or incorporated by reference in this prospectus.

        No person should construe anything in this prospectus as legal, business or tax advice. Each person should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the exchange offer under applicable legal investment or similar laws or regulations.

i

        Unless otherwise indicated or the context otherwise requires: (1) all references to the "separation and distribution" mean AbbVie's separation from Abbott Laboratories and the distribution of shares of AbbVie common stock to Abbott Laboratories shareholders; (2) all references to "AbbVie," "we," "Company," "our" and "us" mean AbbVie Inc. and its subsidiaries, including those contributed to AbbVie by Abbott prior to the separation and distribution and (3) all references to "Abbott" mean Abbott Laboratories and its subsidiaries, other than, for all periods following the separation and distribution, AbbVie Inc. and its subsidiaries.

        AbbVie has filed with the Commission a registration statement on Form S-4 with respect to the exchange offer and the Exchange Notes. This prospectus, which forms part of the registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about AbbVie, the exchange offer and the Exchange Notes described in this prospectus, you should refer to the registration statement and its exhibits and schedules. Statements AbbVie makes in this prospectus about certain contracts or other documents are not necessarily complete. When AbbVie makes such statements, AbbVie refers you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including the exhibits and schedules, is available at the Commission's website at www.sec.gov. You may also obtain this information without charge by writing or calling AbbVie at: AbbVie Inc., 1 North Waukegan Road, North Chicago, IL 60064, Attention: Corporate Secretary, Phone: (847) 932-7900.

        In order to ensure timely delivery, you must request the information no later than July 29, 2013, which is five business days before the expiration of the exchange offer.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        The information included in this prospectus contains certain forward-looking statements regarding business strategies, market potential, future financial performance and other matters. The words "believe," "expect," "anticipate," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. In particular, information included under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" contain forward-looking statements. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of AbbVie management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Factors that could cause actual results or events to differ materially from those anticipated include the matters described under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." AbbVie does not undertake any obligation to update the forward-looking statements included in this prospectus to reflect events or circumstances after the date of this prospectus, unless AbbVie is required by applicable securities law to do so.

ii

SUMMARY

        The following is a summary of some of the information contained or incorporated by reference in this prospectus. This summary does not contain all the details concerning the exchange offer or the Exchange Notes, including information that may be important to you. To better understand the separation and AbbVie's business and financial position, you should carefully review this entire document and the documents incorporated herein by reference, including the information under "Risk Factors." Some of the statements contained in this "Summary" are forward-looking statements. See "Cautionary Statement Regarding Forward-Looking Statements."

AbbVie Inc.

        On January 1, 2013, AbbVie became an independent company as a result of the distribution by Abbott of 100 percent of the outstanding common stock of AbbVie to Abbott's shareholders. Each Abbott shareholder of record as of the close of business on December 12, 2012 (the "Record Date") received one share of AbbVie common stock for each Abbott common share held as of the Record Date.

        AbbVie is a global research-based biopharmaceutical company. AbbVie develops and markets advanced therapies that address some of the world's most complex and serious diseases. AbbVie's products are used to treat rheumatoid arthritis, psoriasis, Crohn's disease, HIV, cystic fibrosis complications, low testosterone, thyroid disease, Parkinson's disease, ulcerative colitis and complications associated with chronic kidney disease, among other indications. AbbVie also has a pipeline of promising new medicines, including more than 20 compounds or indications in Phase II or Phase III development across such important medical specialties as immunology, renal care, hepatitis C virus ("HCV"), women's health, oncology, and neuroscience, including multiple sclerosis and Alzheimer's disease. AbbVie has approximately 21,500 employees and its products are sold in over 170 countries. AbbVie operates in one business segment—pharmaceutical products.

        AbbVie's products are manufactured, marketed, and sold worldwide and are generally sold directly to wholesalers, distributors, government agencies, health care facilities, specialty pharmacies, and independent retailers from distribution centers and public warehouses. Outside the United States, sales are made either directly to customers or through distributors, depending on the market served. Certain products are co-marketed or co-promoted with other companies.

        The 2010 acquisitions of the U.S. pharmaceuticals business of Solvay Pharmaceuticals and of Facet Biotech Corporation added several new products to AbbVie's portfolio, including the U.S. rights to AndroGel and Creon, and enhanced AbbVie's early- and mid-stage investigational pipeline by adding an investigational biologic for multiple sclerosis and compounds that complement AbbVie's oncology program. These acquisitions are discussed more fully in Note 4, "Acquisitions, Collaborations and Other Arrangements", of the Notes to the Audited Annual Combined Financial Statements found in "Financial Statements and Supplemental Data."

Corporate Information

        AbbVie was incorporated in Delaware on April 10, 2012 and is comprised of Abbott's former research-based pharmaceuticals business. AbbVie's Registration Statement on Form 10 was declared effective by the Commission on December 7, 2012. AbbVie's common stock began trading "regular-way" under the ticker symbol "ABBV" on the New York Stock Exchange on January 2, 2013.

        The address of AbbVie's principal executive offices is 1 North Waukegan Road, North Chicago, Illinois 60064. AbbVie's telephone number is 847-932-7900.

        AbbVie also maintains an Internet site at www.abbvie.com. AbbVie's website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

 THE EXCHANGE OFFER

        On November 8, 2012, AbbVie completed the private offering of $3,500,000,000 aggregate principal amount of its 1.200% senior notes due 2015 (the "Old Fixed 2015 Notes"), $4,000,000,000 aggregate principal amount of its 1.750% senior notes due 2017 (the "Old 2017 Notes"), $1,000,000,000 aggregate principal amount of its 2.000% senior notes due 2018 (the "Old 2018 Notes"), $62,514,000 aggregate principal amount of its 2.900% senior notes due 2022 (the "Old 2022 Notes"), $2,600,000,000 aggregate principal amount of its 4.400% senior notes due 2042 (the "Old 2042 Notes" and together with the Old Fixed 2015 Notes, the Old 2017 Notes, the Old 2018 Notes and the Old 2022 Notes, the "Old Fixed Rate Notes") and $500,000,000 aggregate principal amount of its floating rate senior notes due 2015 (the "Old Floating 2015 Notes"). Morgan Stanley & Co. LLC (in its capacity as an offeror of Old Notes, the "Selling Noteholder"), offered $3,037,486,000 aggregate principal amount of the Old 2022 Notes. The Old Fixed Rate Notes and the Old Floating 2015 Notes are collectively hereinafter referred to as the "Old Notes," and each of the Old Fixed 2015 Notes, the Old 2017 Notes, the Old 2018 Notes, the Old 2022 Notes, the Old 2042 Notes and the Old Floating 2015 Notes, a "series" of Old Notes.

        In connection with that private offering, AbbVie entered into a registration rights agreement of the Old Notes with Abbott and the initial purchasers named therein. In that agreement, AbbVie agreed, among other things, to deliver to you this prospectus for the exchange of up to $3,500,000,000 aggregate principal amount of new 1.200% senior notes due 2015 (the "Fixed 2015 Exchange Notes"), $4,000,000,000 aggregate principal amount of new 1.750% senior notes due 2017 (the "2017 Exchange Notes"), $1,000,000,000 aggregate principal amount of new 2.000% senior notes due 2018 (the "2018 Exchange Notes"), $3,100,000,000 aggregate principal amount of new 2.900% senior notes due 2022 (the "2022 Exchange Notes"), $2,600,000,000 aggregate principal amount of new 4.400% senior notes due 2042 (the "2042 Exchange Notes" and together with the Fixed 2015 Exchange Notes, the 2017 Exchange Notes, the 2018 Exchange Notes and the 2022 Exchange Notes, the "Fixed Rate Exchange Notes") and $500,000,000 aggregate principal amount of new floating rate senior notes due 2015 (the "Floating 2015 Exchange Notes" and together with the Old Floating 2015 Notes, the "Floating 2015 Notes") that have been registered under the Securities Act for the Old Notes that were issued on November 8, 2012. The Fixed Rate Exchange Notes and the Floating 2015 Exchange Notes are collectively hereinafter referred to as the "Exchange Notes," and each of the Fixed 2015 Exchange Notes, the 2017 Exchange Notes, the 2018 Exchange Notes, the 2022 Exchange Notes, the 2042 Exchange Notes and the Floating 2015 Exchange Notes, a "series" of Exchange Notes. The Exchange Notes and the Old Notes are collectively hereinafter referred to as the "Notes."

        The Exchange Notes will be substantially identical to the Old Notes, except that:

  •
  the Exchange Notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with AbbVie;

  •
  the Exchange Notes are not entitled to the rights that are applicable to the Old Notes under the registration rights agreement; and

  •
  AbbVie's obligation to pay additional interest on the Old Notes does not apply if the registration statement of which this prospectus forms a part is declared effective or certain other circumstances occur, as described under the heading "Exchange Offer; Registration Rights."

        Old Notes may be exchanged only in minimum denominations of $2,000 and larger integral multiples of $1,000. You should read the discussion under the headings "The Exchange Notes" and "Description of Notes" for further information regarding the Exchange Notes. You should also read the discussion under the heading "Terms of the Exchange Offer" for further information regarding the exchange offer and resale of the Exchange Notes.

Exchange Offer	AbbVie will exchange its Exchange Notes for a like aggregate principal amount and maturity of its Old Notes as provided in the registration rights agreement related to the Old Notes. The exchange offer is intended to satisfy the rights granted to holders of the Old Notes in that agreement. After the exchange offer is complete you will no longer be entitled to any exchange or registration rights with respect to your Notes.
Resales

Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, AbbVie believes that the Exchange Notes may be offered for resale, resold and otherwise transferred by you (unless you are AbbVie's "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:

• are acquiring the Exchange Notes in the ordinary course of business; and
• have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in a distribution of the Exchange Notes.
By signing the letter of transmittal and exchanging your Old Notes for Exchange Notes, as described below, you will be making representations to this effect.

Each participating broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer in exchange for the Old Notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See "Plan of Distribution."

Any holder of Old Notes who:
• is AbbVie's affiliate;
• does not acquire the Exchange Notes in the ordinary course of its business; or
• cannot rely on the position of the staff of the Commission expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters;

must, in the absence of an exemption, comply with registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Exchange Notes. AbbVie will not assume, nor will AbbVie indemnify you against, any liability you may incur under the Securities Act or state or local securities laws if you transfer any Exchange Notes issued to you in the exchange offer absent compliance with the applicable registration and prospectus delivery requirements or an applicable exemption.

Expiration Time

The exchange offer will expire at 5:00 p.m., New York City time, on August 5, 2013, or such later date and time to which AbbVie extends it. AbbVie does not currently intend to extend the expiration time.

Conditions to the Exchange Offer	The exchange offer is subject to the following conditions, which AbbVie may waive:
• the exchange offer does not violate applicable law or applicable interpretations of the staff of the Commission; and
• there is no action or proceeding instituted or threatened in any court or by any governmental agency with respect to this exchange offer.
See "Terms of the Exchange Offer—Conditions to the Exchange Offer."
Procedures for Tendering the Old Notes

If you wish to accept and participate in this exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the completed, executed letter of transmittal or the copy thereof, together with the Old Notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold Old Notes through The Depository Trust Company ("DTC") and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal. If you wish to accept and participate in this exchange offer and you cannot get your required documents to the exchange agent on time, you must send all of the items required by the guaranteed delivery procedures described below.

By signing or agreeing to be bound by the letter of transmittal, you will represent to AbbVie that, among other things:
• any Exchange Notes that you receive will be acquired in the ordinary course of your business;
• you have no arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

•

if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the Exchange Notes; and

• you are not AbbVie's "affiliate" as defined in Rule 405 under the Securities Act.

Special Procedures for Beneficial Owners

If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Old Notes in the exchange offer, you should promptly contact the person in whose name the Old Notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering the certificates for your Old Notes, you must either make appropriate arrangements to register ownership of the Old Notes in your name or obtain a properly completed bond power from the person in whose name the Old Notes are registered. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration time.

Guaranteed Delivery Procedures	If you wish to tender your Old Notes and:
• your Old Notes are not immediately available;
• you are unable to deliver on time your Old Notes or any other document that you are required to deliver to the exchange agent; or
• you cannot complete the procedures for delivery by book-entry transfer on time;
then you may tender your Old Notes according to the guaranteed delivery procedures that are discussed in the letter of transmittal and in "Terms of the Exchange Offer—Guaranteed Delivery Procedures."
Withdrawal of Tenders

A tender of Old Notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration time. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under "Terms of the Exchange Offer—Exchange Agent" before the expiration time of the exchange offer.

Acceptance of the Old Notes and Delivery of Exchange Notes

If all the conditions to the completion of this exchange offer are satisfied, AbbVie will accept any and all Old Notes that are properly tendered in this exchange offer and not properly withdrawn before the expiration time. AbbVie will return any Old Notes that AbbVie does not accept for exchange to its registered holder at its expense promptly after the expiration time. AbbVie will deliver the Exchange Notes to the registered holders of Old Notes accepted for exchange promptly after the expiration time and acceptance of such Old Notes. Please refer to the section in this prospectus entitled "Terms of the Exchange Offer—Acceptance of Old Notes for Exchange and Delivery of Exchange Notes."

Effect on Holders of Old Notes

As a result of making, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, the exchange offer, AbbVie will have fulfilled a covenant contained in the registration rights agreement. If you are a holder of Old Notes and do not tender your Old Notes in the exchange offer, you will continue to hold your Old Notes and you will be entitled to all the rights and limitations applicable to the Old Notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer. See "Terms of the Exchange Offer—Purpose and Effect of the Exchange Offer."

Accrued Interest on the Exchange Notes and the Old Notes

Each Fixed Rate Exchange Note will bear interest from May 6, 2013. The holders of Old Fixed Rate Notes that are accepted for exchange will be deemed to have waived the right to receive payment of accrued interest on those Old Fixed Rate Notes from May 6, 2013 to the date of issuance of the Fixed Rate Exchange Notes. Interest on the Old Fixed Rate Notes accepted for exchange will cease to accrue upon issuance of the Fixed Rate Exchange Notes.

Consequently, if you exchange your Old Fixed Rate Notes for Fixed Rate Exchange Notes, you will receive the same interest payment on November 6, 2013 that you would have received if you had not accepted this exchange offer.

The Floating 2015 Exchange Notes will bear interest from August 6, 2013. The holders of Old Floating 2015 Notes that are accepted for exchange will be deemed to have waived the right to receive payment of accrued interest on those Old Floating 2015 Notes from August 6, 2013 to the date of issuance of the Floating 2015 Exchange Notes. Interest on the Old Floating 2015 Notes accepted for exchange will cease to accrue upon issuance of the Floating 2015 Exchange Notes.

Consequently, if you exchange your Old Floating 2015 Notes for Floating 2015 Exchange Notes, you will receive the same interest payment on November 6, 2013 that you would have received if you had not accepted this exchange offer.

Consequences of Failure to Exchange

All untendered Old Notes will continue to be subject to the restrictions on transfer provided for in the Old Notes and in the indenture. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state or local securities laws. Other than in connection with the exchange offer, AbbVie does not currently anticipate that AbbVie will register the Old Notes under the Securities Act. The trading market for your Old Notes will become more limited to the extent that other holders of Old Notes participate in the exchange offer.

U.S. Federal Income Tax Considerations

The exchange of Old Notes for Exchange Notes in the exchange offer should not be a taxable event for United States federal income tax purposes. See "Material United States Federal Income Tax Considerations."

Use of Proceeds	AbbVie will not receive any cash proceeds from the issuance of the Exchange Notes in the exchange offer. See "Use of Proceeds."
Exchange Agent

U.S. Bank National Association is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned "Terms of the Exchange Offer—Exchange Agent."

THE EXCHANGE NOTES

        The summary below describes the principal terms of the Exchange Notes offered hereby. Certain of the terms and conditions described below are subject to important limitations and exceptions. You should carefully review the "Description of Notes" section of this prospectus, which contains a more detailed description of the terms and conditions of the Exchange Notes.

Issuer	AbbVie Inc. ("Issuer")
General	The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes except that:
• the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and
• the holders of Exchange Notes will not be entitled to rights under the registration rights agreement, including any registration rights or rights to additional interest.
The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the indenture under which the Old Notes were issued.
Securities Offered	$3,500 million aggregate principal amount of Fixed 2015 Exchange Notes.
$4,000 million aggregate principal amount of 2017 Exchange Notes.
$1,000 million aggregate principal amount of 2018 Exchange Notes.
$3,100 million aggregate principal amount of 2022 Exchange Notes.
$2,600 million aggregate principal amount of 2042 Exchange Notes.
$500 million aggregate principal amount of Floating 2015 Exchange Notes.
Abbott Guarantees

Each series of Exchange Notes will not be guaranteed on an unsecured, unsubordinated basis by Abbott Laboratories ("Guarantor"). Prior to the distribution, each series of Notes was initially guaranteed on an unsecured, unsubordinated basis by the Guarantor. Each of the guarantees terminated upon the distribution by the Guarantor to its shareholders of 100% of the outstanding shares of AbbVie's common stock. Abbott no longer has an obligation with respect to the Old Notes and Abbott will not have an obligation with respect to the Exchange Notes. See "Description of Notes—Abbott Guarantees."

Interest Rate on Fixed Rate Exchange Notes	1.200% for the Fixed 2015 Exchange Notes.
1.750% for the 2017 Exchange Notes.
2.000% for the 2018 Exchange Notes.
2.900% for the 2022 Exchange Notes.

4.400% for the 2042 Exchange Notes.
Interest Rate on Floating 2015 Exchange Notes	A floating rate, reset quarterly, equal to three-month LIBOR plus 0.760% (76 basis points).
Interest Payment Dates	May 6 and November 6 of each year, commencing on November 6, 2013, in the case of the Fixed Rate Exchange Notes.
May 6, August 6, November 6 and February 6, of each year, commencing on November 6, 2013, in the case of the Floating 2015 Exchange Notes.

Holders of the Old Fixed Rate Notes whose Old Fixed Rate Notes are accepted for exchange in the exchange offer will be deemed to have waived the right to receive any payment in respect of interest on the Old Fixed Rate Notes accrued from May 6, 2013 to the date of issuance of the Fixed Rate Exchange Notes. Consequently, holders who exchange their Old Fixed Rate Notes for Exchange Notes will receive the same interest payment on November 6, 2013 that they would have received if they had not accepted the exchange offer.

Holders of the Old Floating 2015 Notes whose Old Floating 2015 Notes are accepted for exchange in the exchange offer will be deemed to have waived the right to receive any payment in respect of interest on the Old Floating 2015 Notes accrued from August 6, 2013 to the date of issuance of the Floating 2015 Exchange Notes. Consequently, holders who exchange their Old Floating 2015 Notes for Floating 2015 Exchange Notes will receive the same interest payment on November 6, 2013 that they would have received if they had not accepted the exchange offer.

Maturity	November 6, 2015 for the Fixed 2015 Exchange Notes.
November 6, 2017 for the 2017 Exchange Notes.
November 6, 2018 for the 2018 Exchange Notes.
November 6, 2022 for the 2022 Exchange Notes.
November 6, 2042 for the 2042 Exchange Notes.
November 6, 2015 for the Floating 2015 Exchange Notes.
Optional Redemption

Issuer may redeem all of the Fixed Rate Exchange Notes of each series at any time and some of the Fixed Rate Exchange Notes of each series from time to time at a redemption price equal to the principal amount of the Exchange Notes redeemed plus a make-whole premium, which is described in this prospectus.

Issuer may not redeem the Floating 2015 Exchange Notes prior to maturity.
The redemption provisions are discussed in this prospectus under the caption "Description of Notes—Optional Redemption."

Ranking	The Exchange Notes, like the Old Notes, will be Issuer's unsecured, unsubordinated obligations, respectively, and will:
• rank equally in right of payment with all of Issuer's existing and future unsecured, unsubordinated indebtedness, liabilities and other obligations;
• rank senior in right of payment to all of future indebtedness that is subordinated to the Exchange Notes and Old Notes;
• be effectively subordinated in right of payment to all of Issuer's future secured indebtedness, to the extent of the value of the assets securing such indebtedness; and
• be structurally subordinated in right of payment to all existing and future indebtedness, liabilities and other obligations of each of Issuer's subsidiaries.
Use of Proceeds

Issuer will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, Issuer will receive in exchange Old Notes in like principal amount, which will be cancelled and, as such, will not result in any increase in AbbVie's indebtedness. See "Use of Proceeds."

Certain Covenants

The indenture governing the Exchange Notes, like the Old Notes, includes covenants that, among other things, limit Issuer's ability and the ability of Issuer's subsidiaries to create or permit to exist mortgages with respect to principal domestic properties and to enter into sale and leaseback transactions with respect to principal domestic properties and limit Issuer's ability to merge or consolidate with any other entity or convey, transfer, or lease Issuer's properties and assets substantially as an entirety. These covenants will be subject to a number of important qualifications and limitations. See "Description of Notes."

Trustee	U.S. Bank, National Association (the "Trustee").
Additional Notes

Issuer may "re-open" each series of Exchange Notes, like the Old Notes, and issue an unlimited principal amount of additional Exchange Notes of that series in the future without the consent of the holders.

Form and Denominations

The Exchange Notes will be book-entry only and registered in the name of a nominee of DTC. Investors may elect to hold interests in the Exchange Notes through Clearstream Banking, S.A. or Euroclear Bank S.A./N.V., as operator of the Euroclear System, if they are participants in these systems, or indirectly through organizations that are participants in these systems. The Exchange Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000.

Risk Factors	You should carefully consider the information set forth herein under "Risk Factors" in deciding whether to participate in the exchange offer.

No Public Market

The Exchange Notes are new securities and there is currently no established trading market for the Notes. As a result, a liquid market for the Exchange Notes may not be available if you try to sell your Exchange Notes. Issuer does not intend to apply to list the Exchange Notes on any national securities exchange or for inclusion of the Exchange Notes on any automated dealer quotation system.

Governing Law	The State of New York.

RISK FACTORS

        An investment in the exchange notes and participation in the exchange offer involves risk. Prior to participating in the exchange offer, you should carefully consider the following risks and other information in this prospectus. Any of the following risks could materially and adversely affect AbbVie's results of operations or financial condition. The risk factors generally have been separated into four groups: risks related to AbbVie's business, risks related to AbbVie's recent separation from Abbott, risks related to the Notes and risks related to the exchange offer. Based on the information currently known to it, AbbVie believes that the following information identifies the most significant risk factors affecting it in each of these categories of risks. However, the risks and uncertainties AbbVie faces are not limited to those set forth in the risk factors described below and may not be in order of importance or probability of occurrence. Additional risks and uncertainties not presently known to AbbVie or that AbbVie currently believes to be immaterial may also adversely affect its business. In addition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

        If any of the following risks and uncertainties develops into actual events, these events could have a material adverse effect on AbbVie's business, financial condition or results of operations. Consequently, an investment in the exchange notes and participation in the exchange offer should be considered only by persons who can assume such risk. You are encouraged to perform your own investigation with respect to the exchange notes, the exchange offer and AbbVie. Some of the statements in this discussion of risk factors are forward-looking statements. See "Cautionary Statement Regarding Forward-Looking Statements."

RISKS RELATED TO ABBVIE'S BUSINESS

The expiration or loss of patent protection and licenses may adversely affect AbbVie's future revenues and operating income.

        AbbVie relies on patent, trademark and other intellectual property protection in the discovery, development, manufacturing, and sale of its products. In particular, patent protection is, in the aggregate, important in AbbVie's marketing of pharmaceutical products in the United States and most major markets outside of the United States. Patents covering AbbVie products normally provide market exclusivity, which is important for the profitability of many of AbbVie's products.

        As patents for certain of its products expire, AbbVie will or could face competition from lower priced generic products. The expiration or loss of patent protection for a product typically is followed promptly by substitutes that may significantly reduce sales for that product in a short amount of time. If AbbVie's competitive position is compromised because of generics or otherwise, it could have a material adverse effect on AbbVie's business and results of operations. In addition, proposals emerge from time to time for legislation to further encourage the early and rapid approval of generic drugs. Any such proposals that are enacted into law could worsen the effect of generic competition.

        AbbVie's principal patents and trademarks are described in greater detail in "Business—Intellectual Property Protection and Regulatory Exclusivity" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations," and litigation regarding these patents is described in "Business—Legal Proceedings." The U.S. composition of matter patent for HUMIRA, which is AbbVie's largest selling product and had worldwide sales of approximately $9.3 billion in 2012, is expected to expire in December 2016, and the equivalent European Union patent is expected to expire in the majority of EU countries in April 2018. Because HUMIRA is a biologic and biologics cannot be readily substituted, it is uncertain what impact the loss of patent protection would have on the sales of HUMIRA.

AbbVie's major products could lose patent protection earlier than expected, which could adversely affect AbbVie's future revenues and operating income.

        Third parties or government authorities may challenge or seek to invalidate or circumvent AbbVie's patents and patent applications. For example, manufacturers of generic pharmaceutical products file, and may continue to file, Abbreviated New Drug Applications ("ANDAs") with the United States Food and Drug Administration ("FDA") seeking to market generic forms of AbbVie's products prior to the expiration of relevant patents owned or licensed by AbbVie by asserting that the patents are invalid, unenforceable and/or not infringed. For example, certain companies have filed ANDAs seeking approval to market generic versions of fenofibric acid capsules ("TRILIPIX") and niacin extended release tablets ("Niaspan"). These companies have asserted that the AbbVie patents covering these products are invalid, unenforceable, and/or not infringed by their respective products. AbbVie has entered into settlement agreements resolving substantially all of these challenges. For a description of other material pending challenges, please refer to "Business—Legal Proceedings."

        Although most of the challenges to AbbVie's intellectual property have come from other businesses, governments may also challenge intellectual property rights. For example, court decisions and potential legislation relating to patents, such as legislation regarding biosimilars, and other regulatory initiatives may result in further erosion of intellectual property protection. In addition, certain governments outside the United States have indicated that compulsory licenses to patents may be sought to further their domestic policies or on the basis of national emergencies, such as HIV/AIDS. If triggered, compulsory licenses could diminish or eliminate sales and profits from those jurisdictions and negatively affect AbbVie's results of operations.

        AbbVie normally responds to challenges by vigorously defending its patents, including by filing patent infringement lawsuits. Patent litigation and other challenges to AbbVie's patents are costly and unpredictable and may deprive AbbVie of market exclusivity for a patented product. To the extent AbbVie's intellectual property is successfully challenged or circumvented or to the extent such intellectual property does not allow AbbVie to compete effectively, AbbVie's business will suffer. To the extent that countries do not enforce AbbVie's intellectual property rights or require compulsory licensing of AbbVie's intellectual property, AbbVie's future revenues and operating income will be reduced.

A third party's intellectual property may prevent AbbVie from selling its products or have a material adverse effect on AbbVie's future profitability and financial condition.

        Third parties may claim that an AbbVie product infringes upon their intellectual property. Resolving an intellectual property infringement claim can be costly and time consuming and may require AbbVie to enter into license agreements. AbbVie cannot guarantee that it would be able to obtain license agreements on commercially reasonable terms. A successful claim of patent or other intellectual property infringement could subject AbbVie to significant damages or an injunction preventing the manufacture, sale, or use of the affected AbbVie product or products. Any of these events could have a material adverse effect on AbbVie's profitability and financial condition.

Any significant event that adversely affects HUMIRA revenues could have a material and negative impact on AbbVie's results of operations and cash flows.

        HUMIRA generates approximately 50 percent of AbbVie's sales. Any significant event that adversely affects HUMIRA's revenues could have a material adverse impact on AbbVie's operations and cash flows. These events could include loss of patent protection for HUMIRA, the approval of biosimilars of HUMIRA, the discovery of previously unknown side effects or impaired efficacy, increased competition from the introduction of new, more effective or less expensive treatments, and discontinuation or removal from the market of HUMIRA for any reason.

AbbVie's research and development efforts may not succeed in developing and marketing commercially successful products and technologies, which may cause its revenue and profitability to decline.

        To remain competitive, AbbVie must continue to launch new products and new indications and/or brand extensions for existing products, and such launches must generate revenue sufficient both to cover its substantial research and development costs and to replace sales of profitable products that are lost to or displaced by competing products or therapies. Failure to do so would have a material adverse effect on AbbVie's revenue and profitability. Accordingly, AbbVie commits substantial effort, funds, and other resources to research and development and must make ongoing substantial expenditures without any assurance that its efforts will be commercially successful. For example, in 2012 AbbVie discontinued the development of ABT-263, which was in Phase II development for the treatment of hematologic malignancies. A high rate of failure in the biopharmaceutical industry is inherent in the research and development of new products, and failure can occur at any point in the research and development process, including after significant funds have been invested. Products that appear promising in development may fail to reach the market for numerous reasons, including failure to demonstrate effectiveness, safety concerns, superior safety or efficacy of competing therapies, failure to achieve positive clinical or pre-clinical outcomes beyond the current standard of care, inability to obtain necessary regulatory approvals or delays in the approval of new products and new indications, limited scope of approved uses, excessive costs to manufacture, the failure to obtain or maintain intellectual property rights, or infringement of the intellectual property rights of others.

        Decisions about research studies made early in the development process of a pharmaceutical product candidate can affect the marketing strategy once such candidate receives approval. More detailed studies may demonstrate additional benefits that can help in the marketing, but they also consume time and resources and may delay submitting the pharmaceutical product candidate for approval. AbbVie cannot guarantee that a proper balance of speed and testing will be made with respect to each pharmaceutical product candidate or that decisions in this area would not adversely affect AbbVie's future results.

        Even if AbbVie successfully develops and markets new products or enhancements to its existing products, they may be quickly rendered obsolete by changing clinical preferences, changing industry standards, or competitors' innovations. AbbVie's innovations may not be accepted quickly in the marketplace because of existing clinical practices or uncertainty over third-party reimbursement. AbbVie cannot state with certainty when or whether any of its products under development will be launched, whether it will be able to develop, license, or otherwise acquire compounds or products, or whether any products will be commercially successful. Failure to launch successful new products or new indications for existing products may cause AbbVie's products to become obsolete, causing AbbVie's revenues and operating results to suffer.

A portion of AbbVie's near-term pharmaceutical pipeline relies on collaborations with third parties, which may adversely affect the development and sale of its products.

        AbbVie depends on alliances with pharmaceuticals and biotechnology companies for a portion of the products in its near-term pharmaceutical pipeline. For example, AbbVie is collaborating with Biogen Idec to develop a treatment for the relapsing remitting form of multiple sclerosis ("MS"). It is also collaborating with Bristol-Myers Squibb on a treatment for multiple myeloma, and with Biotest AG on a compound for rheumatoid arthritis and psoriasis.

        Failures by these parties to meet their contractual, regulatory, or other obligations to AbbVie, or any disruption in the relationships between AbbVie and these third parties, could have an adverse effect on AbbVie's pharmaceutical pipeline and business. In addition, AbbVie's collaborative relationships for research and development extend for many years and may give rise to disputes regarding the relative rights, obligations and revenues of AbbVie and its collaboration partners, including the ownership of intellectual property and associated rights and obligations. This could result in the loss of intellectual property rights or protection, delay the development and sale of potential pharmaceutical products, and lead to lengthy and expensive litigation or arbitration.

Biologics carry unique risks and uncertainties, which could have a negative impact on future results of operations.

        The successful discovery, development, manufacturing and sale of biologics is a long, expensive and uncertain process. There are unique risks and uncertainties with biologics. For example, access to and supply of necessary biological materials such as cell lines may be limited, and governmental regulations restrict access to and regulate the transport and use of such materials. In addition, the development, manufacturing, and sale of biologics is subject to regulations that are often more complex and extensive than the regulations applicable to other pharmaceutical products. Manufacturing biologics, especially in large quantities, is often complex and may require the use of innovative technologies. Such manufacturing also requires facilities specifically designed and validated for this purpose and sophisticated quality assurance and quality control procedures. Biologics are also frequently costly to manufacture because production inputs are derived from living animal or plant material, and some biologics cannot be made synthetically. Failure to successfully discover, develop, manufacture and sell biologics—including HUMIRA—could adversely impact AbbVie's business and results of operations.

New products and technological advances by AbbVie's competitors may negatively affect AbbVie's results of operations.

        AbbVie competes with other research-based pharmaceuticals and biotechnology companies that discover, manufacture, market, and sell proprietary pharmaceutical products and biologics. For example, HUMIRA competes with a number of anti-TNF products that are approved for a number of disease states, AbbVie's virology products compete with protease inhibitors and other anti-HIV treatments, and AbbVie's dyslipidemia products face competition from other fibrates and from statins. These competitors may introduce new products or develop technological advances that compete with AbbVie's products in therapeutic areas such as immunology, virology, renal disease, dyslipidemia, and neuroscience. AbbVie cannot predict with certainty the timing or impact of the introduction by competitors of new products or technological advances. Such competing products may be safer, more effective, more effectively marketed or sold, or have lower prices or superior performance features than AbbVie's products, and this could negatively impact AbbVie's business and results of operations.

AbbVie's biologic products may become subject to competition from biosimilars.

        The Biologics Price Competition and Innovation Act was passed on March 23, 2010 as Title VII to the Patient Protection and Affordable Care Act. The law created a framework for the approval of biosimilars in the United States and could allow competitors to reference data from biologic products already approved. In Europe, the European Commission has granted marketing authorizations for several biosimilars pursuant to a set of general and product class-specific guidelines for biosimilar approvals issued over the past few years. In addition, companies are developing biosimilars in other countries that could compete with AbbVie's biologic products. If competitors are able to obtain marketing approval for biosimilars referencing AbbVie's biologic products, AbbVie's products may become subject to competition from such biosimilars, with the attendant competitive pressure and consequences. Expiration or successful challenge of AbbVie's applicable patent rights could also trigger competition from other products, assuming any relevant exclusivity period has expired. As a result, AbbVie could face more litigation with respect to the validity and/or scope of patents relating to its biologic products.

The manufacture of many of AbbVie's products is a highly exacting and complex process, and if AbbVie or one of its suppliers encounters problems manufacturing AbbVie's products, AbbVie's business could suffer.

        The manufacture of many of AbbVie's products is a highly exacting and complex process, due in part to strict regulatory requirements. Problems may arise during manufacturing for a variety of reasons, including equipment malfunction, failure to follow specific protocols and procedures, problems with raw materials, delays related to the construction of new facilities or the expansion of existing facilities, including those intended to support future demand for AbbVie's products, changes in manufacturing production sites and limits to manufacturing capacity due to regulatory requirements, changes in the types of products produced, physical limitations that could inhibit continuous supply, man-made or natural disasters, and environmental factors. If problems arise during the production of a batch of product, that batch of product may have to be discarded and AbbVie may experience product shortages or incur added expenses. This could, among other things, lead to increased costs, lost revenue, damage to customer relations, time and expense spent investigating the cause and, depending on the cause, similar losses with respect to other batches or products. If problems are not discovered before the product is released to the market, recall and product liability costs may also be incurred.

AbbVie relies on single sources of supply for certain products and services, and an interruption in the supply of those products and services could adversely affect AbbVie's business and results of operations.

        AbbVie has a single source of supply for certain products and services. For example, the filling and packaging of HUMIRA syringes to be sold outside of the United States and Puerto Rico is performed by a single supplier at its two different facilities. AbbVie maintains significant inventory of HUMIRA syringes intended to reduce the risk of supply disruption and is awaiting regulatory approval for its own syringe-filling and packaging facility in the United States to supply syringes outside of the United States and Puerto Rico. AbbVie also uses a number of products in the manufacturing process for HUMIRA that are currently sourced from single suppliers. AbbVie believes alternative sources for all products used in the manufacturing process for HUMIRA are currently available.

        The failure of a single-source supplier to fulfill its contractual obligations in a timely manner or as a result of regulatory noncompliance or physical disruption at a manufacturing site may impair AbbVie's ability to deliver its products to customers on a timely and competitive basis, which could adversely affect AbbVie's business and results of operations. Finding an alternative supplier could take a significant amount of time and involve significant expense due to the nature of the services and the need to obtain regulatory approvals. AbbVie cannot guarantee that it will be able to reach agreement with alternative providers or that regulatory authorities would approve AbbVie's use of such alternatives. AbbVie does, however, carry business interruption insurance, which provides a degree of protection in the case of a failure by a single-source supplier.

Significant safety or efficacy issues could arise for AbbVie's products, which could have a material adverse effect on AbbVie's revenues and financial condition.

        Pharmaceutical products receive regulatory approval based on data obtained in controlled clinical trials of limited duration. Following regulatory approval, these products will be used over longer periods of time in many patients. Investigators may also conduct additional, and perhaps more extensive, studies. In addition, due to various product withdrawals and other significant safety issues related to pharmaceutical products, the amount of time to obtain regulatory approval has increased industrywide and some health authorities are re-reviewing select products that are already marketed.

        If new safety or efficacy issues are reported or if new scientific information becomes available (including results of post-marketing Phase IV trials), or if there are changes in government standards regarding safety, efficacy or labeling, AbbVie may be required to amend the conditions of use for a product. The FDA has authority, based on such new clinical or scientific information, to require post-marketing studies, clinical trials and labeling changes and compliance with FDA-approved risk evaluation and mitigation strategies. The FDA's exercise of this authority could result in delays or increased costs during product development, clinical trials and regulatory review, increased costs to comply with additional post-approval regulatory requirements and potential restrictions on marketing of approved products. Regulatory agencies outside of the United States often have similar authority.

        New safety data may emerge from adverse event reports, post-marketing studies, whether conducted by AbbVie or by others and whether mandated by regulatory agencies or voluntary, and other sources and may adversely affect sales of AbbVie's products. For example, AbbVie may voluntarily provide or be required to provide updated information on a product's label or narrow its approved indication, either of which could reduce the product's market acceptance. If serious safety or efficacy issues with an AbbVie product arise, sales of the product could be halted by AbbVie or by regulatory authorities. Safety or efficacy issues affecting suppliers' or competitors' products also may reduce the market acceptance of AbbVie's products.

        New data about AbbVie's products, or products similar to its products, could negatively impact demand for AbbVie's products due to real or perceived safety issues or uncertainty regarding efficacy and, in some cases, could result in product withdrawal. Furthermore, new data and information, including information about product misuse, may lead government agencies, professional societies, practice management groups or organizations involved with various diseases to publish guidelines or recommendations related to the use of AbbVie's products or the use of related therapies or place restrictions on sales. Such guidelines or recommendations may lead to lower sales of AbbVie's products.

AbbVie is subject to product liability claims and lawsuits that may adversely affect its business and results of operations.

        In the ordinary course of business, AbbVie is the subject of product liability claims and lawsuits alleging that AbbVie's products or the products of other companies that it promotes have resulted or could result in an unsafe condition for or injury to patients. Product liability claims and lawsuits and safety alerts or product recalls, regardless of their ultimate outcome, may have a material adverse effect on AbbVie's business and reputation and on its ability to attract and retain customers. Consequences may also include additional costs, a decrease in market share for the products, lower income and exposure to other claims. Product liability losses are self-insured. Product liability claims could have a material adverse effect on AbbVie's business and results of operations.

AbbVie is subject to cost-containment efforts and pricing pressures that could cause a reduction in future revenues and operating income.

        Cost-containment efforts by governments and private organizations are described in greater detail in "Business—Regulation—Commercialization, Distribution and Manufacturing." To the extent these cost containment efforts are not offset by greater demand, increased patient access to health care, or other factors, AbbVie's future revenues and operating income will be reduced. In the United States, the European Union and other countries, AbbVie's business has experienced downward pressure on product pricing, and this pressure could increase in the future.

        In the United States, practices of managed care groups and institutional and governmental purchasers and U.S. federal laws and regulations related to Medicare and Medicaid, including the Medicare Prescription Drug Improvement and Modernization Act of 2003 and the Patient Protection and Affordable Care Act, contribute to pricing pressures. Recently enacted changes to the health care system in the United States and the increased purchasing power of entities that negotiate on behalf of Medicare, Medicaid, and private sector beneficiaries could result in additional pricing pressures.

        In numerous major markets worldwide, the government plays a significant role in funding health care services and determining the pricing and reimbursement of pharmaceutical products. Consequently, in those markets, AbbVie is subject to government decision-making and budgetary actions with respect to its products. In particular, there were government-mandated price reductions for many pharmaceutical products in many European countries in 2010, 2011, and 2012, and AbbVie anticipates continuing pricing pressures in Europe. Differences between countries in pricing regulations could lead to third-party cross-border trading in AbbVie's products that results in a reduction in future revenues and operating income.

AbbVie is subject to numerous governmental regulations, and it can be costly to comply with these regulations and to develop compliant products and processes.

        AbbVie's products are subject to rigorous regulation by numerous international, supranational, federal, and state authorities, as described in "Business—Regulation—Discovery and Clinical Development." The process of obtaining regulatory approvals to market a pharmaceutical product can be costly and time-consuming, and approvals might not be granted for future products, or additional indications or uses of existing products, on a timely basis, if at all. Delays in the receipt of, or failure to obtain approvals for, future products, or new indications and uses, could result in delayed realization of product revenues, reduction in revenues, and substantial additional costs.

        In addition, AbbVie cannot guarantee that it will remain compliant with applicable regulatory requirements once approval has been obtained for a product. These requirements include, among other things, regulations regarding manufacturing practices, product labeling, and advertising and post-marketing reporting, including adverse event reports and field alerts due to manufacturing quality concerns. Many of AbbVie's facilities and procedures and those of its suppliers also are subject to ongoing regulation, including periodic inspection by regulatory authorities. AbbVie must incur expense and spend time and effort to ensure compliance with these complex regulations.

        Possible regulatory actions in the event of non-compliance could include warning letters, fines, damages, injunctions, civil penalties, recalls, seizures of AbbVie's products, and criminal prosecution. These actions could result in substantial modifications to AbbVie's business practices and operations; refunds, recalls, or seizures of AbbVie's products; a total or partial shutdown of production in one or more of AbbVie's or its suppliers' facilities while AbbVie or its supplier remedies the alleged violation; the inability to obtain future approvals; and withdrawals or suspensions of current products from the market. Any of these events could disrupt AbbVie's business and have a material adverse effect on its business and results of operations.

Laws and regulations affecting government benefit programs could impose new obligations on AbbVie, require it to change its business practices, and restrict its operations in the future.

        The health care industry is subject to various federal, state, and international laws and regulations pertaining to government benefit programs reimbursement, rebates, price reporting and regulation, and health care fraud and abuse. In the United States, these laws include anti-kickback and false claims laws, the Medicaid Rebate Statute, the Veterans Health Care Act, and individual state laws relating to pricing and sales and marketing practices. Violations of these laws may be punishable by criminal and/or civil sanctions, including, in some instances, substantial fines, imprisonment, and exclusion from participation in federal and state health care programs, including Medicare, Medicaid, and Veterans Administration health programs. These laws and regulations are broad in scope and they are subject to evolving interpretations, which could require AbbVie to incur substantial costs associated with compliance or to alter one or more of its sales or marketing practices. In addition, violations of these laws, or allegations of such violations, could disrupt AbbVie's business and result in a material adverse effect on its business and results of operations.

Changes in laws and regulations may adversely affect AbbVie's business.

        As described above, the development, manufacture, marketing, sale, promotion, and distribution of AbbVie's products are subject to comprehensive government regulation. Changes in these regulations could affect AbbVie in various ways. For example, under the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, AbbVie pays a fee related to its pharmaceuticals sales to government programs and, beginning in 2013, must record and report any transfers of value to physicians and teaching hospitals. Similar reporting requirements have been enacted on a state level in the United States and within the European Union and an increasing number of countries worldwide have adopted or are considering similar laws. Future legislation and regulation in the markets that AbbVie serves could affect access to health care products and services, increase rebates, reduce prices or the rate of price increases for health care products and services, change health care delivery systems, create new fees and obligations for the pharmaceuticals industry, or require additional reporting and disclosure. Such legislation and regulation could adversely affect AbbVie's business, results of operations, cash flow, financial condition and prospects.

AbbVie could be subject to increased monetary penalties and/or other sanctions, including exclusion from federal health care programs, if it fails to comply with the terms of the May 7, 2012 resolution of the Department of Justice's investigation into sales and marketing activities for Depakote.

        On May 7, 2012, Abbott settled U.S. federal and 49 state investigations into its sales and marketing activities for Depakote by pleading guilty to a misdemeanor violation of the Food Drug & Cosmetic Act ("FDCA") and agreeing to pay approximately $700 million in criminal fines and forfeitures and approximately $900 million to resolve civil claims. A non-cash charge related to these investigations was previously recorded, as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations." Under the plea agreement, Abbott submitted to a term of probation that was initially set at 5 years, but will be shortened to 3 years. The obligations of the plea agreement have transferred to and become fully binding on AbbVie. The conditions of probation include certain reporting requirements, maintenance of certain compliance measures, certifications of AbbVie's CEO and board of directors, and other conditions. If AbbVie violates the terms of its probation, it may face additional monetary sanctions and other such remedies as the court deems appropriate. On October 2, 2012, the court accepted the guilty plea and imposed the agreed-upon sentence.

        In addition, Abbott entered into a five-year Corporate Integrity Agreement ("CIA") with the Office of Inspector General for the U.S. Department of Health and Human Services ("OIG"). The effective date of the CIA is October 11, 2012. The obligations of the CIA have transferred to and become fully binding on AbbVie. The CIA requires enhancements to AbbVie's compliance program, fulfillment of reporting and monitoring obligations, management certifications and resolutions from AbbVie's board of directors, among other requirements. If AbbVie fails to comply with the CIA, the OIG may impose monetary penalties or exclude AbbVie from federal health care programs, including Medicare and Medicaid. AbbVie and Abbott may be subject to third party claims and shareholder lawsuits in connection with the settlement, and AbbVie may be required to indemnify all or a portion of Abbott's costs.

AbbVie's compliance with the obligations of the May 7, 2012 resolution of the Department of Justice's investigation into the sales and marketing activities for Depakote will impose additional costs and burdens on AbbVie.

        On May 7, 2012 Abbott settled U.S. federal and 49 state investigations into its sales and marketing activities for Depakote by pleading guilty to a misdemeanor violation of the FDCA, agreeing to pay criminal fines, forfeitures, and civil damages, and submitting to a term of probation. On October 2, 2012, the court accepted the guilty plea and imposed the agreed-upon sentence. In addition, Abbott entered into a five-year CIA with the OIG, effective as of October 11, 2012. The obligations of the plea agreement and the CIA have transferred to and become fully binding on AbbVie. Compliance with the requirements of the settlement will impose additional costs and burdens on AbbVie, including in the form of employee training, third party reviews, compliance monitoring, reporting obligations and management attention.

The international nature of AbbVie's business subjects it to additional business risks that may cause its revenue and profitability to decline.

        AbbVie's business is subject to risks associated with doing business internationally. Sales outside of the United States make up approximately 45 percent of AbbVie's net sales. The risks associated with its operations outside the United States include:

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  fluctuations in currency exchange rates;

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  changes in medical reimbursement policies and programs;

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  multiple legal and regulatory requirements that are subject to change and that could restrict AbbVie's ability to manufacture, market, and sell its products;

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  differing local product preferences and product requirements;

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  trade protection measures and import or export licensing requirements;

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  difficulty in establishing, staffing, and managing operations;

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  differing labor regulations;

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  potentially negative consequences from changes in or interpretations of tax laws;

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  political and economic instability, including sovereign debt issues;

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  price and currency exchange controls, limitations on participation in local enterprises, expropriation, nationalization, and other governmental action;

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  inflation, recession and fluctuations in interest rates;

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  compulsory licensing or diminished protection of intellectual property; and

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  potential penalties or other adverse consequences for violations of anti-corruption, anti-bribery and other similar laws and regulations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act.

Events contemplated by these risks may, individually or in the aggregate, have a material adverse effect on AbbVie's revenues and profitability.

Further deterioration in the economic position and credit quality of certain European countries may negatively affect AbbVie's results of operations.

        Financial instability and fiscal deficits in certain European countries, including Greece, Italy, Portugal, and Spain, may result in additional austerity measures to reduce costs, including health care costs. If economic conditions continue to worsen, this could result in lengthening the time or reducing the collectability of AbbVie's outstanding trade receivables and increasing government efforts to reduce health care spending, leading to reductions in drug prices and utilization of AbbVie's products. Ongoing sovereign debt issues in these countries could increase AbbVie's collection risk given that a significant amount of AbbVie's receivables in these countries are with governmental health care systems.

AbbVie may not be able to realize the expected benefits of its investments in emerging markets.

        AbbVie seeks to make investments in key emerging markets, including Brazil, China, India, Mexico, Russia, and Turkey, but cannot guarantee that its efforts to expand sales in these markets will succeed. Some emerging markets may be especially vulnerable to periods of financial instability or may have very limited resources to spend on health care. For AbbVie to successfully implement its emerging markets strategy, AbbVie must attract and retain qualified personnel or may be required to increase its reliance on third-party distributors within certain emerging markets. Many of these countries have currencies that fluctuate substantially; if such currencies devalue and AbbVie cannot offset the devaluations, its financial performance within such countries could be adversely affected. In addition, price and currency exchange controls, limitations on participation in local enterprises, expropriation, nationalization, and other governmental actions could affect AbbVie's business and results of operations in emerging markets.

AbbVie may acquire other businesses, license rights to technologies or products, form alliances, or dispose of assets, which could cause it to incur significant expenses and could negatively affect profitability.

        AbbVie may pursue acquisitions, technology licensing arrangements, and strategic alliances, or dispose of some of its assets, as part of its business strategy. AbbVie may not complete these transactions in a timely manner, on a cost-effective basis, or at all, and may not realize the expected benefits. If AbbVie is successful in making an acquisition, the products and technologies that are acquired may not be successful or may require significantly greater resources and investments than originally anticipated. AbbVie may not be able to integrate acquisitions successfully into its existing business and could incur or assume significant debt and unknown or contingent liabilities. AbbVie could also experience negative effects on its reported results of operations from acquisition or disposition-related charges, amortization of expenses related to intangibles and charges for impairment of long-term assets. These effects could cause a deterioration of AbbVie's credit rating and result in increased borrowing costs and interest expense.

        Additionally, changes in AbbVie's structure, operations, revenues, costs, or efficiency resulting from major transactions such as acquisitions, divestitures, mergers, alliances, restructurings or other strategic initiatives, may result in greater than expected costs, may take longer than expected to complete or encounter other difficulties, including the need for regulatory approval where appropriate.

AbbVie is dependent on wholesale distributors for distribution of its products in the United States and, accordingly, its results of operations could be adversely affected if they encounter financial difficulties.

        In 2012, three wholesale distributors—AmerisourceBergen Corporation, Cardinal Health, Inc. and McKesson Corporation—accounted for substantially all of AbbVie's sales in the United States. If one of its significant wholesale distributors encounters financial or other difficulties, such distributor may decrease the amount of business that it does with AbbVie, and AbbVie may be unable to collect all the amounts that the distributor owes it on a timely basis or at all, which could negatively impact AbbVie's business and results of operations.

Changes in the terms of rebate and chargeback programs, which are common in the pharmaceuticals industry, could have a material adverse effect on AbbVie's operations.

        Rebates related to government programs, such as fee-for-service Medicaid or Medicaid managed care programs, arise from laws and regulations. AbbVie cannot predict if additional government initiatives to contain health care costs or other factors could lead to new or modified regulatory requirements that include higher or incremental rebates or discounts. Other rebate and discount programs arise from contractual agreements with private payers. Various factors, including market factors and the ability of private payers to control patient access to products, may provide payers the leverage to negotiate higher or additional rebates or discounts that could have a material adverse effect on AbbVie's operations.

AbbVie is subject to evolving and complex tax laws, which may result in additional liabilities that may affect results of operations.

        AbbVie is subject to evolving and complex tax laws in the jurisdictions in which it operates. Significant judgment is required for determining AbbVie's tax liabilities, and AbbVie's tax returns will be periodically examined by various tax authorities. Although Abbott retains the risk for tax contingencies arising from operations pre-separation, AbbVie bears risks for future tax contingencies arising from operations post-separation. Due to the complexity of tax contingencies, the ultimate resolution of any tax matters related to operations post-separation may result in payments greater or less than amounts accrued.

        In addition, AbbVie may be impacted by changes in tax laws, including tax rate changes, changes to the laws related to the treatment and remittance of foreign earnings, new tax laws, and subsequent interpretations of tax law in the United States and other jurisdictions.

AbbVie has debt obligations that could adversely affect its business and its ability to meet its obligations.

        The amount of debt that AbbVie has incurred and intends to incur could have important consequences to AbbVie and its investors, including:

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  requiring a portion of AbbVie's cash flow from operations to make interest payments on this debt;

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  increasing AbbVie's vulnerability to general adverse economic and industry conditions;

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  reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow AbbVie's business; and

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  limiting AbbVie's flexibility in planning for, or reacting to, changes in AbbVie's business and the industry.

        To the extent that AbbVie incurs additional indebtedness, the risks described above could increase. In addition, AbbVie's cash flow from operations may not be sufficient to repay all of the outstanding debt as it becomes due, and AbbVie may not be able to borrow money, sell assets, or otherwise raise funds on acceptable terms, or at all, to refinance its debt.

        The terms of AbbVie's debt contain covenants restricting its financial flexibility in a number of ways, including among other things, restrictions on AbbVie's ability and the ability of certain of AbbVie's subsidiaries to incur mortgages with respect to principal domestic properties and to enter into sale and leaseback transactions with respect to principal domestic properties, and restrictions on AbbVie's ability to merge or consolidate with any other entity or convey, transfer or lease AbbVie's properties and assets substantially as an entirety. If AbbVie breaches a restrictive covenant under any of its indebtedness, or an event of default occurs in respect of such indebtedness, AbbVie's lenders of such indebtedness may be entitled to declare all amounts owing in respect thereof to be immediately due and payable.

Challenges in the commercial and credit environment may adversely affect AbbVie's future access to capital.

        AbbVie's ability to issue debt or enter into other financing arrangements on acceptable terms could be adversely affected if there is a material decline in the demand for AbbVie's products or in the solvency of its customers or suppliers or other significantly unfavorable changes in economic conditions. Volatility in the world financial markets could increase borrowing costs or affect AbbVie's ability to access the capital markets. These conditions may adversely affect AbbVie's ability to obtain and maintain investment grade credit ratings.

The investment of AbbVie's cash balance and investments in marketable securities are subject to risks that may cause losses and affect the liquidity of these investments.

        AbbVie's cash is currently invested in bank deposits and money market mutual funds, which typically hold debt securities issued by the U.S. federal government or high-grade corporate issuers. These investments are, and AbbVie's future investments may be, subject to credit, liquidity, market, and interest rate risks. If such investments suffer market price declines, AbbVie may recognize in its earnings the decline in the fair value of these investments below their cost basis when the decline is judged to be other than temporary. The risks associated with AbbVie's expected cash balance and investment portfolio may have a material adverse effect on AbbVie's results of operations and financial condition.

AbbVie may need additional financing in the future to meet its capital needs or to make opportunistic acquisitions, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders.

        AbbVie may need to seek additional financing for its general corporate purposes. For example, it may need to increase its investment in research and development activities or need funds to make acquisitions. AbbVie may be unable to obtain any desired additional financing on terms favorable to it, if at all. If AbbVie loses its investment grade credit rating or adequate funds are not available on acceptable terms, AbbVie may be unable to fund its expansion, successfully develop or enhance products, or respond to competitive pressures, any of which could negatively affect AbbVie's business. If AbbVie raises additional funds through the issuance of equity securities, its stockholders will experience dilution of their ownership interest. If AbbVie raises additional funds by issuing debt or entering into credit facilities, it may be subject to limitations on its operations due to restrictive covenants. Failure to comply with these covenants could adversely affect AbbVie's business.

AbbVie depends on information technology and a failure of those systems could adversely affect AbbVie's business.

        AbbVie relies on sophisticated information technology systems to operate its business. These systems are potentially vulnerable to malicious intrusion, random attack, loss of data privacy, or breakdown. Although AbbVie has invested in the protection of its data and information technology and also monitors its systems on an ongoing basis, there can be no assurance that these efforts will prevent breakdowns or breaches in AbbVie's information technology systems that could adversely affect AbbVie's business.

Other factors can have a material adverse effect on AbbVie's profitability and financial condition.

        Many other factors can affect AbbVie's profitability and financial condition, including:

  •
  changes in or interpretations of laws and regulations, including changes in accounting standards, taxation requirements, product marketing application standards, and environmental laws;

  •
  differences between the fair value measurement of assets and liabilities and their actual value, particularly for pensions, retiree health care, stock compensation, intangibles, and goodwill; and for contingent liabilities such as litigation, the absence of a recorded amount, or an amount recorded at the minimum, compared to the actual amount;

  •
  changes in the rate of inflation (including the cost of raw materials, commodities, and supplies), interest rates, market value of AbbVie's equity investments, and the performance of investments held by it or its employee benefit trusts;

  •
  changes in the creditworthiness of counterparties that transact business with or provide services to AbbVie or its employee benefit trusts; and

  •
  changes in business, economic, and political conditions, including: war, political instability, terrorist attacks, the threat of future terrorist activity and related military action; natural disasters; the cost and availability of insurance due to any of the foregoing events; labor disputes, strikes, slow-downs, or other forms of labor or union activity; and pressure from third-party interest groups.

RISKS RELATED TO ABBVIE'S SEPARATION FROM ABBOTT

AbbVie's historical financial information is not necessarily representative of the results that it would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results.

        The historical information about AbbVie in this prospectus refers to AbbVie's business as operated by and integrated with Abbott. AbbVie's historical financial information is derived from the consolidated financial statements and accounting records of Abbott. Accordingly, the financial information included in this prospectus does not necessarily reflect the financial condition, results of operations or cash flows that AbbVie would have achieved as a separate, publicly traded company during the periods presented or those that AbbVie will achieve in the future primarily as a result of the factors described below:

  •
  Prior to the separation, AbbVie's business was operated by Abbott as part of its broader corporate organization, rather than as an independent company. Abbott or one of its affiliates performed various corporate functions for AbbVie, such as accounting, information technology, and finance. Abbott currently provides some of these functions to AbbVie, as described in "Certain Relationships and Related Transactions." AbbVie's historical financial results reflect allocations of corporate expenses from Abbott for such functions and are likely to be less than the expenses AbbVie would have incurred had it operated as a separate publicly traded company. AbbVie will need to make significant investments to replicate or outsource from other providers certain facilities, systems, infrastructure, and personnel to which AbbVie no longer has access as a result of its separation from Abbott. These initiatives to develop AbbVie's independent ability to operate without access to Abbott's existing operational and administrative infrastructure will be costly to implement. AbbVie may not be able to operate its business efficiently or at comparable costs, and its profitability may decline;

  •
  Prior to the separation, AbbVie was able to use Abbott's size and purchasing power in procuring various goods and services and shared economies of scope and scale in costs, employees, vendor relationships and customer relationships. Although AbbVie has entered into transition agreements with Abbott, these arrangements may not fully capture the benefits AbbVie previously enjoyed as a result of being integrated with Abbott and may result in AbbVie paying higher charges than in the past for these services. As a separate, independent company, AbbVie may be unable to obtain goods and services at the prices and terms obtained prior to the separation, which could decrease AbbVie's overall profitability. As a separate, independent company, AbbVie also may not be as successful in negotiating favorable tax treatments and credits with governmental entities. This could have an adverse effect on AbbVie's results of operations and financial condition;

  •
  Generally, AbbVie's working capital requirements and capital for its general corporate purposes, including acquisitions, research and development and capital expenditures, were historically satisfied as part of the corporate-wide cash management policies of Abbott. As a result of the separation, AbbVie may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements; and

  •
  The cost of capital for AbbVie's business may be higher than Abbott's cost of capital prior to the separation.

        Other significant changes may occur in AbbVie's cost structure, management, financing and business operations as a result of operating as a company separate from Abbott. For additional information about the past financial performance of AbbVie's business and the basis of presentation of the financial statements of AbbVie's business, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements and Supplementary Data."

As AbbVie builds its information technology infrastructure and transitions its data to its own systems, AbbVie could incur substantial additional costs and experience temporary business interruptions.

        AbbVie expects to install and implement information technology infrastructure to support its critical business functions, including accounting and reporting, manufacturing process control, customer service, inventory control and distribution. AbbVie may incur temporary interruptions in business operations if it cannot transition effectively from Abbott's existing transactional and operational systems, data centers and the transition services that support these functions as AbbVie replaces these systems. AbbVie may not be successful in implementing its new systems and transitioning its data, and it may incur substantially higher costs for implementation than currently anticipated. AbbVie's failure to avoid operational interruptions as it implements the new systems and replaces Abbott's information technology services, or its failure to implement the new systems and replace Abbott's services successfully, could disrupt its business, adversely affect its ability to collect receivables from customers, and have a material adverse effect on its profitability. In addition, if AbbVie is unable to replicate or transition certain systems, its ability to comply with regulatory requirements could be impaired.

Abbott may fail to perform under various transaction agreements that have or will be executed as part of the separation or AbbVie may fail to have necessary systems and services in place when certain of the transaction agreements expire.

        In connection with the separation, AbbVie and Abbott entered into a separation and distribution agreement and various other agreements, including transition services agreements, a tax sharing agreement, international commercial operations agreements, finished goods supply agreements, contract manufacturing agreements, an employee matters agreement, a special products master agreement, an information technology agreement, and a transitional trademark license agreement. These agreements are discussed in greater detail in "Certain Relationships and Related Transactions." Certain of these agreements provide for the performance of services by each company for the benefit of the other for a period of time after AbbVie's separation from Abbott. AbbVie relies on Abbott to satisfy its performance and payment obligations under these agreements. If Abbott is unable to satisfy its obligations under these agreements, including its indemnification obligations, AbbVie could incur operational difficulties or losses.

        In addition, AbbVie and Abbott entered into long-term arrangements under a special products master agreement relating to certain product rights and into an ex-U.S. transition services agreement for Abbott to provide AbbVie with back office functions and other services in certain markets outside the United States until AbbVie has established sufficient back office infrastructure to conduct operations in such markets. These arrangements could lead to disputes between Abbott and AbbVie over AbbVie's rights to certain intellectual property and territorial commercialization rights and over the allocation of costs and revenues for AbbVie's products and operations outside of the United States.

        If AbbVie does not have in place its own systems and services, or if AbbVie does not have agreements with other providers of these services when the transaction or long-term agreements terminate, AbbVie may not be able to operate its business effectively and its profitability may decline. AbbVie is in the process of creating its own, or engaging third parties to provide, systems and services to replace many of the systems and services Abbott currently provides to it. AbbVie may not be successful in effectively or efficiently implementing these systems and services or in transitioning data from Abbott's systems to AbbVie's. These systems and services may also be more expensive or less efficient than the systems and services Abbott is expected to provide during the transition period.

        AbbVie will be developing and implementing its own back office functions, administrative systems, personnel, and processes for markets outside the United States where Abbott will initially provide such functions. There can be no assurance that AbbVie will be able to implement such functions effectively and without disrupting its business in those markets.

Potential indemnification liabilities to Abbott pursuant to the separation agreement could materially adversely affect AbbVie.

        The separation agreement with Abbott provides for, among other things, the principal corporate transactions required to effect the separation, certain conditions to the separation and provisions governing the relationship between AbbVie and Abbott with respect to and resulting from the separation. For a description of the separation agreement, see "Certain Relationships and Related Transactions." Among other things, the separation agreement provides for indemnification obligations designed to make AbbVie financially responsible for substantially all liabilities that may exist relating to its business activities, whether incurred prior to or after AbbVie's separation from Abbott, as well as those obligations of Abbott assumed by AbbVie pursuant to the separation agreement, including those relating to Depakote. If AbbVie is required to indemnify Abbott under the circumstances set forth in the separation agreement, AbbVie may be subject to substantial liabilities.

AbbVie may not be able to engage in certain corporate transactions during the two-year period following the distribution.

        To preserve the tax-free treatment to Abbott of the separation and the distribution, under the tax sharing agreement that AbbVie entered into with Abbott, AbbVie is restricted from taking any action that prevents the distribution and related transactions from being tax-free for U.S. federal income tax purposes. Under the tax sharing agreement, for the two-year period following the distribution, AbbVie is prohibited, except in certain circumstances, from:

  •
  entering into any transaction resulting in the acquisition of 25 percent or more of its stock or substantially all of its assets, whether by merger or otherwise;

  •
  merging, consolidating, or liquidating;

  •
  issuing equity securities beyond certain thresholds;

  •
  repurchasing its capital stock; and

  •
  ceasing to actively conduct its business.

        These restrictions may limit AbbVie's ability to pursue certain strategic transactions or other transactions that it may believe to be in the best interests of its stockholders or that might increase the value of its business. In addition, under the tax sharing agreement, AbbVie is required to indemnify Abbott against any such tax liabilities as a result of the acquisition of AbbVie's stock or assets, even if it did not participate in or otherwise facilitate the acquisition.

Certain of AbbVie's executive officers and directors may have actual or potential conflicts of interest because of their previous or continuing positions at Abbott.

        Because of their former positions with Abbott, certain of these executive officers and directors own Abbott common shares, options to purchase Abbott common shares or other equity awards. Even though AbbVie's board of directors consists of a majority of directors who are independent, and AbbVie's executive officers who were formerly employees of Abbott ceased to be employees of Abbott, some AbbVie executive officers and directors continue to have a financial interest in Abbott common shares. In addition, four of AbbVie's directors as of the date of this prospectus serve on the board of directors of Abbott. Continuing ownership of Abbott common shares and equity awards, or service as a director at both companies could create, or appear to create, potential conflicts of interest if AbbVie and Abbott pursue the same corporate opportunities or face decisions that could have different implications for AbbVie and Abbott.

AbbVie may not achieve some or all of the expected benefits of the separation, and the separation may adversely affect AbbVie's business.

        AbbVie may not be able to achieve the full strategic and financial benefits expected to result from the separation, or such benefits may be delayed or not occur at all. The separation and distribution is expected to provide the following benefits, among others: (i) a distinct investment identity allowing investors to evaluate the merits, performance, and future prospects of AbbVie separately from Abbott; (ii) more efficient allocation of capital for AbbVie; and (iii) direct access by AbbVie to the capital markets.

        AbbVie may not achieve these and other anticipated benefits for a variety of reasons, including, among others: (a) AbbVie may be more susceptible to market fluctuations and other adverse events than if it were still a part of Abbott; (b) AbbVie's business is less diversified than Abbott's business prior to the separation; and (c) the other actions required to separate Abbott's and AbbVie's respective businesses could have diverted management's attention from planning to grow and operate AbbVie's business or created disruptions of AbbVie's operations that could, in each case, impact AbbVie's performance in the future. If AbbVie fails to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, the business, financial conditions, and results of operations of AbbVie could be adversely affected.

AbbVie may have received better terms from unaffiliated third parties than the terms it will receive in its agreements with Abbott.

        The agreements AbbVie entered into with Abbott in connection with the separation, including transition services agreements, a tax sharing agreement, international commercial operations agreements, finished goods supply agreements, contract manufacturing agreements, an employee matters agreement, a special products master agreement, an information technology agreement, and a transitional trademark license agreement, were prepared in the context of the separation while AbbVie was still a wholly-owned subsidiary of Abbott. Accordingly, during the period in which the terms of those agreements were prepared, AbbVie did not have an independent board of directors or a management team that was independent of Abbott. As a result, the terms of those agreements may not reflect terms that would have resulted from arm's-length negotiations between unaffiliated third parties. Arm's-length negotiations between Abbott and an unaffiliated third party in another form of transaction, such as a buyer in a sale of a business transaction, may have resulted in more favorable terms to the unaffiliated third party. See "Certain Relationships and Related Transactions."

RISKS RELATED TO THE NOTES

In addition to the Old Notes and the Exchange Notes, AbbVie has significant additional borrowing capacity and may incur additional debt in the future. The terms of this indebtedness could restrict AbbVie's activities.

        In July 2012, AbbVie entered into the Revolving Credit Facility with various financial institutions. As of March 31, 2013, there are no amounts outstanding under the Revolving Credit Facility. The Revolving Credit Facility imposes restrictions on AbbVie, including certain restrictions on AbbVie's ability to incur liens on its assets or engage in certain sale and leaseback transactions. In addition, the Revolving Credit Facility requires AbbVie to maintain compliance with a financial covenant. AbbVie's ability to comply with these restrictions and covenants may be affected by events beyond its control. If AbbVie breaches any of these restrictions or covenants and does not obtain a waiver from the lenders, then, subject to applicable cure periods, any outstanding indebtedness under the Revolving Credit Facility could be declared immediately due and payable. AbbVie may incur significantly more debt in the future.

AbbVie has limited direct operations and depends on dividends and other distributions from AbbVie's subsidiaries.

        AbbVie has limited direct operations. AbbVie's principal assets are the equity interests that AbbVie holds in its subsidiaries. As a result, AbbVie depends on dividends and other distributions from its subsidiaries to generate the funds necessary to meet its financial obligations, including the payment of principal and interest on AbbVie's outstanding indebtedness. AbbVie's subsidiaries are legally distinct from AbbVie and have no obligation to pay amounts due on AbbVie's indebtedness or to make funds available for such payment. In addition, AbbVie's subsidiaries are permitted under the terms of the indenture governing the Notes to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to it. AbbVie cannot assure you that the agreements governing the current and future indebtedness of its subsidiaries will permit such subsidiaries to provide AbbVie with sufficient dividends, distributions or loans to fund payments on the Notes when due.

An increase in interest rates could result in a decrease in the relative value of the Old Fixed Rate Notes and Fixed Rate Exchange Notes.

        In general, as market interest rates rise, Notes bearing interest at a fixed rate decline in value because the premium over market interest rates, if any, will decline. Consequently, if you purchase the Old Fixed Rate Notes or exchange for the Fixed Rate Exchange Notes and market interest rates increase, the market values of your Old Fixed Rate Notes or Fixed Rate Exchange Notes may decline. AbbVie cannot predict the future level of market interest rates.

Changes in AbbVie's credit ratings may adversely affect the value of the Notes.

        Any ratings assigned to the Notes could be lowered, suspended or withdrawn entirely by the rating agencies if, in each rating agency's judgment, circumstances warrant. Actual or anticipated changes or downgrades in AbbVie's credit ratings, including any announcement that its ratings are under further review for a downgrade, could affect the market value of the Notes.

The indenture does not limit the amount of additional debt that AbbVie may incur.

        The Notes and the indenture do not limit the amount of debt that AbbVie may incur. AbbVie's incurrence of additional debt may have important consequences for you as a holder of the Notes, including making it more difficult for AbbVie to satisfy its obligations with respect to the Notes, a loss in the market value of the Notes and a risk that any credit rating of the Notes is lowered or withdrawn.

In addition, AbbVie is not restricted under the indenture governing the Notes from paying dividends or issuing or repurchasing its securities.

        There are no financial covenants in the indenture governing the Notes. Except for the covenants described under "Description of Notes—Certain Covenants of AbbVie" and "Description of Notes—Consolidation, Merger and Sale of Assets," there are no covenants or any other provisions in the indenture which may afford you protection in the event of a highly leveraged transaction, including one that may or may not result in a change of control of AbbVie.

Neither AbbVie nor any of its subsidiaries has any property that has been determined to be a principal domestic property under the indenture.

        The indenture governing the Notes includes covenants that, among other things, limit AbbVie's ability and the ability of its subsidiaries to create or permit to exist mortgages on and other liens and enters into sale and leaseback transactions with respect to principal domestic properties. However, as of the date of this prospectus, neither AbbVie, nor any of its subsidiaries has any property that constitutes a principal domestic property under the indenture.

AbbVie's board of directors has broad discretion to determine that a property is not a principal domestic property and therefore is not subject to certain covenants in the indenture.

        The indenture governing the Notes includes covenants that, among other things, limit AbbVie's ability and the ability of its subsidiaries to create or permit to exist mortgages on and other liens and enters into sale and leaseback transactions with respect to principal domestic properties. The indenture provides that a principal domestic property means any building, structure or other facility, together with the land on which it is erected and fixtures comprising a part of it, used primarily for manufacturing, processing, research, warehousing or distribution and located in the United States, excluding its territories, possessions and Puerto Rico, owned or leased by AbbVie or any of its domestic subsidiaries and having a net book value which, on the date the determination as to whether a property is a principal domestic property is being made, is in excess of 2% of the consolidated net assets of AbbVie, other than any such building, structure or other facility or a portion thereof which is an air or water pollution control facility financed by state or local governmental obligations, or which AbbVie's chairman of the board, chief executive officer, an executive vice president, a senior vice president or a vice president and the chief financial officer, treasurer, or assistant treasurer determine in good faith, at any time on or prior to such date, is not of material importance to the total business conducted or assets owned by AbbVie and its subsidiaries as an entirety. Although it has not yet done so, under the terms of the indenture, AbbVie's chairman of the board or any of AbbVie's executive officers may determine from time to time after the issuance of the Notes that a property is not a principal domestic property and therefore such property is not subject to the covenants in the indenture.

The Exchange Notes will not be and the Old Notes are not guaranteed by any of AbbVie's subsidiaries and are structurally subordinated to any existing or future preferred stock, indebtedness, guarantees and other liabilities of AbbVie's subsidiaries.

        The Exchange Notes will be, and the Old Notes are, AbbVie's obligations exclusively and will not be and are not guaranteed by any of AbbVie's subsidiaries. The Exchange Notes will be and the Old Notes are structurally subordinated to existing or future preferred stock, indebtedness, guarantees and other liabilities, including trade payables, of AbbVie's subsidiaries. The indenture does not restrict AbbVie or its subsidiaries from incurring substantial additional indebtedness in the future.

        As of March 31, 2013, AbbVie had approximately $15.0 billion of outstanding indebtedness, consisting of a combination of some or all of the following: long-term and short-term debt issuances and borrowings under bank credit facilities, as contemplated in the section captioned "Description of

Other Indebtedness." In addition, AbbVie entered into the Revolving Credit Facility, which has a borrowing capacity of up to $2.0 billion. AbbVie's subsidiaries are separate and distinct legal entities from AbbVie and such subsidiaries have no obligation to pay any amounts due on the Notes or to provide AbbVie with funds to meet the respective payment obligations on the Notes. Any payment of dividends, loans or advances by AbbVie's subsidiaries could be subject to statutory or contractual restrictions and will be contingent upon the subsidiaries' earnings and business considerations. AbbVie's right to receive any assets of any of AbbVie's subsidiaries upon their bankruptcy, liquidation, or similar reorganization, and the rights of the holders of the Exchange Notes will be, and the rights of the holders of the Old Notes are, structurally subordinated to all existing and future indebtedness and other liabilities of such subsidiaries.

The Exchange Notes will be and the Old Notes are subject to prior claims of secured creditors.

        The Exchange Notes will be and the Old Notes are unsecured, ranking equally in right of payment with other unsecured and unsubordinated indebtedness and effectively subordinated in right of payment to any secured debt of AbbVie, to the extent of the value of the assets securing such indebtedness. As of March 31, 2013, AbbVie Inc. did not have any significant secured debt outstanding. However, the indenture governing the Notes and the credit agreement governing the Revolving Credit Facility permit AbbVie and its subsidiaries to incur secured debt under specified circumstances, and the amounts could be substantial. If AbbVie incurs any debt secured by its assets or the assets of its subsidiaries, these assets could be subject to the prior claims of secured creditors.

        In the event of a bankruptcy, liquidation, or similar proceeding, AbbVie's pledged assets would be available to satisfy obligations of the secured debt before any payment could be made on the Notes. As a result, the Exchange Notes will be and the Old Notes are effectively subordinated to any secured debt AbbVie may have. To the extent that such pledged assets cannot satisfy such secured debt, the holders of such debt would have a claim for any shortfall that would rank equally in right of payment with the Notes.

AbbVie's credit ratings may not reflect all risks of your investment in the Notes.

        Any credit ratings assigned or that will be assigned to the Notes are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency's judgment, circumstances so warrant.

        Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency's rating should be evaluated independently of any other agency's rating. Actual or anticipated changes or downgrades in AbbVie's credit ratings, including any announcement that its ratings are under further review for a downgrade, could affect the market value of the Notes and increase AbbVie's corporate borrowing costs.

RISKS RELATED TO THE EXCHANGE OFFER

You may have difficulty selling the Old Notes that you do not exchange.

        If you do not exchange your Old Notes for Exchange Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on your Old Notes. The restrictions on transfer of your Old Notes arise, because AbbVie issued the Old Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may offer or sell the Old Notes only if they are registered under the Securities Act and applicable state securities laws or offered and sold under an exemption from these requirements. AbbVie does not intend to register the Old Notes under the Securities Act. To the extent Old Notes are tendered and accepted in the exchange offer, the trading market, if any, for the remaining Old Notes would be adversely affected. See "Terms of the Exchange Offer—Consequences of Failure to Exchange" for a discussion of the possible consequences of failing to exchange your Old Notes.

You may find it difficult to sell your Exchange Notes, because there is no existing trading market for the Exchange Notes.

        You may find it difficult to sell your Exchange Notes because an active trading market for the Exchange Notes may not develop. There is no existing trading market for the Exchange Notes. AbbVie does not intend to apply for listing or quotation of the Exchange Notes on any exchange, so AbbVie does not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Although the initial purchasers of the Old Notes have informed AbbVie that they intend to make a market in the Exchange Notes, they are not obligated to do so, and any market making may be discontinued at any time without notice. As a result, the market price of the Exchange Notes, as well as your ability to sell the Exchange Notes, could be adversely affected.

Broker-dealers or noteholders may become subject to the registration and prospectus delivery requirements of the Securities Act.

        Any broker-dealer that exchanges its Old Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes, or resells Exchange Notes that were received by it for its own account in the exchange offer, may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the Exchange Notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

        In addition to broker-dealers, any noteholder that exchanges its Old Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that noteholder.

 USE OF PROCEEDS

        AbbVie will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, AbbVie will receive in exchange Old Notes in like principal amount, which will be cancelled and, as such, will not result in any increase in AbbVie's indebtedness.

        The net proceeds to AbbVie from the sale of the Old Fixed 2015 Notes, the Old 2017 Notes, the Old 2018 Notes, a portion of the Old 2022 Notes, the Old 2042 Notes and the Old Floating 2015 Notes of $11,568 million after deducting the initial purchasers' discounts (without deducting other offering fees and expenses) was used to make a cash distribution to Abbott, as provided by the terms of the separation agreement, to pay related fees and expenses and for general corporate purposes. AbbVie did not receive any proceeds from the sale of Old 2022 Notes by the Selling Noteholder.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth AbbVie's historical ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the financial statements and accompanying notes in "Financial Statements and Supplementary Data" and the "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Three Months Ended March 31, 2013
		Fiscal Year Ended December 31,
		2012	2011	2010	2009	2008
Ratio of Earnings to Fixed Charges	16.5	41.3	132.0	180.1	248.9	241.5

SELECTED HISTORICAL FINANCIAL DATA

        The following table sets forth AbbVie's selected financial information derived from its (i) unaudited combined financial statements as of December 31, 2009 and 2008 and for the year ended December 31, 2008; (ii) audited combined financial statements for the years ended December 31, 2012, 2011, 2010 and 2009 and as of December 31, 2012, 2011 and 2010; and (iii) unaudited combined financial statements as of March 31, 2012 and for the three months ended March 31, 2012; and (iv) unaudited financial statements as of March 31, 2013 and for the three months ended March 31, 2013. The historical financial information presented may not be indicative of the results of operations or financial position that would have been obtained if AbbVie had been an independent company during the periods shown or of AbbVie's future performance as an independent company.

        The selected financial information should be read in conjunction with the financial statements and accompanying notes in "Financial Statements and Supplementary Data" and the "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	For the three months ended March 31,		For the years ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(in millions, except per share data)
Statement of earnings data
Net sales	$4,329	$4,173	$18,380	$17,444	$15,638	$14,214	$14,179
Net earnings	968	883	5,275	3,433	4,178	4,636	4,058
Basic earnings per share	0.61	0.56	3.35	2.18	2.65	2.94	2.57
Diluted earnings per share	0.60	0.56	3.35	2.18	2.65	2.94	2.57
Cash dividends declared per share	0.80	n/a	n/a	n/a	n/a	n/a	n/a
Weighted-average basic shares outstanding(a)	1,588	1,577	1,577	1,577	1,577	1,577	1,577
Weighted-average diluted shares outstanding(a)	1,605	1,577	1,577	1,577	1,577	1,577	1,577

		As of December 31,
	As of March 31, 2013
		2012	2011	2010	2009	2008
	(in millions)
Balance sheet data
Total assets	$27,169	$27,008	$19,521	$21,135	$15,858	$16,601
Long-term debt and lease obligations(b)	14,623	14,652	48	52	55	64

(a)
On January 1, 2013, Abbott Laboratories distributed 1,577 million shares of AbbVie common stock. The computation of basic and diluted shares for all periods through December 31, 2012 is calculated using the shares distributed on January 1, 2013. Refer to Note 2 to the Audited Annual Combined Financial Statements in "Financial Statements and Supplementary Data" for information regarding earnings per common share and Note 3 to the Unaudited Interim Condensed Consolidated Financial Statements in "Financial Statements and Supplementary Data" for information regarding the calculation of basic and diluted earnings per share for the period ended March 31, 2013.

(b)
Also includes current portion of long-term debt and lease obligations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Quarter Ended March 31, 2013

        The following is a discussion and analysis of the financial position of AbbVie as of March 31, 2013 and December 31, 2012 and the results of operations for the three months ended March 31, 2013 and 2012. This commentary should be read in conjunction with the condensed consolidated financial statements and accompanying notes for the quarter ended March 31, 2013 appearing in "Financial Statements and Supplementary Data."

EXECUTIVE OVERVIEW

Research and Development

        Research and development ("R&D") innovation and scientific productivity continue to be a key strategic priority for AbbVie. AbbVie's long-term success depends to a great extent on its ability to continue to discover and develop innovative pharmaceutical products and acquire or collaborate on compounds currently in development by other biotechnology or pharmaceutical companies. R&D is focused on therapeutic areas that include virology, renal disease, neuroscience, oncology, immunology, and women's health, among others.

        During the first quarter of 2013, AbbVie continued to execute on its long-term strategy of advancing its new product pipeline and maximizing its existing portfolio through new indications and formulations. AbbVie continues to dedicate R&D efforts to expanding indications for HUMIRA, including in the fields of rheumatology (axial and peripheral spondyloarthritis) and ophthalmology (uveitis). During the first quarter, AbbVie released positive Phase IIb results from interferon-free studies for the treatment of HCV and continues to enroll patients in a comprehensive Phase III program for genotype 1 HCV that involves combinations of ABT-450; a protease inhibitor for HCV infection; ABT-333, a polymerase inhibitor; and ABT-267, a NS5A inhibitor. Also during the quarter, AbbVie received FDA approval for Creon 36000 lipase-unit capsules for patients with exocrine pancreatic insufficiency. Creon 36000 is the highest dose of pancreatic therapy currently available for patients.

        For a more comprehensive discussion of AbbVie's products and pipeline, refer to "—Year Ended December 31, 2012—Executive Overview."

Basis of Presentation

        Prior to the separation on January 1, 2013, the historical financial statements were prepared on a stand-alone basis and were derived from Abbott's consolidated financial statements and accounting records as if the former research-based pharmaceutical business of Abbott had been part of AbbVie for all periods presented. The combined financial statements reflected AbbVie's financial position, results of operations and cash flows as its business was operated as part of Abbott prior to the distribution, in conformity with U.S. GAAP. The historical financial statements also included an allocation of expenses related to certain Abbott corporate functions, including senior management, legal, human resources, finance, information technology and quality assurance. These expenses were allocated to AbbVie based on direct usage or benefit where identifiable, with the remainder allocated on a pro rata basis of revenues, headcount, square footage, number of transactions or other measures. AbbVie considers the expense allocation methodology and results to be reasonable. However, the allocations may not be indicative of the actual expenses that would have been incurred had AbbVie operated as an independent, publicly-traded company for the periods presented.

        The historical combined financial statements reflected the operating results and financial position of AbbVie as it was operated by Abbott, rather than as an independent company. AbbVie will incur additional ongoing operating expenses to operate as an independent company. These costs will include the cost of various corporate headquarters functions, incremental information technology-related costs, and incremental costs to operate a stand-alone back office infrastructure outside the United States. In order to establish these stand-alone functions, AbbVie will also incur non-recurring expenses and capital expenditures.

        It is not practicable to estimate the costs that would have been incurred in each of the periods presented in the historical financial statements for the functions described above. Actual costs that would have been incurred if AbbVie operated as a stand-alone company during these periods would have depended on various factors, including organizational design, outsourcing and other strategic decisions related to corporate functions, information technology, and international back office infrastructure.

RESULTS OF OPERATIONS

Net Sales

			Percent change
	Three months ended March 31,		At actual currency rates	At constant currency rates
(in millions)	2013	2012	2013	2013
United States	$2,122	$2,130	—%	—%
International	2,207	2,043	8%	11%

Net sales	$4,329	$4,173	4%	5%

        Sales growth in the first quarter of 2013 was driven by the continued strength of HUMIRA, both in the United States and internationally. Sales increased in the quarter despite the decline in TriCor/TRILIPIX sales due to generic competition and unfavorable foreign exchange rate fluctuations.

        The following table details the sales of key products.

			Percent change
	Three months ended March 31,		At actual currency rates	At constant currency rates
(in millions)	2013	2012	2013	2013
HUMIRA
United States	$956	$773	24%	24%
International	1,288	1,161	11%	13%

Total	$2,244	$1,934	16%	17%

AndroGel
United States	$240	$232	3%	3%

TriCor/TRILIPIX
United States	$128	$254	(50)%	(50)%

Kaletra
United States	$52	$55	(5)%	(5)%
International	167	166	1%	2%

Total	$219	$221	(1)%	—%

Niaspan
United States	$186	$191	(3)%	(3)%

Synagis
International	$345	$346	—%	6%

Lupron
United States	$125	$141	(11)%	(11)%
International	56	58	(3)%	(2)%

Total	$181	$199	(9)%	(9)%

Sevoflurane
United States	$16	$14	14%	14%
International	121	142	(15)%	(13)%

Total	$137	$156	(12)%	(11)%

Synthroid
United States	$119	$129	(8)%	(8)%

Norvir
United States	$52	$54	(4)%	(4)%
International	30	29	3%	3%

Total	$82	$83	(1)%	(1)%

Zemplar
United States	$41	$53	(23)%	(23)%
International	40	37	8%	8%

Total	$81	$90	(10)%	(10)%

Creon
United States	$90	$68	32%	32%

Other	$277	$270	3%	4%

Total	$4,329	$4,173	4%	5%

        The comparisons presented at constant currency rates reflect comparative local currency sales at the prior year's foreign exchange rates. This measure provides information on the change in net sales assuming that foreign currency exchange rates had not changed between the prior and the current period. AbbVie believes that the non-GAAP measure of change in net sales at constant currency rates, when used in conjunction with the GAAP measure of change in net sales at actual currency rates, may provide a more complete understanding of the Company's operations and can facilitate analysis of the Company's results of operations, particularly in evaluating performance from one period to another. In the following discussion of net sales, changes in net sales are presented on a constant currency basis.

        Global HUMIRA sales increased 17 percent on a constant currency basis as a result of continued market growth and higher market share across various countries, higher pricing in certain geographies and the global launch of the ulcerative colitis indication in 2012. HUMIRA continues to have strong growth in the dermatology and gastroenterology categories. In 2012, HUMIRA received approvals from the European Commission for the treatment of moderately to severely active ulcerative colitis in adult patients who have had an inadequate response to conventional therapy, the treatment of severe axial spondyloarthritis in adult patients who have no X-ray evidence of structural damage, and the treatment of pediatric patients aged 6 to 17 years with severe active Crohn's disease who failed, are intolerant to, or have contraindications to conventional therapy. HUMIRA is approved for nine indications in the European Union. AbbVie expects to submit the U.S. regulatory application for pediatric Crohn's disease in the coming months. AbbVie is pursuing several new indications to help further differentiate from competitive products and add to the sustainability and future growth of HUMIRA.

        The decline in TriCor, TRILIPIX, and Niaspan sales reflects continued softness in the overall branded cholesterol market and the introduction of a generic version of TriCor in the U.S. market in November 2012. As a result, demand for TriCor decreased and sales for AbbVie's consolidated lipid franchise including TriCor, TRILIPIX and Niaspan declined 29 percent on a constant currency basis in the first quarter of 2013 compared to the first quarter of 2012. Under a license agreement for TRILIPIX 45 mg and 135 mg, generic competition may begin in January 2014, except that under certain circumstances the license may commence as early as July 2013. Under an agreement relating to AbbVie's niacin products, Niaspan may become subject to generic competition in September 2013.

        U.S. sales of Kaletra declined in the first quarter of 2013 primarily due to lower market share resulting from the impact of competition. Sales of Lupron decreased in the first quarter of 2013 compared to the first quarter of 2012 due to lower demand and decreases in price.

        AndroGel growth in the first quarter of 2013 was impacted by moderation in the rate of overall market growth and price decreases driven by rebates implemented in mid-2012. AndroGel continues to hold the number one market share position in the U.S. testosterone replacement market, with more than 60 percent of the market share. AndroGel 1% sales are expected to be impacted by generic competition in 2015.

        U.S. sales of Creon continued to grow in the first quarter of 2013. Creon maintains market leadership in the pancreatic enzyme market and continues to capture the vast majority of new prescription starts. In the first quarter of 2013, the U.S. FDA approved a new dosage strength of Creon 36000 lipase-unit capsules for patients with exocrine pancreatic insufficiency. Creon 36000 is the highest dose of pancreatic therapy currently available, which may help to reduce pill burden for some patients. With this approval, Creon is able to offer patients the broadest range of dosages strengths.

Gross Margin

	Three months ended March 31,		Percent change
(in millions)	2013	2012	2013
Gross margin	$3,176	$3,017	5%
as a % of net sales	73%	72%

        The increase in the gross profit margin in the first quarter of 2013 was primarily due to lower amortization expense for intangible assets and decreases in royalty expense related to TriCor. The improvement was also due to product mix, improved efficiencies, higher prices in certain geographies, partially offset by pricing pressures in various other markets, the effect of unfavorable foreign exchange rates and the loss of exclusivity within the lipids franchise.

Selling, General and Administrative

	Three months ended March 31,		Percent change
(in millions)	2013	2012	2013
Selling, general and administrative	$1,237	$1,247	(1)%
as a % of net sales	29%	30%

        Selling, general and administrative ("SG&A") expenses for the first quarter of 2013 included $29 million of costs associated with the separation of AbbVie from Abbott. SG&A expenses in the first quarter of 2012 included a $100 million charge related to the federal investigation of Depakote sales and marketing activities.

        Excluding separation costs and litigation charges from both years, SG&A expenses increased 5 percent in the first quarter of 2013 compared to the first quarter of 2012. The increase in SG&A expense was due primarily to increased selling and marketing support for AbbVie's growth brands, HUMIRA and AndroGel, and the incremental costs of becoming an independent company.

Research and Development and Acquired In-Process Research and Development

	Three months ended March 31,		Percent change
(in millions)	2013	2012	2013
Research and development	$634	$642	(1)%
as a % of net sales	15%	15%

Acquired in-process research and development	$—	$150	(100)%

        R&D expense in the first quarter of 2012 included a $50 million R&D milestone payment related to a product in development for the treatment of chronic kidney disease. Excluding the milestone payment, R&D expense increased 7 percent in the first quarter of 2013 compared to the first quarter of 2012. The increase in R&D expense reflects added funding to support the emerging mid- and late-stage pipeline assets and the continued pursuit of additional HUMIRA indications.

        Acquired in-process research and development ("IPR&D") expense for the three months ended March 31, 2012 included a charge of $150 million as a result of entering into a global collaboration to develop and commercialize an oral, next-generation JAK1 (as defined below) inhibitor.

Interest Expense (Income), Net

        Interest expense (income), net of $66 million for the three months ended March 31, 2013 was comprised primarily of interest expense on outstanding debt, partially offset by interest income. In November 2012, AbbVie issued $14.7 billion of long-term debt and entered into interest rate swaps with various financial institutions, which converted its $8.0 billion fixed rate interest rate debt to floating interest rate debt. The balance of commercial paper outstanding at March 31, 2013 was $400 million. AbbVie expects to incur approximately $300 million of net interest expense in 2013.

Income Tax Expense

        The effective income tax rates were 21.9 percent and 12.2 percent in the first quarters of 2013 and 2012, respectively. The effective tax rates in both periods were less than the statutory federal income tax rate of 35 percent principally due to the benefit of lower statutory tax rates and tax exemptions in certain foreign jurisdictions. The increase in the effective tax rate in the first quarter of 2013 over the prior year was principally due to income tax expense relating to certain 2013 earnings outside the United States that are not deemed indefinitely reinvested. AbbVie will continue to evaluate whether to indefinitely reinvest certain future earnings in foreign jurisdictions as it analyzes its future global liquidity and financial structure.

        AbbVie expects that its effective income tax rate in 2013 will be approximately 22 percent, excluding any discrete items.

FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES

	Three months ended March 31,
(in millions)	2013	2012
Cash flows provided by/(used in):
Operating activities	$1,187	$1,594
Investing activities	1,487	(204)
Financing activities	(1,582)	(1,376)

        Strong cash flows from operating activities were driven by higher net earnings and focused working capital management. The Company made a voluntary contribution to its main domestic defined benefit pension plan of $145 million in the first quarter of 2013. In the first quarter of 2012, AbbVie paid $400 million to Reata (as defined below) related to a collaboration agreement for the joint development and commercialization of second-generation oral antioxidant inflammation modulators, for which an IPR&D charge was recorded in 2011.

        AbbVie's cash and equivalents and short-term investments decreased from $7,976 million at December 31, 2012 to $7,479 million at March 31, 2013. AbbVie did not report cash and equivalents or short-term investments on its balance sheet at March 31, 2012 except for cash and equivalents and short-term investments that were held by entities that transferred to AbbVie. The Company's cash and equivalents and short-term investments at December 31, 2012 consisted of contributions from Abbott and the proceeds of the issuance of debt.

        During the first quarter of 2013, AbbVie issued and redeemed commercial paper, of which $400 million was outstanding as of March 31, 2013 at a weighted-average interest rate of 0.3% for the three months ended March 31, 2013. The balance of commercial paper outstanding as of December 31, 2012 was $1.0 billion. Historically, cash flows from financing activities represented cash transactions with Abbott.

        Dividends of $636 million were paid on February 15, 2013 to stockholders of record on January 15, 2013 at $0.40 per share. On February 15, 2013, the board of directors declared a quarterly cash dividend of $0.40 per share for stockholders of record on April 15, 2013, payable on May 15, 2013. AbbVie expects to pay regular cash dividends at an annual rate of $1.60 per share; however, the timing, declaration, amount of, and payment of any dividends is within the discretion of its board of directors and will depend upon many factors, including AbbVie's financial condition, earnings, capital requirements of its operating subsidiaries, covenants associated with certain of AbbVie's debt service obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets, and other factors deemed relevant by its board of directors.

        On February 15, 2013, the Company announced a $1.5 billion common stock repurchase program, which was effective immediately. Purchases of AbbVie shares may be made from time to time at management's discretion. The plan has no time limit and can be discontinued at any time. There were no share repurchases in the first quarter of 2013.

        Substantially all of AbbVie's trade receivables in Greece, Portugal, Italy and Spain are with governmental health systems. Global economic conditions and liquidity issues in these countries have resulted, and may continue to result, in delays in the collection of receivables and credit losses. While the Company continues to receive payments on these receivables, these conditions have resulted in an increase in the average length of time it takes to collect accounts receivable outstanding. Outstanding net governmental receivables in these countries at March 31, 2013 and December 31, 2012 were as follows.

	Net receivables		Net receivables over one year past due
(in millions)	March 31, 2013	December 31, 2012	March 31, 2013	December 31, 2012
Greece	$50	$52	$25	$13
Portugal	76	80	34	23
Italy	341	308	39	40
Spain	314	285	15	2

Total	$781	$725	$113	$78

        AbbVie continues to monitor the creditworthiness of customers located in these and other geographic areas and establishes an allowance against an accounts receivable when it is probable they will not be collected. In addition to closely monitoring economic conditions and budgetary and other fiscal developments in these countries, AbbVie regularly communicates with its customers regarding the status of receivable balances, including their payment plans and obtains positive confirmation of the validity of the receivables. AbbVie also monitors the potential for and periodically has utilized factoring arrangements to mitigate credit risk although the receivables included in such arrangements have historically not been a material amount of total outstanding receivables. If government funding were to become unavailable in these countries or if significant adverse changes in their reimbursement practices were to occur, AbbVie may not be able to collect the entire balance.

Credit Facility, Access to Capital and Credit Ratings

Credit Facility

        As of the May 8, 2013, AbbVie had a $2.0 billion unsecured five-year revolving credit facility from a syndicate of lenders, entered into in July 2012, which also supports commercial paper borrowings. As of the date of separation, January 1, 2013, Abbott's obligations under this facility were relieved and AbbVie became the sole obligor. The credit facility enables AbbVie to borrow funds at floating interest rates. At March 31, 2013, AbbVie was in compliance with all its credit facility covenants. Commitment fees under the new credit facility are not material. There were no amounts outstanding on the credit facility as of March 31, 2013.

Access to Capital

        AbbVie intends to fund short-term and long-term financial obligations as they mature through cash on hand, future cash flows from operations or by issuing additional debt. AbbVie's ability to generate cash flows from operations, issue debt or enter into financing arrangements on acceptable terms could be adversely affected if there is a material decline in the demand for the Company's products or in the solvency of its customers or suppliers, deterioration in the Company's key financial ratios or credit ratings or other material unfavorable changes in business conditions. At the current time, the Company believes it has sufficient financial flexibility to issue debt, enter into other financing arrangements and attract long-term capital on acceptable terms to support the Company's growth objectives.

Credit Ratings

        There were no changes in the Company's credit ratings in the first three months of 2013. Refer to "—Year Ended December 31, 2012" for further discussion of the Company's credit ratings.

CRITICAL ACCOUNTING POLICIES

        The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses. Certain of these policies are considered critical as these most significantly impact the Company's financial condition and results of operations and require the most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Actual results may vary from these estimates. A summary of the Company's significant accounting policies is included in Note 2 to the Audited Annual Combined Financial Statements found in "Financial Statements and Supplementary Data." There have been no significant changes in AbbVie's application of its critical accounting polices during the first three months of 2013.

CERTAIN REGULATORY MATTERS

        AbbVie's markets are highly competitive and subject to substantial government regulation. For example, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (together, the "Affordable Care Act") included an increase in the basic Medicaid rebate and extended the rebate to drugs provided through Medicaid managed care organizations. These Medicare and Medicaid rebate changes, the Medicare Part D coverage gap discount provision, and the annual fee imposed by the Affordable Care Act on companies that sell branded prescription drugs to specified government programs will continue to have a negative effect on AbbVie's gross profit margin in future years.

        AbbVie expects debate to continue over the availability, method of delivery, and payment for health care products and services. It is not possible to predict the extent to which AbbVie or the health care industry in general might be adversely affected by these factors in the future. A more complete discussion of these factors is contained in "Business" and "Risk Factors."

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        AbbVie is exposed to risk that its earnings, cash flows and equity could be adversely impacted by changes in foreign exchange rates and interest rates. Certain derivative instruments are used when available on a cost-effective basis to hedge AbbVie's underlying economic exposures. Refer to Note 8 to the Unaudited Interim Condensed Consolidated Financial Statements in "Financial Statements and Supplementary Data" for further information regarding AbbVie's financial instruments and hedging strategies.

Foreign Currency Risk

        AbbVie's primary net foreign currency translation exposures are the euro, British pound, Japanese yen and Canadian dollar. Various AbbVie foreign subsidiaries enter into foreign currency forward exchange contracts to manage exposures to changes in foreign exchange rates for anticipated intercompany transactions denominated in a currency other than the functional currency of the local entity. These contracts are designated as cash flow hedges of the variability of the cash flows due to changes in foreign currency exchange rates and are marked-to-market with the resulting gains or losses reflected in accumulated other comprehensive income (loss). Deferred gains or losses on these contracts are included in cost of products sold at the time the products are sold to a third party, generally within twelve months. At March 31, 2013 and December 31, 2012, AbbVie held $529 million and $1.0 billion, respectively, in notional amounts of such contracts, which all mature in the following calendar year.

        AbbVie enters into foreign currency forward exchange contracts to manage its exposure to foreign currency denominated trade payables and receivables. The contracts, which are not designated as hedges, are marked-to-market, and resulting gains or losses are reflected in income and are generally offset by losses or gains on the foreign currency exposure being managed. At March 31, 2013 and December 31, 2012, AbbVie held notional amounts of $3.8 billion and $4.3 billion, respectively, of such foreign currency forward exchange contracts.

        The following table reflects the total foreign currency forward contracts outstanding at March 31, 2013 and December 31, 2012.

	March 31, 2013			December 31, 2012
(in millions)	Contract amount	Weighted average exchange rate	Fair and carrying value receivable / (payable)	Contract amount	Weighted average exchange rate	Fair and carrying value receivable / (payable)
Receive primarily U.S. dollars in exchange for the following currencies:
Euro	$2,949	1.296	$5	$3,649	1.315	$(10)
British pound	91	1.515	—	91	1.612	—
Japanese yen	287	94.9	(2)	323	84.4	5
Canadian dollar	157	1.025	(1)	154	0.992	—
All other currencies	847	N/A	(3)	1,045	N/A	(5)

Total	$4,331		$(1)	$5,262		$(10)

        AbbVie estimates that a 10 percent appreciation in the underlying currencies being hedged from their levels against the U.S. dollar, with all other variables held constant, would decrease the fair value of foreign exchange forward contracts by $434 million at March 31, 2013. If realized, this appreciation would negatively affect earnings over the remaining life of the contacts. A 10 percent appreciation is believed to be a reasonably possible near-term change in foreign currencies. Gains and losses on the hedging instruments offset losses and gains on the hedged transactions and reduce the earnings and stockholders' equity volatility relating to foreign exchange.

        Currency restrictions enacted in Venezuela require AbbVie to obtain approval from the Venezuelan government to exchange Venezuelan bolivars for U.S. dollars and require such exchange to be made at the official exchange rate established by the government. Effective February 8, 2013, the Venezuelan government devalued the official exchange rate from 4.3 to 6.3, which resulted in a loss of $11 million in the first quarter of 2013 recorded in net foreign exchange loss on the condensed consolidated statements of earnings.

Interest Rate Risk

        Interest rate swaps are used to manage the Company's exposure of changes in interest rates on the fair value of fixed-rate debt. The effect of these hedges is to change the fixed interest rate to a variable rate. AbbVie does not use derivative instruments, such as interest rate swaps, to manage its exposure to changes in interest rates for investment securities. At March 31, 2013 and December 31, 2012, AbbVie had interest rate hedge contracts totaling $8.0 billion. AbbVie estimates that an increase in the interest rates of 100-basis points would decrease the fair value of our interest rate swap contracts by approximately $486 million at March 31, 2013. If realized, the fair value reduction would affect earnings over the remaining life of the contracts. AbbVie estimates that an increase of 100-basis points in long-term interest rates would decrease the fair value of long-term debt by $943 million at March 31, 2013. A 100-basis point change is believed to be a reasonably possible near-term change in interest rates.

Market Price Sensitive Investments

        AbbVie holds available-for-sale equity securities from strategic technology acquisitions. The market value of these investments was approximately $11 million and $12 million as of March 31, 2013 and December 31, 2012, respectively. AbbVie monitors these investments for other than temporary declines in market value, and charges impairment losses to income when an other than temporary decline in value occurs. A hypothetical 20 percent decrease in the share prices of these investments would have an immaterial decrease to their fair value at March 31, 2013. A 20 percent decrease is believed to be a reasonably possible near-term change in share prices.

Non-Publicly Traded Equity Securities

        AbbVie holds equity securities from strategic technology acquisitions that are not traded on public stock exchanges. The carrying value of these investments was approximately $72 million as of March 31, 2013 and December 31, 2012. AbbVie monitors these investments for other than temporary declines in market value, and charges impairment losses to income when an other than temporary decline in estimated value occurs.

Year Ended December 31, 2012

        The following is a discussion and analysis of the financial position and results of operations of AbbVie for each of the three years in the period ended December 31, 2012. This commentary should be read in conjunction with the combined financial statements and accompanying notes for the year ended December 31, 2012 appearing in "Financial Statements and Supplementary Data."

EXECUTIVE OVERVIEW

Company Overview

        HUMIRA's worldwide sales increased to $9.3 billion in 2012 compared to $7.9 billion in 2011 and $6.5 billion in 2010. In 2003, AbbVie began the worldwide launch of HUMIRA for rheumatoid arthritis, followed by launches for six additional indications in the United States and eight additional indications in the European Union. HUMIRA received approval for the treatment of moderately to severely active ulcerative colitis in adult patients who have had an inadequate response to conventional therapy from the European Commission in April 2012 and from the FDA in October 2012. In July 2012, HUMIRA received approval from the European Commission for the treatment of severe axial spondyloarthritis in adult patients who have no X-ray evidence of structural damage, and in November 2012, it received approval from the European Commission for the treatment of pediatric patients aged 6 to 17 years with severe active Crohn's disease who failed, are intolerant to, or have contraindications to conventional therapy. AbbVie is studying additional indications for HUMIRA. Substantial research and development and selling support has been and continues to be dedicated to maximizing the worldwide potential of HUMIRA. AbbVie forecasts low double-digit growth for worldwide HUMIRA sales in 2013.

        The acquisition of Solvay SA's U.S. pharmaceuticals business ("Solvay") and certain other product rights for $1.9 billion in February 2010 added several new products, including the rights to AndroGel and Creon, to AbbVie's portfolio. Generic competition began in November 2012 for TriCor and is expected to begin in the second half of 2013 for Niaspan and in the second half of 2013 or early 2014 for TRILIPIX. As a result, sales for AbbVie's combined lipid franchise including TriCor, TRILIPIX, Niaspan and Simcor, which were $2.1 billion in 2012 and $2.5 billion in 2011, are expected to total less than $1.0 billion in 2013. The decrease in sales of Zemplar from $596 million in 2010 to $383 million in 2012 reflects the impact of changes in reimbursement regulations resulting from the Affordable Care Act. Austerity measures implemented by several European countries reduced health care spending and affected pharmaceuticals pricing in those countries in all years presented.

Strategic Objectives

        AbbVie's long-term strategy is to maximize its existing portfolio through new indications, share gains, increased reach and geographic expansion in underserved markets while also advancing its new product pipeline. To successfully execute its long-term strategy, AbbVie will focus on expanding HUMIRA sales, advancing the pipeline, expanding its presence in emerging markets and managing its product portfolio to maximize value.

        AbbVie expects to continue to drive strong HUMIRA sales growth in several ways. AbbVie seeks to expand the HUMIRA patient base by applying for regulatory approval of new indications for HUMIRA, treating conditions such as axial and peripheral spondyloarthritis and uveitis. AbbVie will also seek to drive HUMIRA sales growth by expanding its market share and its presence in underserved markets.

        R&D efforts will continue to focus a significant portion of expenditures on compounds for immunology, oncology, neuroscience, pain management, virology, renal disease and women's health. AbbVie's goal is to bring to market products that demonstrate strong clinical performance for patients and economic value for payors. Current research and development projects are described in the "Research and Development" section below.

        AbbVie plans to continue making investments in key emerging markets, including Brazil, China, Mexico and Russia. Continued penetration of HUMIRA and other leading products is expected to help drive growth in these markets.

        AbbVie will continue its investment in products with durable sales, while making adjustments as necessary to increase the value of its product portfolio. AbbVie plans to achieve this objective in a variety of ways depending on product and circumstances by, for example, identifying supply chain efficiencies, pursuing additional indications, and optimizing residual value as products reach the end of exclusivity. AbbVie believes that its approach will allow AbbVie to maintain a strong operating margin.

Research and Development

        R&D innovation and scientific productivity continue to be a key strategic priority for AbbVie. AbbVie's long-term success depends to a great extent on its ability to continue to discover and develop innovative pharmaceutical products and acquire or collaborate on compounds currently in development by other biotechnology or pharmaceutical companies. AbbVie has a pipeline of more than 20 compounds or indications in Phase II or III development individually or under collaboration or license agreements. R&D is focused on therapeutic areas that include virology, renal disease, neuroscience, oncology, immunology, and women's health, among others.

Virology

        AbbVie has released positive Phase II and Phase IIb results from interferon-free studies for the treatment of HCV. In October 2012, AbbVie initiated a comprehensive Phase III program for genotype 1 HCV that involves combinations of ABT-450; a protease inhibitor for HCV infection; ABT-333, a polymerase inhibitor; and ABT-267, a NS5A inhibitor.

Renal Disease

        AbbVie's renal care pipeline includes atrasentan, for the treatment of diabetic chronic kidney disease ("CKD"). A Phase IIb study of atrasentan in patients with diabetic kidney disease, which began in June 2011, has been completed, with results to be presented in 2013. Atrasentan will potentially be the first compound launched to treat diabetic nephropathy by specifically targeting albuminuria and slowing the progression of CKD. AbbVie is also investigating ABT-719, in Phase IIb development, for the treatment of acute kidney injury associated with major surgeries.

        In 2010, AbbVie entered into an agreement with Reata Pharmaceuticals Inc. ("Reata") for ex-U.S. rights, excluding certain Asian markets, to bardoxolone methyl, an investigational treatment for CKD. A global Phase III clinical trial was initiated in June 2011. On October 17, 2012, Reata informed AbbVie that it is discontinuing the Phase III clinical study. The discontinuation was based on a recommendation from the study's Independent Data Monitoring Committee regarding safety concerns due to excess serious adverse events and mortality in the bardoxolone methyl arm. Reata and AbbVie will closely examine the data from this study to determine whether there is an appropriate path forward for the development of bardoxolone methyl in CKD or other indications.

Neuroscience and Pain

        AbbVie has clinical studies underway on multiple compounds that target receptors in the brain that help regulate mood, memory, and other neurological functions and conditions, including schizophrenia, pain, Alzheimer's disease, and MS.

  •
  AbbVie is collaborating with Biogen Idec to develop daclizumab for the treatment of the relapsing remitting form of MS, which is the most common form, and affects nearly 85 percent of newly diagnosed MS patients. Daclizumab, an anti-CD25 monoclonal antibody, is currently in Phase III development.

  •
  AbbVie is investigating ABT-126, an a7-NNR modulator, in both Alzheimer's disease and cognitive deficits of schizophrenia. Additional Phase IIb studies began in March 2012.

  •
  The development of ABT-110 for the treatment of multiple pain indications has been suspended based upon FDA class-wide feedback.

  •
  A levodopa-carbidopa intestinal gel completed its Phase III program and AbbVie is pursuing regulatory approval in the United States. This product is sold under the Duodopa name outside the United States.

Oncology

        AbbVie is focused on the development of targeted treatments that inhibit tumor growth and improve response to common cancer therapies. AbbVie's oncology pipeline includes the following.

  •
  Elotuzumab, an anti-CD37 antibody for the treatment of multiple myeloma under a collaboration with Bristol-Myers Squibb. Phase III development began in June 2011.

  •
  Veliparib, a PARP-inhibitor. A Phase IIb study in BRCA-mutated breast cancer being treated with chemotherapy was initiated in 2011. Veliparib is also in Phase II evaluation for the treatment of a variety of other solid tumors, including brain metastases from non-small-cell lung cancer being treated with radiation therapy and non-small-cell lung cancer in combination with chemotherapy.

  •
  ABT-199, a next-generation Bcl-2 inhibitor in development for chronic lymphocytic leukemia is expected to start Phase III evaluation in 2013.

  •
  Other molecular targets are being explored with Antibody-Drug Conjugate approaches linking anti-target antibodies with potent cytotoxic agents.

Women's Health

        AbbVie is developing a novel oral gonadotropin-releasing hormone ("GnRH") antagonist, elagolix, under a collaboration with Neurocrine Biosciences for the treatment of endometriosis-related pain and uterine fibroids. A Phase III study in endometriosis began in mid-2012 and a Phase IIa study for uterine fibroids was initiated in November 2011.

Immunology

        AbbVie is developing several additional indications for HUMIRA and has a number of next-generation programs underway to address immune-mediated conditions, including the following.

  •
  Dual variable domain immunoglobulin ("DVD-Ig") technology, which represents an approach that can target multiple disease-causing antigens with a single biologic agent. This proprietary technology could lead to next-generation biologic treatments for complex conditions such as cancer or rheumatoid arthritis, where multiple pathways are involved in the disease.

  •
  AbbVie is collaborating with Biotest AG on an anti-CD4 biologic known as tregalizumab. The compound is currently in Phase IIb clinical trials for rheumatoid arthritis and psoriasis.

  •
  GLPG0634, a next-generation, oral Janus Kinase 1 ("JAK1") inhibitor, is being developed with Galapagos NV in a collaboration entered into during the first quarter of 2012. GLPG0634 is currently in Phase IIb development to treat rheumatoid arthritis and may be able to address other autoimmune diseases.

  •
  In the fourth quarter of 2011, AbbVie entered into a collaboration with Reata for the joint development and commercialization of second-generation, oral antioxidant inflammation modulators.

Additional Indications and Formulations

        AbbVie continues to dedicate R&D efforts to expanding indications for HUMIRA, including in the fields of rheumatology (peripheral spondyloarthritis, axial spondyloarthritis and pediatric enthesitis related arthritis), gastroenterology (pediatric Crohn's disease and pediatric ulcerative colitis), dermatology (pediatric psoriasis and hidradenitis suppurativa), and ophthalmology (uveitis). Phase III trials are ongoing in preparation for regulatory applications for: uveitis in the United States and the European Union; peripheral and axial spondyloarthritis in the United States; peripheral spondyloarthritis in the European Union and hidradenitis suppurativa in the United States and the European Union. The following registrations and approvals have occurred since January 1, 2011.

  •
  European Union approval for pediatric Crohn's disease was obtained in November 2012.

  •
  For ulcerative colitis, European Union approval was obtained in April 2012 and approval in the United States was obtained in September 2012.

  •
  For axial spondyloarthritis, approval in the European Union was obtained in July 2012. The registration submission was made in the United States in November 2012.

  •
  In 2011, new formulations of some of AbbVie's existing pharmaceutical products were approved, including the 6-month and 3-month strengths of Lupron Depot in the United States in June and August, respectively. In the United States, a new strength for Creon was approved in June 2011 and AndroGel 1.62% was approved in April 2011. An additional registration submission for a new strength for Creon was made in September 2012.

        Given the numerous sources for potential future growth, no individual project is expected to be material to cash flows or results of operations over the next five years. Factors considered included R&D expenses projected to be incurred for the project over the next year relative to AbbVie's total R&D expenses as well as qualitative factors, such as marketplace perceptions and impact of a new product on AbbVie's overall market position. There were no delays in AbbVie's 2012 R&D activities that are expected to have a material impact on operations.

        While the aggregate cost to complete the numerous pharmaceutical projects currently in development is expected to be material, the total cost to complete will depend upon AbbVie's ability to successfully complete each project, the rate at which each project advances, the nature and extent of cost-sharing arrangements, and the ultimate timing for completion. Given the potential for significant delays and the high rate of failure inherent in the research and development of new pharmaceutical products, it is not possible to accurately estimate the total cost to complete all projects currently in development. However, AbbVie plans to continue to manage its portfolio of projects to achieve research and development spend equal to approximately 14 to 16 percent of net sales each year. AbbVie does not regularly accumulate or make management decisions based on the total expenses incurred for a particular development phase in a given period.

Basis of Presentation

        AbbVie's historical combined financial statements have been prepared on a stand-alone basis and are derived from Abbott's consolidated financial statements and accounting records as if the former research-based pharmaceuticals business of Abbott had been part of AbbVie for all periods presented. The combined financial statements reflect AbbVie's financial position, results of operations, and cash flows as its business was operated as part of Abbott prior to the distribution, in conformity with U.S. generally accepted accounting principles. The combined financial statements principally represent the historical results of operations and assets and liabilities of Abbott's Proprietary Pharmaceutical Products segment.

        The historical financial statements included the allocation of certain assets and liabilities that had historically been held at the Abbott corporate level but which were specifically identifiable or allocable to AbbVie. Prior to 2012, cash and equivalents, short-term investments and restricted funds held by Abbott were not allocated to AbbVie unless the cash or investments were held by an entity that was transferred to AbbVie. At December 31, 2012, cash and equivalents and short-term investments reflected AbbVie's direct ownership of these assets. Prior to 2012, long-term debt and short-term borrowings were not allocated to AbbVie as none of the debt recorded by Abbott was directly attributable to or guaranteed by AbbVie. In 2012, AbbVie issued $14.7 billion of long-term debt with maturities ranging from three to 30 years and $1.0 billion of commercial paper, which was reflected on AbbVie's combined balance sheet at December 31, 2012.

        All intracompany AbbVie transactions have been eliminated. At December 31, 2011 and 2010, all intercompany transactions between AbbVie and Abbott were considered to be effectively settled in the combined financial statements at the time the transactions were recorded. The total net effect of the settlement of these intercompany transactions was reflected in the combined statements of cash flow as a financing activity and in the combined balance sheets as net parent company investment in AbbVie. At December 31, 2012, outstanding intercompany transactions between AbbVie and Abbott are reflected in Due to Abbott Laboratories and Due from Abbott Laboratories on the combined balance sheet.

        AbbVie's historical financial statements included an allocation of expenses related to certain Abbott corporate functions, including senior management, legal, human resources, finance, information technology, and quality assurance. These expenses have been allocated to AbbVie based on direct usage or benefit where identifiable, with the remainder allocated on a pro rata basis of revenues, headcount, square footage, number of transactions or other measures. AbbVie considers the expense allocation methodology and results to be a reasonable reflection of the utilization of services provided to, or the benefit received by, the Company during the periods presented. The allocations may not, however, reflect the expense the Company would have incurred as an independent, publicly-traded company for the periods presented. Subsequent to the separation, AbbVie expects to incur additional costs associated with being an independent, publicly-traded company, primarily from higher charges than in the past from Abbott for various services that will continue to be provided on a transition basis and from newly established or expanded corporate functions. AbbVie expects to incur one-time costs primarily to establish certain stand-alone AbbVie functions and information technology systems, further establish its infrastructure outside the United States and to complete the separation in certain countries. A portion of these expenditures will be capitalized and depreciated over the assets' useful lives while the remainder will be expensed as incurred, depending on the nature of the cost. AbbVie believes that cash flows from operations will be sufficient to fund these additional corporate expenses. The historical financial statements do not necessarily include all of the expenses that would have been incurred had AbbVie been a separate, stand-alone entity and may not necessarily reflect AbbVie's results of operations, financial position and cash flows had AbbVie been a stand-alone company during the periods presented. Refer to Note 13 to the Audited Annual Combined Financial Statements in "Financial Statements and Supplementary Data" for further description of transactions between AbbVie and Abbott.

RESULTS OF OPERATIONS

Net Sales

				Percent change
				At actual currency rates		At constant currency rates
for the years ended (in millions)	2012	2011	2010	2012	2011	2012	2011
United States	$10,435	$9,712	$8,971	7%	8%	8%	8%
International	7,945	7,732	6,667	3%	16%	8%	12%

Net sales	$18,380	$17,444	$15,638	5%	12%	8%	9%

        The increase in sales was primarily due to higher HUMIRA sales, partially offset by the impact of unfavorable foreign currency and the entry of generic TriCor in the fourth quarter of 2012.

        The following table details the sales of key products.

				Percent change
				At actual currency rates		At constant currency rates
years ended December 31 (in millions)	2012	2011	2010	2012	2011	2012	2011
HUMIRA
United States	$4,377	$3,427	$2,872	28%	19%	28%	19%
International	4,888	4,505	3,636	8%	24%	15%	17%

Total	$9,265	$7,932	$6,508	17%	22%	21%	18%

AndroGel
United States	$1,152	$874	$649	32%	35%	32%	35%
TriCor/TRILIPIX
United States	$1,098	$1,372	$1,355	(20)%	1%	(20)%	1%
Kaletra
United States	$279	$326	$363	(14)%	(10)%	(14)%	(10)%
International	734	844	860	(13)%	(2)%	(7)%	(5)%

Total	$1,013	$1,170	$1,223	(13)%	(4)%	(9)%	(7)%
Niaspan
United States	$911	$976	$927	(7)%	5%	(7)%	5%
Synagis
United States	$17	$17	$16	—	5%	—	5%
International	825	775	710	6%	9%	9%	4%

Total	$842	$792	$726	6%	9%	9%	5%
Lupron
United States	$569	$540	$483	5%	12%	5%	12%
International	231	270	258	(14)%	4%	(11)%	(1)%

Total	$800	$810	$741	(1)%	9%	—	7%
Sevoflurane
United States	$82	$88	$126	(7)%	(30)%	(7)%	(30)%
International	520	577	538	(10)%	7%	(5)%	3%

Total	$602	$665	$664	(10)%	—	(5)%	(3)%
Synthroid
United States	$551	$522	$451	6%	16%	6%	16%
Norvir
United States	$276	$289	$241	(4)%	20%	(4)%	20%
International	113	130	103	(13)%	27%	(8)%	22%
Total	$389	$419	$344	(7)%	21%	(5)%	19%
Zemplar
United States	$230	$255	$476	(10)%	(46)%	(10)%	(46)%
International	153	154	120	(1)%	28%	6%	25%

Total	$383	$409	$596	(6)%	(31)%	(4)%	(32)%
Creon
United States	$353	$332	$246	6%	35%	6%	35%
Other	$1,021	$1,171	$1,208	(13)%	(3)%	(11)%	(4)%

Total	$18,380	$17,444	$15,638	5%	12%	8%	9%

        The comparisons presented at constant currency rates reflect comparative local currency sales at the prior year's foreign exchange rates. This measure provides information on the change in net sales assuming that foreign currency exchange rates have not changed between the prior and the current period. AbbVie believes that the non-GAAP measure of change in net sales at constant currency rates, when used in conjunction with the GAAP measure of change in net sales at actual currency rates, may provide a more complete understanding of the Company's operations and can facilitate analysis of the Company's results of operations, particularly in evaluating performance from one period to another.

        The increase in HUMIRA sales reflects market growth and higher market share across various countries as well as higher pricing in certain geographies. HUMIRA received approval from the European Commission in April 2012 and from the FDA in October 2012 for the treatment of moderately to severely active ulcerative colitis in adult patients who have had an inadequate response to conventional therapy. With its approval from the European Commission, HUMIRA became the first and only self-injectable biologic therapy for the treatment of moderately to severely active ulcerative colitis in adults. In July 2012, HUMIRA received approval from the European Commission for the treatment of severe axial spondyloarthritis in adult patients who have no X-ray evidence of structural damage. In November 2012, HUMIRA received approval from the European Commission for the treatment of pediatric patients aged 6 to 17 years with severe active Crohn's disease who failed, are intolerant to, or have contraindications to conventional therapy. The approval marked the ninth indication for HUMIRA in the European Union.

        The decline in TriCor, TRILIPIX, and Niaspan sales reflects softness in the overall branded cholesterol market and the introduction of a generic version of TriCor in the United States market in November 2012. As a result, sales for AbbVie's combined lipid franchise including TriCor, TRILIPIX and Niaspan declined 14 percent in 2012 compared to 2011. Under a license agreement for TRILIPIX 45 mg and 135 mg, generic competition may begin in January 2014, except that under certain circumstances the license may commence as early as July 2013. Under an agreement relating to AbbVie's niacin products acquired with the Kos Pharmaceuticals acquisition, Niaspan may become subject to generic competition in September 2013.

        The decline in Kaletra revenues was primarily due to lower market share in various countries due to the impact of competition.

        The increase in AndroGel sales reflected higher prices, market share gains, the launch of AndroGel 1.62% in the second quarter of 2011, and volume growth in the U.S. testosterone replacement market where AndroGel holds the number one market share position. AndroGel 1% sales are expected to be impacted by generic competition in 2015.

        Sales of Sevoflurane were impacted by generic competition in 2012 and 2011. Sales of Zemplar in 2011 and 2010 were impacted by changes in reimbursement regulations resulting from the Affordable Care Act.

Gross Margin

				Percent change
years ended December 31 (in millions)	2012	2011	2010	2012	2011
Gross margin	$13,872	$12,805	$11,345	8%	13%
as a % of net sales	75%	73%	73%

        The increase in the gross profit margin in 2012 was primarily due to product mix, improved efficiencies, higher prices in certain geographies, and the favorable impact of foreign currency, partially offset by pricing pressures in various other markets. The improvement also reflects lower amortization expense for intangible assets and the impact of restructuring programs implemented in 2011 to realign various manufacturing operations. Changes in various governmental rebate programs continue to have a negative effect on the gross profit margins. The 2010 Affordable Care Act in the United States resulted in increased and additional Medicaid rebates beginning in 2010 and in additional rebates related to the Medicare Part D "donut hole" beginning in 2011, which negatively affected AbbVie's business. The negative impact of the rebates resulting from the 2010 Affordable Care Act grew from more than $200 million in 2010 to approximately $300 million in 2011 and 2012.

Selling, General and Administrative

				Percent change
years ended December 31 (in millions)	2012	2011	2010	2012	2011
Selling, general and administrative	$4,989	$5,894	$3,820	(15)%	54%
as a % of net sales	27%	34%	24%

        SG&A expenses in 2012 included $213 million of costs associated with the separation of AbbVie from Abbott. SG&A expenses in 2012 and 2011 included litigation charges of $100 million and $1.5 billion, respectively, related to the Depakote investigation. SG&A expenses in 2011 and 2010 included $11 million and $56 million, respectively, related to restructuring and integration projects associated with the 2010 acquisition of Solvay. Refer to Note 12 to the Audited Annual Combined Financial Statements in "Financial Statements and Supplementary Data" for information on the Depakote charge and Note 4 to the Audited Annual Combined Financial Statements in "Financial Statements and Supplementary Data" for information on the Solvay acquisition.

        Excluding separation costs, litigation charges and Solvay-related restructuring and integration costs from all years, SG&A expenses increased 7 percent, 16 percent and 12 percent in 2012, 2011 and 2010, respectively. The increases in SG&A expenses over the three-year period were due primarily to increased selling and marketing support for new and existing products, including continued spending for HUMIRA, and in 2012 and 2011, the impact of the pharmaceutical fee imposed by the Affordable Care Act.

Research and Development and Acquired In-Process Research and Development

				Percent change
years ended December 31 (in millions)	2012	2011	2010	2012	2011
Gross margin	$2,778	$2,618	$2,495	6%	5%
as a % of net sales	15%	15%	16%
Acquired in-process reach and development	$288	$673	$313	(57)%	115%

        R&D increased in 2012 and 2011, reflecting continued pipeline spending on programs in biologics, neuroscience and virology as well as a $50 million R&D milestone payment related to a product in development for the treatment of chronic kidney disease in 2012. R&D expenses also included restructuring charges of $169 million in 2012 and $69 million in 2011.

        IPR&D expense in 2012 included a charge of $110 million for the acquisition of ABT-719, a charge of $150 million as a result of entering into a global collaboration to develop and commercialize an oral, next-generation JAK1 inhibitor, and a charge of $28 million as a result of entering into a two-year collaboration agreement to research, develop and commercialize up to three compounds with Antibody-Drug Conjugate approaches. IPR&D expenses in 2011 included a charge of $188 million for the achievement of a developmental milestone under a licensing agreement for the treatment of CKD, and charges of $400 million and $85 million for entering into collaboration agreements for second-generation oral antioxidant inflammation modulators and an anti-CD4 biologic for the treatment of rheumatoid arthritis and psoriasis, respectively. IPR&D expenses in 2010 included charges of $238 million and $75 million as a result of entering into a licensing agreement for the treatment of CKD and entering into a collaboration agreement for the treatment of endometriosis, respectively.

Interest Expense

        Interest expense, net in 2012 of $84 million was comprised primarily of interest expense on outstanding debt and bridge facility fees related to the separation from Abbott, partially offset by interest income. In November 2012, AbbVie issued $14.7 billion of long-term debt with maturities ranging from three to 30 years. AbbVie entered into interest rate swaps with various financial institutions, which converted $8.0 billion of its fixed rate interest rate debt to floating interest rate debt. In addition, AbbVie issued $1.0 billion of commercial paper in the fourth quarter of 2012. AbbVie expects to incur approximately $300 million of net interest expense in 2013.

Other (Income) Expense

        Other (income) expense, net, for 2012 included income of $21 million from the resolution of a contractual agreement and a loss of $52 million for the impairment of an equity security. Other (income) expense, net, included losses of $29 million in 2012 and $56 million in 2011 of fair value adjustments and accretion in the contingent consideration related to the acquisition of Solvay. Other (income) expense, net, for 2012, 2011 and 2010 also included ongoing contractual payments from Takeda associated with the conclusion of the TAP Pharmaceutical Products Inc. joint venture in 2008.

Income Tax Expense

        The income tax rates were 7.9 percent in 2012, 6.4 percent in 2011 and 13.6 percent in 2010. Income taxes in 2012 and 2011 included the recognition of tax benefits totaling approximately $195 million and $410 million, respectively, as a result of favorable resolutions of various tax positions pertaining to prior years. Income taxes in 2011 also reflected the non-deductibility of a litigation reserve. Excluding these discrete items, the effective tax rates are less than the statutory federal income tax rate of 35 percent principally due to the benefit of lower statutory tax rates and tax exemptions in Puerto Rico and other foreign taxing jurisdictions that reduced the tax rates by 23.5, 25.4 and 22.5 percentage points in 2012, 2011 and 2010, respectively.

        AbbVie expects that its effective income tax rate in 2013 will be approximately 22 percent, excluding any discrete items.

        In October 2010, Puerto Rico enacted legislation that assesses an excise tax beginning in 2011 on certain products manufactured in Puerto Rico. The tax is levied on gross inventory purchases from entities in Puerto Rico and was included in cost of products sold. The majority of the tax is creditable for U.S. income tax purposes. In 2012 and 2011, the excise tax totaled approximately $180 million and $105 million, respectively.

Transition from Abbott and Cost to Operate as an Independent Company

        The combined financial statements reflect the operating results and financial position of AbbVie as it was operated by Abbott, rather than as an independent company. AbbVie will incur additional ongoing operating expenses to operate as an independent company. These costs will include the cost of various corporate headquarters functions, incremental information technology-related costs, and incremental costs to operate a stand-alone back office infrastructure outside the United States. In order to establish these stand-alone functions, AbbVie will also incur non-recurring expenses and capital expenditures.

        The transition services agreement in the United States covers certain corporate support services that AbbVie has historically received from Abbott. Such services include information technology, accounts payable, payroll, and other financial functions, as well as engineering support for various facilities, quality assurance support, and other administrative services. The term of the service under the agreement varies by activity. This agreement facilitates the separation by allowing AbbVie to operate independently prior to establishing stand-alone back office systems across its organization.

        The operating costs of various information technology systems maintained by Abbott have been allocated to AbbVie on bases which management believes are reasonable. Included in these allocations was AbbVie's proportionate share of fixed operating costs. As an independent company, AbbVie's information technology operating costs may be higher than the costs allocated in the historical combined financial statements. In addition, AbbVie will incur non-recurring expenses and capital expenditures to establish its independent information technology systems.

        In markets outside the United States, AbbVie does not currently have sufficient back office infrastructure to operate without transition service agreements with Abbott. Abbott has entered into a transition services agreement with AbbVie to provide services outside the United States, including back office services in certain countries, for up to two years after separation. The back office services provided include information technology, accounts payable, payroll, receivables collection, treasury and other financial functions, as well as order entry, warehousing, and other administrative services. This transition services agreement allows AbbVie to operate its international pharmaceuticals business independently prior to establishing a stand-alone back office infrastructure for all countries. During the transition from Abbott, AbbVie will incur non-recurring expenses to expand its international infrastructure. In addition, in certain international markets, the marketing authorizations to sell AbbVie's products will continue to be held by Abbott post-separation until the authorizations can be transferred through the applicable regulatory channels.

        It is not practicable to estimate the costs that would have been incurred in each of the periods presented in the historical financial statements for the functions described above. Actual costs that would have been incurred if AbbVie operated as a stand-alone company during these periods would have depended on various factors, including organizational design, outsourcing and other strategic decisions related to corporate functions, information technology, and international back office infrastructure.

FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES

years ended December 31 (in millions)	2012	2011	2010
Cash flows provided by/(used in):
Operating activities	$6,345	$6,247	$4,976
Investing activities	(2,418)	553	(5,031)
Financing activities	1,931	(6,783)	65

        Strong cash flows from operating activities in all three years were driven by higher net earnings and focused working capital management. In 2011, AbbVie recorded non-cash charges of $1.5 billion in accrued liabilities to accrue a litigation reserve related to claims on AbbVie's previous sales and marketing activities for Depakote. AbbVie made payments of $1.6 billion in 2012 to settle these claims.

        AbbVie issued senior notes of $14.7 billion in November 2012 and $1.0 billion of commercial paper in December 2012. Abbott's guarantee of the senior notes terminated upon the distribution of AbbVie common stock to the shareholders of Abbott upon the separation on January 1, 2013. The senior notes, which have maturities ranging from three to 30 years, may be redeemed, at any time, except the floating rate notes and some of the senior notes of each series, at a redemption price equal to the principal amount plus a make-whole premium. The balance of commercial paper outstanding at

December 31, 2012, was $1.0 billion at a weighted-average interest rate of 0.4%. AbbVie may retire or issue additional commercial paper to meet liquidity requirements as needed. Historically, cash flows from financing activities represented cash transactions with Abbott.

        AbbVie's cash and equivalents and short-term investments increased from $653 million at December 31, 2011 to $7,976 million at December 31, 2012. During 2012, Abbott contributed approximately $4.4 billion of cash to newly formed AbbVie entities, and AbbVie distributed $13.2 billion in cash and debt securities to Abbott. Subsequent to the separation, effective January 1, 2013, AbbVie no longer participates in cash management and funding arrangements with Abbott.

        While a significant portion of cash and equivalents at December 31, 2012 are considered reinvested indefinitely in foreign subsidiaries, AbbVie does not expect such reinvestment to affect its liquidity and capital resources. If these funds were needed for operations in the United States, AbbVie would be required to accrue and pay U.S. income taxes to repatriate these funds. AbbVie believes that it has sufficient sources of liquidity to support its assumption that the disclosed amount of undistributed earnings at December 31, 2012 can be considered to be reinvested indefinitely.

        On February 15, 2013, AbbVie announced a $1.5 billion stock repurchase program, which was effective immediately. Purchases of AbbVie shares may be made from time to time at management's discretion. The plan has no time limit and can be discontinued at any time.

        A dividend of $0.40 per share was paid on February 15, 2013 to stockholders of record on January 15, 2013. The board of directors declared a quarterly cash dividend of $0.40 per share for stockholders of record on April 15, 2013, which will be payable May 15, 2013. AbbVie expects to pay a regular cash dividend at an annual rate of $1.60 per share; however, the timing, declaration, amount of, and payment of any dividends is within the discretion of its board of directors and will depend upon many factors, including AbbVie's financial condition, earnings, capital requirements of its operating subsidiaries, covenants associated with certain of AbbVie's debt service obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets, and other factors deemed relevant by its board of directors.

        Substantially all of AbbVie's trade receivables in Greece, Portugal, Italy and Spain are with governmental health systems. Global economic conditions and liquidity issues in these countries have resulted, and may continue to result, in delays in the collection of receivables and credit losses. The time to collect outstanding receivables increased in 2011; however, with the exception of Greece, collection times improved in 2012 relative to 2011 and amounts over one year past due decreased in 2012 relative to 2011.

        Outstanding net governmental receivables in these countries at December 31 were as follows.

	Net receivables		Net receivables over one year past due
(in millions)	2012	2011	2012	2011
Greece	$52	$44	$13	$2
Portugal	80	121	23	31

Italy	308	372	40	42
Spain	285	589	2	240

Total	$725	$1,126	$78	$315

        With the exception of Greece, AbbVie historically has collected almost all of the outstanding receivables in these countries. AbbVie continues to monitor the creditworthiness of customers located in these and other geographic areas and establishes an allowance against an accounts receivable when it is probable they will not be collected. In addition to closely monitoring economic conditions and budgetary and other fiscal developments in these countries, AbbVie regularly communicates with its customers regarding the status of receivable balances, including their payment plans and obtains positive confirmation of the validity of the receivables. AbbVie also monitors the potential for and periodically has utilized factoring arrangements to mitigate credit risk although the receivables included in such arrangements have historically not been a material amount of total outstanding receivables. If government funding were to become unavailable in these countries or if significant adverse changes in their reimbursement practices were to occur, AbbVie may not be able to collect the entire balance.

Credit Facility, Access to Capital and Credit Ratings

Credit Facility

        As of April 5, 2013, AbbVie had a $2.0 billion unsecured five-year revolving credit facility from a syndicate of lenders, entered into in July 2012, which also supports commercial paper borrowings. As of the date of separation, January 1, 2013, Abbott's obligations under this facility were relieved and AbbVie became the sole obligor. The credit facility enables AbbVie to borrow funds at floating interest rates. At December 31, 2012, AbbVie was in compliance with all its credit facility covenants. Commitment fees under the new credit facility are not material. There were no amounts outstanding on the credit facility on December 31, 2012.

Access to Capital

        AbbVie intends to fund short-term and long-term financial obligations as they mature through cash on hand, future cash flows from operations or by issuing additional debt. AbbVie's ability to generate cash flows from operations, issue debt or enter into financing arrangements on acceptable terms could be adversely affected if there is a material decline in the demand for the Company's products or in the solvency of its customers or suppliers, deterioration in the Company's key financial ratios or credit ratings or other material unfavorable changes in business conditions. At the current time, the Company believes it has sufficient financial flexibility to issue debt, enter into other financing arrangements and attract long-term capital on acceptable terms to support the Company's growth objectives.

Credit Ratings

        In late October 2012, Moody's Investor Service and Standard & Poor's Corporate assigned ratings of Baa1 and A, respectively, to AbbVie. Unfavorable changes to the ratings may have an adverse impact on future financing arrangements; however, they would not affect the Company's ability to draw on its credit facility and would not result in an acceleration of the scheduled maturities of any of the Company's outstanding debt.

Contractual Obligations

        The following table summarizes AbbVie's estimated contractual obligations as of December 31, 2012.

(in millions)	Total	Less than one year	One to three years	Three to five years	More than five years
Short-term borrowings	$1,020	$1,020	$—	$—	$—
Long-term debt and capital lease obligations, including current maturities	14,804	22	4,027	4,009	6,746

Interest on long-term debt(a)	5,009	283	596	627	3,503
Purchase obligations and other(b)	2,060	1,737	82	67	174

Other long-term liabilities(c)	533	—	403	69	61
Total	$23,426	$3,062	$5,108	$4,772	$10,484

(a)
Includes estimated future interest payments on long-term debt securities. Interest payments on debt are calculated for future periods using interest rates in effect at the end of 2012. Projected interest payments include the related effects of interest rate swap agreements. Certain of these projected interest payments may differ in the future based on changes in floating interest rates or other factors or events. The projected interest payments only pertain to obligations and agreements outstanding at December 31, 2012. Refer to Notes 7 and 8 to the Audited Annual Combined Financial Statements in "Financial Statements and Supplementary Data" for further discussion regarding the Company's debt instruments and related interest rate agreements outstanding at December 31, 2012.

(b)
Includes the Company's significant unconditional purchase obligations. These commitments do not exceed the Company's projected requirements and are made in the normal course of business.

(c)
Excludes pension and other post-employment benefits and related deferred compensation cash outflows. Timing of funding is uncertain and dependent on future movements in interest rates and investment returns, changes in laws and regulations, and other variables. Included in this amount are components of other long-term liabilities including restructuring and the expected payment related to the contingent sales-based payment recognized as part of the acquisition of Solvay. Refer to Notes 4, 6 and 8 to the Audited Annual Combined Financial Statements in "Financial Statements and Supplementary Data" for further information.

        AbbVie enters into R&D collaboration arrangements with third parties that may require future milestone payments to third parties contingent upon the achievement of certain development, regulatory or commercial milestones. Individually, these arrangements are not material in any one annual reporting period. However, if milestones for multiple products covered by these arrangements would happen to be reached in the same reporting period, the aggregate charge to expense could be material to the results of operations in that period. From a business perspective, the payments are viewed as positive because they signify that the product is successfully moving through development and is now generating or is more likely to generate cash flows from product sales. It is not possible to predict with reasonable certainty whether these milestones will be achieved or the timing for achievement. As a result, these potential payments are not included in the table of contractual obligations. Refer to Note 4 to the Audited Annual Combined Financial Statements in "Financial Statements and Supplementary Data" for further discussion of these collaboration arrangements.

CRITICAL ACCOUNTING POLICIES

        The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses. A summary of AbbVie's significant accounting policies is included in Note 2 to the Audited Annual Combined Financial Statements in "Financial Statements and Supplementary Data." Certain of these policies are considered critical as these most significantly impact AbbVie's financial condition and results of operations and require the most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Actual results may vary from these estimates.

Revenue Recognition

        AbbVie recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectability of the sales price is reasonably assured. Revenue from product sales is recognized when title and risk of loss have passed to the customer.

Rebates

        AbbVie provides rebates to pharmacy benefit management companies, state agencies that administer the federal Medicaid program, insurance companies that administer Medicare drug plans, wholesalers, group purchasing organizations, and other government agencies and private entities. Rebate amounts are usually based upon the volume of purchases using contractual or statutory prices for a product. For each type of rebate, the factors used in the calculations of the accrual for that rebate include the identification of which products have been sold subject to the rebate, which customer or government agency price terms apply for that rebate, and the estimated lag time between sale and payment of the rebate. Using historical trends for that rebate, adjusted for current changes, AbbVie estimates the amount of the rebate that will be paid, and records the liability as a reduction of gross sales when AbbVie records its sale of the product. Settlement of the rebate generally occurs from two to eight months after sale. AbbVie regularly analyzes the historical rebate trends and makes adjustments to reserves for changes in trends and terms of rebate programs.

        Rebate and chargeback accruals are recorded in the same period as the related sales, and are reflected as a reduction of sales. Rebates and chargebacks in 2012, 2011 and 2010 totaled $4.3 billion, $3.7 billion and $3.4 billion, respectively, or 28 percent, 25 percent and 28 percent, respectively, of the gross sales subject to rebate. A one-percentage point increase in the percentage of rebates to related gross sales would decrease net sales by $152 million in 2012. AbbVie considers a one-percentage point increase to be a reasonably likely increase in the percentage of rebates to related gross sales. Other allowances for cash discounts and returns charged against gross sales were $667 million, $617 million and $453 million in 2012, 2011 and 2010, respectively.

        Management analyzes the adequacy of ending rebate accrual balances each quarter. In the United States, the most significant charges against gross sales are for Medicaid and Medicare rebates, pharmacy benefit manager rebates and wholesaler chargebacks. Medicaid rebates relate to the Federal Medicaid program, which is administered by state agencies, whereby rebates are provided to participating state and local government entities under various laws and regulations and in some cases supplemental rebates are also provided to the states under contractual agreements. Medicare rebates are negotiated with managed care organizations that manage prescription drug plans covering the Medicare Part D drug benefit. Pharmacy benefit manager rebates arise from contractual agreements with private health care plans that seek to reduce costs by negotiating discounts with pharmaceuticals manufacturers. Under wholesaler chargeback programs, the wholesaler charges AbbVie back for the difference between the price paid by the wholesaler to AbbVie and the price paid by the end customer to the wholesaler under contractual discount agreements negotiated between AbbVie and the end customer. In order to evaluate the adequacy of the ending accrual balances, for each type of rebate, management uses both internal and external data to estimate the level of inventory in the distribution channel and the rebate claims processing lag time for that rebate. External data sources used to estimate the inventory in the distribution channel include inventory levels periodically reported by wholesalers. Management estimates the processing lag time based on periodic sampling of claims data. To estimate the price rebate percentage, systems and calculations are used to track sales by product and by customer and to estimate the contractual or statutory price. AbbVie's systems and calculations have developed over time as rebates have become more significant, and AbbVie believes they are reliable.

        The following table is an analysis of the three largest rebate accruals and chargeback allowances, which comprise approximately 85 percent of the combined rebate provisions charged against revenues in 2012. Remaining rebate provisions charged against gross sales are not significant in the determination of operating earnings.

(in millions)	Medicaid and Medicare Rebates	Pharmacy Benefit Manager Rebates	Wholesaler Chargebacks
Balance at January 1, 2010	$352	$239	$160
Provisions	899	841	1,162

Payments	(617)	(670)	(1,163)
Balance at December 31, 2010	634	410	159
Provisions	985	831	1,361
Payments	(899)	(735)	(1,349)
Balance at December 31, 2011	720	506	171
Provisions	1,077	830	1,645
Payments	(990)	(840)	(1,592)
Balance at December 31, 2012	$807	$496	$224

        Historically, adjustments to prior years' rebate accruals have not been material to net income. AbbVie employs various techniques to verify the accuracy of claims submitted to it, and where possible, works with the organizations submitting claims to gain insight into changes that might affect the rebate amounts. For Medicaid, Medicare and other government agency programs, the calculation of a rebate involves interpretations of relevant regulations, which are subject to challenge or change in interpretation.

Cash Discounts and Returns

        Cash discounts can be reliably estimated. Product returns can be reliably estimated because AbbVie's historical returns are low, and because sales return terms and other sales terms have remained relatively unchanged for several periods.

Pension and Post-Employment Benefits

        AbbVie employees participate in various pension and post-employment health care plans sponsored by Abbott. In AbbVie's financial statements, these plans are accounted for as multiemployer benefit plans and no liabilities have been reflected in AbbVie's combined balance sheets as there were no unfunded contributions due at the end of any reporting period. Effective January 1, 2013, in connection with the separation of AbbVie from Abbott, AbbVie will record the net benefit plan obligations transferred from Abbott. AbbVie's combined statements of earnings included expense allocations for these benefits. These expenses were funded through intercompany transactions with Abbott which are reflected within net parent company investment in AbbVie.

        Certain pension plans in Germany, Puerto Rico, Canada, Ireland, United Kingdom and the United States are direct obligations of AbbVie and are recorded in the combined financial statements as of December 31, 2012. AbbVie engages outside actuaries to assist in the determination of the obligations and costs under these plans. The valuation of the funded status and the net periodic benefit cost for the plans are calculated using actuarial assumptions. The significant assumptions, which are reviewed annually, include the discount rate, the expected long-term rate of return on plan assets and the health care cost trend rates. The discount rate is selected based on current market rates on high-quality, fixed-income investments at December 31 each year. The expected long-term rate of return is based on the asset allocation, historical performance and the current view of expected future returns. The health care cost trend rate is selected by reviewing historical trends and current views on projected future health care cost increases. The significant assumptions used in determining these calculations are disclosed in Note 9 to the Audited Annual Combined Financial Statements found in "Financial Statements and Supplementary Data."

Income Taxes

        In AbbVie's combined financial statements, income tax expense and deferred tax balances have been calculated on a separate tax return basis although AbbVie's operations have historically been included in the tax returns filed by the respective Abbott entities of which the AbbVie business was a part. In the future, as a stand-alone company, AbbVie will file tax returns on its own behalf and its deferred taxes and the effective tax rate may differ from those in the historical periods.

        AbbVie and Abbott have entered into a tax sharing agreement effective on the date of separation, January 1, 2013. For tax contingencies prior to the separation, Abbott will indemnify and hold AbbVie harmless if the tax positions are settled for amounts in excess of recorded liabilities, and AbbVie will not benefit if prior tax positions are resolved more favorably than recorded amounts.

Litigation

        AbbVie is subject to contingencies, such as legal proceedings and claims that arise in the normal course of business. Refer to Note 12 to the Audited Annual Combined Financial Statements in "Financial Statements and Supplementary Data" for further information. Loss contingency provisions are recorded for probable losses at management's best estimate of a loss, or when a best estimate cannot be made, a minimum loss contingency amount is recorded. Accordingly, AbbVie is often initially unable to develop a best estimate of loss, and therefore the minimum amount, which could be zero, is recorded. As information becomes known, either the minimum loss amount is increased, resulting in additional loss provisions, or a best estimate can be made, also resulting in additional loss provisions. Occasionally, a best estimate amount is changed to a lower amount when events result in an expectation of a more favorable outcome than previously expected. There were no significant litigation reserves at December 31, 2012.

Valuation of Intangible Assets and Goodwill

        AbbVie has acquired and may continue to acquire significant intangible assets in connection with business combinations that AbbVie records at fair value. Transactions involving the purchase or sale of intangible assets occur with some frequency between companies in the pharmaceuticals industry and valuations are usually based on a discounted cash flow analysis incorporating the stage of completion. The discounted cash flow model requires assumptions about the timing and amount of future net cash flows, risk, cost of capital, terminal values and market participants. Each of these factors can significantly affect the value of the intangible asset. IPR&D acquired in a business combination is capitalized as an indefinite-lived intangible asset until regulatory approval is obtained, at which time, it is accounted for as a definite-lived asset and amortized over its estimated useful life. IPR&D acquired in transactions that are not business combinations is expensed immediately, unless deemed to have an alternative future use. Payments made to third parties subsequent to regulatory approval are capitalized and amortized over the remaining useful life.

        AbbVie reviews the recoverability of definite-lived intangible assets whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. Goodwill and indefinite-lived intangible assets, which relate to IPR&D, are reviewed for impairment annually or when an event that could result in an impairment occurs. Refer to Note 2 to the Audited Annual Combined Financial Statements in "Financial Statements and Supplementary Data" for further information.

        For its impairment reviews, AbbVie uses an estimated future cash flow approach that requires significant judgment with respect to future volume, revenue and expense growth rates, changes in working capital use, foreign currency exchange rates, the selection of an appropriate discount rate, asset groupings and other assumptions and estimates. The estimates and assumptions used are consistent with the Company's business plans and a market participant's views of a company and similar companies. The use of alternative estimates and assumptions could increase or decrease the estimated fair value of the assets, and potentially result in different impacts to the Company's results of operations. Actual results may differ from the Company's estimates.

        At December 31, 2012 and 2011, goodwill and other intangible assets totaled $8,453 million and $9,010 million, respectively, and amortization expense for intangible assets was $625 million, $764 million and $708 million in 2012, 2011 and 2010, respectively. There were no impairments of goodwill in 2012, 2011 or 2010 and the results of the last impairment test indicated that the fair value of each reporting unit was substantially in excess of its carrying value. In 2012 and 2011, AbbVie recorded impairment charges of $13 million and $46 million, respectively, for certain projects under development.

CERTAIN REGULATORY MATTERS

Legislative Issues

        In the first quarter of 2010, the Affordable Care Act was signed into law in the United States. The Affordable Care Act included an increase in the basic Medicaid rebate rate from 15.1 percent to 23.1 percent and extended the rebate to drugs provided through Medicaid managed care organizations. Starting in 2011, additional rebates were incurred related to the Medicare Part D coverage gap "donut hole." These Medicare and Medicaid rebate changes will continue to have a negative effect on AbbVie's gross profit margin in future years.

        In 2011, AbbVie began recording the annual fee imposed by the Affordable Care Act on companies that sell branded prescription drugs to specified government programs. The amount of the annual fee, which totaled approximately $100 million in both 2012 and 2011, is based on the ratio of certain of AbbVie's sales as compared to the total such sales of all covered entities multiplied by a fixed dollar amount specified in the legislation by year. The fee is not tax deductible and is included in SG&A expenses.

        AbbVie's markets are highly competitive and subject to substantial government regulations. AbbVie expects debate to continue over the availability, method of delivery, and payment for health care products and services. It is not possible to predict the extent to which AbbVie or the health care industry in general might be adversely affected by these factors in the future. A more complete discussion of these factors is contained in "Business" and "Risk Factors."

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        AbbVie is exposed to risk that its earnings, cash flows and equity could be adversely impacted by changes in foreign exchange rates and interest rates. Certain derivative instruments are used when available on a cost-effective basis to hedge AbbVie's underlying economic exposures. Refer to Note 8 to the Audited Annual Combined Financial Statements in "Financial Statements and Supplementary Data" for further information regarding AbbVie's financial instruments and hedging strategies.

Foreign Currency Risk

        AbbVie's primary net foreign currency translation exposures are the euro, British pound, Japanese yen and Canadian dollar. Various AbbVie foreign subsidiaries enter into foreign currency forward exchange contracts to manage exposures to changes in foreign exchange rates for anticipated intercompany transactions denominated in a currency other than the functional currency of the local entity. These contracts are designated as cash flow hedges of the variability of the cash flows due to changes in foreign currency exchange rates and are marked-to-market with the resulting gains or losses reflected in accumulated other comprehensive income (loss). Deferred gains or losses on these contracts are included in cost of products sold at the time the products are sold to a third party, generally within twelve months. At December 31, 2012 and 2011, AbbVie held $1.0 billion and $249 million, respectively, of such contracts, which all mature in the following calendar year.

        AbbVie enters into foreign currency forward exchange contracts to manage its exposure to foreign currency denominated trade payables and receivables. The contracts, which are not designated as hedges, are marked-to-market, and resulting gains or losses are reflected in income and are generally offset by losses or gains on the foreign currency exposure being managed. At December 31, 2012 and 2011, AbbVie held $4.3 billion and $3.0 billion, respectively, of such foreign currency forward exchange contracts.

        The following table reflects the total foreign currency forward contracts outstanding at December 31.

	2012			2011
(in millions)	Contract amount	Weighted average exchange rate	Fair and carrying value receivable/ (payable)	Contract amount	Weighted average exchange rate	Fair and carrying value receivable/ (payable)
Receive primarily U.S. dollars in exchange for the following currencies:
Euro	$3,649	1.315	$(10)	1,656	1.329	$(2)
British pound	91	1.612	—	143	1.571	—
Japanese yen	323	84.4	5	578	80.3	(15)
Canadian dollar	154	0.992	—	50	1.026	—
All other currencies	1,045	N/A	(5)	794	N/A	13

Total	$5,262		$(10)	3,221		$(4)

        AbbVie estimates that a 10 percent appreciation in the underlying currencies being hedged from their levels against the U.S. dollar, with all other variables held constant, would decrease the fair value of foreign exchange forward contracts by $526 million at December 31, 2012. If realized, this appreciation would negatively affect earnings over the remaining life of the contacts. A 10 percent appreciation is believed to be a reasonably possible near-term change in foreign currencies.

        Currency restrictions enacted in Venezuela require AbbVie to obtain approval from the Venezuelan government to exchange Venezuelan bolivars for U.S. dollars and require such exchange to be made at the official exchange rate established by the government. Effective February 8, 2013, the Venezuelan government devalued the official exchange rate from 4.3 to 6.3, which is not expected to have a material impact on the financial results of the Company.

Interest Rate Risk

        Interest rate swaps are used to manage the Company's exposure of changes in interest rates on fixed-rate debt. The effect of these hedges is to change the fixed interest rate to a variable rate. AbbVie does not use derivative instruments, such as interest rate swaps, to manage its exposure to changes in interest rates for investment securities. At December 31, 2012, AbbVie had interest rate hedge contracts totaling $8.0 billion. AbbVie estimates that an increase in the interest rates of 100-basis points would decrease the fair value of our interest rate swap contracts by approximately $510 million. If realized, the fair value reduction would affect earnings over the remaining life of the contracts. AbbVie estimates that an increase of 100-basis points in long-term interest rates would decrease the fair value of long-term debt by $976 million. A 100-basis point change is believed to be a reasonably possible near-term change in rates.

Market Price Sensitive Investments

        AbbVie holds available-for-sale equity securities from strategic technology acquisitions. The market value of these investments was approximately $12 million and $58 million as of December 31, 2012 and 2011, respectively. AbbVie monitors these investments for other than temporary declines in market value, and charges impairment losses to income when an other than temporary decline in value occurs. A hypothetical 20 percent decrease in the share prices of these investments would have an immaterial decrease to their fair value at December 31, 2012. A 20 percent decrease is believed to be a reasonably possible near-term change in share prices.

Non-Publicly Traded Equity Securities

        AbbVie holds equity securities from strategic technology acquisitions that are not traded on public stock exchanges. The carrying value of these investments was approximately $72 million and $171 million as of December 31, 2012 and 2011, respectively. AbbVie monitors these investments for other than temporary declines in market value, and charges impairment losses to income when an other than temporary decline in estimated value occurs.

 BUSINESS

Separation from Abbott Laboratories

        On January 1, 2013, AbbVie became an independent company as a result of the distribution by Abbott of 100 percent of the outstanding common stock of AbbVie to Abbott's shareholders. Each Abbott shareholder of record as of the close of the Record Date received one share of AbbVie common stock for each Abbott common share held as of the Record Date.

        AbbVie was incorporated in Delaware on April 10, 2012 and is comprised of Abbott's former research-based pharmaceuticals business. AbbVie's Registration Statement on Form 10 was declared effective by the Commission on December 7, 2012. AbbVie's common stock began trading "regular-way" under the ticker symbol "ABBV" on the New York Stock Exchange on January 2, 2013.

Overview

        AbbVie is a global, research-based biopharmaceutical company. AbbVie develops and markets advanced therapies that address some of the world's most complex and serious diseases. AbbVie products are used to treat rheumatoid arthritis, psoriasis, Crohn's disease, HIV, cystic fibrosis complications, low testosterone, thyroid disease, Parkinson's disease, ulcerative colitis and complications associated with chronic kidney disease, among other indications. AbbVie also has a pipeline of promising new medicines, including more than 20 compounds or indications in Phase II or Phase III development across such important medical specialties as immunology, renal care, HCV, women's health, oncology, and neuroscience, including multiple sclerosis and Alzheimer's disease. AbbVie has approximately 21,500 employees and its products are sold in over 170 countries. AbbVie operates in one business segment—pharmaceutical products.

        AbbVie's products are manufactured, marketed, and sold worldwide and are generally sold directly to wholesalers, distributors, government agencies, health care facilities, specialty pharmacies, and independent retailers from distribution centers and public warehouses. Outside the United States, sales are made either directly to customers or through distributors, depending on the market served. Certain products are co-marketed or co-promoted with other companies.

        The 2010 acquisitions of the U.S. pharmaceuticals business of Solvay Pharmaceuticals and of Facet Biotech Corporation added several new products to AbbVie's portfolio, including the U.S. rights to AndroGel and Creon, and enhanced AbbVie's early- and mid-stage investigational pipeline by adding an investigational biologic for multiple sclerosis and compounds that complement AbbVie's oncology program. These acquisitions are discussed more fully in Note 4, "Acquisitions, Collaborations and Other Arrangements", of the Notes to the Audited Annual Combined Financial Statements found in "Financial Statements and Supplementary Data."

Segments

        AbbVie operates in one business segment—pharmaceutical products. This business segment is discussed more fully in Note 6 entitled "Segment and Geographic Area Information" of the Notes to the Audited Annual Combined Financial Statements included in "Financial Statements and Supplementary Data" and the sales information related to HUMIRA included in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Products

        AbbVie's portfolio of proprietary products includes a broad line of adult and pediatric pharmaceuticals.

        HUMIRA.    HUMIRA is a biologic therapy administered as a subcutaneous injection. It is approved to treat the following autoimmune diseases in the United States, Canada, and Mexico (collectively, North America), and in the European Union:

Condition	Principal Markets
Rheumatoid arthritis (moderate to severe)	North America, European Union
Psoriatic arthritis	North America, European Union
Ankylosing spondylitis	North America, European Union
Crohn's disease (moderate to severe)	North America, European Union
Plaque psoriasis (moderate to severe)	North America, European Union
Juvenile idiopathic arthritis	North America, European Union
Ulcerative colitis (moderate to severe)	United States, European Union
Axial spondyloarthritis	European Union
Pediatric Crohn's disease (severe)	European Union

        HUMIRA is also approved in over 60 other markets, including Japan, Brazil, and Australia.

        HUMIRA was introduced to the market in January 2003. Its worldwide sales have grown to approximately $9.3 billion in 2012, compared to $7.9 billion in 2011 and $6.5 billion in 2010. HUMIRA accounted for approximately 50 percent of AbbVie's total sales in 2012. The United States composition of matter (that is, compound) patent covering adalimumab is expected to expire in December 2016, and the equivalent European Union patent is expected to expire in the majority of European Union countries in April 2018.

        AbbVie continues to dedicate substantial research and development efforts to expanding indications for HUMIRA, including in the fields of rheumatology (peripheral spondyloarthritis, axial spondyloarthritis and pediatric enthesitis related arthritis), gastroenterology (pediatric Crohn's disease and pediatric ulcerative colitis), dermatology (pediatric psoriasis and hidradenitis suppurativa), and ophthalmology (uveitis). Phase III trials are ongoing in preparation for regulatory applications for: uveitis in the United States and the European Union; peripheral and axial spondyloarthritis in the United States; peripheral spondyloarthritis in the European Union and hidradenitis suppurativa in the United States and the European Union.

        Metabolics/Hormones products.    Metabolic and hormone products target a number of conditions, including exocrine pancreatic insufficiency, testosterone deficiency, and hypothyroidism, and generated combined sales of $2.1 billion in 2012. These products include:

          Synthroid.     Synthroid is used in the treatment of hypothyroidism. AbbVie's 2012 sales of Synthroid totaled $551 million.

          AndroGel.     AndroGel is a daily testosterone replacement therapy that is available in two strengths: 1 percent and 1.62 percent. AbbVie's 2012 sales of AndroGel totaled $1.2 billion.

          Creon.     Creon is a pancreatic enzyme therapy for exocrine pancreatic insufficiency, a condition that occurs in patients with cystic fibrosis, chronic pancreatitis, and several other conditions. AbbVie's 2012 sales of Creon totaled $353 million.

        AbbVie has the rights to sell Synthroid, AndroGel, and Creon only in the United States.

        Virology products.    AbbVie's virology products include two products for the treatment of HIV infection, Kaletra and Norvir. Worldwide sales of these products were $1.4 billion in 2012.

          Kaletra.     Kaletra (also marketed as Aluvia in emerging markets) is a prescription anti-HIV-1 medicine that contains two protease inhibitors: lopinavir and ritonavir. Kaletra is used with other anti-HIV-1 medications to increase the chance of treatment response in people with HIV-1. AbbVie's 2012 sales of Kaletra totaled $1.0 billion.

          Norvir.     Norvir (ritonavir) is a protease inhibitor that is indicated in combination with other antiretroviral agents for the treatment of HIV-1 infection. AbbVie's 2012 sales of Norvir totaled $389 million.

        Endocrinology products.    Lupron (also marketed as Lucrin and Lupron Depot) is a product for the palliative treatment of advanced prostate cancer, treatment of endometriosis and central precocious puberty, and for the preoperative treatment of patients with anemia caused by uterine fibroids. Lupron is approved for daily subcutaneous injection and one-month, three-month, four-month and six-month intramuscular injection. Lupron generated sales of approximately $800 million in 2012 in select markets worldwide.

        Dyslipidemia products.    AbbVie's dyslipidemia products address the range of metabolic conditions characterized by high cholesterol and/or high triglycerides. These products, which generated sales of $2.1 billion in 2012, are primarily marketed to primary care physicians, and include:

          TriCor and TRILIPIX.     TriCor and TRILIPIX are fibric acid derivatives that are indicated as adjuncts to diet to reduce total cholesterol, LDL cholesterol, and triglyceride levels, which are key contributors to cardiovascular disease, and to increase HDL cholesterol levels. AbbVie has the rights to sell TriCor and TRILIPIX only in the United States. AbbVie's 2012 combined sales of TriCor and TRILIPIX totaled $1.1 billion.

          Niaspan.     Niaspan is an extended release form of niacin that is indicated as an adjunct to diet to reduce total cholesterol, LDL cholesterol, and triglyceride levels, and to increase HDL cholesterol levels. AbbVie has the rights to sell Niaspan only in the United States. AbbVie's 2012 sales of Niaspan totaled $911 million.

        Other products.    AbbVie's other products include the following:

          Synagis.     Synagis is a product marketed by AbbVie outside of the United States that protects at-risk infants from severe respiratory disease, or respiratory syncytial virus ("RSV"). AbbVie's 2012 sales of Synagis totaled $842 million.

          Anesthesia products.    Sevoflurane (sold under the trademarks Ultane and Sevorane) is an anesthesia product that AbbVie sells worldwide for human use. AbbVie's 2012 sales of Sevoflurane totaled $602 million.

          Duodopa and Duopa.     Duodopa is a levodopa-carbidopa intestinal gel ("LCIG") marketed outside of the United States to treat advanced Parkinson's disease. AbbVie's 2012 sales of Duodopa totaled $149 million. The LCIG therapy has completed Phase III development for the United States under the name Duopa, and AbbVie is pursuing regulatory approval in 2013 in the United States.

          Zemplar.     Zemplar is a product sold worldwide for the prevention and treatment of secondary hyperparathyroidism associated with Stage 3, 4, and 5 CKD. AbbVie's 2012 sales of Zemplar totaled $383 million.

Research and Development Activities

        AbbVie has numerous compounds in clinical development, including potential treatments for highly prevalent conditions. Over the past five years, AbbVie has more than doubled the number of compounds in its pipeline through a mix of internal development and external collaboration efforts. AbbVie's ability to discover and develop new compounds is enhanced by the Company's use of integrated discovery and development project teams, which include chemists, biologists, physicians and pharmacologists who work on the same compounds as a team.

        The research and development process generally begins with discovery research which focuses on the identification of a molecule that has a desired effect against a given disease. If preclinical testing of an identified compound proves successful, the compound moves into clinical development which generally includes the following phases:

  •
  Phase I—involves the first human tests in a small number of healthy volunteers or patients to assess safety, tolerability and potential dosing.

  •
  Phase II—tests the molecule's efficacy against the disease in a relatively small group of patients.

  •
  Phase III—tests a molecule that demonstrates favorable results in the earlier phases in a significantly larger patient population to further demonstrate efficacy and safety based on regulatory criteria.

        The clinical trials from all of the development phases provide the data required to prepare and submit a New Drug Application ("NDA"), a Biological License Application ("BLA") or other submission for regulatory approval to the FDA or similar government agencies outside the U.S. The specific requirements (e.g., scope of clinical trials) for obtaining regulatory approval vary across different countries and geographic regions.

        The research and development process from discovery through a new drug launch typically takes 8 - 12 years and can be even longer. There is a significant amount of uncertainty inherent in the research and development of new pharmaceutical products and there is no guarantee when, or if, a molecule will receive the regulatory approval required to launch a new drug or indication.

        In addition to the development of new products and new formulations, research and development projects also may include Phase IV trials, sometimes called post-marketing studies. For such projects, clinical trials are designed and conducted to collect additional data regarding, among other parameters, the benefits and risks of an approved drug.

        AbbVie spent approximately $2.8 billion in 2012, $2.6 billion in 2011, and $2.5 billion in 2010 on research to discover and develop new products, indications and processes and to improve existing products and processes. These expenses consisted primarily of collaboration fees and expenses, salaries and related expenses for personnel, license fees, consulting payments, contract research, manufacturing, and the costs of laboratory equipment and facilities.

Intellectual Property Protection and Regulatory Exclusivity

        Generally, upon approval, products in development may be entitled to exclusivity under applicable intellectual property and regulatory regimes. AbbVie seeks patent protection, where available, in all significant markets and/or countries for each product in development. In the United States, the expiration date for patents filed on or after June 8, 1995 is 20 years after the filing date. Given that patents relating to pharmaceutical products are often obtained early in the development process, and given the amount of time needed to complete clinical trials and other development activities required for regulatory approval, the length of time between product launch and patent expiration is significantly less than 20 years. The Drug Price Competition and Patent Term Restoration Act of 1984 (commonly known as the Hatch-Waxman Act) permits a patent holder to seek a patent extension, commonly called a "patent term restoration," for patents on products (or processes for making the product) regulated by the Federal Food, Drug, and Cosmetic Act. The length of the patent extension is roughly based on 50 percent of the period of time from the filing of an Investigational New Drug Application for a compound to the submission of the NDA for such compound, plus 100 percent of the time period from NDA submission to regulatory approval. The extension, however, cannot exceed five years and the patent term remaining after regulatory approval cannot exceed 14 years.

        Pharmaceutical products may be entitled to other forms of legal or regulatory exclusivity upon approval. The scope, length, and requirements for each of these exclusivities varies both in the United States and in other jurisdictions. In the United States, if the FDA approves a product that does not contain a previously-approved active ingredient, the product is typically entitled to five years of market exclusivity. Other products may be entitled to three years of market exclusivity if approval was based on the FDA's reliance on new clinical studies submitted by the NDA applicant. If the NDA applicant studies the product for use by children, the FDA may grant pediatric exclusivity, which extends by 180 days the longest existing exclusivity (patent or regulatory) related to the product. For products that are either used to treat conditions that afflict a relatively small population or for which there is not a reasonable expectation that the research and development costs will be recovered, the FDA may designate the pharmaceutical as an orphan drug and grant it seven years of market exclusivity.

        Applicable laws and regulations dictate the market exclusivity to which the product is entitled upon its approval in any particular country. In certain instances, regulatory exclusivity may protect a product where patent protection is no longer available or for a period of time in excess of patent protection. It is not possible to estimate for each product in development the total period of exclusivity to which it may become entitled until regulatory approval is obtained. However, given the length of time required to complete clinical development of a pharmaceutical product, the minimum and maximum periods of exclusivity that might be achieved in any individual case would not be expected to exceed three and 14 years, respectively. These estimates do not consider other factors, such as the difficulty of recreating the manufacturing process for a particular product or other proprietary knowledge that may delay the introduction of a generic or other follow-on product after the expiration of applicable patent and other regulatory exclusivity periods.

        Biologics such as HUMIRA are entitled to exclusivity under the Biologics Price Competition and Innovation Act, which was passed on March 23, 2010 as Title VII to the Patient Protection and Affordable Care Act. The law provides a pathway for approval of biosimilars following the expiration of 12 years of exclusivity for the innovator biologic and a potential additional 180 day-extension term for conducting pediatric studies. The law also includes an extensive process for the innovator biologic and biosimilar manufacturer to litigate patent infringement, validity, and enforceability prior to the approval of the biosimilar. The European Union has also created a pathway for approval of biosimilars and has published guidelines for approval of certain biosimilar products. The more complex nature of biologics and biosimilar products has led to greater regulatory scrutiny and more rigorous requirements for approval of follow-on biosimilar products than for small-molecule generic pharmaceutical products, and it has also reduced the effect of biosimilars on sales of the innovator biologic as compared to the sales erosion caused by generic versions of small molecule pharmaceutical products.

        AbbVie owns or has licensed rights to a substantial number of patents and patent applications. Principal trademarks and the products they cover are discussed above in the description of AbbVie's products. AbbVie licenses or owns a patent portfolio of thousands of patent families, each of which includes United States patent applications and/or issued patents, and may also contain the non-United States counterparts to these patents and applications.

        These patents and applications, including various patents that expire during the period 2013 to 2031, in the aggregate are believed to be of material importance in the operation of AbbVie's business. However, AbbVie believes that no single patent, license, trademark (or related group of patents, licenses, or trademarks), except for those related to adalimumab (which is sold under the trademark HUMIRA), are material in relation to the Company's business as a whole. The United States composition of matter (that is, compound) patent covering adalimumab is expected to expire in December 2016, and the equivalent European Union patent is expected to expire in the majority of European Union countries in April 2018.

        In addition, the following patents, licenses, and trademarks are significant: those related to lopinavir/ritonavir (which is sold under the trademarks Kaletra and Aluvia), those related to fibric and derivative (which are sold under the trademarks TriCor and TRILIPIX), those related to niacin (which is sold under the trademarks Niaspan and Simcor), and those related to testosterone (which is sold under the trademark AndroGel). The United States composition of matter patent covering lopinavir is expected to expire in 2016. The principal United States non-composition of matter patent covering lopinavir/ritonavir is expected to expire in 2016. The principal United States non-composition of matter patents covering the fibric and derivative products are expected to expire in 2018, 2020, 2023, and 2025. The principal United States non-composition of matter patents covering the niacin products are expected to expire in 2013, 2017, and 2018. The principal non-composition of matter patent covering AndroGel is expected to expire in 2020 for the 1.62 percent formulation and, due to pediatric exclusivity, in 2021 for the 1 percent formulation. Agreements that may affect exclusivity are discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations."

        AbbVie may rely, in some circumstances, on trade secrets to protect its technology. However, trade secrets are difficult to protect. AbbVie seeks to protect its technology and product candidates, in part, by confidentiality agreements with its employees, consultants, advisors, contractors, and collaborators. These agreements may be breached and AbbVie may not have adequate remedies for any breach. In addition, AbbVie's trade secrets may otherwise become known or be independently discovered by competitors. To the extent that AbbVie's employees, consultants, advisors, contractors, and collaborators use intellectual property owned by others in their work for the Company, disputes may arise as to the rights in related or resulting know-how and inventions.

Sales, Marketing, and Distribution Capabilities

        In 2012, AbbVie's products were sold in over 170 countries. AbbVie utilizes a combination of dedicated commercial resources, regional commercial resources and distributorships to market, sell, and distribute its products worldwide.

        In the United States, AbbVie distributes pharmaceutical products principally through independent wholesale distributors, with some sales directly to pharmacies. In 2012, three wholesale distributors accounted for substantially all of AbbVie's sales in the United States. Sales to McKesson Corporation, Cardinal Health, Inc., and AmerisourceBergen Corporation accounted for 38 percent, 27 percent, and 26 percent, respectively, of AbbVie's 2012 gross sales in the United States. These wholesalers purchase product from AbbVie under standard terms and conditions of sale.

        AbbVie directs its primary marketing efforts toward securing the prescription, or recommendation, of its brand of products by physicians, key opinion leaders, and other health care providers. Managed care providers (for example, health maintenance organizations and pharmacy benefit managers), hospitals, and state and federal government agencies (for example, the United States Department of Veterans Affairs and the United States Department of Defense) are also important customers. AbbVie also markets directly to consumers themselves, although all of the Company's products must be sold pursuant to a prescription in the United States. Outside of the United States, AbbVie focuses its marketing efforts on key opinion leaders, payors, physicians, and country regulatory bodies. AbbVie also provides patient support programs closely related to its products.

        AbbVie's products are generally sold worldwide directly to wholesalers, distributors, government agencies, health care facilities, specialty pharmacies, and independent retailers from AbbVie-owned distribution centers and public warehouses. Outside the United States, sales are made either directly to customers or through distributors, depending on the market served. Approximately 55-60 percent of sales outside the United States are made through wholesalers or distributors. No wholesaler or distributor outside the United States accounts for more than 3 percent of AbbVie's sales. Certain products are co-marketed or co-promoted with other companies. AbbVie has no single customer that, if the customer were lost, would have a material adverse effect on the Company's business.

        No material portion of AbbVie's business is subject to renegotiation of profits or termination of contracts at the election of the government.

Third Party Agreements

        AbbVie has agreements with third parties for process development, analytical services, and manufacturing of certain products. AbbVie procures certain products and services from a limited number of suppliers and, in some cases, a single supply source. For example, the filling and packaging of HUMIRA syringes to be sold outside of the United States and Puerto Rico is performed by a single supplier at its two different facilities. AbbVie does not currently believe that this agreement is material because AbbVie's business is not substantially dependent upon it. AbbVie maintains significant inventory of HUMIRA syringes to reduce the risk of any supply disruption and is awaiting regulatory approval for its own syringe-filling and packaging facility in the United States to supply syringes outside of the United States and Puerto Rico. This facility is already approved to provide product to the United States and Puerto Rico. In addition, AbbVie has agreements with third parties for active pharmaceutical ingredient and product manufacturing, formulation and development services, fill, finish, and packaging services, and distribution and logistics services for certain products. AbbVie does not believe that these manufacturing-related agreements are material because AbbVie's business is not substantially dependent on any individual agreement. In most cases, AbbVie maintains alternate supply relationships that it can utilize without undue disruption of its manufacturing processes if a third party fails to perform its contractual obligations. AbbVie also maintains sufficient inventory of product to minimize the impact of any supply disruption.

        AbbVie also has collaboration agreements, as discussed in Note 4, "Acquisitions, Collaborations and Other Arrangements", of the Notes to the Audited Annual Combined Financial Statements found in "Financial Statements and Supplementary Data" and has certain agreements with Abbott, as described in "Certain Relationships and Related Transactions."

Sources and Availability of Raw Materials

        AbbVie purchases, in the ordinary course of business, raw materials and supplies essential to its operations from numerous suppliers around the world, including in the United States. There have been no recent significant availability problems or supply shortages.

Orders

        Orders are generally filled on a current basis, and order backlog is not material to AbbVie's business.

Environmental Matters

        AbbVie believes that its operations comply in all material respects with applicable laws and regulations concerning environmental protection. Regulations under federal and state environmental laws impose stringent limitations on emissions and discharges to the environment from various manufacturing operations. AbbVie's capital and operating expenditures for pollution control in 2012 were approximately $1.5 million and $13.2 million, respectively. Capital and operating expenditures for pollution control in 2013 are estimated to be approximately $2.2 million and $19.0 million, respectively.

        Abbott was identified as one of many potentially responsible parties in investigations and/or remediations at several locations in the United States, including Puerto Rico, under the Comprehensive Environmental Response, Compensation, and Liability Act, commonly known as Superfund. Some of these locations were transferred to AbbVie in connection with the separation and distribution, and AbbVie has become a party to these investigations and remediations. Abbott was also engaged in remediation at several other sites, some of which have been transferred to AbbVie in connection with the separation and distribution, in cooperation with the Environmental Protection Agency or similar agencies. While it is not feasible to predict with certainty the final costs related to those investigations and remediation activities, AbbVie believes that such costs, together with other expenditures to maintain compliance with applicable laws and regulations concerning environmental protection, should not have a material adverse effect on the Company's financial position, cash flows, or results of operations.

Competition

        The markets for AbbVie's products are highly competitive. AbbVie competes with other research-based pharmaceuticals and biotechnology companies that discover, manufacture, market, and sell proprietary pharmaceutical products and biologics. For example, HUMIRA competes with a number of anti-TNF and other products that are approved for a number of disease states, AbbVie's virology products compete with protease inhibitors and other anti-HIV treatments, and AbbVie's dyslipidemia products face competition from other fibrates and from statins. The search for technological innovations in pharmaceutical products is a significant aspect of competition. The introduction of new products by competitors and changes in medical practices and procedures can result in product obsolescence. Price is also a competitive factor. In addition, the substitution of generic pharmaceutical products for branded pharmaceutical products creates competitive pressures on AbbVie's products that do not have patent protection.

        Biosimilars.    Competition for AbbVie's biologic products is affected by the approval of follow-on biologics, also known as "biosimilars." Biologics have added major therapeutic options for the treatment of many diseases, including some for which therapies were unavailable or inadequate. The advent of biologics has also raised complex regulatory issues and significant pharmacoeconomic concerns because the cost of developing and producing biologic therapies is typically dramatically higher than for conventional (small molecule) medications, and because many expensive biologic medications are used for ongoing treatment of chronic diseases, such as rheumatoid arthritis or inflammatory bowel disease, or for the treatment of previously untreatable cancer. Significant investments in biologics infrastructure and manufacturing are necessary to produce biologic products, as are significant investments in marketing, distribution, and sales organization activities, which may limit the number of biosimilar competitors.

        In the United States, the FDA regulates biologics under the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, and implementing regulations. While the enactment of the Affordable Care Act in March 2010 was meant to provide a pathway for approval of biosimilars under the Public Health Service Act, recent regulatory guidance suggests that the approval process for biosimilars will be far more extensive than the approval process for generic or other follow-on versions of small molecule products, in order to ensure that the safety and efficacy of biosimilars is highly similar to that of an original biologic, such as HUMIRA. Ultimate approval by the FDA is dependent upon many factors, including a showing that the biosimilar is "highly similar" to the original product and has no clinically meaningful differences from the original product in terms of safety, purity, and potency. The types of data that could ordinarily be required in an application to show similarity would include analytical data and studies to demonstrate chemical similarity, animal studies (including toxicity studies), and clinical studies. Applicable regulations also require that the biosimilar must be for the same indication as the original biologic and involve the same mechanism of action, and that the manufacturing facility meets the standards necessary to assure that the biosimilar is safe, pure, and potent.

        Furthermore, the new law provides that only a biosimilar product that is deemed to be "interchangeable" may be substituted for the original biologic product without the intervention of the health care provider who prescribed the original biologic product. To prove that a biosimilar product is interchangeable, the applicant must demonstrate that the product can be expected to produce the same clinical results as the original biologic product in any given patient, and if the product is administered more than once in a patient, that safety risks and potential for diminished efficacy of alternating or switching between the use of the interchangeable biosimilar biologic product and the original biologic product is no greater than the risk of using the original biologic product without switching. The new law is only beginning to be interpreted and implemented by the FDA. As a result, its ultimate impact, implementation, and meaning will likely be subject to substantial uncertainty for years to come.

        In the European Union, while a pathway for the approval of biosimilars has existed since 2005, the products that have come to market to date have had a mixed impact on the market share of incumbent products, with significant variation by product.

        Other Competitive Products.    Although a number of competitive biologic branded products have been approved since HUMIRA was first introduced in 2003, most have gained only a modest share of the worldwide market. In addition, the first JAK inhibitor, part of a new class of orally administered class of products, was recently approved for use in rheumatoid arthritis in the U.S. and is under regulatory review in Europe. AbbVie will continue to face competitive pressure from these biologics and orally administered products.

Regulation—Discovery and Clinical Development

        United States.    Securing approval to market a new pharmaceutical product in the United States requires substantial effort and financial resources and takes several years to complete. The applicant must complete preclinical tests, and obtain FDA approval before commencing clinical trials. Clinical trials are intended to establish the safety and efficacy of the pharmaceutical product and typically are conducted in three sequential phases, although the phases may overlap or be combined. If the required clinical testing is successful, the results are submitted to the FDA in the form of an NDA or BLA requesting approval to market the product for one or more indications. The FDA reviews an NDA or BLA to determine whether a product is safe and effective for its intended use and whether its manufacturing is compliant with current Good Manufacturing Practices ("cGMP").

        Even if an NDA or a BLA receives approval, the applicant must comply with post-approval requirements. For example, holders of an approval must report adverse reactions, provide updated safety and efficacy information, and comply with requirements concerning advertising and promotional labeling. Also, quality control and manufacturing procedures must continue to conform to cGMP after approval. The FDA periodically inspects manufacturing facilities to assess compliance with cGMP, which imposes extensive procedural, substantive, and record keeping requirements. In addition, as a condition of approval, the FDA may require post-marketing testing and surveillance to further assess and monitor the product's safety or efficacy after commercialization. Any post-approval regulatory obligations, and the cost of complying with such obligations, could expand in the future.

        Outside the United States.    AbbVie is subject to similar regulations outside the United States. AbbVie must obtain approval of a clinical trial application or product from the applicable regulatory authorities before it can commence clinical trials or marketing of the product. The approval requirements and process vary, and the time required to obtain approval may be longer or shorter than that required for FDA approval. For example, AbbVie may submit marketing authorizations in the European Union under either a centralized or decentralized procedure. The centralized procedure is mandatory for the approval of biotechnology products and many pharmaceutical products and provides for a single marketing authorization that is valid for all European Union member states. Under the centralized procedure, a single marketing authorization application is submitted to the European

Medicines Agency. After the agency evaluates the application, it makes a recommendation to the European Commission, which then makes the final determination on whether to approve the application. The decentralized procedure provides for mutual recognition of national approval decisions and is available for products that are not subject to the centralized procedure.

        In Japan, applications for approval of a new product are made through the Pharmaceutical and Medical Devices Agency ("PMDA"). Bridging studies to demonstrate that the foreign clinical data applies to Japanese patients may be required. After completing a comprehensive review, the PMDA reports to the Ministry of Health, Labour and Welfare, which then approves or denies the application.

        The regulatory process in many emerging markets continues to evolve. Many emerging markets, including those in Asia, generally require regulatory approval to have been obtained in a large developed market (such as the United States) before the country will begin or complete its regulatory review process. Some countries also require that local clinical studies be conducted in order to obtain regulatory approval in the country.

        The requirements governing the conduct of clinical trials and product licensing also vary. In addition, post-approval regulatory obligations such as adverse event reporting and cGMP compliance generally apply and may vary by country. For example, after a marketing authorization has been granted in the European Union, periodic safety reports must be submitted and other pharmacovigilance measures must be implemented.

Regulation—Commercialization, Distribution, and Manufacturing

        The manufacture, marketing, sale, promotion, and distribution of AbbVie's products are subject to comprehensive government regulation. Government regulation by various national, regional, federal, state, and local agencies, both in the United States and other countries, addresses (among other matters) inspection of, and controls over, research and laboratory procedures, clinical investigations, product approvals and manufacturing, labeling, packaging, marketing and promotion, pricing and reimbursement, sampling, distribution, quality control, post-marketing surveillance, record keeping, storage, and disposal practices. AbbVie's operations are also affected by trade regulations in many countries that limit the import of raw materials and finished products and by laws and regulations that seek to prevent corruption and bribery in the marketplace (including the United States Foreign Corrupt Practices Act and the United Kingdom Bribery Act, which provide guidance on corporate interactions with government officials) and require safeguards for the protection of personal data. In addition, AbbVie is subject to laws and regulations pertaining to health care fraud and abuse, including state and federal anti-kickback and false claims laws in the United States. Prescription drug manufacturers such as AbbVie are also subject to taxes, as well as application, product, user, establishment, and other fees.

        Compliance with these laws and regulations is costly and materially affects AbbVie's business. Among other effects, health care regulations substantially increase the time, difficulty, and costs incurred in obtaining and maintaining approval to market newly developed and existing products. AbbVie expects compliance with these regulations to continue to require significant technical expertise and capital investment to ensure compliance. Failure to comply can delay the release of a new product or result in regulatory and enforcement actions, the seizure or recall of a product, the suspension or revocation of the authority necessary for a product's production and sale, and other civil or criminal sanctions, including fines and penalties.

        In addition to regulatory initiatives, AbbVie's business can be affected by ongoing studies of the utilization, safety, efficacy, and outcomes of health care products and their components that are regularly conducted by industry participants, government agencies, and others. These studies can call into question the utilization, safety, and efficacy of previously marketed products. In some cases, these studies have resulted, and may in the future result, in the discontinuance of, or limitations on, marketing of such products domestically or worldwide, and may give rise to claims for damages from persons who believe they have been injured as a result of their use.

        Access to human health care products continues to be a subject of investigation and action by governmental agencies, legislative bodies, and private organizations in the United States and other countries. A major focus is cost containment. Efforts to reduce health care costs are also being made in the private sector, notably by health care payors and providers, which have instituted various cost reduction and containment measures. AbbVie expects insurers and providers to continue attempts to reduce the cost of health care products. Outside the United States, many countries control the price of health care products directly or indirectly, through reimbursement, payment, pricing, coverage limitations, or compulsory licensing. Budgetary pressures in the United States and in other countries may also heighten the scope and severity of pricing pressures on AbbVie's products for the foreseeable future.

        United States.    Specifically, United States federal laws require pharmaceuticals manufacturers to pay certain statutorily-prescribed rebates to state Medicaid programs on prescription drugs reimbursed under state Medicaid plans, and the efforts by states to seek additional rebates affect AbbVie's business. Similarly, the Veterans Health Care Act of 1992, as a prerequisite to participation in Medicaid and other federal health care programs, requires that manufacturers extend additional discounts on pharmaceutical products to various federal agencies, including the Department of Veterans Affairs, Department of Defense, and Public Health Service entities and institutions. In addition, recent legislative changes would require similarly discounted prices to be offered to TRICARE program beneficiaries. The Veterans Health Care Act of 1992 also established the 340B drug discount program, which requires pharmaceuticals manufacturers to provide products at reduced prices to various designated health care entities and facilities.

        In the United States, most states also have generic substitution legislation requiring or permitting a dispensing pharmacist to substitute a different manufacturer's generic version of a pharmaceutical product for the one prescribed. In addition, the federal government follows a diagnosis-related group ("DRG") payment system for certain institutional services provided under Medicare or Medicaid and has implemented a prospective payment system ("PPS") for services delivered in hospital outpatient, nursing home, and home health settings. DRG and PPS entitle a health care facility to a fixed reimbursement based on the diagnosis and/or procedure rather than actual costs incurred in patient treatment, thereby increasing the incentive for the facility to limit or control expenditures for many health care products. Medicare reimburses Part B drugs based on average sales price ("ASP") plus a certain percentage to account for physician administration costs, which have recently been reduced in the hospital outpatient setting. End stage renal disease treatment is covered through a bundled payment that likewise creates incentives for providers to demand lower pharmaceutical prices. Medicare enters into contracts with private plans to negotiate prices for most patient-administered medicine delivered under Part D.

        In March 2010, Congress enacted the Affordable Care Act. Under the Affordable Care Act, AbbVie pays a fee related to its pharmaceuticals sales to government programs. Also in 2011, AbbVie began providing a discount of 50 percent for branded prescription drugs sold to patients who fall into the Medicare Part D coverage gap, or "donut hole."

        The Affordable Care Act also includes provisions known as the Physician Payments Sunshine Act, which require manufacturers of drugs and biologics covered under Medicare and Medicaid starting in 2012 to record any transfers of value to physicians and teaching hospitals and to report this data beginning in 2013 to the Centers for Medicare and Medicaid Services for subsequent public disclosure. Similar reporting requirements have also been enacted on the state level in the United States, and an increasing number of countries worldwide either have adopted or are considering similar laws requiring disclosure of interactions with health care professionals. Failure to report appropriate data may result in civil or criminal fines and/or penalties.

        AbbVie expects debate to continue during 2013 at all government levels worldwide over the marketing, availability, method of delivery, and payment for health care products and services. AbbVie believes that future legislation and regulation in the markets it serves could affect access to health care products and services, increase rebates, reduce prices or the rate of price increases for health care products and services, change health care delivery systems, create new fees and obligations for the pharmaceuticals industry, or require additional reporting and disclosure. It is not possible to predict the extent to which AbbVie or the health care industry in general might be affected by the matters discussed above.

        AbbVie is subject to a CIA entered into by Abbott on May 7, 2012 that requires enhancements to AbbVie's compliance program and contains reporting obligations including disclosure of financial payments to doctors. If AbbVie fails to comply with the CIA, the Office of Inspector General for the U.S. Department of Health and Human Services may impose monetary penalties or exclude AbbVie from federal health care programs, including Medicare and Medicaid.

        European Union.    The European Union has adopted directives and other legislation governing labeling, advertising, distribution, supply, pharmacovigilance, and marketing of pharmaceutical products. Such legislation provides mandatory standards throughout the European Union and permits member states to supplement these standards with additional regulations. European governments also regulate pharmaceutical product prices through their control of national health care systems that fund a large part of the cost of such products to consumers. As a result, patients are unlikely to use a pharmaceutical product that is not reimbursed by the government. In many European countries, the government either regulates the pricing of a new product at launch or subsequent to launch through direct price controls or reference pricing. In recent years, many countries have also imposed new or additional cost containment measures on pharmaceutical products. Differences between national pricing regimes create price differentials within the European Union that can lead to significant parallel trade in pharmaceutical products.

        Most governments also promote generic substitution by mandating or permitting a pharmacist to substitute a different manufacturer's generic version of a pharmaceutical product for the one prescribed and by permitting or mandating that health care professionals prescribe generic versions in certain circumstances. In addition, governments use reimbursement lists to limit the pharmaceutical products that are eligible for reimbursement by national health care systems.

        Japan.    In Japan, the National Health Insurance system maintains a Drug Price List specifying which pharmaceutical products are eligible for reimbursement, and the Ministry of Health, Labour and Welfare sets the prices of the products on this list. The government generally introduces price cut rounds every other year and also mandates price decreases for specific products. New products judged innovative or useful, that are indicated for pediatric use, or that target orphan or small population diseases, however, may be eligible for a pricing premium. The government has also promoted the use of generics, where available.

        Emerging Markets.    Many emerging markets take steps to reduce pharmaceutical product prices, in some cases through direct price controls and in others through the promotion of generic alternatives to branded pharmaceuticals.

        Since AbbVie markets its products worldwide, certain products of a local nature and variations of product lines must also meet other local regulatory requirements. Certain additional risks are inherent in conducting business outside the United States, including price and currency exchange controls, changes in currency exchange rates, limitations on participation in local enterprises, expropriation, nationalization, and other governmental action.

Employees

        AbbVie employed approximately 21,500 persons as of January 31, 2013. Outside the United States, some of AbbVie's employees are represented by unions or works councils. AbbVie believes that it has good relations with its employees.

Properties

        AbbVie's corporate offices are located at 1 North Waukegan Road, North Chicago, Illinois 60064-6400. AbbVie's principal manufacturing plants are in the following locations:

United States	Outside the United States
Abbott Park, Illinois*	Campoverde di Aprilia, Italy
Barceloneta, Puerto Rico	Cork, Ireland
Jayuya, Puerto Rico	Ludwigshafen, Germany
North Chicago, Illinois	Sligo, Ireland
Worcester, Massachusetts

*
Leased property.

        In addition to the above, AbbVie has other manufacturing facilities in the United States and worldwide. AbbVie believes its facilities are suitable and provide adequate production capacity.

        In the United States, including Puerto Rico, AbbVie owns one distribution center. AbbVie also has four United States research and development facilities located at: Abbott Park, Illinois; North Chicago, Illinois; Redwood City, California; and Worcester, Massachusetts. Outside the United States, AbbVie's principal research and development facilities are located in Shanghai, China and Ludwigshafen, Germany.

        Except as noted, the principal plants in the United States listed above are owned by AbbVie or subsidiaries of AbbVie. The remaining manufacturing plants and all other facilities are owned or leased by AbbVie or subsidiaries of AbbVie.

Legal Proceedings

        Subject to certain exceptions specified in the separation agreement, AbbVie assumed the liability for, and control of, all pending and threatened legal matters related to its business, including liabilities for any claims or legal proceedings related to products that had been part of its business but were discontinued prior to the distribution, as well as assumed or retained liabilities, and will indemnify Abbott for any liability arising out of or resulting from such assumed legal matters. As of May 31, 2013, except where noted below, AbbVie is involved in various claims, legal proceedings, and investigations, including those described below. While it is not feasible to predict the outcome of such pending claims, proceedings and investigations with certainty, management believes that their ultimate disposition should not have a material adverse effect on AbbVie's financial position, cash flows, or results of operations.

        Several cases are pending against AbbVie that generally allege Abbott and numerous other pharmaceutical companies reported false pricing information in connection with certain drugs that are reimbursable under Medicare and Medicaid. These cases brought by state Attorneys General generally seek monetary damages and/or injunctive relief and attorneys' fees. The following cases are pending in state courts: Commonwealth of Kentucky, filed in September 2003 in the Circuit Court of Franklin County, Kentucky; State of Wisconsin, filed in June 2004 in the Circuit Court of Dane County, Wisconsin; State of Illinois, filed in February 2005 in the Circuit Court of Cook County, Illinois; and State of Louisiana, filed in October 2010 in the Nineteenth Judicial District, Parish of Baton Rouge,

Louisiana. All other previously reported cases that were pending against AbbVie in state courts have been settled. As previously reported, certain federal court cases were consolidated for pre-trial purposes in the United States District Court for the District of Massachusetts under the Multi District Litigation Rules as In re: Pharmaceutical Industry Average Wholesale Price Litigation, MDL 1456. In the fourth quarter of 2012, the only remaining MDL 1456 case, which was filed in August 2006 on behalf of the State of South Carolina, was settled and dismissed with prejudice.

        AbbVie is seeking to enforce its patent rights relating to testosterone gel (a drug AbbVie sells under the trademark AndroGel® 1.62%). In a case filed in the United States District Court for the District of Delaware in February 2013, AbbVie alleges that Perrigo Company's and Perrigo Israel Pharmaceutical Ltd.'s proposed generic product infringes an AbbVie patent and seeks declaratory and injunctive relief. In a second case filed in the United States District Court for the District of Delaware in March 2013, AbbVie alleges that Watson Laboratories Inc. and Actavis Inc.'s proposed generic product infringes AbbVie's patent and seeks declaratory and injunctive relief.

        Several pending lawsuits filed against Unimed Pharmaceuticals, Inc., Solvay Pharmaceuticals, Inc. (a company Abbott acquired in February 2010) et al. were consolidated for pre-trial purposes in the United States District Court for the Northern District of Georgia under the Multi District Litigation Rules as In re AndroGel Antitrust Litigation, MDL No. 2084. These cases, brought by private plaintiffs and the Federal Trade Commission ("FTC"), generally allege Solvay's 2006 patent litigation involving AndroGel was sham litigation and the patent litigation settlement agreement and related agreements with three generic companies violate federal and state antitrust laws and state consumer protection and unjust enrichment laws. Plaintiffs generally seek monetary damages and/or injunctive relief and attorneys' fees. MDL 2084 includes: (a) three individual plaintiff lawsuits: Supervalu, Inc. v. Unimed Pharmaceuticals, Inc. et al., filed in April 2010 in the United States District Court for the Northern District of Georgia; and Rite Aid Corp. et al. v. Unimed Pharmaceuticals, Inc. et al. and Walgreen Co. et al. v. Unimed Pharmaceuticals, Inc. et al., both of which were filed in June 2009 in the United States District Court for the Middle District of Pennsylvania and subsequently transferred to the United States District Court for the Northern District of Georgia; (b) seven purported class actions: Meijer, Inc. et al. v. Unimed Pharmaceuticals, Inc. et al., Rochester Drug Co-Operative, Inc. et al. v. Unimed Pharmaceuticals, Inc. et al., and Louisiana Wholesale Drug Co., Inc. et al. v. Unimed Pharmaceuticals, Inc. et al., all of which were filed in May 2009 in the United States District Court for the Northern District of Georgia; Fraternal Order of Police v. Unimed Pharmaceuticals, Inc. et al., filed in September 2009 in the United States District Court for the Northern District of Georgia; Jabo's Pharmacy, Inc. v. Solvay Pharmaceuticals, Inc. et al., filed in October 2009 in the United States District Court for the Eastern District of Tennessee; LeGrand v. Unimed Pharmaceuticals, Inc. et al., filed in September 2010 in the United States District Court for the Northern District of Georgia; and Health Net, Inc. v. Solvay Pharmaceuticals, Inc., filed in February 2011 in the Northern District of Georgia; and (c) a lawsuit brought by the FTC, Federal Trade Commission v. Watson Pharmaceuticals, Inc. et al., filed in May 2009 in the United States District Court for the Northern District of Georgia. In February 2010, Solvay's motion to dismiss the cases was partially granted and all of the FTC's claims and all of the plaintiffs' claims except those alleging sham litigation were dismissed. In May 2012, that decision was affirmed on appeal by the United States Court of Appeals for the Eleventh Circuit. In September 2012, the District Court granted summary judgment in favor of Solvay on the remaining claims of the private plaintiffs. In December 2012, the United States Supreme Court approved the FTC's October 2012 petition for review of the Eleventh Circuit's decision. In June 2013, the United States Supreme Court reversed the Eleventh Circuit's decision and remanded the case, ruling that the settlement agreement should be examined under a "rule of reason" analysis. The private plaintiffs' appeal of the District Court's grant of summary judgment has been stayed by the United States Court of Appeals for the Eleventh Circuit pending the Supreme Court's ruling in the case brought by the FTC.

        AbbVie is seeking to enforce its patent rights relating to ritonavir/lopinavir tablets (a drug AbbVie sells under the trademark Kaletra®). In a case filed in the United States District Court for the Northern District of Illinois in March 2009, AbbVie alleges that Matrix Laboratories, Inc., Matrix Laboratories, Ltd., and Mylan, Inc.'s proposed generic products infringe AbbVie's patents and seeks declaratory and injunctive relief. Upon Matrix's motion in November 2009, the court granted a five-year stay of the litigation unless good cause to lift the stay is shown.

        AbbVie is seeking to enforce its patent rights relating to ritonavir tablets (a drug AbbVie sells under the trademark Norvir®). In a case filed in the United States District Court for the District of Delaware in April 2012 and transferred to the United States District Court for the Southern District of Ohio in June 2013, AbbVie alleges that Roxane Laboratories, Inc.'s ("Roxane") proposed generic product infringes five AbbVie patents and seeks declaratory and injunctive relief. Also in April 2012, Roxane filed a declaratory judgment action in the United States District Court for the Southern District of Ohio alleging that two of the five AbbVie patents are invalid and not infringed by Roxane's proposed generic ritonavir product. In a second case filed in the United States District Court for the District of Delaware in May 2013, AbbVie alleges that Hetero USA Inc.'s and Hetero Labs Limited's proposed generic ritonavir tablets product infringes five AbbVie patents and AbbVie seeks declaratory and injunctive relief.

        AbbVie is seeking to enforce its patent rights relating to niacin extended release tablets (a drug AbbVie sells in the U.S. under the trademark Niaspan®). In a case filed in the United States District Court for the District of Delaware in January 2012, AbbVie alleges Zydus Pharmaceuticals (USA), Inc.'s proposed generic product infringes AbbVie's patents and seeks declaratory and injunctive relief. In a second case filed in the United States District Court for the District of Delaware in March 2012, AbbVie alleges that Mylan Inc. and Mylan Pharmaceutical Inc.'s proposed generic product infringes AbbVie's patents and seeks declaratory and injunctive relief. In a third case filed in the United States District Court for the District of Delaware in March 2012, AbbVie alleges that Watson Laboratories Inc.'s proposed generic product infringes AbbVie's patents and seeks declaratory and injunctive relief. In a fourth case filed in the United States District Court for the District of Delaware in June 2012, AbbVie alleges that Kremers Urban Pharmaceuticals Inc.'s proposed generic product infringes AbbVie's patents and seeks declaratory and injunctive relief.

        AbbVie is seeking to enforce certain patent rights that cover the use of fully human anti-TNF alpha antibodies with methotrexate to treat rheumatoid arthritis. In a case filed in the United States District Court for the District of Massachusetts in May 2009, AbbVie alleges Centocor Ortho Biotech, Inc.'s (now Janssen Biotech, Inc.'s) product Simponi® infringes AbbVie's patents and seeks damages and injunctive relief.

        AbbVie is seeking to enforce its patent rights relating to fenofibric acid capsules (a drug AbbVie sells in the U.S. under the trademark TRILIPIX®). In a case filed in the United States District Court for the District of New Jersey in March 2011, AbbVie and its subsidiary Fournier Laboratories Ireland Ltd. allege that Sandoz Inc.'s proposed generic product infringes AbbVie's patent and seek injunctive relief.

 MANAGEMENT

DIRECTORS OF ABBVIE

Class I—Directors Whose Terms Expire in 2016

William H.L. Burnside	Age 62
Retired Senior Vice President and Director at the Boston Consulting Group
Mr. Burnside is a retired senior vice president and director at The Boston Consulting Group ("BCG"), where he currently serves as an advisor. Prior to becoming managing partner of BCG's Los Angeles office in 1987, he worked in BCG's London and Chicago offices, servicing clients in telecommunications, media, defense, financial services, and manufacturing. Mr. Burnside is a director at Executive Service Corps Southern California and Audubon California. Through his experience with The Boston Consulting Group, Mr. Burnside acquired knowledge and understanding of corporate finance and capital markets matters, as well as global and domestic strategic advisory experience across a broad base of industries.
Edward J. Rapp	Age 56
Group President for Construction Industries of Caterpillar Inc.
Mr. Rapp was appointed in early 2013 as the Caterpillar Inc. group president for construction industries based in Singapore. Mr. Rapp served as the chief financial officer of Caterpillar from 2010 to 2013 and was named a group president of Caterpillar in 2007. Mr. Rapp is presently a board member for FM Global, and Junior Achievement USA. He is currently a member of the University of Missouri College of Business Strategic Development Board. As a result of his tenure as group president and chief financial officer at Caterpillar, Inc., Mr. Rapp has acquired management, operational, and financial expertise with extensive global experience and provides the board with an informed perspective on financial and operational matters faced by a complex international company.
Roy S. Roberts	Age 74
Emergency Financial Manager for Detroit Public Schools
Mr. Roberts is currently the emergency financial manager for Detroit Public Schools. Previously, he served as managing director of Reliant Equity Investors from 2000 to 2011. Mr. Roberts retired from General Motors in April 2000. At the time of his retirement, he was group vice president for North American Vehicle Sales, Service and Marketing of General Motors Corporation, having been elected to that position in October 1998. Mr. Roberts has served as director on the following boards: Thermon Manufacturing Company 2007-2010, Enova Systems, Inc., 2008-2011, Burlington Northern Santa Fe, 1991-2010, and Abbott Laboratories, 1998-2011. As a former executive of a major international corporation, Mr. Roberts has a strong record of valuable business, leadership, operational, and management experience which he brings to the board.

Class II—Directors Whose Terms Expire in 2014

Robert J. Alpern, M.D.	Age 62
Ensign Professor of Medicine, Professor of Internal Medicine, and Dean of Yale School of Medicine
Dr. Alpern has served as the Ensign Professor of Medicine, Professor of Internal Medicine, and Dean of Yale School of Medicine since June 2004. From July 1998 to June 2004, Dr. Alpern was the Dean of The University of Texas Southwestern Medical Center. Dr. Alpern served on the Scientific Advisory Board of Ilypsa from 2004 until 2007 and since 2007 has served on the Scientific Advisory Board of Relypsa. Dr. Alpern also serves as a director of Abbott Laboratories and as a director on the Board of Yale—New Haven Hospital. As the Ensign Professor of Medicine, Professor of Internal Medicine, and Dean of Yale School of Medicine, Dean of The University of Texas Southwestern Medical Center, and as a director on the Board of Yale—New Haven Hospital, Dr. Alpern contributes valuable insights to the board through his medical and scientific expertise and his knowledge of the health care environment and the scientific nature of AbbVie's key research and development initiatives.
Edward M. Liddy	Age 67
Partner, Clayton, Dubilier & Rice, LLC
Mr. Liddy has been a partner in the private equity investment firm Clayton, Dubilier & Rice, LLC since January 2010, having also been a partner at such firm from April to September 2008. From September 2008 to August 2009, Mr. Liddy was the interim chairman and chief executive officer of American International Group, Inc. ("AIG"). He served at AIG at the request of the U.S. Department of the Treasury. From January 1999 to April 2008, Mr. Liddy served as chairman of the board of the Allstate Corporation. He served as chief executive officer of Allstate from January 1999 to December 2006, President from January 1995 to May 2005, and chief operating officer from August 1994 to January 1999. Mr. Liddy currently serves on the board of directors of Abbott Laboratories, 3M Company, and The Boeing Company. In addition, Mr. Liddy formerly served on the boards of The Goldman Sachs Group, Inc. from 2003 to 2008 and The Boeing Company from 2007 to 2008. As the chairman and chief executive officer of Allstate Corporation and American International Group, Inc., Mr. Liddy brings valuable insights from the perspective of the insurance industry into AbbVie's pharmaceutical and medical device businesses. As a partner of Clayton, Dubilier & Rice, LLC, Mr. Liddy gained significant knowledge and understanding of finance and capital markets matters as well as global and domestic strategic advisory experience.
Frederick H. Waddell	Age 60
Chairman of the Board and Chief Executive Officer of Northern Trust Corporation and The Northern Trust Company
Mr. Waddell has served as the chief executive officer of Northern Trust Corporation and The Northern Trust Company since January 2008 and as chairman of the board since November 2009. He served as president from February 2006 through September 2011, and as chief operating officer from February 2006 to January 2008. He is currently a board member at the Federal Reserve Bank of Chicago and served as a board member of Northern Trust from February 2006 to November 2009 prior to becoming the chairman of the board. As chairman and chief executive officer of Northern Trust Corporation and The Northern Trust Company, Mr. Waddell possesses broad financial services experience with a strong record of leadership in a highly regulated industry.

Class III—Directors Whose Terms Expire in 2015

Roxanne S. Austin	Age 52
President, Austin Investment Advisors
Ms. Austin is president of Austin Investment Advisors, a private investment and consulting firm, a position she has held since 2004. From July 2009 through July 2010, Ms. Austin also served as the president and chief executive officer of Move Networks, Inc., a provider of Internet television services. Ms. Austin served as president and chief operating officer of DIRECTV, Inc. from June 2001 to December 2003. Ms. Austin also previously served as executive vice president and chief financial officer of Hughes Electronics Corporation and as a partner of Deloitte & Touche LLP. Ms. Austin is also a director of Abbott Laboratories, Target Corporation, Teledyne Technologies, Inc. and Telefonaktiebolaget LM Ericsson. Through her extensive management and operating roles, including her financial roles, Ms. Austin contributes significant oversight and leadership experience, including financial expertise and knowledge of financial statements, corporate finance and accounting matters.
Richard A. Gonzalez	Age 59
Chairman of the Board and Chief Executive Officer, AbbVie Inc.
Mr. Gonzalez is the chairman and chief executive officer of AbbVie. He served as Abbott's executive vice president of the pharmaceutical products group from July 2010 to December 2012, and was responsible for Abbott's worldwide pharmaceutical business, including commercial operations, research and development, and manufacturing. He also served as president, Abbott Ventures Inc., Abbott's medical technology investment arm, from 2009 to 2011. Mr. Gonzalez joined Abbott in 1977 and held various management positions before briefly retiring in 2007, including: Abbott's president and chief operating officer; president, chief operating officer of Abbott's Medical Products Group; senior vice president and president of Abbott's former Hospital Products Division (now Hospira, Inc.); vice president and president of Abbott's Health Systems Division; and divisional vice president and general manager for Abbott's Diagnostics Operations in the United States and Canada. As a result of his service as Abbott's executive vice president, Pharmaceutical Products Group since July 2010, his previous service as Abbott's president and chief operating officer and his more than 30-year career at Abbott, Mr. Gonzalez has developed valuable business, management and leadership experience, as well as extensive knowledge of AbbVie and its global operations. Mr. Gonzalez will be able to use his experience and knowledge to contribute key insights into strategic, management, and operational matters to AbbVie's board.
Glenn F. Tilton	Age 65
Chairman of the Midwest, JPMorgan Chase & Co.
In 2011, Mr. Tilton became chairman of the Midwest for JPMorgan Chase & Co. and a member of its companywide executive committee. From October 2010 to December 2012, Mr. Tilton also served as the non-executive chairman of the board of United Continental Holdings, Inc. From September 2002 to October 2010, he served as chairman, president and chief executive officer of UAL Corporation, and chairman and chief executive officer of United Air Lines, Inc., its wholly owned subsidiary. Mr. Tilton is also a director of Abbott Laboratories, United Continental Holdings, Inc., and Phillips 66. Mr. Tilton also served on the board of directors of Lincoln National Corporation from 2002 to 2007, of TXU Corporation from 2005 to 2007, and of Corning Incorporated from 2010 to 2012. As chairman of the Midwest for JPMorgan Chase & Co. and having previously served as non-executive chairman of the board of United Continental Holdings, Inc., and chairman, president, and chief executive officer of UAL Corporation and United Air Lines, vice chairman of Chevron Texaco and as interim chairman of Dynegy, Inc., Mr. Tilton acquired strong management experience overseeing complex multinational businesses operating in highly regulated industries, as well as expertise in finance and capital markets matters.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors

        The board of directors was not fully constituted until immediately prior to the separation on January 1, 2013. Throughout 2012, the board acted only by written consent in lieu of holding meetings. One non-management director was appointed to the board and the audit committee in November 2012. Prior to that time, the board was composed of officers of Abbott, AbbVie's former parent.

        AbbVie encourages its board members to attend the annual stockholder meeting. AbbVie did not hold an annual stockholder meeting in 2012.

        The board has determined that each of the following directors is independent in accordance with the New York Stock Exchange listing standards: R. J. Alpern, R. S. Austin, W. H.L. Burnside, E. M. Liddy, E. J. Rapp, R. S. Roberts, G. F. Tilton, and F. H. Waddell. To determine independence, the board applied the AbbVie director independence guidelines. The board also considered whether a director has any other material relationships with AbbVie or its subsidiaries and concluded that none of these directors had a relationship that impaired the director's independence. This included consideration of the fact that some of the directors are officers or serve on boards of companies or entities to which AbbVie sold products or made contributions or from which AbbVie purchased products and services during the year. This also included consideration of the fact that some of the directors serve on the board of Abbott, AbbVie's former parent. In making its determination, the board relied on both information provided by the directors and information developed internally by AbbVie.

        The board has risk oversight responsibility for AbbVie and administers this responsibility both directly and with assistance from its committees. The board has determined that the current leadership structure, in which the offices of chairman and chief executive officer are held by one individual and the chairman of the nominations and governance committee is appointed to be the lead director, ensures the appropriate level of oversight, independence, and responsibility is applied to all board decisions, including risk oversight, and is in the best interests of AbbVie and its stockholders. The lead director facilitates communication with the board and presides over regularly conducted executive sessions of the independent directors or sessions where the chairman of the board is not present. It is the role of the lead director to review and approve matters, such as agenda items, schedule sufficiency, and, where appropriate, information provided to other board members. The lead director is chosen by and from the independent members of the board of directors, and serves as the liaison between the chairman and the independent directors; however, all directors are encouraged to, and in fact do, consult with the chairman on each of the above topics, as well. The lead director, and each of the other directors, communicates regularly with the chairman and chief executive officer regarding appropriate agenda topics and other board related matters. The lead director also has the authority to call meetings of the independent directors and, if requested by major stockholders, ensures that he or she is available for consultation and direct communication.

        AbbVie directors have backgrounds that when combined provide a portfolio of experience and knowledge that serve AbbVie's governance and strategic needs. Director nominees are considered on the basis of a range of criteria including broad-based business knowledge and relationships, prominence and excellent reputations in their primary fields of endeavor, as well as a global business perspective and commitment to good corporate citizenship. They must have demonstrated experience and ability that is relevant to the board's oversight role with respect to AbbVie's business and affairs. Each director's biography above includes the particular experience and qualifications that led the board to conclude that the director should serve on the board.

Committees of the Board of Directors

        The board of directors has five committees established in AbbVie's By-Laws: the executive committee, audit committee, compensation committee, nominations and governance committee, and public policy committee. Each of the members of the audit committee, compensation committee, nominations and governance committee, and public policy committee is independent.

        The executive committee, whose members are R. A. Gonzalez, chairman, R. S. Austin, E. M. Liddy, G. F. Tilton, and R. S. Roberts, did not meet prior to the separation in 2012. This committee may exercise all the authority of the board in the management of AbbVie, except for matters expressly reserved by law for board action.

        The audit committee, whose members are R. S. Austin, chair, W. H.L. Burnside, E. J. Rapp, and F. H. Waddell, did not meet prior to the separation in 2012. The committee is governed by a written charter. This committee assists the board of directors in fulfilling its oversight responsibility with respect to AbbVie's accounting and financial reporting practices and the audit process, the quality and integrity of AbbVie's financial statements, the independent auditors' qualifications, independence, and performance, the performance of AbbVie's internal audit function and internal auditors, certain areas of legal and regulatory compliance, and enterprise risk management. Each of the members of the audit committee is financially literate, as required of audit committee members by the New York Stock Exchange, and the independence requirements set forth in Section 10A(m)(3) of the Exchange Act. The board of directors has determined that R. S. Austin, the committee's chair, is an "audit committee financial expert."

        The compensation committee, whose members are E. M. Liddy, chairman, R. S. Austin, G. F. Tilton, and F. H. Waddell, did not meet prior to the separation in 2012. The committee is governed by a written charter. This committee assists the board of directors in carrying out the board's responsibilities relating to the compensation of AbbVie's executive officers and directors. The compensation committee annually reviews the compensation paid to the directors and gives its recommendations to the full board regarding both the amount of director compensation that should be paid and the allocation of that compensation between equity-based awards and cash. In recommending director compensation, the compensation committee takes comparable director fees into account and reviews any arrangement that could be viewed as indirect director compensation. The processes and procedures used for the consideration and determination of executive compensation are described in "Executive Compensation—Compensation Discussion and Analysis." This committee also reviews, approves, and administers the incentive compensation plans in which any executive officer of AbbVie participates and all of AbbVie's equity-based plans. It may delegate the responsibility to administer and make grants under these plans to management, except to the extent that such delegation would be inconsistent with applicable law or regulations or with the listing rules of the New York Stock Exchange. The compensation committee has the sole authority, under its charter, to select, retain and/or terminate independent compensation advisors. The compensation committee reviews and discusses with management and its independent compensation advisor potential risks associated with AbbVie's compensation policies and practices as discussed in "Executive Compensation—Compensation Risk Assessment." Each member of the committee qualifies as a "non-employee director" for purposes of Rule 16b-3 under the Exchange Act and as an "outside director" for purposes of Section 162(m) of the Internal Revenue Code. The committee has engaged Aon Hewitt to provide counsel and advice on executive and non-employee director compensation matters. Aon Hewitt, and its principal, report directly to the chair of the committee. The principal meets regularly, and as needed, with the committee in executive sessions, has direct access to the chair during and between meetings, and performs no other services for AbbVie or its senior executives. The committee determines what variables it will instruct Aon Hewitt to consider, and they include: peer groups against which performance and pay should be examined, financial metrics to be used to assess AbbVie's relative performance, competitive long-term incentive practices in the marketplace, and compensation levels relative to market practice. The committee negotiates and approves any fees paid to Aon Hewitt for these services. In 2012, the compensation committee of Abbott's board authorized payment of approximately $316,000 to Aon Hewitt for services rendered to the Abbott compensation committee relating to executive compensation. Separately, Abbott management engaged Aon Hewitt to perform and paid approximately $6 million for unrelated services, including actuarial work, pension design and administration, insurance, and general consulting. The Abbott compensation committee was informed about these services, but its formal approval was not requested. Based on an assessment of internally developed information and information provided by Aon Hewitt, the compensation committee has determined that the committee's independent compensation advisor does not have a conflict of interest.

        The nominations and governance committee, whose members are G. F. Tilton, chairman, R. J. Alpern, W. H.L. Burnside, and R. S. Roberts, did not meet prior to the separation in 2012. The committee is governed by a written charter. This committee assists the board of directors in identifying individuals qualified to become board members and recommends to the board the nominees for election as directors at the next annual meeting of stockholders, recommends to the board the persons to be elected as executive officers of AbbVie, recommends to the board the corporate governance guidelines applicable to AbbVie, oversees the evaluation of the Board and management, and serves in an advisory capacity to the board and the chairman of the board on matters of organization, management succession plans, major changes in the organizational structure of AbbVie, and the conduct of board activities. The process used by this committee to identify a nominee to serve as a member of the board of directors depends on the qualities being sought. From time to time, AbbVie engages an executive search firm to assist the committee in identifying individuals qualified to be board members. Board members should have backgrounds that when combined provide a portfolio of experience and knowledge that will serve AbbVie's governance and strategic needs. In the process of identifying nominees to serve as a member of the board of directors, the nominations and governance committee considers the board's diversity of ethnicity, gender, and geography and assesses the effectiveness of the process in achieving that diversity. Board candidates will be considered on the basis of a range of criteria, including broad-based business knowledge and relationships, prominence and excellent reputations in their primary fields of endeavor, as well as a global business perspective, commitment to good corporate citizenship, and ability to commit sufficient time and attention to the activities of the board. Directors should have demonstrated experience and ability that is relevant to the board of directors' oversight role with respect to AbbVie's business and affairs.

        The public policy committee, whose members are R. S. Roberts, chair, R. J. Alpern, E. M. Liddy, and E. J. Rapp, did not meet prior to the separation in 2012. The committee is governed by a written charter. This committee assists the board of directors in fulfilling its oversight responsibility with respect to AbbVie's public policy, certain areas of legal and regulatory compliance, and governmental affairs and health care compliance issues that affect AbbVie by discharging the responsibilities set forth in its charter.

Procedure for Recommendation and Nomination of Directors and Transaction of Business at Annual Meeting

        A stockholder may recommend persons as potential nominees for director by submitting the names of such persons in writing to the secretary of AbbVie. Recommendations must be accompanied by certain information about both the nominee and the stockholder making the nomination, as set forth in AbbVie's Amended and Restated By-Laws. A nominee who is recommended by a stockholder following these procedures will receive the same consideration as other comparably qualified nominees.

        A stockholder entitled to vote for the election of directors at an Annual Meeting and who is a stockholder of record on: the record date for that Annual Meeting; the date of the annual proxy statement; and the date of the Annual Meeting; may nominate persons for director, or make proposals of other business to be brought before the Annual Meeting, by providing proper timely written notice to the secretary of AbbVie.

        That notice must include certain information required by Article II of AbbVie's Amended and Restated By-Laws, including information about the shareholder, any beneficial owner on whose behalf the nomination or proposal is being made, their respective affiliates or associates or others acting on concert with them, and any proposed director nominee.

        For each matter the stockholder proposes to bring before the Annual Meeting, the notice must also include a brief description of the business to be discussed, the reasons for conducting such business at the Annual Meeting, any material interest of the shareholder in such business and certain other information specified in the By-Laws. In addition, in the case of a director nomination, the notice must include a completed and signed questionnaire, representation and agreement of the nominee addressing matters specified in the By-Laws.

        To be timely, written notice either to directly nominate persons for director or to bring business properly before the Annual Meeting must be received at AbbVie's principal executive offices not less than ninety days and not more than one hundred twenty days prior to the anniversary date of the preceding Annual Meeting. If the Annual Meeting is called for a date that is more than thirty days before or sixty days after such anniversary date, notice by the stockholder must be received not less than ninety days and not more than one hundred twenty days prior to the date of such Annual Meeting and not later than the close of business on the later of ninety days prior to the date of such Annual Meeting, or, if the first public announcement of the date of such Annual Meeting is less than one hundred days prior to the date of such Annual Meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by AbbVie.

        In addition, the notice must be updated and supplemented, if necessary, so that the information provided or required to be provided is true and correct as of the record date for the Annual Meeting and as of the date that is ten business days prior to the meeting. Any such update or supplement must be delivered to the secretary of AbbVie at AbbVie's principal executive offices not more than five business days after the record date for the Annual Meeting, and not less than eight business days before the date of the Annual Meeting in the case of any update or supplement required to be made as of ten business days prior to the Annual Meeting.

EXECUTIVE OFFICERS OF ABBVIE

        The following table lists AbbVie's executive officers as of the date of this prospectus.

Name	Age	Position
Richard A. Gonzalez	59	Chairman of the Board and Chief Executive Officer
Laura J. Schumacher	50	Executive Vice President, Business Development, External Affairs and General Counsel
William J. Chase	45	Executive Vice President, Chief Financial Officer
Carlos Alban	50	Executive Vice President, Commercial Operations
Timothy J. Richmond	46	Senior Vice President, Human Resources
Azita Saleki-Gerhardt, Ph.D.	50	Senior Vice President, Operations
Thomas A. Hurwich	53	Vice President, Controller

        Mr. Gonzalez is AbbVie's Chairman and Chief Executive Officer. He served as Abbott's Executive Vice President, Pharmaceutical Products Group from 2010 to 2012, and was responsible for Abbott's worldwide pharmaceutical business, including commercial operations, research and development, and manufacturing. He has also served as President, Abbott Ventures Inc., Abbott's medical technology investment arm, from 2009 to 2011. Mr. Gonzalez joined Abbott in 1977 and held various management positions before briefly retiring in 2007, including Abbott's President and Chief Operating Officer,

President, Chief Operating Officer of Abbott's Medical Products Group, Senior Vice President and President of Abbott's former Hospital Products Division (now Hospira, Inc.), Vice President and President of Abbott's Health Systems Division, and Divisional Vice President and General Manager for Abbott's Diagnostics Operations in the United States and Canada.

        Ms. Schumacher is AbbVie's Executive Vice President, Business Development, External Affairs and General Counsel. She served as Abbott's Executive Vice President, General Counsel, and Corporate Secretary from 2007 to 2012, and as Senior Vice President, Corporate Secretary, and General Counsel from 2005 to 2007. Ms. Schumacher was also responsible for Abbott's licensing and acquisitions function and its Office of Ethics and Compliance. Prior to her appointment as General Counsel of Abbott, Ms. Schumacher headed Abbott's litigation department. Ms. Schumacher joined Abbott in 1990.

        Mr. Chase is AbbVie's Executive Vice President, Chief Financial Officer. He served as Abbott's Vice President, Licensing and Acquisitions from 2010 to 2012, as Vice President, Treasurer from 2007 to 2010, and as Divisional Vice President, Controller of Abbott International from 2004 to 2007. Mr. Chase joined Abbott in 1989.

        Mr. Alban is AbbVie's Executive Vice President, Commercial Operations. He served as Abbott's Senior Vice President, Proprietary Pharmaceutical Products, Global Commercial Operations from 2011 to 2012, as Senior Vice President, International Pharmaceuticals from 2009 to 2011, as Vice President, Pharmaceuticals, Western Europe and Canada from 2008 to 2009, as Vice President, Western Europe and Canada from 2007 to 2008, and as Vice President, European Operations from 2006 to 2007. Mr. Alban joined Abbott in 1986.

        Mr. Richmond is AbbVie's Senior Vice President, Human Resources. He served as Abbott's Divisional Vice President of Compensation & Benefits from 2008 to 2012, as Group Vice President of Talent and Rewards since 2007, and as Divisional Vice President of Talent Acquisition since 2006. Mr. Richmond joined Abbott in 2006.

        Dr. Saleki-Gerhardt is AbbVie's Senior Vice President, Operations. She served as Abbott's Vice President, Pharmaceuticals Manufacturing and Supply from 2011 to 2012, and as Divisional Vice President, Quality Assurance, Global Pharmaceutical Operations from 2008 to 2011. Dr. Saleki-Gerhardt joined Abbott in 1993.

        Mr. Hurwich is AbbVie's Vice President, Controller. He served as Abbott's Vice President, Internal Audit from 2009 to 2012, and as Divisional Vice President, Controller, Abbott Diagnostics Division from 2003 to 2009. Mr. Hurwich joined Abbott in 1983.

        The executive officers of AbbVie are elected annually by the board of directors. All other officers are elected by the board or appointed by the chairman of the board. All officers are either elected at the first meeting of the board of directors held after the annual stockholder meeting or appointed by the chairman after that board meeting. Each officer holds office until a successor has been duly elected or appointed and qualified or until the officer's death, resignation, or removal. There are no family relationships between any of the executive officers listed above.

CODE OF ETHICS

        AbbVie's code of business conduct requires all its business activities to be conducted in compliance with laws, regulations, and ethical principles and values. All directors, officers, and employees of AbbVie are required to read, understand, and abide by the requirements of the code of business conduct.

        Any waiver of the code of business conduct for directors or executive officers may be made only by AbbVie's audit committee. AbbVie will disclose any amendment to, or waiver from, a provision of the code of conduct for the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on its website within four business days following the date of the amendment or waiver. In addition, AbbVie will disclose any waiver from the code of business conduct for the other executive officers and for directors on the website.

        AbbVie has a chief ethics and compliance officer who reports to both the chief executive officer and to the public policy committee. The chief ethics and compliance officer is responsible for overseeing, administering, and monitoring AbbVie's compliance program.

CORPORATE GOVERNANCE MATERIALS

        AbbVie's corporate governance guidelines with the outline of directorship qualifications, director independence guidelines, code of business conduct and the charters of AbbVie's audit committee, compensation committee, nominations and governance committee, and public policy committee are all available in the corporate governance section of AbbVie's investor relations website at www.abbvieinvestor.com. AbbVie's website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

 DIRECTOR COMPENSATION

        AbbVie employees are not compensated for serving on the board or board committees. AbbVie's non-employee directors are compensated for their service under the AbbVie Non-Employee Directors' Fee Plan and the AbbVie 2013 Incentive Stock Program.

        The following table sets forth a summary of the non-employee directors' 2012 compensation paid by Abbott in respect of service to AbbVie.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
R. J. Alpern	$0	$0	$0	$0	$0	$0
R. S. Austin	0	0	0	0	0	0
W. H.L. Burnside	0	0	0	0	105,000	105,000
E. M. Liddy	0	0	0	0	0	0
E. J. Rapp	0	0	0	0	70,000	70,000
R. S. Roberts	0	0	0	0	105,000	105,000
G. F. Tilton	0	0	0	0	0	0
F. H. Waddell	0	0	0	0	105,000	105,000

(1)
Under the AbbVie Non-Employee Directors' Fee Plan, non-employee directors earn $10,500 for each month of service as a director and $1,000 for each month of service as a chairman of a board committee, other than the chairman of the audit committee. The chairman of the audit committee receives $1,500 for each month of service as a chairman of that committee and the other members of the audit committee receive $500 for each month of service as a committee member. No director received compensation under the AbbVie Non-Employee Directors' Fee Plan in 2012 because the board of directors and committees of the AbbVie board did not meet in 2012.

Fees earned under the AbbVie Non-Employee Directors' Fee Plan are paid in cash to the director, paid in the form of vested non-qualified stock options (based on an independent appraisal of their fair value), deferred (as a non-funded obligation of AbbVie), or paid currently into an individual grantor trust established by the director. The distribution of deferred fees and amounts held in a director's grantor trust generally commences at the later of when the director reaches age 65, or upon retirement from the board of directors. The director may elect to have deferred fees and fees deposited in trust credited to either a stock equivalent account that earns the same return as if the fees were invested in AbbVie stock or to a guaranteed interest account. If necessary, AbbVie contributes funds to a director's trust so that as of year-end the stock equivalent account balance (net of taxes) is not less than seventy-five percent of the market value of the related AbbVie common stock at year end.

(2)
The amounts reported in this column represent the aggregate grant date fair value of the awards in accordance with Financial Accounting Standards Board ASC Topic 718. AbbVie determines the grant date fair value of stock unit awards by multiplying the number of restricted stock units granted by the average of the high and low market prices of an AbbVie common share on the date of grant.

In addition to the fees described in footnote (1), the AbbVie 2013 Incentive Stock Program provides that each non-employee director elected to the board of directors at the annual stockholder meeting receives vested restricted stock units having a value of $113,000 (rounded down). In 2012, directors did not receive any units in respect of service to AbbVie because they were not elected at an annual stockholder meeting. The non-employee directors receive cash payments equal to the dividends paid on the AbbVie shares covered by the units at the same rate as other stockholders. Upon termination, retirement from the board, death, or a change in control of AbbVie, a non-employee director will receive one AbbVie common share for each restricted stock unit outstanding under the Incentive Stock Program.

  No restricted stock units were outstanding as of December 31, 2012.

(3)
No options were outstanding as of December 31, 2012.

(4)
The totals in this column include reportable interest credited under the AbbVie Non-Employee Directors' Fee Plan during the year. No interest was credited under the plan during 2012.

(5)
The amounts reported in this column include payments made by Abbott, AbbVie's former parent, to directors for service by those directors in connection with their participation at Abbott's board meetings in the fourth quarter of 2012, including meetings related to the separation of AbbVie from Abbott. These amounts were: W. H.L. Burnside, $105,000; E. J. Rapp, $70,000; R. S. Roberts, $105,000; and F. H. Waddell, $105,000. Charitable contributions made by AbbVie's non-employee directors are eligible for a matching contribution (up to $25,000 annually). AbbVie did not make any charitable matching contributions on behalf of any AbbVie directors during 2012.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

        During 2012, AbbVie was part of Abbott Laboratories. On January 1, 2013, AbbVie became an independent Fortune 200 biopharmaceutical company. Due to the timing of the business separation, Abbott's compensation committee and board of directors made many of the compensation decisions described in this prospectus regarding the Company's executives, including the five named executive officers: Richard A. Gonzalez, Chairman of the Board and Chief Executive Officer; Laura J. Schumacher, Executive Vice President, Business Development, External Affairs and General Counsel; William J. Chase, Executive Vice President, Chief Financial Officer; Carlos Alban, Executive Vice President, Commercial Operations; and John M. Leonard, M.D., Senior Vice President, Chief Scientific Officer. Dr. Leonard will be retiring from AbbVie in the next few months.

        Subsequent to the business separation, AbbVie's compensation committee (the "Committee") and board of directors adopted compensation and benefit programs that are based on Abbott's, and reviewed decisions made by Abbott in 2012. In this Compensation Discussion and Analysis ("CD&A"), decisions made or reviewed by AbbVie's Committee are indicated by phrases like "the Committee established" or "the Committee decided." Decisions made by Abbott prior to AbbVie's separation are indicated by phrases like "Abbott established" or "Abbott decided."

        The CD&A describes the pay philosophy established for the Company's named executive officers, the process used to examine performance in the context of executive pay decisions, and the performance goals and results for each named executive officer.

        The Committee believes performance must always be evaluated compared to the goals of the business and assessed in the context of market and business conditions.

        Abbott achieved record sales of nearly $40 billion in 2012. The proprietary pharmaceutical segment of Abbott, representing the majority of AbbVie's revenue, delivered sales of $18 billion, up more than 8 percent globally on an operational basis, excluding a nearly 3 percent negative impact from foreign exchange. Performance was driven by double-digit growth from both HUMIRA and AndroGel and continued growth from the Company's portfolio of market-leading therapies, including Creon and Synthroid.

        In addition to strong sales growth, in 2012 the proprietary pharmaceutical segment of Abbott that became AbbVie continued to execute on its regulatory and clinical objectives. This includes securing approvals for four new HUMIRA indications; the addition of two promising mid-stage compounds, including a next-generation JAK1 inhibitor and a novel therapy for acute kidney injury; and the advancement of key development programs, including the start of phase three studies for our interferon-free Hepatitis C combination and elagolix.

Compensation Philosophy and Components of Pay

        AbbVie has established a compensation philosophy that aligns executives' interests with both short- and long-term profitable growth and shareholder returns, and is designed to attract and retain executives whose talent and contributions sustain the profitable growth of the Company. The intent of this philosophy is to directly support achievement of the Company's primary business strategies and goals, while also aligning executives' performance and rewards with shareholders' interests. Consequently, the Committee believes the vast majority of executive compensation at AbbVie should be, and by definition is, performance-based. AbbVie and the Committee will continue to consider and develop AbbVie's compensation structure, practices and procedures in order to effectively meet the Company's business needs and goals.

        Four primary pay components make up AbbVie's executive pay program: base pay, annual bonuses, long-term incentives and benefits. Each serves complementary, but different and specific, purposes.

Base Pay

        Setting appropriate levels of base pay ensures AbbVie can attract and retain a leadership team that will continue to meet our commitments to customers and patients, and sustain profitable growth for our stockholders. Adjustments to base pay may be made from time to time by the Committee to reflect factors such as level of responsibility and market data for similar positions at comparable peer companies. Talented executives have choices of where they work, and AbbVie's base pay rates need to be competitive in the context of total compensation.

Annual Bonus

        AbbVie's annual bonus (short-term incentive) program is based on the Abbott incentive structure and aligned with competitive market rates, based on peer company comparisons. This incentive structure is intended to align executives' interests directly with the annual operating strategies, financial goals and leadership requirements of the business. It provides a direct link between executives' short-term incentives and the Company's annual performance results through both measurable financial and operational performance and subjective assessments of strategic progress. Some goals, strategies and leadership requirements may apply to all executives and, as such, may be corporate priorities that are shared by all named executive officers in any given year. Measurable financial goals apply to all executives, reflecting their specific areas of responsibility.

        Most executives also carry strategic or leadership-oriented goals, which require qualitative, subjective assessment of their progress during the year. Finally, the process allows for Committee discretion, since many goals, especially for certain positions, cannot be reduced to formulaic, numerical targets, or anticipated in advance. By definition, therefore, short-term incentives directly tie executives' pay with both Company and individual results, allowing for Committee discretion to address unforeseen developments. In the aggregate, short-term incentives should be paid roughly at target when results are substantially met, below target if results are not substantially met, and above target if results are substantially exceeded.

Long-Term Incentives

        Long-term incentives serve two primary purposes: first, to directly align the largest component of executive pay with stockholders' interests; and second, to help ensure successful long-term performance through effective focus and retention of executive talent. Executives' interests are directly aligned with those of stockholders in two ways. First, through direct stock ownership, executives benefit from the results they create for other stockholders. Second, the level of awards executives receive vary, by plan design and each executive's individual performance, as reviewed by the Committee. The Committee considers various measures it believes align with an increase in stockholder returns, or with operating or strategic results that help drive stockholder value creation. Awards are further differentiated based on each executive's specific contribution to long-term strategic results and leadership contribution.

        In 2012, long-term incentives comprised roughly two-thirds of total compensation for AbbVie's named executive officers. Accordingly, there is a compelling and direct link between executives' long-term incentives and Company results and stockholder return.

        For awards in 2013 and future years, Abbott established and the Committee has approved the AbbVie 2013 Incentive Stock Program ("Incentive Stock Program"), under which participation is based on level of responsibility as well as market data for similar positions at comparable peer companies. AbbVie expects to grant non-qualified stock options, performance-based shares and units and restricted shares and units, subject to vesting requirements, under the Incentive Stock Program. AbbVie stockholders approved this plan at the 2013 annual stockholders meeting.

Benefits

        As with all AbbVie employees, named executive officers are provided certain employment and post-employment benefits. Benefits are an important part of retention and capital preservation for all levels of employees, protecting against the expense of unexpected catastrophic loss of health and/or earnings potential, as well as providing a means to save and accumulate for retirement or other post-employment needs.

Key Program Changes

        During 2012, Abbott implemented three structural changes to its compensation plans that have been incorporated into the AbbVie compensation plans, including its change in control agreements, equity awards, and grantor trust arrangements.

        First, Abbott replaced its change in control agreements. The new agreements eliminated: (1) the automatic renewal feature; (2) the right to receive a tax "gross-up" payment from the Company if the executive is subject to the "golden parachute" excise tax; and (3) the "modified single-trigger" severance provision, which was replaced with a "double trigger" severance provision. Previously, certain executives could receive change in control severance benefits upon a resignation for any reason during a 30-day period commencing after the six-month anniversary of the change in control. The new agreements provide that if the executive's employment is terminated by the Company without cause or by the executive in a "good reason" termination during the two-year period following the change in control, the executive will be eligible to receive change in control severance benefits. The new agreements also provide that if an executive's change in control severance payments would subject the executive to the golden parachute excise tax, then: (1) the executive will bear the cost of such excise tax; or (2) if it would leave the executive in a better after-tax position, the executive's change in control severance payments will be reduced to prevent application of the excise tax. The new agreements' terms were developed with the assistance of the independent compensation consultant to Abbott's compensation committee.

        Second, Abbott modified the terms of executives' equity awards that provide for vesting in the event of a change in control. Beginning with the 2013 grants, accelerated vesting of equity awards will be limited to the circumstances where, within six months prior to and through two years after a change in control, an officer's employment is terminated without cause, or the officer resigns for good reason, each as defined by the applicable agreement. Previously, grants to executives would fully vest upon a change in control.

        Third, beginning in 2013, executive officers will not receive tax gross-ups on their grantor trusts. These trusts and their treatment in 2012 are discussed in the sections of this "Compensation Discussion and Analysis" captioned "—Post Termination and Other Benefits—Retirement Benefits" and "—Post Termination and Other Benefits—Deferred Compensation."

How Executive Pay Decisions are Made

        The vast majority of pay decisions at AbbVie are performance-based. Specific goals and targets are the foundation of our pay-for-performance process and this section describes how they apply to each pay component. It is important to note, however, that while our pay process is based on a comprehensive, multi-level review at all levels, it is not entirely formulaic. Some goals can be measured objectively against pre-determined financial results. Others take the form of the Committee's subjective assessment of success and progress against strategic objectives or leadership results, which cannot be scored by numeric or formulaic application of measurable criteria. Consequently, while final pay decisions are guided by some specific, objective measures, the Committee, in consultation with its independent compensation consultant, also considers, at both the Company and individual levels, a combination of objective and subjective measures in the overall assessment of performance and the pay decisions that result from that assessment. Discussion of the decision-making criteria for each component follows.

Peer Group

        To provide the appropriate context for executive pay decisions for 2012, the Abbott compensation committee, in consultation with its independent compensation consultant, assessed market practices and pay levels of two designated groups of high-profile companies. In addition to competing for executive talent, the peer companies also operate complex business operations with significant global reach. Accordingly, the comparison groups for setting targets for compensation included the following two global reference groups:

          1.     Primarily, direct health care competitors, including: Amgen Inc., Bristol-Myers Squibb Company, Eli Lilly and Company, GlaxoSmithKline, Johnson & Johnson, Merck & Company, Inc., Novartis AG and Pfizer Inc.

          2.     Secondarily, to supplement performance and compensation data from our direct peer group, a group of global, diversified high performing companies with a five-year average return on equity of 18 percent or higher and similar to Abbott in terms of size and/or scope of operations. The 2012 group included: 3M Company, Bristol-Myers Squibb Company, Caterpillar Inc., The Coca-Cola Company, Colgate-Palmolive Company, General Dynamics Corporation, General Mills, Inc., H.J. Heinz Company, Kellogg Company, Kimberly-Clark, McDonald's Corporation, Merck & Company, Inc., PepsiCo, Inc. and The Procter & Gamble Company.

        AbbVie's peer groups are based on the peer groups used by Abbott. While the Committee expects to review these groups over time, it believes the peer groups described above are appropriate for making executive pay comparisons.

Base Pay

        Base pay targets must be competitive with the market from which talent is obtained. Generally, base pay targets are set in a manner that references the median of the health care comparison group as an initial benchmark, but may be adjusted upon secondary reference to the high-performing group. Specific pay rates, however, are based on an executive's profile, performance, experience, unique skills and internal equity with others at AbbVie. Once the rate of pay is set in this manner either at hire or upon promotion or transfer, subsequent changes in pay, including salary increases, when appropriate, are based on the executive's performance, the job he or she is performing or assuming, internal equity and the Company's operating budget. In this sense, base pay is performance-based as well as aligned with the individual's relative performance and contributions.

Annual Bonus

        In 2012, AbbVie's named executive officers participated in one of Abbott's annual bonus programs. The discussion of the named executive officers' compensation in this prospectus includes an examination of the goals and outcomes under the Abbott bonus program in which they participated in 2012.

        All of AbbVie's named executive officers now participate in the AbbVie 2013 Performance Incentive Plan ("PIP"). The PIP is intended to comply with the requirements of Internal Revenue Code Section 162(m) for performance-based compensation.

Long-Term Incentives

        Long-term incentive targets are driven by two primary factors: first, the performance of each executive and his or her relative contribution to the Company's long-term success; and second, the Company's short- and long-term returns to stockholders, as well as relative performance against financial or operating measures that drive stockholder returns, and performance against strategic objectives. Starting with the independent compensation consultant's recommendations regarding target or reference levels of appropriate long-term incentives by individual, the Committee determines grants for each individual based on its objective and subjective assessment of performance, progress against strategic milestones and environmental factors which affected the individual's or Company's performance.

        It is important to note that while the Committee may target pay levels for a group of executives or a specific executive at, higher than, or below a certain performance percentile that the independent compensation consultant may forecast, the actual awards are made without knowledge of the actual long-term incentive awards of competitors for the current performance period, since some elements of competitors' actual performance and their actual compensation awards for the current performance period are unknown at the time of award. The independent compensation consultant's long-term incentive information always reflects prior performance periods, so it is impossible at the time of the award to predict precisely where actual pay decisions will leave AbbVie's named executive officers in comparison to others.

        In 2012, AbbVie's named executive officers participated in Abbott's annual long-term incentive program. Awards for 2012 were based on Abbott's assessment of business performance, the goals of Abbott's long-term incentive program, each individual's relative performance against his or her pre-determined goals, current outstanding awards held by the officers and the recommendation of the independent compensation consultant to the Abbott compensation committee. After contemplating these factors, Abbott delivered long-term incentive awards that were intended, in the aggregate, to reflect performance at the median of the health care peer comparison group.

        Applying these standards, Abbott determined the equity award value for each named executive officer and made the awards reported in the Summary Compensation Table found in "—Summary Compensation Table." Further, Abbott determined in 2012, based on market practice, advice from the compensation committee's independent compensation consultant and recommendations of institutional stockholders, that the long-term incentive awards for named executive officers should be in the form of 25 percent stock options and 75 percent performance-vested shares.

        In 2012, Abbott's annual grant was dated and the grant price set on February 17. Abbott's historical practice for setting the grant price is the average of the highest and lowest trading prices of a common share on the date of the grant (rounded up to the next even penny). The grant price for the 2012 annual grant was set at $56.26. The high, low and closing prices of an Abbott common share on February 17 were $56.48, $56.04 and $56.36, respectively.

        In establishing criteria for performance-vesting shares, the Committee considers the recommendation of its independent compensation consultant, and the fact that the secondary comparison of "High-Performance Companies" is currently defined by five-year average return on equity of 18 percent or greater. Accordingly, performance-based stock awards granted in 2012 will be earned (vested) over a period of up to five years, with not more than one-third of the award vesting in any one year, dependent upon the Company achieving an annual return on equity threshold of 18 percent from continuing operations adjusted for specified items per the quarterly earnings releases. If the thresholds are met in three of the five years, 100 percent of the performance-based shares will vest. If the thresholds are missed in all five years, 100 percent of the performance-based shares will be forfeited. Outstanding restricted shares receive dividends at the same rate as all other stockholders.

        All of AbbVie's named executive officers now participate in the Incentive Stock Program. Beginning with its first annual grant in 2013, AbbVie's policy with respect to its annual equity award for all eligible employees, including the named executive officers, is to grant the award and set the grant price at the same time each year, at the Committee's regularly scheduled February meeting. These meeting dates generally are the third Thursday of February and are scheduled two years in advance.

Discussion of Performance Goals and Results for Each Named Executive Officer

        Abbott's payment of annual bonuses for 2012 to each of AbbVie's named executive officers was subject to the achievement of financial and other performance goals, which are described below with respect to the 2012 fiscal year.

Financial Goals

        Each officer carried a financial goal of Adjusted Diluted EPS that comprised 20 percent of his or her total goals. In addition to EPS, most officers had other financial goals specific to their area of responsibility. The process of determining annual bonus awards allows for discretion, since many goals cannot be reduced to formulaic, numerical targets, or anticipated in advance. The following comprises the financial goals, considered in the aggregate, in determining each named executive officer's bonus.

Name	Goal and Expected Result		Results Achieved
Richard A. Gonzalez	A.	Adjusted Diluted EPS of $4.99	A.	Adjusted Diluted EPS of $5.07
	B.	Achieve Pharmaceutical Products Group Adjusted Sales of $23,903MM	B.	Achieved—$24,384MM
	C.	Achieve Pharmaceutical Products Group Adjusted Operating Margin of $8,214MM	C.	Achieved—$8,787MM
	D.	Achieve Pharmaceutical Products Group Plan Gross Margin of 70.8%	D.	Achieved—72.3%
Laura J. Schumacher	A.	Adjusted Diluted EPS of $4.99	A.	Adjusted Diluted EPS of $5.07
William J. Chase	A.	Adjusted Diluted EPS of $4.99	A.	Adjusted Diluted EPS of $5.07
	B.	Achieve Pharmaceutical Products Group margin contribution of $50MM	B.	Achieved—Margin contributions worth $66.5 MM identified
	C.	Achieve Licensing and Acquisition total expense budget of $28.5MM	C.	Achieved—$25.4 MM
Carlos Alban	A.	Adjusted Diluted EPS of $4.99	A.	Adjusted Diluted EPS of $5.07
	B.	Achieve Proprietary Pharmaceuticals Division Adjusted Sales of $17,752MM	B.	Achieved—$18,494MM
	C.	Achieve Proprietary Pharmaceuticals Division Adjusted Operating Margin of $7,535MM	C.	Achieved—$8,144MM
	D.	Achieve Proprietary Pharmaceuticals Group Plan Gross Margin of 74.2% and 2013 Gross Margin commitment of 77.0%	D.	Achieved—75.7%; Achieved—78.4%
John M. Leonard	A.	Adjusted Diluted EPS of $4.99	A.	Adjusted Diluted EPS of $5.07
	B.	Achieve Pharmaceutical Products Group Adjusted Sales of $23,903MM	B.	Achieved—$24,384MM
	C.	Achieve Pharmaceutical Products Group Adjusted Operating Margin of $8,214MM	C.	Achieved—$8,787MM
	D.	Achieve Pharmaceutical Products Group Plan Gross Margin of 70.8%	D.	Achieved—72.3%

Other 2012 Goals

Richard A. Gonzalez

        Execute commercial plan and product enhancements for key brands; secure key strategic high quality pipeline assets for sourced innovation by the end of 2012, either in-licensed products or business acquisitions; advance existing pipeline assets by achieving key milestones; implement a comprehensive set of actions to increase pipeline probability of success and internal rate of return; achieve separation into an independent publicly-traded pharmaceutical company by the end of 2012; meet key talent attraction and retention targets; create and implement organizational design of new Strategic Projects Office and Transition Office functions by the date of Company separation.

        Results: Mr. Gonzalez achieved the above goals in all material aspects.

Laura J. Schumacher

        Successfully resolve key litigation matters; achieve proprietary pharmaceutical pipeline enhancement objectives; execute separation of Abbott into two independent companies by the end of 2012; achieve key compliance initiatives.

        Results: Ms. Schumacher achieved the above goals in all material aspects.

William J. Chase

        Achieve proprietary pharmaceutical pipeline enhancement objectives; achieve emerging markets goals; achieve device pipeline long-range plan enhancement goals; resolve in-process negotiations and execute due diligence activities.

        Results: Mr. Chase achieved the above goals in all material aspects.

Carlos Alban

        Achieve key product milestones; implement patient support programs by December 2012; execute market development activities; secure key strategic high quality pipeline assets for sourced innovation by the end of 2012; achieve separation into a publicly-traded pharmaceutical company by the end of 2012; develop and execute strategic initiatives in response to changing healthcare environment; create innovative and differential development opportunities for top talent; meet internal and external talent objectives.

        Results: Mr. Alban achieved the above goals in all material aspects.

John M. Leonard, M.D.

        Ensure creation of required organizational structure to support a publicly-traded independent company; support key activities to ensure appropriate separation of affiliate structures; evaluate critical business processes required to support separation; secure key strategic high quality pipeline assets for sourced innovation by the end of 2012; advance existing pipeline assets by achieving key milestones; enhance research and development innovation and effectiveness.

        Results: Mr. Leonard mostly achieved the above goals in all material aspects.

Goal Performance and 2012 Compensation Decisions

        The individual goals described above were determined at the beginning of 2012 as part of Abbott's annual performance and compensation planning process. Abbott considered, at both the company and individual levels, achievement with respect to these goals, as well as the performance of the individual overall with respect to all matters not specifically defined in the pre-determined goals, including leadership competencies and other individual contributions to Abbott's performance on a qualitative basis. Additionally, Abbott may also consider unforeseen circumstances or developments in the company, marketplace and/or the global economy that may have affected performance.

        For each participant, a target bonus is set as follows:

  Base Salary * Target Bonus Percentage = Target Bonus Amount

To determine each individual's annual bonus, Abbott considered the executive's target bonus, expressed as a percentage of base pay, and made its final determination of the appropriate award at, above or below the target, considering all of these factors, and in consultation with its independent compensation consultant. While the review is comprehensive, it is not solely formulaic.

        In each case, for all of the named executive officers, and furthermore, all other officers not subject to this disclosure, there were multiple levels of review of the proposed 2012 bonus award. For the Chief Executive Officer, Abbott's Compensation Committee and its independent compensation consultant reviewed the proposed bonus award. For the other named executive officers and other officers not subject to this disclosure, Abbott's Chief Executive Officer and Abbott's Compensation Committee and its independent compensation consultant reviewed the proposed awards. Additionally, AbbVie's Committee reviewed the final payouts for the named executive officers and other AbbVie officers not subject to this disclosure.

        Actual bonuses generally were above the target based on a comprehensive review of individual and corporate performance by Abbott and its Compensation Committee's independent compensation consultant.

Richard A. Gonzalez

        Effective February 15, 2013, Mr. Gonzalez was awarded a bonus of $2,500,000, which was above his target bonus of 105 percent of base pay. Effective February 17, 2012, he received long-term incentives, including a 107,300 share stock option grant and a 59,400 share performance-vesting restricted stock award. Effective December 1, 2012, related to his appointment as Chairman and Chief Executive Officer of AbbVie, Mr. Gonzalez's base salary was set at $1,500,000 and his bonus target for 2013 was set at 200 percent of base salary.

Laura J. Schumacher

        Effective February 15, 2013, Ms. Schumacher was awarded a bonus of $1,270,000, which was above her target bonus of 110 percent of base pay. Effective December 13, 2012, she received a discretionary cash bonus of $1,100,000 in recognition of performance related to the business separation. Effective February 17, 2012, she received long-term incentives, including a 79,800 share stock option grant and a 44,200 share performance-vesting restricted stock award. Effective December 1, 2012, related to her appointment as Executive Vice President, Business Development, External Affairs and General Counsel of AbbVie, Ms. Schumacher's base salary was set at $900,000. She also received a 30,755 share performance-vesting restricted stock award, which converted 100 percent to AbbVie performance-vesting restricted stock at separation. The award will cliff vest after January 1, 2016, subject to continued employment with AbbVie and the satisfaction of AbbVie performance criteria. Ms. Schumacher's bonus for 2012 was based on her salary and bonus target in effect at the beginning of 2012.

William J. Chase

        Effective February 15, 2013, Mr. Chase was awarded a bonus of $500,000, which was above his target bonus of 80 percent of base pay. Additionally, effective December 13, 2012, he received a discretionary cash bonus of $500,000 in recognition of performance related to the business separation.

        Effective February 17, 2012, he received long-term incentives, including a 19,600 share stock option grant and a 10,900 share performance-vesting restricted stock award. Effective December 1, 2012, related to his appointment as Executive Vice President, Chief Financial Officer of AbbVie, Mr. Chase's base salary was set at $790,000 and his bonus target for 2013 was set at 105 percent of base salary; additionally, he received a 23,066 share performance-vesting restricted stock award. The award converted 100 percent to AbbVie performance-vesting restricted stock at separation. The award will cliff vest after January 1, 2016, subject to continued employment with AbbVie and the satisfaction of AbbVie performance criteria. Mr. Chase's bonus for 2012 was based on his salary and bonus target in effect at the beginning of 2012.

Carlos Alban

        Effective February 15, 2013, Mr. Alban was awarded a bonus of $675,000, which was above his target bonus of 100 percent of base pay. Effective January 31, 2013, he received a discretionary cash bonus of $300,000 in recognition of performance related to the business separation, which was earned and accrued for in 2012. Effective February 17, 2012, he received long-term incentives, including a 48,100 share stock option grant and a 26,700 share performance-vesting restricted stock award. Effective December 1, 2012, related to his appointment as Executive Vice President, Commercial Operations of AbbVie, Mr. Alban's base salary was set at $710,000 and his bonus target for 2013 was set at 105 percent of base salary. He also received an 18,453 share performance-vesting restricted stock award, which converted 100 percent to AbbVie performance-vesting restricted stock at separation. The award will cliff vest after January 1, 2016, subject to continued employment with AbbVie and the satisfaction of AbbVie performance criteria. Mr. Alban's bonus for 2012 was based on his salary and bonus target in effect at the beginning of 2012.

John M. Leonard, M.D.

        Effective February 15, 2013, Mr. Leonard was awarded a bonus of $515,600, which was below his target bonus of 90 percent of base pay. Effective February 17, 2012, he received long-term incentives, including a 33,000 share stock option grant and an 18,300 share performance-vesting restricted stock award. Effective December 1, 2012, related to his appointment as Senior Vice President, Chief Scientific Officer of AbbVie, Mr. Leonard's base salary was set at $700,000 and his bonus target for 2013 was set at 100 percent of base salary. He also received an 18,453 share performance-vesting restricted stock award, which converted 100 percent to AbbVie performance-vesting restricted stock at separation. The award will cliff vest after January 1, 2016, subject to continued employment with AbbVie and the satisfaction of AbbVie performance criteria. Mr. Leonard's bonus for 2012 was based on his salary and bonus target in effect at the beginning of 2012.

Post Termination and Other Benefits

        Each of the benefits described below supports the Company's objective of providing a market competitive total rewards program. Individual benefits do not directly affect decisions regarding other benefits or pay components, except to the extent that all benefits and pay components must, in the aggregate, be competitive, as previously discussed. Mr. Gonzalez, who had retired from Abbott in 2007, returned to work at Abbott in 2009. Upon his return to Abbott, Mr. Gonzalez did not become an active participant in any of Abbott's employee benefits plans. Instead, he continued to receive previously earned Abbott retiree benefits, including pension and retiree healthcare benefits through December 31, 2012. As of January 1, 2013, Mr. Gonzalez discontinued receiving retiree benefits and began participating in AbbVie's employee benefit plans for active employees. As of January 1, 2013, AbbVie assumed responsibility for providing post-termination and other benefits for its named executive officers.

Retirement Benefits

        In 2012, the named executive officers participated in the Abbott Laboratories Annuity Retirement Plan and the Abbott Laboratories Supplemental Pension Plan. These plans are described in greater detail in the section captioned "—Pension Benefits."

        Since officers' Supplemental Pension Plan benefits cannot be secured in a manner similar to qualified plan benefits, which are held in trust, officers receive an annual cash payment equal to the increase in present value of their Supplemental Pension Plan benefit. Officers have the option of depositing these annual payments into an individually established grantor trust, net of tax withholdings. Deposited amounts may be credited with the difference between the officer's actual annual trust earnings and the rate used to calculate trust funding (currently 8 percent). Amounts deposited in the individual trusts are not tax deferred. In 2012, since amounts contributed to the trust had already been taxed, Abbott remitted the tax owed on the income earned by the trust or any company-funded adjustment paid to the trust, thus preserving the parity of the benefit to those payable under the qualified plan.

        AbbVie now provides pension benefits under the AbbVie Pension Plan and the AbbVie Supplemental Pension Plan, which are based on the Abbott pension plans. As noted above, beginning in 2013, officers will not receive tax gross-ups on their grantor trusts. The manner in which the grantor trust will be distributed to an officer upon retirement from the Company generally follows the manner elected by the officer under the Pension Plan. If an officer (or the officer's spouse, depending upon the pension distribution method elected by the officer under the Pension Plan) lives beyond the actuarial life expectancy age used to determine the Supplemental Pension Plan benefit, and therefore exhausts the trust balance, the Supplemental Pension Plan benefit will be paid to the officer by AbbVie.

Deferred Compensation

        Officers of the Company, like all U.S. employees, are eligible to defer a portion of their annual base salary to the Company's qualified savings plan, up to the IRS contribution limits. Officers are also eligible to defer up to 18 percent of their base salary, less contributions to the qualified savings plan, to a non-qualified deferred compensation plan. Up to 100 percent of annual incentive awards earned by the officers are also eligible for deferral to a non-qualified plan. Officers may defer these amounts to unfunded book accounts or choose to have the amounts paid in cash on a current basis and deposited into individually established grantor trusts, net of tax withholdings. These amounts are credited annually with earnings. In 2012, since amounts contributed to the trusts had already been taxed, Abbott remitted the tax owed on the income earned by the trusts or any company-funded adjustment paid to the trusts. As noted above, beginning in 2013, officers will not receive tax gross-ups on their grantor trusts. Officers elect the manner in which the assets held in their grantor trusts will be distributed to them upon retirement or other separation from the Company.

Change in Control Arrangements

        As noted above, AbbVie's named executive officers have change in control agreements, the purpose of which is to aid in retention and recruitment, encourage continued attention and dedication to assigned duties during periods involving a possible change in control of the Company, and to protect the earned benefits of the named executive officers against adverse changes resulting from a change in control. The level of payments provided under the agreements is established to be consistent with market practices as confirmed by data provided to the Committee by its independent compensation consultant. These arrangements are described in greater detail in the section captioned "—Potential Payments upon Termination or Change in Control."

Financial Planning

        Named executive officers are eligible for up to $10,000 of annual costs associated with estate planning advice, tax preparation and general financial planning fees. If an officer chooses to utilize this benefit, fees for services received up to the annual allocation are paid by the Company and are treated as imputed income to the officer, who then is responsible for payment of all taxes due on the fees paid by the Company.

Company Automobile

        Named executive officers are eligible for use of a company-leased vehicle, with a lease term of 50 months. Seventy-five percent of the cost of the vehicle is imputed to the officer as income for federal income tax purposes.

Disability Benefit

        In addition to AbbVie's standard disability benefits, the named executive officers are eligible for a monthly long-term disability benefit, which is described in greater detail in the section captioned "—Potential Payments Upon Termination or Change in Control."

Share Ownership Guidelines

        AbbVie's share ownership guidelines for named executive officers are designed to further promote sustained stockholder return and to ensure the Company's executives remain focused on both short- and long-term objectives. Each officer has five years from the date appointed/elected to his or her position to achieve the ownership level associated with the position. The share ownership requirements are 175,000 shares for the Chief Executive Officer, 50,000 shares for Executive Vice Presidents and Senior Vice Presidents and 25,000 shares for all other officers.

        As provided in the Incentive Stock Program, no award may be assigned, alienated, sold or transferred other than by will or by the laws of descent and distribution, pursuant to a qualified domestic relations order or as permitted by the Committee for estate planning purposes, and no award and no right under any award may be pledged, alienated, attached or otherwise encumbered. All members of senior management, including the Company's officers and certain other employees, are required to clear any transaction involving Company stock with the General Counsel prior to entering into such transaction.

Compliance

        The Performance Incentive Plan and Incentive Stock Program, which are described above, are intended to comply with Internal Revenue Code Section 162(m) to ensure deductibility of performance-based compensation.

        The Committee reserves the flexibility to take actions that may be based on considerations in addition to tax deductibility. The Committee believes that stockholder interests are best served by not restricting the Committee's discretion and flexibility in crafting compensation programs, even if such programs may result in certain non-deductible compensation expenses. Accordingly, the Committee may from time to time approve components of compensation for certain officers that are not deductible.

        While the Committee does not anticipate there would ever be circumstances where a restatement of earnings upon which any incentive plan award decisions were based would occur, the Committee, in evaluating such circumstances, has discretion to take all actions necessary to protect the interests of stockholders up to and including actions to recover such incentive awards.

COMPENSATION RISK ASSESSMENT

        Our Compensation Committee, with the input of management and the Committee's independent compensation consultant, reviews an annual risk assessment of AbbVie compensation practices.

SUMMARY COMPENSATION TABLE

        Each of AbbVie's named executive officers was employed by Abbott prior to the separation; therefore, the information provided for the years 2012, 2011 and 2010 reflects compensation earned at

Abbott and the design and objectives of the Abbott executive compensation programs in place prior to the separation. Each of AbbVie's 2012 named executive officers was, as of December 31, 2012, an officer of Abbott. Accordingly, the compensation decisions regarding AbbVie's named executive officers were made by the Abbott Compensation Committee or its delegates. Executive compensation decisions following the separation will be made by AbbVie's Compensation Committee. All references in the following tables to stock options, restricted stock units and restricted stock relate to awards granted by Abbott in respect of Abbott common shares. Pursuant to the Employee Matters Agreement dated December 31, 2012 by and between AbbVie and Abbott, these equity awards, other than performance-based restricted shares granted to named executive officers on December 1, 2012, have been converted into awards in respect of AbbVie common stock and awards in respect of Abbott common shares reflecting the respective post-separation values of AbbVie and Abbott. The performance-based restricted shares granted to named executive officers on December 1, 2012 were converted entirely into performance-based awards of restricted AbbVie common stock.

        The following table summarizes compensation awarded to, earned by, or paid to AbbVie's named executive officers in connection with their service to Abbott. Position titles refer to each named executive officer's title at Abbott in 2012. The section captioned "Compensation Discussion and Analysis—Compensation Philosophy and Components of Pay" describes in greater detail the information reported in this table.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Richard A. Gonzalez	2012	$863,942	$0		$3,341,844	$729,640	$2,500,000	$64,503	$449,288	$7,949,217
Executive Vice President,	2011	825,000	0		1,826,132	343,273	1,230,000	882,988	445,446	5,552,839
Pharmaceutical Products	2010	742,080	300,000	(7)	5,135,240	0	848,900	312,256	262,033	7,600,509
Group
Laura J. Schumacher	2012	831,682	1,100,000	(8)	4,486,690	576,809	1,270,000	1,771,306	156,261	10,192,748
Executive Vice President,	2011	827,500	0		1,905,327	358,225	1,180,000	1,138,123	158,318	5,567,493
General Counsel, and	2010	823,329	0		3,901,126	535,920	1,100,000	628,869	137,957	7,127,201
Corporate Secretary
William J. Chase	2012	398,942	500,000	(8)	2,113,216	162,079	500,000	498,991	45,689	4,218,917
Vice President, Licensing	2011	375,000	0		628,898	118,370	330,000	316,489	50,734	1,819,491
and Acquisitions
Carlos Alban	2012	615,769	300,000	(8)	2,702,141	331,473	675,000	1,801,009	104,278	6,529,670
Senior Vice President,	2011	602,471	0		1,514,013	285,334	610,000	774,355	106,162	3,892,335
Proprietary Pharmaceutical Products, Global Commercial Operations
John M. Leonard, M.D.	2012	640,163	0		2,229,557	224,400	515,600	1,719,253	149,142	5,478,115
Senior Vice President,	2011	636,500	0		1,034,187	194,376	475,500	1,016,012	141,236	3,497,811
Pharmaceuticals, Research and Development

(1)
In accordance with the Commission's rules, the amounts in this column represent the aggregate grant date fair value of the awards in accordance with Financial Accounting Standards Board ASC Topic 718. Abbott determines grant date fair value by multiplying the number of shares granted by the average of the high and low market prices of an Abbott common share on the award's date of grant.

(2)
In accordance with the Commission's rules, the amounts in this column represent the aggregate grant date fair value of the awards in accordance with Financial Accounting Standards Board ASC Topic 718. These amounts include the grant date fair values of $34,169, $28,799, and $4,393 attributable to replacement stock options issued in 2012 to L. J. Schumacher, W. J. Chase, and C. Alban, respectively, with respect to original option grants made before 2005. Except for outstanding options that have a replacement option feature, options granted after 2004 do not include a replacement option feature. When the exercise price of an option with a replacement option feature is paid (or, in the case of a non-qualified stock option, when the option exercise price or the withholding taxes resulting on exercise of that option are paid) with Abbott common shares held by the named executive officer, a replacement option may be granted for the number of shares used to make that payment. Abbott uses the closing price of an Abbott common share on the business day before the exercise to determine the number of shares required to exercise the related option and the exercise price of the replacement option. The replacement option is exercisable in full six months after the date of grant, and has a term expiring on the expiration date of the original option. Other terms and conditions of the replacement option award are the same in all material respects as those applicable to the original grant.

(3)
These amounts were determined as of the option grant date using a Black-Scholes stock option valuation model. These amounts are being reported solely for the purpose of comparative disclosure in accordance with the Commission rules. There is no certainty that the amount determined using a Black-Scholes stock option valuation model would be the value at which employee stock options would be traded for cash. For options, other than the replacement options, the model used the following assumptions: volatility of 21%, dividend yield of 3.6%; risk-free interest of 1.2%, and an average option life of 6 years. For replacement options, the model used the following assumptions: expected volatility of 14%, dividend yield ranging between 2.4% and 2.6%; risk-free interest of 0.2%, and an option life equal to 60% of the option's remaining life.

(4)
This compensation is earned as a performance-based incentive bonus pursuant to the 1998 Abbott Laboratories Performance Incentive Plan for Mr. Gonzalez, Ms. Schumacher, Mr. Alban, and Dr. Leonard, and the 1986 Abbott Laboratories Management Incentive Plan for Mr. Chase. Additional information regarding these plans can be found in the section captioned "Compensation Discussion and Analysis—How Executive Pay Decisions Are Made—Annual Bonus."

(5)
Except as provided below, the plan amounts shown below are reported in this column.

For Mr. Gonzalez and Ms. Schumacher, the amounts shown alongside the officer's name are for 2012, 2011, and 2010, respectively. For Mr. Gonzalez, the 2012 amounts under the Abbott Laboratories Annuity Retirement Plan and the Abbott Laboratories Supplemental Pension Plan are excluded from this column in accordance with SEC rules. For Messrs. Chase and Alban and Dr. Leonard, the amounts shown are for 2012 and 2011.

Abbott Laboratories Annuity Retirement Plan

R. A. Gonzalez: $(426,732) / $33,248 / $3,001; L. J. Schumacher: $129,541 / $85,875 / $37,903; W. J. Chase: $96,217 / $77,342; C. Alban: $204,199 / $101,829; and J. M. Leonard: $175,844 / $106,953.

Abbott Laboratories Supplemental Pension Plan

R. A. Gonzalez: $(4,420,361) / $743,082 / $245,389; L. J. Schumacher: $1,464,372 / $939,737 / $541,637; W. J. Chase: $378,802 / $226,766; C. Alban: $1,521,110 / $628,531; and J. M. Leonard: $1,374,571 / $789,474.

Non-Qualified Defined Contribution Plan Earnings

The totals in this column include reportable interest credited under the 1998 Abbott Laboratories Performance Incentive Plan, the Abbott Laboratories 401(k) Supplemental Plan, and the 1986 Abbott Laboratories Management Incentive Plan.

R. A. Gonzalez: $64,503 / $106,658 / $63,866; L. J. Schumacher: $177,393 / $112,511 / $49,329; W. J. Chase: $23,972 / $12,381; C. Alban: $75,700 / $43,995; and J. M. Leonard: $168,838 / $119,585.

The present value of a pension benefit is determined, in part, by the discount rate used for accounting purposes. As required by the Financial Accounting Standards Board, that discount rate is determined by reference to the prevailing market rate of interest. In 2012, interest rates declined and the discount rate used for the Annuity Retirement Plan and Supplemental Pension Plan was reduced to reflect that decline. A reduction in the discount rate increases the present value of participants' pensions while actual payments to be made to participants are not changed. The discount rate used for 2012 was 4.49%. The discount rate used for 2011 was 5.18%.

The change in pension value included in this total is the result of the following factors: (i) the impact of changes in the actuarial assumptions Abbott uses to calculate plan liability for financial reporting purposes, primarily the change in discount rate; (ii) additional pension benefit accrual under the Annuity Retirement Plan and Supplemental Pension Plan; (iii) the impact of the time value of money on the pension value; and (iv) with respect to Mr. Gonzalez, distributions made from these plans, as described in footnote (3) to the Pension Benefits Table found in "—Pension Benefits—Pension Benefits Table."

(6)
The amounts shown below are reported in this column.

For Mr. Gonzalez and Ms. Schumacher, the amounts shown alongside the officer's name are for 2012, 2011, and 2010, respectively. For Messrs. Chase and Alban and Dr. Leonard, the amounts shown are for 2012 and 2011.

Earnings, Fees and Tax Payments for Non-Qualified Defined Benefit and Non-Qualified Defined Contribution Plans (net of the reportable interest included in footnote (5)).

R. A. Gonzalez: $154,681 / $72,623 / $76,225; L. J. Schumacher: $97,801 / $88,141 / $65,627; W. J. Chase: $13,526 / $12,458; C. Alban: $42,667 / $33,977; and J. M. Leonard: $90,813 / $82,639.

Each of the named executive officers' awards under the 1998 Abbott Laboratories Performance Incentive Plan or the 1986 Abbott Laboratories Management Incentive Plan is paid in cash to the named executive officer on a current basis and may be deposited into a grantor trust established by the named executive officer, net of maximum tax withholdings. Each of the named executive officers has also established grantor trusts in connection with the Abbott Laboratories Supplemental Pension Plan and the Abbott Laboratories 401(k) Supplemental Plan. These amounts include the earnings (net of the reportable interest included in footnote (5)), fees, and tax payments paid in connection with these grantor trusts.

Employer Contributions to Defined Contribution Plans

R. A. Gonzalez: $0 / $0 / $0; L. J. Schumacher: $41,584 / $41,375 / $41,166; W. J. Chase: $19,947 / $18,750; C. Alban: $30,788 / $30,124; and J. M. Leonard: $32,008 / $31,825.

These amounts include Abbott contributions to both the Abbott tax-qualified defined contribution plan and the Abbott Laboratories 401(k) Supplemental Plan. The Abbott Laboratories 401(k) Supplemental Plan permits the named executive officers to contribute amounts in excess of the annual limit set by the Internal Revenue Code for employee contributions to 401(k) plans up to the excess of (i) 18 percent of their base salary over (ii) the amount contributed to Abbott's tax-qualified 401(k) plan. Abbott matches participant contributions at the rate of 250 percent of the first 2 percent of compensation contributed to the plan. The named executive officers have these amounts paid to them in cash on a current basis and deposited into a grantor trust established by the officer, net of maximum tax withholdings.

  Other Compensation

  The following amounts are included in the totals in this column, which reflect Abbott's incremental cost less reimbursements for non-business related flights: Mr. Gonzalez: $294,607 / $372,823 / $185,808.

  Abbott determines the incremental cost for flights based on the direct cost to Abbott, including fuel costs, parking, handling and landing fees, catering, travel fees, and other miscellaneous direct costs.

  Also included in the totals shown in the table is the cost of providing a corporate automobile less the amount reimbursed by the officer: L. J. Schumacher: $16,876 / $18,802 / $21,164; W. J. Chase: $5,716 / $13,026; C. Alban: $17,760 / $17,300; and J. M. Leonard: $18,321 / $18,772.

  For Ms. Schumacher, Messrs. Chase and Alban, and Dr. Leonard, the following costs associated with financial planning are included: L. J. Schumacher: $0 / $10,000 / $10,000; W. J. Chase: $6,500 / $6,500; C. Alban: $10,000 / $11,447; and J. M. Leonard: $8,000 / $8,000.

  For Mr. Alban, the totals include $3,063 in 2012 and $13,314 in 2011 for relocation costs.

  The named executive officers are also eligible to participate in an executive disability benefit described in the section captioned "Potential Payments Upon Termination—Generally."

(7)
Bonus paid to Mr. Gonzalez in 2010 upon his appointment as Executive Vice President, Pharmaceutical Products Group.

(8)
Bonus paid in recognition of performance related to the business separation.

2012 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)
						All Other Option Awards: Numbers of Securities Underlying Options (#)		Exercise or Base Price of Options Awards ($/Sh.)
									Closing Market Price on Grant Date	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Target ($)	Maximum ($)
R. A. Gonzalez	02/17/12			59,400	(2)(3)					$3,341,844	(4)
	02/17/12					107,300	(5)	$56.26	$56.36	729,640	(6)
L. J. Schumacher	02/17/12			44,200	(2)(3)					2,486,692	(4)
	12/01/12			30,755	(7)					1,999,998	(4)
	02/17/12					79,800	(5)	56.26	56.36	542,640	(6)
	06/18/12					3,611	(8)	62.50	62.70	6,897	(6)
	06/19/12					165	(8)	62.70	62.87	317	(6)
	06/19/12					6,408	(8)	62.70	62.87	15,443	(6)
	07/30/12					4,011	(8)	66.39	66.60	11,512	(6)
W. J. Chase	02/17/12			10,900	(2)(3)					613,234	(4)
	12/01/12			23,066	(7)					1,499,982	(4)
	02/17/12					19,600	(5)	56.26	56.36	133,280	(6)
	04/26/12					2,390	(8)	61.60	61.86	4,947	(6)
	05/25/12					2,177	(8)	62.42	62.25	4,158	(6)
	07/30/12					1,620	(8)	66.39	66.60	4,649	(6)
	09/13/12					1,591	(8)	67.84	69.27	4,662	(6)
	09/14/12					3,438	(8)	69.27	68.27	10,383	(6)
C. Alban	02/17/12			26,700	(2)(3)					1,502,142	(4)
	12/01/12			18,453	(7)					1,199,999	(4)
	02/17/12					48,100	(5)	56.26	56.36	327,080	(6)
	07/23/12					2,482	(8)	65.06	64.64	4,393	(6)
J. M. Leonard	02/17/12			18,300	(2)(3)					1,029,558	(4)
	12/01/12			18,453	(7)					1,199,999	(4)
	02/17/12					33,000	(5)	56.26	56.36	224,400	(6)

(1)
During 2012, Mr. Gonzalez, Ms. Schumacher, Mr. Alban, and Dr. Leonard participated in the 1998 Abbott Laboratories Performance Incentive Plan and Mr. Chase participated in the 1986 Abbott Laboratories Management Incentive Plan, both of which are annual, non-equity incentive plans. The annual cash incentive award earned by the named executive officer in 2012 under the applicable plan is shown in the Summary Compensation Table in the column captioned "Non-Equity Incentive Plan Compensation." No future payouts will be made under the plans' 2012 annual cash incentive award. These plans are described in greater detail in the sections of this prospectus captioned "Compensation Discussion and Analysis—Compensation Philosophy and Components of Pay" and "Compensation Discussion and Analysis—How Executive Pay Decisions Are Made."

(2)
These are performance-based restricted stock awards that have a five-year term and vest upon Abbott achieving a minimum return on equity target, with no more than one-third of the award vesting in any one year. In 2012, Abbott reached its minimum return on equity target and one-third of each of the awards granted on February 17, 2012 vested on February 28, 2013. The return on equity targets are described in the sections of this prospectus captioned "Compensation Discussion and Analysis—Compensation Philosophy and Components of Pay" and "Compensation Discussion and Analysis—How Executive Pay Decisions Are Made."

(3)
In the event of a grantee's death or disability or a change in control of Abbott, as defined in Abbott Laboratories' Incentive Stock programs, these awards are deemed fully earned. Outstanding restricted shares receive dividends at the same rate as all other shareholders.

(4)
The grant date fair value of stock awards is determined by multiplying the number of restricted shares granted by the average of the high and low market prices of an Abbott common share on the grant date.

(5)
One-third of the shares covered by these options are exercisable after one year; two-thirds after two years; and all after three years. The options vest in the event of the grantee's death or disability or a change in control of Abbott. Under the Abbott Laboratories 2009 Incentive Stock Program, these options have an exercise price equal to the average of the high and low market prices (rounded-up to the next even penny) of an Abbott common share on the date of grant. These options do not contain a replacement option feature.

(6)
These values were determined as of the option grant date using a Black-Scholes stock option valuation model. The assumptions for options are described in footnote (3) to the Summary Compensation Table.

(7)
At the time of the separation, these awards were converted into equivalent AbbVie awards. These awards will vest after January 1, 2016, subject to continued employment with AbbVie from the grant date through the vesting date and AbbVie achieving a minimum return on equity target for the period of 2013 through 2015.

(8)
These are replacement options. When the exercise price of an option with a replacement feature is paid (or, in the case of a non-qualified stock option, when the option exercise price or the withholding taxes resulting on exercise of that option are paid) with Abbott common shares held by the named executive officer, a replacement option may be granted for the number of shares used to make that payment. Abbott uses the closing price of an Abbott common share on the business day before the exercise to determine the number of shares required to exercise the related option and the exercise price of the replacement option. The replacement option is exercisable in full six months after the grant date, and has a term expiring on the expiration date of the original option. Other terms and conditions of the replacement option are the same in all material respects as those applicable to the original option.

2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The following tables summarize the outstanding equity awards held by the named executive officers at year-end.

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
R. A. Gonzalez		36,733	(2)	46.6000	02/17/21	13,333	(2)	$873,312
		107,300	(2)	56.2600	02/16/22				26,133	(2)	$1,711,712
									59,400	(2)	3,890,700
L. J. Schumacher	1,039			58.1600	02/19/14	32,000	(2)	$2,096,000
	66,300			55.5600	02/14/18				13,200	(2)	$864,600
	5,425			55.6600	02/19/14				27,266	(2)	1,785,923
	38,940			54.1400	02/19/19				44,200	(2)	2,895,100
	23,200	19,333	(2)	54.5000	02/18/20				30,755	(2)	2,014,453
		38,333	(2)	46.6000	02/17/21
		79,800	(2)	56.2600	02/16/22
	3,611			62.5000	02/13/13
	165			62.7000	02/13/13
	6,408			62.7000	08/31/13
		4,011	(2)	66.3900	02/19/14
W. J. Chase	8,495			46.3400	02/17/15	9,000	(2)	$589,500
	6,600			52.5400	02/15/17				3,067	(2)	$200,889
	963			55.7600	02/19/14				9,000	(2)	589,500
	25,500			55.5600	02/14/18				10,900	(2)	713,950
	12,800			54.1400	02/19/19				23,066	(2)	1,510,823
	8,933	4,467	(2)	54.5000	02/18/20
	6,334	12,666	(2)	46.6000	02/17/21
		19,600	(2)	56.2600	02/16/22
	2,390			61.6000	02/13/13
	2,177			62.4200	02/13/13
		1,620	(2)	66.3900	02/19/14
		1,591	(2)	67.8400	02/19/14
		3,438	(2)	69.2700	02/19/14
C. Alban	35,700			52.5400	02/15/17	21,000	(2)	$1,375,500
	33,900			55.5600	02/14/18				7,867	(2)	$515,289
	17,700			54.1400	02/19/19				21,666	(2)	1,419,123
	21,000			51.6800	10/14/19				26,700	(2)	1,748,850
	23,067	11,533	(2)	54.5000	02/18/20				18,453	(2)	1,208,672
	15,267	30,533	(2)	46.6000	02/17/21
		48,100	(2)	56.2600	02/16/22
		2,482	(2)	65.0600	02/13/13
J. M. Leonard	59,300			52.5400	02/15/17	21,000	(2)	$1,375,500
	93,400			55.5600	02/14/18				6,533	(2)	$427,912
	38,700			54.1400	02/19/19				14,800	(2)	969,400
	19,133	9,567	(2)	54.5000	02/18/20				18,300	(2)	1,198,650
	10,400	20,800	(2)	46.6000	02/17/21				18,453	(2)	1,208,672
		33,000	(2)	56.2600	02/16/22

See "Footnotes to Outstanding Equity Awards table" below.

Footnotes to Outstanding Equity Awards table:

(1)
Except as noted, these options are fully vested.

(2)
The vesting dates of outstanding unexercisable stock options and unvested restricted stock awards at December 31, 2012 are as follows:

	Option Awards			Stock Awards
Name	Number of Unexercised Shares Remaining from Original Grant	Number of Option Shares Vesting—Date Vested 2013	Number of Option Shares Vesting—Date Vested 2014	Number of Option Shares Vesting—Date Vested 2015	Number of Shares of Restricted Stock	Number of Shares of Restricted Stock Vesting—Date Vested 2013
R. A. Gonzalez(e)	36,733	18,366—2/18	18,367—2/18		13,333	13,333—2/19
	107,300	35,767—2/17	35,766—2/17	35,767—2/17	26,133		(b)
					59,400		(c)
L. J. Schumacher(f)	19,333	19,333—2/19			32,000	32,000—2/19
	38,333	19,166—2/18	19,167—2/18		13,200		(a)
	79,800	26,600—2/17	26,600—2/17	26,600—2/17	27,266		(b)
	4,011	4,011—1/31			44,200		(c)
					30,755		(d)
W. J. Chase	4,467	4,467—2/19			9,000	9,000—2/19
	12,666	6,333—2/18	6,333—2/18		3,067		(a)
	19,600	6,534—2/17	6,533—2/17	6,533—2/17	9,000		(b)
	1,620	1,620—1/31			10,900		(c)
	1,591	1,591—3/14			23,066		(d)
	3,438	3,438—3/15
C. Alban	11,533	11,533—2/19			21,000	21,000—2/19
	30,533	15,266—2/18	15,267—2/18		7,867		(a)
	48,100	16,034—2/17	16,033—2/17	16,033—2/17	21,666		(b)
	2,482	2,482—1/24			26,700		(c)
					18,453		(d)
J. M. Leonard	9,567	9,567—2/19			21,000	21,000—2/19
	20,800	10,400—2/18	10,400—2/18		6,533		(a)
	33,000	11,000—2/17	11,000—2/17	11,000—2/17	14,800		(b)
					18,300		(c)
					18,453		(d)

(a)
These are the shares of restricted stock that remained outstanding and unvested on December 31, 2012, from an award made on February 19, 2010. The award has a 5-year term, with no more than one-third of the original award vesting in any one year upon Abbott achieving a minimum return on equity target, measured at the end of the relevant year. In 2012, Abbott reached its minimum return on equity target and these shares vested on February 28, 2013.

(b)
These are the shares of restricted stock that remained outstanding and unvested on December 31, 2012, from an award made on February 18, 2011. The award has a 5-year term, with no more than one-third of the original award vesting in any one year upon Abbott achieving a minimum return on equity target, measured at the end of the relevant year. In 2012, Abbott reached its minimum return on equity target and one half of the unvested shares vested on February 28, 2013.

(c)
These are the shares of restricted stock that remained outstanding and unvested on December 31, 2012, from an award made on February 17, 2012. The award has a 5-year term, with no more than one-third of the original award vesting in any one year upon Abbott achieving a minimum return on equity target, measured at the end of the relevant year. In 2012, Abbott reached its minimum return on equity target and one third of the unvested shares vested on February 28, 2013.

(d)
These are the shares of restricted stock that remained outstanding and unvested on December 31, 2012, from an award made on December 1, 2012. These shares will vest after January 1, 2016 subject to continued employment with AbbVie through the vesting date and AbbVie achieving a minimum return on equity target for the period 2013 through 2015.

(e)
The table above does not reflect stock options to purchase 320,367 shares of Abbott common stock, which were transferred in a transaction exempt from Section 16 of the Exchange Act under Rule 16a-12.

(f)
The table above does not reflect stock options to purchase 213,752 shares of Abbott common stock, which were transferred in a transaction exempt from Section 16 of the Exchange Act under Rule 16a-12.

2012 OPTION EXERCISES AND STOCK VESTED

        The following table summarizes for each named executive officer the number of shares the officer acquired on the exercise of stock options and the number of shares the officer acquired on the vesting of stock awards in 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting ($)
R. A. Gonzalez(a)	219,192	$830,128	43,066	$2,518,415
L. J. Schumacher(b)	187,881	3,067,988	42,100	2,401,384
W. J. Chase	21,285	291,998	10,566	602,685
C. Alban	54,719	1,127,331	27,766	1,643,749
J. M. Leonard	157,299	2,426,263	22,999	1,311,863

(a)
The table above does not reflect stock options to purchase 320,367 shares of Abbott common stock, which were transferred in a transaction exempt from Section 16 of the Exchange Act under Rule 16a-12.

(b)
The table above does not reflect stock options to purchase 213,752 shares of Abbott common stock, which were transferred in a transaction exempt from Section 16 of the Exchange Act under Rule 16a-12.

PENSION BENEFITS

        During 2012, the named executive officers participated in two Abbott-sponsored defined benefit pension plans: the Abbott Laboratories Annuity Retirement Plan, a tax-qualified pension plan; and the Abbott Laboratories Supplemental Pension Plan, a non-qualified supplemental pension plan. The Supplemental Pension Plan also includes a benefit feature Abbott uses to attract executive officers who are at the mid-point of their career. This feature provides an additional benefit to executive officers who are mid-career hires that is less valuable to executive officers who have spent most of their career at Abbott. AbbVie has assumed responsibility for providing these benefits to the named executive officers, who transferred from Abbott to AbbVie as part of the business separation. Except as provided in Abbott's change in control agreements, Abbott does not have a policy granting extra years of credited service under the plans. The change in control agreements are described in "—Potential Payments upon Termination or Change in Control—Potential Payments Upon Change in Control."

        The compensation considered in determining the pensions payable to the named executive officers is the compensation shown in the "Salary" and "Non-Equity Incentive Plan Compensation" columns of the Summary Compensation found in "—Summary Compensation Table."

Annuity Retirement Plan

        The Annuity Retirement Plan covers most employees in the United States, age 21 or older, and provides participants with a life annuity benefit at normal retirement equal to A plus the greater of B or C below.

          A.    1.10% of 5-year final average earnings multiplied by years of benefit service after 2003.

          B.    1.65% of 5-year final average earnings multiplied by years of benefit service prior to 2004 (up to 20); plus 1.50% of 5-year final average earnings multiplied by years of benefit service prior to 2004 in excess of 20 (but no more than 15 additional years); less 0.50% of the lesser of 3-year final average earnings (but not more than the social security wage base in any year) or the social security covered compensation level multiplied by years of benefit service.

          C.    1.10% of 5-year final average earnings multiplied by years of benefit service prior to 2004.

        The benefit for service prior to 2004 (B or C above) is reduced for the cost of preretirement surviving spouse benefit protection. The reduction is calculated using formulas based on age and employment status during the period in which coverage was in effect.

        Final average earnings are the average of the employee's 60 highest-paid consecutive calendar months of compensation (salary and non-equity incentive plan compensation). The Annuity Retirement Plan covers earnings up to the limit imposed by Internal Revenue Code Section 401(a)(17) and provides for a maximum of 35 years of benefit service.

        Participants become fully vested in their pension benefit upon the completion of five years of service. The benefit is payable on an unreduced basis at age 65. Employees hired after 2003 who terminate prior to age 55 with at least 10 years of service may choose to commence their benefits on an actuarially reduced basis as early as age 55. Employees hired prior to 2004 who terminate prior to age 50 with at least 10 years of service may choose to commence their benefits on an actuarially reduced basis as early as age 50. Employees hired prior to 2004 who terminate prior to age 50 with less than 10 years of service may choose to commence their benefits on an actuarially reduced basis as early as age 55.

        The Annuity Retirement Plan offers several optional forms of payment, including certain and life annuities, joint and survivor annuities, and level income annuities. The benefit paid under any of these options is actuarially equivalent to the life annuity benefit produced by the formula described above.

        Employees who retire from Abbott prior to their normal retirement age may receive subsidized early retirement benefits. Employees hired after 2003 are eligible for early retirement at age 55 with 10 years of service. Employees hired prior to 2004 are eligible for early retirement at age 50 with 10 years of service or age 55 if the employee's age plus years of benefit service total 70 or more. Mr. Alban and Dr. Leonard are eligible for early retirement benefits under the plan.

        The subsidized early retirement reductions applied to the benefit payable for service after 2003 (A above) depend upon the participant's age at retirement. If the participant retires after reaching age 55, the benefit is reduced 5 percent per year for each year that payments are made before age 62. If the participant retires after reaching age 50 but prior to reaching age 55, the benefit is actuarially reduced from age 65.

        The early retirement reductions applied to the benefit payable for service prior to 2004 (B and C above) depend upon age and service at retirement:

  •
  In general, the 5-year final average earnings portions of the benefit are reduced 3 percent per year for each year that payments are made before age 62 and the 3-year final average earnings portion of the benefit is reduced 5 percent per year for each year that payments are made before age 62.

  •
  Employees who participated in the plan before age 36 may elect "Special Retirement" on the last day of any month after reaching age 55 with age plus Seniority Service points of at least 94 or "Early Special Retirement" on the last day of any month after reaching age 55, provided their age plus Seniority Service points would reach at least 94 before age 65. Seniority Service includes periods of employment prior to attaining the minimum age required to participate in the plan. If Special Retirement or Early Special Retirement applies, Seniority Service is used in place of benefit service in the formulas. The 5-year final average earnings portions of the benefit in B above are reduced 1 2/3 percent for each year between ages 59 and 62 plus 2 1/2 percent for each year between ages 55 and 59. The 3-year final average earnings portion of the benefit is reduced 5 percent per year for each year that payments are made before age 62. Benefit C is payable on an unreduced basis at Special Retirement and is reduced 3 percent per year for each year that payments are made before age 62, if Early Special Retirement applies.

Supplemental Pension Plan

        With the following exceptions, the provisions of the Supplemental Pension Plan are substantially the same as those of the Annuity Retirement Plan:

  •
  Officers' 5-year final average earnings are calculated using the average of the 5 highest years of base earnings and the 5 highest years of payments under Abbott's non-equity incentive plans.

  •
  The Annuity Retirement Plan does not include amounts deferred or payments received under the Abbott Laboratories Deferred Compensation Plan in its calculation of a participant's final average earnings. To preserve the pension benefits of Deferred Compensation Plan participants, the Supplemental Pension Plan includes amounts deferred by a participant under the Deferred Compensation Plan in its calculation of final average earnings. Beginning in the year following their election as an officer, Abbott officers are no longer eligible to defer compensation under the Deferred Compensation Plan.

  •
  In addition to the benefits outlined above for the Annuity Retirement Plan, officers are eligible for a benefit equal to 0.6% of 5-year final average earnings for each year of service for each of the first 20 years of service occurring after the participant attains age 35. The benefit is further limited by the maximum percentage allowed under the Annuity Retirement Plan under that plan's benefit formulas (A, B and C above). The portion of this additional officer benefit attributable to service prior to 2004 is reduced 3 percent per year for each year that payments are made before age 60. The portion attributable to service after 2003 is reduced 5 percent per year for each year that payments are made before age 60 if the participant is at least age 55 at early retirement. If the participant is under age 55 at retirement, the portion attributable to service after 2003 is actuarially reduced from age 65.

  •
  The Supplemental Pension Plan provides early retirement benefits similar to those provided under the Annuity Retirement Plan. The benefits provided to officers under the Supplemental Pension Plan are not, however, reduced for the period between age 60 and age 62, unless the benefit is being actuarially reduced from age 65. Mr. Alban and Dr. Leonard are eligible for early retirement benefits under the plan.

  •
  Vested benefits accrued under the Supplemental Pension Plan may be funded through a grantor trust established by the officer. Consistent with the distribution requirements of Internal Revenue Code Section 409A and its regulations, those officers who were elected prior to 2009 may have the entire amount of their vested plan benefits funded through a grantor trust. Officers elected after 2008 may have only the vested benefits that accrue following the calendar year in which the officer is first elected funded through a grantor trust. Vested benefits accrued through December 31, 2008, to the extent not previously funded, were distributed to the participants' individual trusts and included in the participants' income.

        Benefits payable under the Supplemental Pension Plan are offset by the benefits payable from the Annuity Retirement Plan, calculated as if benefits under the plans commenced at the same time. The amounts paid to an officer's Supplemental Pension Plan grantor trust to fund plan benefits are actuarially determined. The plan is designed to result in Abbott paying the officer's Supplemental Pension Plan benefits to the extent assets held in the officer's trust are insufficient.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
R. A. Gonzalez(3)	Abbott Laboratories Annuity Retirement Plan	27	$310,915	$521,069
	Abbott Laboratories Supplemental Pension Plan	27	6,358,988	0
L. J. Schumacher	Abbott Laboratories Annuity Retirement Plan	22	439,630	0
	Abbott Laboratories Supplemental Pension Plan	22	4,517,121	219,656	(2)
W. J. Chase	Abbott Laboratories Annuity Retirement Plan	24	367,243	0
	Abbott Laboratories Supplemental Pension Plan	24	957,075	53,113	(2)
C. Alban	Abbott Laboratories Annuity Retirement Plan	26	592,259	0
	Abbott Laboratories Supplemental Pension Plan	26	3,083,654	181,047	(2)
J. M. Leonard	Abbott Laboratories Annuity Retirement Plan	21	652,279	0
	Abbott Laboratories Supplemental Pension Plan	21	4,556,239	300,604	(2)

(1)
Abbott calculates these present values using: (i) a 4.49% discount rate, the same discount rate it uses for Financial Accounting Standards Board ASC Topic 715 calculations for financial reporting purposes; and (ii) each plan's unreduced retirement age, which is age 62 under the Abbott Laboratories Annuity Retirement Plan and age 60 under the Abbott Laboratories Supplemental Pension Plan for those officers who are eligible for early retirement benefits and is age 65 under both plans for other officers. The present values shown in the table reflect postretirement mortality, based on the Financial Accounting Standards Board ASC Topic 715 assumption (the RP2000 Combined Healthy table), but do not include a factor for preretirement termination, mortality, or disability.

(2)
Consistent with the distribution requirements of Internal Revenue Code Section 409A and its regulations, vested Supplemental Pension Plan benefits, to the extent not previously funded, were distributed to the participants' individual grantor trusts and included in the participants' income. Amounts held in the officer's individual trust are expected to offset Abbott's obligations to the officer under the plan. During 2012, the amounts shown, less applicable tax withholdings, were deposited in such individual trusts established by the named executive officers. Grantor trusts are described in greater detail in the section captioned "Compensation Discussion and Analysis—Post Termination and Other Benefits—Retirement Benefits."

(3)
Mr. Gonzalez retired from Abbott in 2007 and began receiving payments from the Abbott Laboratories Annuity Retirement Plan and distributions from his Abbott Laboratories Supplemental Pension Plan grantor trust. When he returned to work at Abbott in 2009, he continued to receive previously earned Abbott retiree benefits through December 31, 2012.

  A portion of Mr. Gonzalez's accumulated benefit under the Abbott Laboratories Annuity Retirement Plan was assigned to his ex-spouse in accordance with a qualified domestic relations order. The assigned amount is included in the "Payments During Last Fiscal Year" column above and Mr. Gonzalez no longer has any interest in that amount. A portion of Mr. Gonzalez's accumulated benefit under the Abbott Laboratories Supplemental Pension Plan also was assigned to his ex-spouse in accordance with a domestic relations order, resulting in the transfer of grantor trust assets of $5,196,751 to his ex-spouse. Mr. Gonzalez no longer has any interest in that amount. His ex-spouse will not accrue any additional pension benefits under any AbbVie or Abbott plan.

2012 NONQUALIFIED DEFERRED COMPENSATION

        The following table summarizes Ms. Schumacher's and Mr. Chase's non-qualified deferred compensation under the Abbott Laboratories Deferred Compensation Plan. Ms. Schumacher, Mr. Chase and Abbott have not contributed to accounts under the plan since such time as Ms. Schumacher and Mr. Chase, respectively, became Abbott officers. None of the other named executive officers has any non-qualified deferred compensation.

Name	Plan Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)(3)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)(4)
L. J. Schumacher	Deferred Compensation Plan(1)(2)	0	0	$38,624	0	$274,833
W. J. Chase	Deferred Compensation Plan(1)(2)	0	0	6,889	0	54,632

(1)
Ms. Schumacher's and Mr. Chase's contributions to the Deferred Compensation Plan ceased after they became Abbott officers.

(2)
The plan permits participants to defer up to 75 percent of their base salary and up to 100 percent of their annual cash incentives and credits a participant's account with an amount equal to the employer matching contributions that otherwise would have been made for the participant under Abbott's tax-qualified defined contribution plan. Participants may direct the investment of their deferral accounts into one or more of several funds chosen by the administrator, and the deferral account is credited with investment returns based on the performance of the fund(s) selected. During 2012, the weighted average rate of return credited to accounts was 16.4 percent for Ms. Schumacher and 14.4 percent for Mr. Chase.

  The plan provides for cash distributions in either a lump sum or installments after separation from service and permits in-service withdrawals in accordance with specific procedures. Participants make distribution elections each year that apply to the deferrals to be made in the following calendar year, in accordance with the requirements of Internal Revenue Code Section 409A. Participants may request withdrawals due to financial hardship; if a hardship withdrawal is approved, it is limited to the amount needed to address the hardship.

(3)
The amounts reported in this column are not included in the Summary Compensation Table found in "—Summary Compensation Table."

(4)
The amounts reported in this column have not been previously reported as compensation in Abbott's Summary Compensation Tables because they relate to contributions made before the applicable individual became a named executive officer.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Potential Payments Upon Termination—Generally

        Abbott does not have employment agreements with its named executive officers.

        The following summarizes the payments that the named executive officers would have received if their employment had terminated on December 31, 2012. Earnings, fees, and tax payments would have continued to be paid for the named executive officer's Performance Incentive Plan, Management Incentive Plan, and Supplemental 401(k) Plan grantor trusts, until the trust assets were fully distributed, and fees would have continued to be paid for the named executive officer's Supplemental Pension Plan grantor trust, until its assets were fully distributed. The amount of these payments would depend on the period over which the trusts' assets were distributed, tax rates, and the trusts' earnings and fees. If the trusts' assets were distributed over a ten-year period and based on current tax rates, earnings, and fees, the named executive officers would receive the following average annual payments over such ten-year period: L. J. Schumacher, $273,114; W. J. Chase, $47,329; C. Alban, $125,588; and J. M. Leonard, $238,869. Pursuant to an election made at the time of his retirement in 2007, Mr. Gonzalez's trust assets began to be distributed over a 35-year period when he retired. Based on current tax rates, earnings and fees, and assuming the distributions continue during the remaining 30 years of the distribution period, he will receive an average annual payment of $127,698 over the distribution period. In addition, the following one-time deposits would have been made under the Abbott Laboratories Supplemental Pension Plan for each of the following named executive officers, respectively: L. J. Schumacher, $565,860; W. J. Chase, $144,376; C. Alban, $2,014,030; and J. M. Leonard, $752,564. As of December 31, 2012, Mr. Alban and Dr. Leonard were eligible to retire, and were therefore eligible to receive the pension benefits described above. If the termination of employment had been due to disability, then the following named executive officers also would have received, in addition to Abbott's standard disability benefits, a monthly long-term disability benefit in the amount of $52,917 for L. J. Schumacher; $20,833 for W. J. Chase; $28,125 for C. Alban; and $21,483 for J. M. Leonard. This long-term disability benefit would continue for up to 18 months following termination of employment. It ends if the officer retires, recovers, dies or ceases to meet eligibility criteria.

        In addition, if the named executive officer's employment had terminated due to death or disability, the officer's unvested stock options and restricted stock would have vested on December 31, 2012 with values as set forth below in the section captioned "—Accelerated Vesting of Equity Awards."

Potential Payments Upon Change in Control

        Prior to the separation, Abbott had change in control arrangements with key members of its management team, in the form of change in control agreements for Abbott officers and a change in control plan for certain other management personnel. In connection with the separation, AbbVie assumed the change in control agreements between Abbott and the officers transferring to AbbVie. The agreements with Mr. Gonzalez, Ms. Schumacher, Messrs. Chase and Alban, and Dr. Leonard are described below.

        Each change in control agreement continues in effect until December 31, 2014, and can be renewed for successive two-year terms upon notice prior to the expiration date. If notice of non-renewal is given, the agreement will expire on the later of the scheduled expiration date and the one-year anniversary of the date of such notice. If no notice is given, the agreement will expire on the one-year anniversary of the scheduled expiration date. Each agreement also automatically extends for two years following any change in control (see below) that occurs while the agreement is in effect.

        The agreements provide that if the officer is terminated other than for cause or permanent disability or if the officer elects to terminate employment for good reason (see below) within two years following a change in control, the officer is entitled to receive a lump sum payment equal to three times the officer's annual salary and annual incentive ("bonus") award (assuming for this purpose that all target performance goals have been achieved or, if higher, based on the average bonus for the last three years), plus any unpaid bonus owing for any completed performance period and the pro rata bonus for any current bonus period (based on the highest of the bonus assuming achievement of target performance, the average bonus for the past three years or, in the case of the unpaid bonus for any completed performance period, the actual bonus earned). If the officer is terminated other than for cause or permanent disability or if the officer elects to terminate employment for good reason during a potential change in control (see below), the officer is entitled to receive a lump sum payment of the annual salary and bonus payments described above, except that the amount of the bonus to which the officer is entitled will be based on the actual achievement of the applicable performance goals. If the potential change in control becomes a "change in control event" (within the meaning of Internal Revenue Code Section 409A), the officer will be entitled to receive the difference between the bonus amounts the officer received upon termination during the potential change in control and the bonus amounts that would have been received had such amounts instead been based on the higher of the officer's target bonus or the average bonus paid to the officer in the preceding three years.

        Bonus payments include payments made under the Performance Incentive Plan. The officer will also receive up to three years of additional employee benefits (including welfare benefits, outplacement services and tax and financial counseling, and the value of three more years of pension accruals). If change in control-related payments and benefits become subject to the excise tax imposed under Internal Revenue Code Section 4999, payments under the agreement will be reduced to prevent application of the excise tax if such a reduction would leave the executive in a better after-tax position than if the payments were not reduced and the tax applied. The agreements also limit the conduct for which awards under Abbott's incentive stock programs can be terminated and generally permit options to remain exercisable for the remainder of their term. The Compensation Committee's independent compensation consultant has confirmed that the level of payments provided under the agreements is consistent with current market practice.

        For purposes of the agreements, the term "change in control" includes the following events: any person becoming the beneficial owner of Abbott securities representing 20 percent or more of the outstanding voting power (not including an acquisition directly from Abbott and its affiliates); a change in the majority of the members of the board of directors whose appointment was approved by a vote of at least two-thirds of the incumbent directors; and the consummation of certain mergers or similar corporate transactions involving Abbott. A "potential change in control" under the agreements includes, among other things, Abbott's entry into an agreement that would result in a change in control. Finally, the term "good reason" includes: a significant adverse change in the executive's position, duties, or authority; the Company's failure to pay the executive's compensation or a reduction in the executive's base pay or benefits; or the relocation of the Company's principal executive offices to a location that is more than 35 miles from the location of the offices at the time of the change in control.

        If a change in control had occurred on December 31, 2012, immediately followed by one of the covered circumstances described above, Mr. Gonzalez, Ms. Schumacher, Messrs. Chase and Alban, and Dr. Leonard would have been entitled to receive the following payments and benefits under the change in control agreements:

  •
  Mr. Gonzalez: Cash termination payments—$9,598,900; Welfare and fringe benefits—$68,198.

  •
  Ms. Schumacher: Cash termination payments—$5,548,318; Additional Supplemental Pension Plan benefits—$977,177; Welfare and fringe benefits—$68,741.

  •
  Mr. Chase: Cash termination payments—$3,770,000; Additional Supplemental Pension Plan benefits—$546,744; Welfare and fringe benefits—$57,577.

  •
  Mr. Alban: Cash termination payments—$4,635,000; Additional Supplemental Pension Plan benefits—$3,586,270; Welfare and fringe benefits—$84,570.

  •
  Dr. Leonard: Cash termination payments—$4,334,300; Additional Supplemental Pension Plan benefits—$1,929,297; Welfare and fringe benefits—$73,468.

        The separation of AbbVie from Abbott was not a change in control or potential change in control under the agreements, and no payments or benefits were triggered in connection with the separation.

        Effective January 1, 2013, AbbVie assumed the change in control agreements for Messrs. Gonzalez, Chase and Alban, Ms. Schumacher and Dr. Leonard, as well as for certain other AbbVie officers.

Accelerated Vesting of Equity Awards

        Under the Abbott Laboratories Incentive Stock Programs, all outstanding stock options, restricted stock and restricted stock units granted prior to February 2013 vest upon a change in control, including performance-based restricted shares, which are deemed earned in full. These Programs, which were approved by Abbott's shareholders, cover approximately 14,000 participants, including a broad group of management and professional staff.

        If a change in control had occurred on December 31, 2012:

  •
  Mr. Gonzalez would have vested (1) in an aggregate of 144,033 unvested stock options with a value of $1,685,706, and (2) in an aggregate of 98,866 shares of restricted stock with a value equal to $6,475,723.

  •
  Ms. Schumacher would have vested (1) in an aggregate of 141,477 unvested stock options with a value of $1,674,509, and (2) in an aggregate of 147,421 shares of restricted stock with a value equal to $9,656,076.

  •
  Mr. Chase would have vested (1) in an aggregate of 43,382 unvested stock options with a value of $469,628, and (2) in an aggregate of 55,033 shares of restricted stock with a value equal to $3,604,662.

  •
  Mr. Alban would have vested (1) in an aggregate of 92,648 unvested stock options with a value of $1,149,473, and (2) in an aggregate of 95,686 shares of restricted stock with a value equal to $6,267,433.

  •
  Dr. Leonard would have vested (1) in an aggregate of 63,367 unvested stock options with a value of $803,277, and (2) in an aggregate of 79,086 shares of restricted stock with a value equal to $5,180,133.

        The value of stock options shown is based on the excess of the closing price of an Abbott common share on December 31, 2012 over the exercise price of such options, multiplied by the number of unvested stock options held by the named executive officer. The value of restricted shares shown is determined by multiplying the number of restricted shares that would vest as of December 31, 2012 and the closing price of an Abbott common share on December 31, 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PROCEDURES FOR APPROVAL OF RELATED TRANSACTIONS

        It is AbbVie's policy that the nominations and governance committee review, approve, ratify or disapprove of all transactions in which AbbVie participates and in which any related person has a direct or indirect material interest if such transaction involves or is expected to involve payments of $120,000 or more in the aggregate per fiscal year. Related person transactions requiring review by the nominations and governance committee pursuant to this policy are identified in:

  •
  questionnaires annually distributed to AbbVie's directors and officers;

  •
  certifications submitted annually by AbbVie officers related to their compliance with AbbVie's Code of Business Conduct; or

  •
  communications made directly by the related person to the chief financial officer or general counsel.

        In determining whether to approve or ratify a related person transaction, the nominations and governance committee will consider the following items, among others:

  •
  the related person's relationship to AbbVie and interest in the transaction;

  •
  the material facts of the transaction, including the aggregate value of such transaction or, in the case of indebtedness, the amount of principal involved;

  •
  the benefits to AbbVie of the transaction;

  •
  if applicable, the availability of other sources of comparable products or services;

  •
  an assessment of whether the transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally;

  •
  whether a transaction has the potential to impair director independence; and

  •
  whether the transaction constitutes a conflict of interest.

        This process is included in the nominations and governance committee's written charter, which is available on the corporate governance section of AbbVie's investor relations website at www.abbvieinvestor.com. AbbVie's website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

TRANSACTIONS WITH ABBOTT

        Abbott was AbbVie's sole stockholder prior to the distribution of AbbVie common stock to Abbott's shareholders of record. In connection with the separation, AbbVie and Abbott entered into a separation and distribution agreement and other agreements to effect the separation of the two companies, provide a framework for AbbVie's relationship with Abbott after the separation and provide for the allocation between AbbVie and Abbott of Abbott's assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after AbbVie's separation from Abbott. Abbott does not currently hold a sufficient amount of AbbVie common stock for Abbott to be deemed a "related party." Nevertheless, because Abbott held more than five percent of AbbVie's common stock in 2012, AbbVie is required to provide disclosure about certain agreements entered into in connection with the separation.

        The summaries of these agreements are qualified in their entireties by reference to the full text of the applicable agreements, which are listed as exhibits to the registration statement of which this prospectus forms a part. When used in this section, "distribution date" refers to the date on which Abbott distributed AbbVie's common stock to the holders of Abbott common shares.

        In addition to these agreements, Abbott and AbbVie entered into certain lease agreements prior to the distribution, including a long term lease pursuant to which AbbVie leases from Abbott a portion of Abbott Park, Abbott's current headquarters. Certain shared services are contemplated in connection with this arrangement. These lease agreements, individually and in the aggregate, are not material to AbbVie's business.

The Separation Agreement

        The separation agreement sets forth, among other things, AbbVie's agreements with Abbott regarding the principal transactions necessary to separate AbbVie from Abbott. It also sets forth other agreements that govern certain aspects of AbbVie's relationship with Abbott after the distribution date.

Transfer of Assets and Assumption of Liabilities

        The separation agreement identifies the assets to be transferred, the liabilities to be assumed and the contracts to be assigned to each of AbbVie and Abbott as part of the separation of Abbott into two companies, and it provides for when and how these transfers, assumptions and assignments occurred and will occur.

        Except as expressly set forth in the separation agreement or any ancillary agreement, neither AbbVie nor Abbott made any representation or warranty as to the assets, business or liabilities transferred or assumed as part of the separation, as to any approvals or notifications required in connection with the transfers, as to the value of or the freedom from any security interests of any of the assets transferred, as to the absence or presence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either AbbVie or Abbott, or as to the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the separation. All assets have been or will be transferred on an "as is," "where is" basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests, and that any necessary consents or governmental approvals are not obtained or that any requirements of laws, agreements, security interests, or judgments are not complied with.

        To the extent that the transfer or assignment of certain assets and liabilities to Abbott or AbbVie, as applicable, did not occur prior to the separation then, until such assets or liabilities are able to be transferred or assigned, Abbott or AbbVie, as applicable, will hold such assets on behalf of and for the benefit of the other party and will pay, perform, and discharge such liabilities, for which the other party will reimburse Abbott or AbbVie, as applicable, for all commercially reasonable payments made in connection with the performance and discharge of such liabilities. For example, due to the requirements of applicable laws, the need to obtain certain governmental and third party consents and other business reasons, the transfer of certain assets and liabilities to Abbott or AbbVie has been deferred in certain jurisdictions outside of the United States until after the completion of the separation. The international commercial operations agreements implement the principle outlined above with respect to the assets and liabilities in those jurisdictions and provide the mechanisms and transactions that will be used to transfer the benefits and burdens of the assets and liabilities located in those jurisdictions.

The Distribution

        The separation agreement also governs the rights and obligations of the parties regarding the distribution. On the distribution date, Abbott distributed to its shareholders that held Abbott common shares as of the record date all of the issued and outstanding shares of AbbVie's common stock on a pro rata basis. Shareholders received cash in lieu of any fractional shares.

Claims

        In general, each party to the separation agreement assumes liability for all pending, threatened and unasserted legal matters related to its own business or its assumed or retained liabilities and indemnifies the other party for any liability to the extent arising out of or resulting from such assumed or retained legal matters.

Settlement of Accounts between AbbVie and Abbott

        All intercompany receivables and payables as to which there are no third parties and that are between AbbVie or an AbbVie subsidiary that is incorporated in the United States, on the one hand, and Abbott or an Abbott subsidiary that is incorporated in the United States, on the other hand, as of immediately prior to the completion of the separation, have been settled, capitalized, cancelled, assigned, or assumed by AbbVie or one or more AbbVie subsidiaries as of immediately prior to the completion of the separation. All other intercompany receivables and payables as to which there are no third parties and that are between AbbVie or an AbbVie subsidiary, on the one hand, and Abbott or an Abbott subsidiary, on the other hand, as of immediately prior to the completion of the separation, remain outstanding on the same terms and conditions that applied immediately prior to the completion of the separation. There are no cash sweep arrangements between AbbVie and Abbott accounts.

Releases

        AbbVie and its affiliates have released and discharged Abbott and its affiliates from all liabilities assumed by AbbVie as part of the separation, from all acts and events occurring or failing to occur, and all conditions existing, on or before the distribution date relating to AbbVie's business, and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the separation agreement. Abbott and its affiliates have released and discharged AbbVie and its affiliates from all liabilities retained by Abbott and its affiliates as part of the separation and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the separation agreement. These releases do not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation.

Indemnification

        AbbVie agreed to indemnify, defend and hold harmless Abbott, each of its affiliates and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

  •
  certain liabilities related to AbbVie's business or assets that were retained by or transferred to AbbVie or one of its subsidiaries (the "AbbVie Liabilities");

  •
  the failure of AbbVie or any of its subsidiaries to pay, perform or otherwise promptly discharge any of the AbbVie Liabilities, in accordance with their respective terms, whether prior to, at or after the distribution;

  •
  the conduct of any business, operation or activity by AbbVie or any of its affiliates from and after the distribution;

  •
  any breach by AbbVie or any of its subsidiaries of the separation agreement or any of the ancillary agreements; and

  •
  any untrue statement or alleged untrue statement of a material fact in the registration statement on Form 10 filed by AbbVie with the SEC or the related information statement.

        Abbott agreed to indemnify, defend and hold harmless AbbVie, each of its affiliates and each of its respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

  •
  all liabilities (including whether accrued, contingent, or otherwise) other than the AbbVie Liabilities that were retained by or transferred to Abbott or one of its subsidiaries (the "Abbott Liabilities");

  •
  the failure of Abbott or any of its subsidiaries, other than AbbVie, to pay, perform or otherwise promptly discharge any of the Abbott Liabilities, in accordance with their respective terms whether prior to, at, or after the distribution;

  •
  the conduct of any business, operation or activity by Abbott or any of its affiliates from and after the distribution (other than the conduct of business, operations or activities for the benefit of AbbVie pursuant to an ancillary agreement);

  •
  any breach by Abbott or any of its subsidiaries, other than AbbVie, of the separation agreement or any of the ancillary agreements; and

  •
  any untrue statement or alleged untrue statement of a material fact made explicitly in Abbott's name in the registration statement on Form 10 filed by AbbVie with the SEC or the related information statement.

        The separation agreement also establishes procedures with respect to claims subject to indemnification and related matters.

Patent Licenses

        AbbVie and Abbott granted each other perpetual, irrevocable, fully paid, and royalty-free licenses to certain patents to make, have made, use, sell, have sold, offer for sale, or import products. These licenses are generally limited to a field of use consistent with the licensee's business, and generally are worldwide, except where related to products that both AbbVie and Abbott will be selling in separate jurisdictions. Most of the licenses are non-exclusive, with the exception of one exclusive license from Abbott to AbbVie related to a specific product, one exclusive license from AbbVie to Abbott related to a specific product and two co-exclusive licenses. The licenses expire on the expiration of the applicable patents, and may be terminated earlier upon request of the licensee, or upon mutual consent of the parties.

Legal Matters

        Subject to certain specified exceptions, each party to the separation agreement assumed the liability for, and control of, all pending and threatened legal matters related to its own business, including liabilities for any claims or legal proceedings related to products that had been part of its business but were discontinued prior to the distribution, as well as assumed or retained liabilities, and has agreed to indemnify the other party for any liability arising out of or resulting from such assumed legal matters. In addition, AbbVie assumed the liability for and control of certain proceedings relating to Depakote.

Insurance

        The separation agreement allocates between the parties the rights and obligations under existing insurance policies with respect to occurrences prior to the distribution and sets forth procedures for the administration of insured claims. In addition, the separation agreement allocates between the parties the right to proceeds and the obligation to incur certain deductibles under certain insurance policies. The separation agreement also provides for Abbott to obtain, subject to the terms of the agreement, certain directors and officers insurance policies to apply against certain pre-separation claims, if any.

Further Assurances

        Except as otherwise set forth in the separation agreement or in any ancillary agreement, both AbbVie and Abbott agreed in the separation agreement to use commercially reasonable efforts, prior to, on and after the distribution date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the separation agreement and the ancillary agreements.

Non-Competition

        For ten years following the completion of the distribution (or if not enforceable for ten years in a country, for such period as will be enforceable in such country), subject to certain specified exceptions, Abbott and any of its subsidiaries will not directly or indirectly, anywhere in the world, discover, research, develop, import, export, manufacture, market, distribute, promote or sell any anti-TNF antibody, JAK inhibitor or IL-12 inhibitor.

Transition Committee

        AbbVie and Abbott established a transition committee that consists of an equal number of members from AbbVie and Abbott. The transition committee is responsible for monitoring and managing all matters related to the separation and all other transactions contemplated by the separation agreement or any ancillary agreement. The transition committee has the power to establish various subcommittees from time to time as it deems appropriate or as may be described in the ancillary agreements.

Dispute Resolution

        The separation agreement contains provisions that govern, except as otherwise provided in any ancillary agreement, the resolution of disputes, controversies or claims that may arise between AbbVie and Abbott related to the separation or distribution and that are unable to be resolved by the transition committee. These provisions contemplate that efforts will be made to resolve disputes, controversies and claims by escalation of the matter to senior management or other mutually agreed representatives of AbbVie and Abbott. If such efforts are not successful, either AbbVie or Abbott may submit the dispute, controversy or claim to binding alternative dispute resolution, subject to the provisions of the separation agreement.

Expenses

        Except as expressly set forth in the separation agreement or in any ancillary agreement, or as otherwise agreed in writing by Abbott and AbbVie, all costs and expenses incurred in connection with the separation and distribution after the distribution date will be paid by the party incurring such cost and expense.

Other Matters

        Other matters governed by the separation agreement include access to financial and other information, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

Termination

        In the event of a termination of the separation agreement, no party, nor any of its directors, officers, or employees, will have any liability of any kind to the other party or any other person. The separation agreement may not be terminated except by an agreement in writing signed by both Abbott and AbbVie.

Transition Services Agreements

        AbbVie and Abbott entered into transition services agreements (one transition services agreement for services to be provided in the United States and one transition services agreement for services to be provided outside the United States) pursuant to which AbbVie and Abbott and their respective subsidiaries will provide various services to each other on an interim, transitional basis. The services to be provided in the United States include information technology, accounts payable, payroll, and other financial functions, as well as engineering support for various facilities, quality assurance support, and other administrative services. The services to be provided outside the United States include information technology, accounts payable, payroll, receivables collection, treasury and other financial functions, as well as order entry, warehousing, and other administrative services. The general governing terms of the transition services agreements are substantially identical. The agreed upon charges for such services generally are intended to allow the servicing party to recover all out-of-pocket costs and expenses and a predetermined profit equal to a mark-up of such out-of-pocket expenses.

        Each transition services agreement will terminate on the expiration of the term of the last service provided under it, which generally will be up to 24 months following the distribution date, with the option for a one-year extension. The recipient for a particular service generally can terminate that service prior to the scheduled expiration date, subject to a minimum notice period equal to the shorter of 180 days or half of the original service period. Services can be terminated only at a month-end. Due to interdependencies between services, certain services may be extended or terminated early only if other services are likewise extended or terminated.

        Subject to certain exceptions, the liability of each party under the transition services agreements for the services it provides generally is limited to the aggregate profits it receives in connection with the provision of such services during the twelve month period prior to a claim. The transition services agreements also provide that the provider of a service shall not be liable to the recipient of such service for any special, indirect, incidental, or consequential damages.

Special Products Master Agreement

        AbbVie and Abbott entered into a special products master agreement that specifies which assets and liabilities of the following pharmaceutical products, referred to as the "Special Products," are being transferred to AbbVie or retained by Abbott as part of the separation: AndroGel, Creon, Niaspan, Synthroid, Simcor, TriCor/TRILIPIX, Biaxin, Marinol, Advicor, Mavik, Tarka, Teveten, Depakote, and Luvox. The special products master agreement generally governs Abbott's and AbbVie's respective rights, responsibilities and obligations with respect to the development, manufacturing, marketing, distribution, promotion, and sale of the Special Products. AbbVie has rights to AndroGel, Creon, Niaspan, Synthroid, TriCor/TRILIPIX, Biaxin, Marinol, Mavik, Tarka, Teveten, and Depakote only in the United States. AbbVie has rights to Simcor and Advicor worldwide, except Canada. In addition, AbbVie has rights to Luvox only in Japan.

        The special products master agreement is expected to remain in effect on a Special Product by Special Product basis for as long as both companies are commercializing the same Special Product and can be terminated only by an agreement in writing signed by each of Abbott and AbbVie. In addition, if Abbott or AbbVie notifies the other party that it has discontinued all commercialization activities with respect to a Special Product, certain of Abbott's and AbbVie's obligations under the special products master agreement will expire with respect to such Special Product. Each party is responsible, at its own cost and expense, for commercializing the Special Products in the territories granted to it under the agreement, including establishing conditions of sale, pricing, and booking sales.

Tax Sharing Agreement

        AbbVie and Abbott entered into a tax sharing agreement that generally governs Abbott's and AbbVie's respective rights, responsibilities and obligations with respect to taxes for any tax period ending on or before the distribution date, as well as tax periods beginning before and ending after the distribution date. Abbott generally is liable for all pre-distribution U.S. federal income taxes, foreign income taxes and certain non-income taxes attributable to AbbVie's business. AbbVie generally is liable for all other taxes attributable to its business. In addition, the tax sharing agreement addresses the allocation of liability for taxes that are incurred as a result of restructuring activities undertaken to effectuate the distribution. The tax sharing agreement also provides that AbbVie is liable for taxes incurred by Abbott that may arise if AbbVie takes, or fails to take, as the case may be, certain actions that may result in the distribution failing to meet the requirements of a tax-free distribution under Internal Revenue Code Section 355.

Employee Matters Agreement

        AbbVie and Abbott entered into an employee matters agreement to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs and other related matters. The employee matters agreement governs Abbott's and AbbVie's compensation and employee benefit obligations with respect to the current and former employees and non-employee directors of each company.

        Abbott generally is responsible for liabilities associated with employees who continue service with Abbott following the distribution date and liabilities associated with former employees whose last employment was not with the AbbVie business, and AbbVie generally is responsible for liabilities associated with employees who transfer to AbbVie and liabilities associated with former employees whose last employment was with the AbbVie business.

        AbbVie employees generally became eligible to participate in AbbVie benefit plans as of the distribution date. Abbott and AbbVie have agreed to continue benefit programs in the United States (including Puerto Rico) through December 31, 2013, subject to changes in the ordinary course of business or as required by law.

        In general, AbbVie will credit each employee with his or her service with Abbott prior to the distribution for all purposes under the AbbVie benefit plans, so long as such crediting does not result in a duplication of benefits.

Retirement and Deferred Compensation Programs

        AbbVie has established a defined benefit pension plan (the AbbVie Pension Plan), which is substantially similar to the Abbott Annuity Retirement Plan and includes the same benefit formula that was in effect under the Abbott Annuity Retirement Plan as of the distribution date. The AbbVie Pension Plan will provide benefits to AbbVie U.S. employees transferred in connection with the separation who had participated in the Abbott Annuity Retirement Plan. The AbbVie Pension Plan will accept assets and assume liabilities from the Abbott Annuity Retirement Plan which relate to transferred employees. After the distribution date, a portion of the assets of the trust funding the Abbott Annuity Retirement Plan were transferred to a trust designated to fund the AbbVie Pension Plan. Transferred employees are eligible to participate in the AbbVie Pension Plan to the extent they were eligible to participate in the Abbott Annuity Retirement Plan, and they receive credit for Abbott service to the extent credited under the Abbott Annuity Retirement Plan and recognition for compensation paid by Abbott as though it were compensation paid by AbbVie. Accrued benefits for transferred employees under the Abbott Annuity Retirement Plan are payable under the AbbVie Pension Plan.

        Abbott and AbbVie have jointly established and now co-sponsor a defined benefit pension plan to provide benefits to participants in the Abbott Annuity Retirement Plan who terminated service with Abbott before the distribution date. The benefits provided to former employees are the same as those they would have received or were receiving under the Abbott Annuity Retirement Plan as of the distribution date. The jointly sponsored plan will accept assets and assume liabilities from the Abbott Annuity Retirement Plan which relate to former employees. As soon as practicable after the distribution date, a portion of the assets of the trust funding the Abbott Annuity Retirement Plan related to the former employees who were participating in the Abbott Annuity Retirement Plan immediately before the distribution date will be transferred to a trust designated to fund the jointly sponsored plan. Each former employee's benefit under the jointly sponsored plan after the distribution date will be his or her accrued benefit under the Abbott Annuity Retirement Plan immediately before the distribution date, and will be paid under the jointly sponsored plan at the time and in a form that would have been permitted under the Abbott Annuity Retirement Plan.

        Defined contribution and deferred compensation accounts of AbbVie's U.S. employees (including loans) have been transferred from the applicable Abbott defined contribution retirement or deferred compensation plan to the corresponding AbbVie plan. AbbVie also has assumed liabilities for U.S. non-qualified defined benefit pension benefits of AbbVie employees. In general, Abbott retains liability for benefits of former employees under U.S. qualified defined contribution, non-qualified deferred compensation, and non-qualified defined benefit pension plans, although in some cases AbbVie will reimburse Abbott for a portion of the expense associated with former employees.

Welfare Plans

        Abbott will retain liability for claims incurred under the Abbott health and welfare plans prior to the distribution date, whether incurred by employees who will be employed by Abbott or AbbVie following the distribution date or by former employees. Following the distribution date, AbbVie employees will commence participation in AbbVie health and welfare plans. In general, Abbott will retain liability for U.S. retiree medical and life insurance benefits for employees continuing with Abbott and for former employees, although AbbVie will reimburse Abbott for a portion of the expense associated with former employees.

        Abbott is responsible for workers' compensation and disability benefits for employees continuing with Abbott following the distribution date and for former employees whose last employment was not with the AbbVie business, and AbbVie is responsible for workers' compensation and disability benefits for employees transferring to AbbVie and for former employees whose last employment was with the AbbVie business. AbbVie also is responsible for certain other benefits for former employees who were on disability leave on the distribution date and whose last employment was with the AbbVie business.

Equity Compensation Awards

        The employee matters agreement provides for the conversion of all outstanding awards granted under Abbott's equity compensation programs (whether held by Abbott or AbbVie employees or other participants) into adjusted awards based on both Abbott common shares and AbbVie common stock. For purposes of adjusted award vesting, continued employment or service with Abbott or AbbVie, as applicable, is treated as continued employment or service for both Abbott and AbbVie awards.

        Holders of Abbott restricted shares or restricted stock units generally retained those awards after the distribution date and also received restricted stock or restricted stock units of AbbVie, in an amount that reflected the distribution to Abbott shareholders, by applying the distribution ratio to the

Abbott restricted shares or restricted stock units as though they were unrestricted Abbott shares. Together, the Abbott and AbbVie awards were intended to preserve the value of the original Abbott restricted shares or restricted stock units as measured immediately before and immediately after the distribution. The original Abbott restricted shares and restricted stock units and the AbbVie restricted stock and restricted stock units are subject to substantially the same terms, vesting conditions and other restrictions that applied to the original Abbott restricted shares and restricted stock units, respectively, immediately before the distribution. Dividend equivalent payments on restricted stock units will be paid by the restricted stock unit holder's employer (Abbott or AbbVie, as applicable).

        Each Abbott stock option generally was converted into an adjusted Abbott stock option and an AbbVie stock option, which together were intended to preserve the aggregate value of the original Abbott stock option as measured immediately before and immediately after the distribution. The adjusted Abbott stock options cover the same number of shares as the original Abbott stock options, but the exercise prices were adjusted to reflect the distribution. The adjusted Abbott stock options and the AbbVie stock options are subject to substantially the same terms, vesting conditions, post-termination exercise rules, and other restrictions that applied to the original Abbott stock option immediately before the distribution.

        To the extent that local regulations outside the United States or award agreement terms did not permit use of the adjustment method described above or would cause an adverse effect for equity award holders, a compliant alternative adjustment method was used. In such cases, affected employees generally received adjusted awards in the equity of their post-distribution employer.

Miscellaneous

        The employee matters agreement also addresses other employee-related issues and certain special circumstances, including employees who will transfer to their eventual permanent employer on a delayed basis, special rules for benefit arrangements in various non-U.S. jurisdictions, and treatment of certain legacy plans originally adopted by companies that have been acquired by Abbott.

International Commercial Operations Agreements

        The local separation of AbbVie's business in certain countries outside the United States did not occur at the distribution date due to regulatory requirements, the need to obtain consents from local governmental authorities, and other business reasons. The international commercial operations agreement and the Luxembourg international commercial operations agreement provides for the conduct of the AbbVie business by Abbott in such countries until the local separation is completed, and provides that AbbVie will be subject to all the risks and burdens and entitled to all the benefits generated by the AbbVie business during such period. The international commercial operations agreements also govern the process for the local separation of AbbVie's business following the distribution date. The agreements expire on the earlier of the last local separation date and the second anniversary of the distribution date (or, in the case of Brazil, the third anniversary of the distribution date).

Information Technology Agreement

        AbbVie and Abbott entered into an information technology agreement that provides for the separation of various information technology systems and services that AbbVie currently shares with Abbott. The information technology agreement specifies the parties' responsibilities and allocation of associated project costs to effect the separation of the information technology systems. The information technology agreement will terminate two years from the distribution date, with an option for a one-year extension. Either AbbVie or Abbott can generally terminate a project under which it is receiving services on 90 days' notice in order to transfer to itself the control and responsibility for that project.

The information technology agreement does not otherwise contain any rights of AbbVie or Abbott to terminate the agreement.

Manufacturing and Supply Agreements

        AbbVie entered into finished good supply agreements and contract manufacturing agreements with Abbott pursuant to which AbbVie or Abbott, as the case may be, has agreed to manufacture, label, and package products for the other party. Under the finished goods supply agreements, Abbott will manufacture for AbbVie the active pharmaceutical ingredients for TRILIPIX, Depakote, and Biaxin, in each case to be sold in the United States. Abbott will also supply to AbbVie the active pharmaceutical ingredient for Tarka to be sold in the United States and for Luvox to be sold in Japan. In addition, Abbott will manufacture for AbbVie Creon to be sold in the United States, and tubing for Duodopa. Under the contract manufacturing agreements, Abbott will provide AbbVie with local packaging services for HUMIRA, Kaletra, Norvir, and Synagis for Japan, local packaging services for HUMIRA, Kaletra, Lupron, Norvir, Simdax, Survanta, Synagis, and Zemplar for Mexico, local packaging services for HUMIRA, Kaletra, Norvir, and Survanta for Argentina, and local filling and packaging services for Sevoflurane (for human use) and Forane for Latin America. In addition, AbbVie entered into finished goods supply agreements and contract manufacturing agreements with Abbott to manufacture Special Products and certain other pharmaceutical products for Abbott.

        These manufacturing and supply agreements have a term of up to five years. Either party may terminate an agreement upon a material breach by the other party that is not cured within 30 days, if the other party is debarred or becomes insolvent or bankrupt, or if a governmental authority ruling or interpretation makes it impossible to continue the agreement. The purchasing party may also terminate an agreement if the manufacturing party materially violates applicable law, or if there is a recall of products due to the manufacturing party's negligence, recklessness, willful misconduct, or material breach of the agreement.

        Under the finished goods supply agreements, the party purchasing finished goods pays a fixed product cost, and the manufacturing party is responsible for all costs associated with the manufacture of products, including the costs of raw materials and active pharmaceutical ingredients. Under the contract manufacturing agreements, the party purchasing goods provides the manufacturing party with active pharmaceutical ingredients or unfinished goods and pays for the services provided by the manufacturing party.

Transitional Trademark License Agreement

        AbbVie and Abbott entered into a transitional trademark license agreement pursuant to which each granted the other a non-exclusive, royalty-free and worldwide license to use certain of each other's trademarks. The license to AbbVie allows it to continue using certain of Abbott's trademarks in order to provide sufficient time for AbbVie to rebrand or phase out its use of the licensed marks. AbbVie must cease all use of the licensed marks within a certain period of time after the distribution date, which period is determined as follows: five years from the distribution date for use of the licensed marks on the products themselves, two years from the distribution date for other uses of the licensed marks on product packaging and labeling, and one year from the distribution date for uses of the licensed marks in other electronic and printed materials. If AbbVie is unable to discontinue use of the licensed marks within these time frames, it may request Abbott's consent for an extension with such consent not to be unreasonably withheld. The license to Abbott allows it to use certain of AbbVie's trademarks in the course of providing services to AbbVie pursuant to the terms and conditions of the transition services agreements and international commercial operations agreements. The term of this license from AbbVie to Abbott is for the duration of the services being provided. Either party may immediately terminate its license to the other if the other party breaches the agreement's use restrictions or contests the licensing party's trademark rights and fails to cure such breach within a reasonable period of time.

Lease Agreements

        AbbVie and Abbott entered into lease agreements pursuant to which AbbVie or Abbott, as the case may be, leased office, warehouse, laboratory and manufacturing facilities from the other party. AbbVie leased from Abbott a portion of Abbott Park, Abbott's current headquarters, as well as office and warehouse space in Germany and Chile, manufacturing and office space in Spain, and office space in Mexico. Abbott leased from AbbVie manufacturing, office, and warehouse facilities in Puerto Rico, Germany, Ireland, and Italy and laboratory space in the United States. Other than the lease for a portion of Abbott Park, which has an initial term of 20 years, the agreements under which AbbVie leases property from Abbott have terms ranging from one to two years.

        Each of AbbVie and Abbott, as lessee, will pay rent to the other party. Rent payments are generally adjusted each year of the lease to reflect increase or decreases in operating and maintenance expenses and other factors. The lessor may generally terminate a lease in the event of a material uncured default by the lessee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Executive Officers and Directors

        The table below reflects the number of shares of AbbVie common stock beneficially owned as of May 15, 2013, by each director, the chief executive officer, the chief financial officer, and the named executive officers, and by all directors and executive officers of AbbVie as a group. It also reflects the number of stock equivalent units and restricted stock units held by non-employee directors under the AbbVie Non-Employee Directors' Fee Plan.

Name	Shares Beneficially Owned(1)(2)(3)	Stock Options Exercisable within 60 days of May 15, 2013	Stock Equivalent Units
R. A. Gonzalez	284,053	54,133	0
R. J. Alpern	11,094	0	193
R. S. Austin	25,601	0	0
W. H.L. Burnside	2,535	0	0
E. M. Liddy	7,656	0	0
E. J. Rapp	5,035	0	809
R. S. Roberts	22,535	0	0
G. F. Tilton	22,091	0	846
F. H. Waddell	4,535	0	0
L. J. Schumacher	244,784	210,422	0
W. J. Chase	139,157	93,608	0
C. Alban	216,511	46,567	0
All directors and executive officers as a group (14 persons)(4)(5)	1,136,802	442,598	1,848

(1)
The table includes shares held in the executive officers' accounts in the AbbVie Savings Plan as follows: all executive officers as a group, 1,658. Each officer has shared voting power and sole investment power with respect to the shares held in his or her account.

(2)
The table includes 14,833 restricted stock units held by the executive officers as a group. The officers do not have sole voting and investment power until the restrictions lapse. The table also includes restricted stock units held by the non-employee directors. The directors' units are payable in stock upon termination, retirement from the board, death, or a change in control of AbbVie as follows: R. J. Alpern, 11,094; R. S. Austin, 18,757; W. H.L. Burnside, 2,535; E. M. Liddy, 6,521; E. J. Rapp, 2,535; R. S. Roberts, 2,535; G. F. Tilton, 14,741; and F. H. Waddell, 2,535.

(3)
The table includes shared voting and/or investment power over shares as follows: G. F. Tilton, 350; W. J. Chase, 26,290; C. Alban, 40,442; and all directors and executive officers as a group, 67,192.

(4)
Certain executive officers of AbbVie are fiduciaries of employee benefit trusts maintained by AbbVie. As such, they have shared voting and/or investment power with respect to the common shares held by those trusts. The table does not include the shares held by the trusts.

(5)
Excluding the shared voting and/or investment power over the shares held by the trusts described in footnote (4), the directors and executive officers as a group together own less than one percent of the outstanding shares of AbbVie.

Security Ownership of Principal Stockholders

        The table below reports the number of shares of common stock beneficially owned as of December 31, 2012, by BlackRock, Inc. (directly or through its subsidiaries), the only person known to AbbVie to own beneficially more than 5% of AbbVie's outstanding common stock. It is based on information contained in a Schedule 13G filed by BlackRock, Inc. with the Commission on February 8, 2013, in relation to Abbott stock as of December 31, 2012 prior to the separation. BlackRock, Inc. reported it had sole voting and investment power with respect to these shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	86,070,356	5.45%

 DESCRIPTION OF OTHER INDEBTEDNESS

        In July 2012, AbbVie and Abbott entered into a $2.0 billion unsecured 5-year Revolving Credit Facility. Bank of America, N.A. is the administrative agent. Morgan Stanley Senior Funding, Inc., Barclays Bank PLC and JPMorgan Chase Bank, N.A. acted as syndication agents, and Morgan Stanley Senior Funding, Inc., Barclays Bank PLC, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as joint lead arrangers. Upon the distribution of shares of AbbVie common stock to Abbott shareholders and subject to the satisfaction of certain conditions, Abbott was relieved of all obligations under the Revolving Credit Facility, and AbbVie became solely obligated to satisfy any payments and other obligations under the Revolving Credit Facility. As of March 31, 2013, no amounts were outstanding under the Revolving Credit Facility, and AbbVie does not expect to borrow under the Revolving Credit Facility unless other sources of financing are insufficient or unavailable. AbbVie intends the Revolving Credit Facility to support commercial paper borrowing arrangements.

TERMS OF THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        AbbVie, Abbott and the initial purchasers of the Old Notes entered into a registration rights agreement (the "registration rights agreement") with respect to the Old Notes on November 8, 2012. Pursuant to the registration rights agreement, AbbVie agreed to:

  •
  use commercially reasonable efforts to (1) cause to be filed a registration statement on an appropriate registration form with respect to a registered offer to exchange each series of Old Notes for Exchange Notes with terms substantially identical in all material respects to such series of Old Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions or any increase in annual interest rate) and (2) have such registration statement become effective on or before November 4, 2013, which is referred to as the Target Registration Date, and if requested by one or more participating broker-dealers (as defined below), remain effective until 180 days after the expiration time of the exchange offer for use by such participating broker-dealers; and

  •
  commence the exchange offer for each series promptly after the exchange offer registration statement is declared effective by the Commission and use commercially reasonable efforts to complete the exchange offer for such series not later than 60 days after such effective date.

        After the Commission declares the exchange offer registration statement effective, AbbVie will offer the Exchange Notes in return for the Old Notes. The exchange offer will remain open for at least 20 business days (or longer if required by applicable law) after the date AbbVie mails notice of the exchange offer to the holders of Old Notes. For each Old Note surrendered to AbbVie pursuant to the exchange offer, the holder of the Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Old Note surrendered in exchange thereof or, if no interest has been paid on such Old Note, from the date of its original issue.

        Under existing Commission interpretations, Exchange Notes acquired in a registered exchange offer by holders of Old Notes are freely transferable without further registration under the Securities Act if the holder of the Exchange Notes represents that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding to participate in the distribution of the Exchange Notes and that it is not an affiliate of AbbVie, as such terms are interpreted by the Commission, provided that broker-dealers ("participating broker-dealers") receiving Exchange Notes in a registered exchange offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The Commission has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with the prospectus contained in the exchange offer registration statement relating to such Exchange Notes.

        Under the registration rights agreement, AbbVie is required to authorize participating broker-dealers and other Persons (as defined in the registration rights agreement), if any, with similar prospectus delivery requirements to deliver (or, to the extent permitted by law, make available) the prospectus contained in the exchange offer registration statement in connection with the resale of such Exchange Notes for 180 days following the expiration time of the exchange offer.

        A holder of Old Notes who wishes to exchange its Old Notes for Exchange Notes in the exchange offer will be required to represent that (1) any Exchange Notes to be received by it will be acquired in the ordinary course of its business (2) at the time of the commencement of the exchange offer, it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the provisions of the Securities Act, (3) it is not an "affiliate" (within the meaning of Rule 405 under the Securities Act) of AbbVie, (4) if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes and (5) if such holder is a broker-dealer that will receive the Exchange Notes for its own account in exchange for the Old Notes that were acquired as a result of market-making or other trading activities, then such holder will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such Exchange Notes. See "Plan of Distribution."

        In certain instances, AbbVie may be required to file a shelf registration statement relating to resales of Notes. In such case, AbbVie will use commercially reasonable efforts to file and to have become effective a shelf registration statement relating to resales of the Old Notes and to keep that shelf registration statement effective until the date that the Old Notes cease to be "registrable securities" (defined below). See "Exchange Offer; Registration Rights."

        The registration rights agreement provides, among other things, that if AbbVie defaults in its obligation to take certain required actions within the required time period, the annual interest rate on the registrable securities will increase initially by 0.25% for the first 90-day period immediately following the occurrence of such registration default. The annual interest rate on the registrable securities will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.00% per year. If AbbVie corrects the registration default, the accrual of such special interest will cease, and the interest rate on the registrable securities will revert to the original level. See "Exchange Offer; Registration Rights."

Resale of Exchange Notes

        Based on interpretations of the Commission staff set forth in no-action letters issued to unrelated third parties, AbbVie believes that Exchange Notes issued under the exchange offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any Exchange Note holder without compliance with the registration and prospectus delivery provisions of the Securities Act if:

  •
  such holder is not an "affiliate" of AbbVie within the meaning of Rule 405 under the Securities Act;

  •
  such Exchange Notes are acquired in the ordinary course of the holder's business; and

  •
  the holder does not intend to participate in the distribution of such Exchange Notes.

        Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes cannot rely on the position of the staff of the Commission set forth in Exxon Capital Holdings Corporation or similar interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        If, as stated above, a holder cannot rely on the position of the staff of the Commission set forth in Exxon Capital Holdings Corporation or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

        This prospectus may be used for an offer to resell, for the resale or for other retransfer of Exchange Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the Old Notes as result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for eligible Notes, where such eligible Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. Please read "Plan of Distribution" for more details regarding the transfer of Exchange Notes.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, AbbVie will accept for exchange any Old Notes properly tendered and not withdrawn prior to the expiration time. Old Notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000; provided, that the untendered portion of any Old Note must be in a minimum denomination of $2,000. AbbVie will issue $2,000 principal amount or an integral multiple of $1,000 of Exchange Notes in exchange for a corresponding principal amount of Old Notes surrendered in the exchange offer. In exchange for each Old Note surrendered in the exchange offer, AbbVie will issue Exchange Notes with a like principal amount.

        The form and terms of the Exchange Notes will be substantially identical to the form and terms of the Old Notes, except that the Exchange Notes will

  •
  be registered under the Securities Act,

  •
  not bear legends restricting their transfer, and

  •
  not provide for any additional interest upon AbbVie's failure to fulfill its obligations under the registration rights agreement to file and cause to be effective a registration statement.

        The Exchange Notes will evidence the same debt as the Old Notes. The Exchange Notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the Old Notes. Consequently, both series will be treated as a single class of debt securities under that indenture.

        The exchange offer is not conditioned upon any minimum aggregate principal amount of Exchange Notes being tendered for exchange.

        As of the date of this prospectus, $3,500,000,000, $4,000,0000,000, $1,000,000,000, $3,100,000,000, $2,600,000,000 and $500,000,000 aggregate principal amount of AbbVie's Old Fixed 2015 Notes, Old 2017 Notes, Old 2018 Notes, Old 2022 Notes, Old 2042 Notes and Old Floating 2015 Notes, respectively, is outstanding. This prospectus, the letter of transmittal and the notice of guaranteed delivery are being sent to all registered holders of Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the exchange offer.

        AbbVie intends to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission. Old Notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the Old Notes.

        AbbVie will be deemed to have accepted for exchange properly tendered Old Notes when AbbVie has given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from AbbVie and delivering Exchange Notes to such holders. Subject to the terms of the exchange offer and the registration rights agreement, AbbVie expressly reserves the right to amend or terminate the exchange offer, and to not accept for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "—Conditions to the Exchange Offer."

        Holders who tender Old Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Old Notes. AbbVie will pay all charges and expenses, other than those transfer taxes described below, in connection with the exchange offer. It is important that you read the section labeled "—Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Time; Extensions; Amendments

        The exchange offer will expire at 5:00 p.m., New York City time, on August 5, 2013, unless, in AbbVie's sole discretion, AbbVie extends it.

        In order to extend the exchange offer, AbbVie will notify the exchange agent orally or in writing of any extension. AbbVie will notify in writing or by public announcement the registered holders of Old Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration time.

        AbbVie expressly reserves the right, in its sole discretion:

  •
  to delay accepting for exchange any Old Notes due to an extension of the exchange offer;

  •
  to extend the exchange offer or to terminate the exchange offer and to refuse to accept Old Notes not previously accepted if any of the conditions set forth below under "—Conditions to the Exchange Offer" have not been satisfied by giving oral or written notice of such extension or termination to the exchange agent; or

  •
  subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

        Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice or public announcement thereof to the registered holders of Old Notes. If AbbVie amends the exchange offer in a manner that AbbVie determines to constitute a material change, AbbVie will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Old Notes of such amendment.

        Without limiting the manner in which AbbVie may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, AbbVie shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a timely press release to a financial news service. If AbbVie makes any material change to this exchange offer, AbbVie will disclose this change by means of a post-effective amendment to the registration statement that includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of Old Notes. In addition, AbbVie will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. AbbVie will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

Conditions to the Exchange Offer

        Notwithstanding any other terms of the exchange offer, AbbVie will not be required to accept for exchange, or exchange any Exchange Notes for, any Old Notes, and AbbVie may terminate the exchange offer as provided in this prospectus before accepting any Old Notes for exchange, if AbbVie determines in its sole discretion:

  •
  the exchange offer would violate applicable law or any applicable interpretation of the staff of the Commission; or

  •
  any action or proceeding has been instituted or threatened in any court or by any governmental agency with respect to the exchange offer.

        In addition, AbbVie will not be obligated to accept for exchange the Old Notes of any holder that has not made the representations described in the letter of transmittal and under "—Purpose and Effect of the Exchange Offer," "—Procedures for Tendering the Old Notes" and "Plan of Distribution," and such other representations as may be reasonably necessary under applicable

Commission rules, regulations or interpretations to make available to it an appropriate form for registration of the Exchange Notes under the Securities Act.

        AbbVie expressly reserves the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, AbbVie may delay acceptance of any Old Notes by giving oral or written notice of such extension to the registered holders of the Old Notes as promptly as practicable. During any such extensions, all Old Notes previously tendered will remain subject to the exchange offer, and AbbVie may accept them for exchange unless they have been previously withdrawn. AbbVie will return any Old Notes that AbbVie does not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

        AbbVie expressly reserves the right to amend or terminate the exchange offer, and to reject for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. AbbVie will give oral or written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the Old Notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration time.

        These conditions are for AbbVie's sole benefit, and AbbVie may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in AbbVie's sole discretion; provided that any waiver of a condition of tender will apply to all Old Notes and not only to particular Old Notes. If AbbVie fails at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that AbbVie may assert at any time or at various times.

        In addition, AbbVie will not accept for exchange any Old Notes tendered, and will not issue Exchange Notes in exchange for any such Old Notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939 (the "Trust Indenture Act").

Procedures for Tendering the Old Notes

        Only a holder of Old Notes may tender such Old Notes in the exchange offer. To tender in the exchange offer, a holder must:

  •
  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration time;

  •
  comply with DTC's Automated Tender Offer Program procedures described below; or

  •
  comply with the guaranteed delivery procedures described below.

        In addition, either:

  •
  the exchange agent must receive Old Notes along with the letter of transmittal;

  •
  the exchange agent must receive, prior to the expiration time, a timely confirmation of book-entry transfer of such Old Notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message; or

  •
  the exchange agent must receive, prior to the expiration time, the notice of guaranteed delivery.

        To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "—Exchange Agent" prior to the expiration time.

        The tender by a holder that is not withdrawn prior to the expiration time will constitute an agreement between such holder and AbbVie in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        The method of delivery of Old Notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, AbbVie recommends that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration time. Holders should not send AbbVie the letter of transmittal, the notice of guaranteed delivery or Old Notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

        AbbVie will determine in its sole discretion all questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Old Notes and withdrawal of tendered Old Notes. AbbVie's determination will be final and binding. AbbVie reserves the absolute right to reject any Old Notes not properly tendered or any Old Notes, the acceptance of which would, in the opinion of AbbVie's counsel, be unlawful. AbbVie also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes; provided that any waiver of a condition of tender will apply to all Old Notes and not only to particular Old Notes. AbbVie's interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as AbbVie shall determine. However, all conditions must be satisfied or waived prior to the expiration of the exchange offer (as extended, if applicable). Although AbbVie intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither AbbVie, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration of the exchange offer.

        In all cases, AbbVie will issue Exchange Notes for Old Notes that AbbVie has accepted for exchange under the exchange offer only after the exchange agent timely receives:

  •
  Old Notes or a timely book-entry confirmation of such Old Notes into the exchange agent's account at DTC; and

  •
  properly completed and duly executed letter of transmittal and all other required documents, a properly transmitted agent's message or properly completed notice of guaranteed delivery and all other required documents.

        By signing the letter of transmittal, each tendering holder of the Old Notes represents, among other things, that:

  (i)
  any Exchange Notes that the holder receives will be acquired in the ordinary course of its business;

  (ii)
  the holder has no arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

  (iii)
  if the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such Exchange Notes; and

  (iv)
  the holder is not an "affiliate" of AbbVie, as defined in Rule 405 of the Securities Act.

        Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners' behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder of Old Notes. The transfer of registered ownership may take considerable time and may not be completed prior to the expiration time.

        Signatures on a letter of transmittal, a notice of guaranteed delivery or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, a commercial bank or trust company having an office or correspondent in the United States or another "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the Old Notes tendered pursuant thereto are tendered by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or for the account of an eligible guarantor institution.

        If the letter of transmittal or the notice of guaranteed delivery is signed by a person other than the registered holder of any Old Notes listed on the Old Notes, such Old Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the Old Notes and an eligible guarantor institution must guarantee the signature on the bond power.

        If the letter of transmittal, the notice of guaranteed delivery or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by AbbVie, they should also submit evidence satisfactory to AbbVie of their authority to deliver the letter of transmittal or the notice of guaranteed delivery.

        The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the Old Notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation to the effect that: (1) DTC has received an express acknowledgement from a participant in its Automated Tender Offer Program that is tendering Old Notes that are the subject of such book-entry confirmation; (2) such participant has received and agrees to be bound by the terms of this prospectus and the letter of transmittal (or in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and (3) the agreement may be enforced against such participant.

        Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. See "Plan of Distribution."

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus, and any financial institution participating in DTC's system may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of Old Notes who are unable to deliver confirmation of the book-entry tender of their Old Notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent prior to the expiration time must tender their Old Notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        If you wish to tender your Old Notes and:

  •
  your Old Notes are not immediately available;

  •
  you are unable to deliver on time your Old Notes or any other document that you are required to deliver to the exchange agent; or

  •
  you cannot complete the procedures for delivery by book-entry transfer on time;

you may tender your Old Notes according to the guaranteed delivery procedures described in the letter of transmittal. Those procedures require that:

  •
  tender must be made by or through an eligible institution and a notice of guaranteed delivery must be signed by the holder;

  •
  prior to the expiration time, the exchange agent must receive from the holder and the eligible institution a properly completed and executed notice of guaranteed delivery by mail or hand delivery setting forth the name and address of the holder, the certificate number or numbers of the tendered Old Notes and the principal amount of tendered Old Notes; and

  •
  properly completed and executed documents required by the letter of transmittal and the tendered Old Notes in proper form for transfer or confirmation of a book-entry transfer of such Old Notes into the exchange agent's account at DTC must be received by the exchange agent prior to 5:00 p.m., New York City time, within three business days after the expiration time of the exchange offer.

        Any holder who wishes to tender Old Notes pursuant to the guaranteed delivery procedures must ensure that the exchange agent receives the notice of guaranteed delivery and letter of transmittal relating to such Old Notes before the expiration time.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, holders of Old Notes may withdraw their tenders at any time prior to the expiration of the exchange offer. For a withdrawal to be effective, the exchange agent must receive a written notice (which may be by telegram, telex, facsimile transmission or letter) of withdrawal at one of the addresses set forth below under "—Exchange Agent", or the holder must comply with the appropriate procedure of DTC's Automated Tender Offer Program system.

        Any such notice of withdrawal must specify the name of the person who tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes and, if applicable, the registration numbers and total principal amount of such Old Notes) and, where certificates for Old Notes have been transmitted, specify the name in which such Old Notes were registered if different from that of the withdrawing holder. Any such notice of withdrawal must also be signed by the person having tendered the Old Notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the Old Notes to register the transfer of these Notes into the name of the person having made the original tender and withdrawing the tender and, if applicable because the Old Notes have been tendered through the book-entry procedure, specify the name and number of the participant's account at DTC to be credited if different than that of the person having tendered the Old Notes to be withdrawn.

        If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless such holder is an eligible guarantor institution.

        If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. AbbVie will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, and AbbVie's determination shall be final and binding on all parties. AbbVie will deem any Old Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account of DTC according to the procedures described above, such Old Notes will be credited to an account maintained with DTC for Old Notes) promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "—Procedures for Tendering the Old Notes" above at any time prior to the expiration time.

Acceptance of Old Notes for Exchange and Delivery of Exchange Notes

        Your tender of Old Notes will constitute an agreement between you and AbbVie governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

        By tendering Old Notes pursuant to the exchange offer, you will represent to AbbVie that, among other things:

  •
  you are not AbbVie's "affiliate" within the meaning of Rule 405 under the Securities Act;

  •
  you do not have an arrangement or understanding with any person or entity to participate in a distribution of the Exchange Notes; and

  •
  you are acquiring the Exchange Notes in the ordinary course of your business.

        AbbVie will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your Old Notes tendered or a timely confirmation of a book-entry transfer of these Notes into the exchange agent's account at DTC with an agent's message is received by the exchange agent.

        All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by AbbVie's in its sole discretion. AbbVie's determination will be final and binding.

        AbbVie reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes that, if accepted, would, in AbbVie's judgment or AbbVie's counsel's judgment, be unlawful. AbbVie also reserves the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular Old Notes; provided that any waiver of a condition of tender will apply to all Old Notes and not only to particular Old Notes. AbbVie's interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as AbbVie shall determine. However, all conditions must be satisfied or waived prior to the expiration of the exchange offer (as extended, if applicable). AbbVie, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of Old Notes. AbbVie, the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any Old Notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration time.

        If all the conditions to the exchange offer are satisfied or waived on the expiration time, AbbVie will accept all Old Notes properly tendered and will issue the Exchange Notes promptly thereafter. Please refer to the section of this prospectus entitled "—Conditions to the Exchange Offer" above. For purposes of this exchange offer, Old Notes will be deemed to have been accepted as validly tendered for exchange when, as and if AbbVie gives oral or written notice of acceptance to the exchange agent.

        If any tendered Old Notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder or, in the case of Old Notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

        By tendering into this exchange offer, you will irrevocably appoint AbbVie's designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the Old Notes tendered, subject to the indenture. This proxy will be considered coupled with an interest in the tendered Old Notes. This appointment will be effective only when and to the extent that AbbVie accepts your Old Notes in this exchange offer. All prior proxies on these Old Notes will then be revoked, and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective.

Exchange Agent

        U.S. Bank National Association has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance or requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery to the exchange agent addressed as follows:

By Facsimile Transmission
(for eligible institutions only):
(651) 466-7372
Attn: Specialized Finance

To Confirm by Telephone:
(800) 934-6802

By Overnight Courier, Registered/ Certified Mail and by Hand:

U.S. Bank National Association
Corporate Trust Services
60 Livingston Avenue
St. Paul, Minnesota 55107
Attn: Specialized Finance
AbbVie Inc.
1.200% Senior Notes due 2015
1.750% Senior Notes due 2017
2.000% Senior Notes due 2018
2.900% Senior Notes due 2022
4.400% Senior Notes due 2042
Floating Rate Senior Notes due 2015

        Delivery to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery to the exchange agent.

Fees and Expenses

        AbbVie will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, AbbVie may make additional solicitations by telegraph, telephone or in person by AbbVie's officers and regular employees and those of AbbVie's affiliates.

        AbbVie has not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. AbbVie will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. AbbVie will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the Old Notes and for handling or forwarding tenders for exchange to their customers.

        AbbVie's expenses in connection with the exchange offer include Commission registration fees, fees and expenses of the exchange agent and trustee, accounting and legal fees, printing costs, transfer taxes and related fees and expenses.

Transfer Taxes

        AbbVie will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes (whether imposed on the registered holder or any other person) if:

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  certificates representing Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Old Notes tendered;

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  tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal; or

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  transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.

        If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Consequences of Failure to Exchange

        Holders of Old Notes who do not exchange their Old Notes for Exchange Notes under the exchange offer will remain subject to the restrictions on transfer of such Old Notes as set forth in the legend printed on the Old Notes as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws and otherwise as set forth in the offering circular distributed in connection with the private placement offering of the Old Notes.

        In general, you may not offer or sell the Old Notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement related to the Old Notes, AbbVie does not intend to register resales of the Old Notes under the Securities Act. Based on interpretations of the Commission staff, Exchange Notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is AbbVie's "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holders acquired the Exchange Notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the Exchange Notes could not rely on the applicable interpretations of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        AbbVie does not currently anticipate that AbbVie will register under the Securities Act any Old Notes that remain outstanding after completion of the exchange offer.

Accounting Treatment

        AbbVie will record the Exchange Notes in AbbVie's accounting records at the same carrying value as the Old Notes, as reflected in AbbVie's accounting records on the date of exchange. Accordingly, AbbVie will not recognize any gain or loss for accounting purposes in connection with the exchange offer. AbbVie will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the Exchange Notes over the term of the Exchange Notes.

Other

        Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

        AbbVie may in the future seek to acquire untendered Old Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. AbbVie has no present plans to acquire any Old Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Old Notes.

DESCRIPTION OF NOTES

        On November 8, 2012, AbbVie issued $3,500,000,000, $4,000,0000,000, $1,000,000,000, $3,100,000,000, $2,600,000,000 and $500,000,000 aggregate principal amount of AbbVie's Old Fixed 2015 Notes, Old 2017 Notes, Old 2018 Notes, Old 2022 Notes, Old 2042 Notes and Old Floating 2015 Notes, respectively, under an indenture (the "indenture") dated as of November 8, 2012 between AbbVie and U.S. Bank National Association, as trustee (the "trustee"), as supplemented by one or more supplemental indentures relating to the Notes. The terms of the Exchange Notes will be identical in all material respects to the Old Notes, except the Exchange Notes will not contain transfer restrictions, and holders of Exchange Notes will no longer have any registration rights or any other rights under the registration rights agreement. The trustee will authenticate and deliver Exchange Notes for original issue only in exchange for a like principal amount of Old Notes.

        In this description: (1) all references to "AbbVie," "Company," "we," "our" and "us" mean AbbVie Inc. only, (2) all references to "Abbott" mean Abbott Laboratories only (3) except as the context otherwise requires, the term "Fixed Rate Notes" means 1.200% Senior Notes due 2015, 1.750% Senior Notes due 2017, 2.000% Senior Notes due 2018, 2.900% Senior Notes due 2022 and 4.400% Senior Notes due 2042 issued by the Company pursuant to the indenture (including the Exchange Notes offered for exchange hereby, the Old Notes and any additional Notes that the Company may issue from time to time under the indenture) and (4) except as the context otherwise requires, the term "Notes" means the Fixed Rate Notes and the Floating Rate Senior Notes due 2015 issued by the Company pursuant to the indenture (including the Exchange Notes offered for exchange hereby, the Old Notes and any additional Notes that the Company may issue from time to time under the indenture).

        The following summary of certain provisions of the indenture, the Notes and the registration rights agreement (as defined below) does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, the Notes and the registration rights agreement, including the definitions of certain terms therein and those terms made part thereof by the Trust Indenture Act.

GENERAL

        AbbVie is offering to exchange $3,500 million aggregate principal amount of Old Fixed 2015 Notes properly tendered and not withdrawn in the exchange offer for a like amount of Fixed 2015 Exchange Notes. The Fixed 2015 Exchange Notes, like the Old Fixed 2015 Notes, will mature on November 6, 2015. Interest on the Fixed 2015 Exchange Notes, like the Old Fixed 2015 Notes, will accrue at the rate of 1.200% per annum.

        AbbVie is offering to exchange $4,000 million aggregate principal amount of Old 2017 Notes properly tendered and not withdrawn in the exchange offer for a like amount of 2017 Exchange Notes. The 2017 Exchange Notes, like the Old 2017 Notes, will mature on November 6, 2017. Interest on the 2017 Exchange Notes, like the Old 2017 Notes, will accrue at the rate of 1.750% per annum.

        AbbVie is offering to exchange $1,000 million aggregate principal amount of Old 2018 Notes properly tendered and not withdrawn in the exchange offer for a like amount of 2018 Exchange Notes. The 2018 Exchange Notes, like the Old 2018 Notes, will mature on November 6, 2018. Interest on the 2018 Exchange Notes, like the Old 2018 Notes, will accrue at the rate of 2.000% per annum.

        AbbVie is offering to exchange $3,100 million aggregate principal amount of Old 2022 Notes properly tendered and not withdrawn in the exchange offer for a like amount of 2022 Exchange Notes. The 2022 Exchange Notes, like the Old 2022 Notes, will mature on November 6, 2022. Interest on the 2022 Exchange Notes, like the Old 2022 Notes, will accrue at the rate of 2.900% per annum.

        AbbVie is offering to exchange $2,600 million aggregate principal amount of Old 2042 Notes properly tendered and not withdrawn in the exchange offer for a like amount of 2042 Exchange Notes. The 2042 Exchange Notes, like the Old 2042 Notes, will mature on November 6, 2042. Interest on the 2042 Exchange Notes, like the Old 2042 Notes, will accrue at the rate of 4.400% per annum.

        AbbVie is offering to exchange $500 million aggregate principal amount of Old Floating 2015 Notes properly tendered and not withdrawn in the exchange offer for a like amount of Floating 2015 Exchange Notes. The Floating 2015 Exchange Notes, like the Old Floating 2015 Notes, will mature on November 6, 2015. Interest on the Floating 2015 Exchange Notes, like the Old Floating 2015 Notes, will accrue at the floating rate described under the heading "Interest—The Floating 2015 Notes" below.

        The Notes will be issued in fully registered form only in denominations of $2,000 and integral multiples of $1,000 above that amount.

        In the future, AbbVie may, without the consent of the holders, increase the principal amounts of any series of Notes offered hereby. The Notes of each series and any additional Notes of such series subsequently issued under the indenture, together with any Exchange Notes issued with respect to such series in accordance with the registration rights agreement, will be treated as a single series or class for all purposes under the indenture, including, without limitation, waivers, amendments and redemptions.

        The indenture does not limit the amount of debt that AbbVie may issue under the indenture, nor the amount of other debt or securities that AbbVie or any of its subsidiaries may issue. AbbVie may issue debt securities under the indenture from time to time in one or more series, each in an amount authorized prior to issuance. Other than the restrictions contained in the indenture on secured debt and sale/leaseback transactions described below under "Certain Covenants of AbbVie," and the restrictions described below under "Consolidation, Merger and Sale of Assets," the indenture does not contain any covenants or other provisions designed to protect holders of the debt securities in the event AbbVie participates in a highly leveraged transaction. In addition, the indenture does not limit AbbVie's ability to guarantee any indebtedness of its subsidiaries or any other person, including Abbott.

INTEREST

The Fixed Rate Notes

        Interest on each series of Fixed Rate Notes will be payable semi-annually on May 6 and November 6 of each year, in the case of the Fixed Rate Exchange Notes, beginning on November 6, 2013, to the persons in whose names the Fixed Rate Notes are registered at the close of business on the date that is 15 calendar days prior to the relevant interest payment date. Interest on each series of Fixed Rate Notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

        Holders of the Old Fixed Rate Notes whose Old Fixed Rate Notes are accepted for exchange in the exchange offer will be deemed to have waived the right to receive any payment in respect of interest on the Old Fixed Rate Notes accrued from May 6, 2013 to the date of issuance of the Fixed Rate Exchange Notes. Consequently, holders who exchange their Old Fixed Rate Notes for Exchange Notes will receive the same interest payment on November 6, 2013 that they would have received if they had not accepted the exchange offer.

The Floating 2015 Notes

        Interest on the Floating 2015 Notes will be payable quarterly on February 6, May 6, August 6 and November 6 of each year, in the case of the Floating 2015 Exchange Notes, beginning on November 6, 2013, to the persons in whose names the Floating 2015 Notes are registered at the close of business on the date that is 15 calendar days prior to the relevant interest payment date. Interest on the Floating

2015 Notes will be calculated on the basis of the actual number of calendar days in the calculation period divided by 360.

        Holders of the Old Floating 2015 Notes whose Old Floating 2015 Notes are accepted for exchange in the exchange offer will be deemed to have waived the right to receive any payment in respect of interest on the Old Floating 2015 Notes accrued from August 6, 2013 to the date of issuance of the Floating 2015 Exchange Notes. Consequently, holders who exchange their Old Floating 2015 Notes for Floating 2015 Exchange Notes will receive the same interest payment on November 6, 2013 that they would have received if they had not accepted the exchange offer.

        The Floating 2015 Notes will bear interest for each Interest Period at a rate per annum calculated by the Calculation Agent, subject to the maximum interest rate permitted by New York or other applicable state law, as such law may be modified by United States law of general application. The per annum rate at which interest on the Floating 2015 Notes will be payable during each Interest Period will be equal to the then-applicable Three-Month LIBOR, determined on the Interest Determination Date for that Interest Period, plus 0.760% (76 basis points).

        If any interest payment date for the Floating 2015 Notes would otherwise be a day that is not a Business Day, such interest payment date shall be the next succeeding Business Day, unless the next succeeding Business Day is in the next succeeding calendar month, in which case such interest payment date shall be the immediately preceding Business Day.

        "Business Day" means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

        The "Calculation Agent" means the agent appointed by AbbVie to calculate the interest rate on the Floating 2015 Notes and will initially be the Trustee.

        "Interest Determination Date" means the second London Business Day immediately preceding the applicable Interest Reset Date.

        "Interest Period" means the period beginning on any interest payment date for the Floating 2015 Notes to, but excluding, the next succeeding interest payment date for the Floating 2015 Notes, and in the case of the last such period, from and including the interest payment date immediately preceding the maturity date to but not including such maturity date. If the maturity date is not a Business Day, then the principal amount of the Floating 2015 Notes plus accrued and unpaid interest thereon shall be paid on the next succeeding Business Day and no interest shall accrue in respect of the delay in such payment, for the maturity date, or any day thereafter.

        "Interest Reset Date" means the first day of each Interest Period.

        "London Business Day" means a day on which commercial banks are open for business (transacting dealings in U.S. dollars) in London.

        The "Three-Month LIBOR," for any Interest Determination Date, will be the offered rate for deposits in the London interbank market in U.S. dollars having an index maturity of three months, as such rate appears on the Reuters Page LIBOR 01 (or on such other page as may replace Reuters Page LIBOR 01 on that service, or, if on such Interest Determination Date, the Three-Month LIBOR does not appear or is not available on the designated Reuters Page, the Bloomberg L.P. page "BBAM" or such other page as may replace the Bloomberg L.P. page "BBAM" on that service) as of approximately 11:00 a.m., London time, on such Interest Determination Date. If Three-Month LIBOR does not appear on either of the pages described above, the Three-Month LIBOR, in respect of such Interest Determination Date, will be determined as follows: the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent (after consultation with AbbVie), to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for the period of three months commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount of not less than $1,000,000 for a single transaction in U.S. dollars in such market at such time. If at least two quotations are provided, then the Three-Month LIBOR on such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, then the Three-Month LIBOR on such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such Interest Determination Date by three major reference banks in New York City selected by the Calculation Agent (after consultation with AbbVie) for loans in U.S. dollars to leading European banks, having an index maturity of three months and in a principal amount of not less than $1,000,000 for a single transaction in U.S. dollars in such market at such time; provided, however, that if the banks selected by the Calculation Agent are not providing quotations in the manner described by this sentence, the Three-Month LIBOR determined as of such Interest Determination Date will be the Three-Month LIBOR in effect prior to such Interest Determination Date.

        The interest rate and amount of interest to be paid on the Floating 2015 Notes for each Interest Period will be calculated by the Calculation Agent. All calculations made by the Calculation Agent shall in the absence of manifest error be conclusive for all purposes and binding on AbbVie, the Trustee, and the holders of the Floating 2015 Notes.

        So long as Three-Month LIBOR is required to be determined with respect to the Floating 2015 Notes, there will at all times be a Calculation Agent. In the event that any then acting Calculation Agent shall be unable or unwilling to act, or that such Calculation Agent shall fail duly to establish Three-Month LIBOR for any Interest Period, or that AbbVie proposes to remove such Calculation Agent, AbbVie shall appoint itself or another person which is a bank, trust company, investment banking firm or other financial institution to act as the Calculation Agent.

NO ABBOTT GUARANTEES

        Abbott will not guarantee each series of Exchange Notes on an unsecured, unsubordinated basis.

        Prior to the distribution, each series of Old Notes was initially guaranteed on an unsecured, unsubordinated basis by Abbott (Abbott's guarantee of each such series, an "Abbott Guarantee"). Pursuant to the guarantee agreement, Abbott unconditionally guaranteed to each holder of Old Notes and the Trustee, on an unsecured, unsubordinated basis, the full and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of principal of, premium, if any, and interest on each series of Old Notes.

        Each Abbott Guarantee was automatically and unconditionally terminated and released, without any action on the part of the trustee, any holder of the Old Notes or any other person, upon the distribution by Abbott to its shareholders of 100% of the outstanding shares of AbbVie's common stock (with cash in lieu of any fractional shares) (the date upon which the Abbott Guarantees were terminated and released in accordance with their terms, the "Guarantee Release Date").

        Abbott no longer has any obligation with respect to the Old Notes and Abbott will not have any obligation with respect to the Exchange Notes.

OPTIONAL REDEMPTION

The Fixed Rate Notes

        The Fixed Rate Notes of each series will be redeemable in whole at any time or in part from time to time, at AbbVie's option, prior to the maturity date at a redemption price equal to the greater of:

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  100% of the principal amount of the Fixed Rate Notes of that series to be redeemed; and

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  the sum of the present values of the remaining scheduled payments of principal and interest on the Fixed Rate Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 15 basis points for the Old Fixed 2015 Notes and Fixed 2015 Exchange Notes, 20 basis points for the Old 2017 Notes and 2017 Exchange Notes, 20 basis points for the Old 2018 Notes and 2018 Exchange Notes, 25 basis points for the Old 2022 Notes and 2022 Exchange Notes and 30 basis points for the Old 2042 Notes and the 2042 Exchange Notes.

        In each case, AbbVie will pay accrued and unpaid interest on the principal amount being redeemed to, but excluding, the date of redemption.

        For purposes of the foregoing discussion of optional redemption, the following definitions are applicable:

        "Business Day" means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term ("Remaining Life") of the Fixed Rate Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Fixed Rate Notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (1) if AbbVie obtains four or more Reference Treasury Dealer Quotations for such redemption date, the average of such Reference Treasury Dealer Quotations, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if AbbVie obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Independent Investment Banker" means one of the Reference Treasury Dealers that AbbVie appoints to act as the Independent Investment Banker from time to time.

        "Primary Treasury Dealer" means a primary United States government securities dealer in the United States of America.

        "Reference Treasury Dealer" means (i) Morgan Stanley & Co. LLC, Barclays Capital Inc., J.P. Morgan Securities LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated (each a "Primary Treasury Dealer") and their respective successors; provided, however, that if any of them ceases to be a Primary Treasury Dealer, AbbVie will substitute therefor another Primary Treasury Dealer and (ii) any other Primary Treasury Dealers AbbVie selects.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by AbbVie, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to AbbVie by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding such redemption date.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the Fixed Rate Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

        Notice of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of the Fixed Rate Notes to be redeemed at its registered address. The notice of redemption for the Fixed Rate Notes will state, among other things, the series and amount of Fixed Rate Notes to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of Fixed Rate Notes to be redeemed. Unless AbbVie defaults in the payment of the redemption price, interest will cease to accrue on any Fixed Rate Notes that have been called for redemption at the redemption date. If fewer than all of the Fixed Rate Notes of a series are to be redeemed at any time, the Trustee will select, not more than 45 days prior to the redemption date, the particular Fixed Rate Notes or portions thereof for redemption from the outstanding Fixed Rate Notes not previously called by random lot.

The Floating 2015 Notes

        The Floating 2015 Notes are not redeemable prior to maturity.

OPEN MARKET PURCHASES

        AbbVie or any of its affiliates may at any time and from time to time purchase Notes in the open market or otherwise.

SINKING FUND

        There is no provision for a sinking fund for any of the Notes.

RANKING

        The Notes will be unsecured and unsubordinated obligations of AbbVie and will rank equally with all its other existing and future unsecured and unsubordinated indebtedness, including under its Revolving Credit Facility.

        AbbVie is a recently formed corporation. AbbVie derives substantially all of its operating income from, and holds substantially all of its assets through, its subsidiaries. AbbVie depends on distributions of cash flow and earnings from its subsidiaries in order to meet its payment obligations under the Notes and its other debt obligations. These subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on the Notes, or to provide AbbVie with funds for its payment obligations with respect thereto, whether by dividends, distributions, loans or otherwise. As a result, the Notes will be structurally subordinated to the liabilities of AbbVie's subsidiaries, including trade payables. In addition, provisions of applicable law, such as those limiting the payment of dividends, could limit the ability of AbbVie's subsidiaries to make payments or other distributions to it, and AbbVie's subsidiaries could agree to contractual restrictions on their ability to pay dividends or make payments or other distributions to it. As of March 31, 2013, AbbVie and its subsidiaries had approximately $15.0 billion of outstanding indebtedness, consisting of a combination of some or all of the following: long-term and short-term debt issuances and borrowings under bank credit facilities, as contemplated in the section captioned "Description of Other Indebtedness." In addition, AbbVie's

Revolving Credit Facility provides it with borrowing capacity of up to $2.0 billion, subject to customary terms and conditions.

CERTAIN COVENANTS OF ABBVIE

Restrictions on Secured Debt

        If AbbVie or any Domestic Subsidiary incurs, issues, assumes or guarantees any indebtedness for borrowed money represented by notes, bonds, debentures or other similar evidences of indebtedness for borrowed money (called "Debt") and that Debt is secured by a Mortgage on any Principal Domestic Property or on any shares of stock or Debt of any Domestic Subsidiary, AbbVie will secure, or cause its Domestic Subsidiary to secure, the Notes equally and ratably with, or prior to, that secured Debt, so long as that secured Debt is to be secured. AbbVie is not required to secure the Notes, however, if, after giving effect thereto, the aggregate amount of such secured Debt, together with all Attributable Debt in respect of Sale and Leaseback Transactions involving Principal Domestic Properties (other than Sale and Leaseback Transactions permitted pursuant to the second bullet under the heading "Sale and Leaseback Transactions" below), would not exceed 15% of AbbVie's Consolidated Net Assets. This restriction will not apply to, and there shall be excluded in computing secured Debt for the purpose of this restriction, Debt secured by:

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  Mortgages on property of, or on any shares of stock or Debt of, any Person existing at the time that Person becomes a Domestic Subsidiary;

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  Mortgages in favor of AbbVie or any Subsidiary thereof;

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  Mortgages on property of AbbVie or a Domestic Subsidiary in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute;

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  Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof, including acquisition through merger or consolidation;

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  Mortgages to secure the payment of all or any part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure debt incurred to provide funds for any such purpose, provided that the commitment of the creditor to extend the credit secured by any such Mortgage shall have been obtained not later than 365 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property;

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  with respect to each series of Notes, Mortgages existing on the first date on which the Notes of such series are authenticated by the Trustee;

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  Mortgages incurred in connection with pollution control, industrial revenue or similar financings;

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  Mortgages created in substitution of or as replacements for any Mortgages referred to in the foregoing list, inclusive, provided that, based on a good faith determination of an officer of AbbVie, the property encumbered under any such substitute or replacement Mortgage is substantially similar in nature to the property encumbered by the otherwise permitted Mortgage which is being replaced; and

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  any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Debt secured by any Mortgage referred to in the foregoing list, inclusive, provided, that (i) such extension, renewal or replacement Mortgage shall be limited to all or a part of the same property, shares of stock or debt that secured the Mortgage extended, renewed or replaced (plus improvements on such property, and plus any property relating to a specific project, the completion of which is funded pursuant to clause (ii)(b) below), and (ii) the Debt secured by such Mortgage at such time is not increased (other than (a) by an amount equal to any related financing costs (including, but not limited to, the accrued interest and premium, if any, on the Debt being refinanced) and (b) where an additional principal amount of Debt is incurred to provide funds for the completion of a specific project that is subject to a Mortgage securing the Debt being extended, refinanced or renewed, by an amount equal to such additional principal amount).

Restrictions on Sales and Leasebacks

        Neither AbbVie nor any Domestic Subsidiary may enter into any Sale and Leaseback Transaction unless:

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  AbbVie or the Domestic Subsidiary could incur Debt secured by a Mortgage on the property under the restrictions described above under "Restrictions on Secured Debt" in an amount equal to the Attributable Debt with respect to the Sale and Leaseback Transaction without equally and ratably securing the Notes; or

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  AbbVie, within 180 days after the sale or transfer by AbbVie or any Domestic Subsidiary, applies to the retirement of AbbVie's Funded Debt, an amount equal to the greater of (1) the net proceeds of the sale of the Principal Domestic Property sold and leased under such arrangement; and (2) the fair market value of the Principal Domestic Property sold and leased at the time of entering into such arrangements (as determined by any two of the following: the chairman of the board of the Company, its chief executive officer, an executive vice president, a senior vice president or a vice president, and the chief financial officer, the treasurer or an assistant treasurer), subject to credits for certain voluntary retirements of Funded Debt.

CERTAIN DEFINITIONS

        The following are the meanings of terms that are important in understanding the restrictive covenants of AbbVie:

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  "Attributable Debt" means (except as otherwise provided in this paragraph), as to any particular lease under which any Person is at the time liable for a term of more than 12 months, at any date as of which the amount thereof is to be determined (the "Determination Date"), the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates thereof to the Determination Date at the rate of 8% per annum, compounded monthly. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales or monetary inflation). If any lease is terminable by the lessee upon the payment of a penalty, if under the terms of the lease the termination right is not exercisable until after the Determination Date, and if the amount of such penalty discounted to the Determination Date at the rate of 8% per annum compounded monthly is less than the net amount of rentals payable after the time as of which such termination could occur (the "Termination Time") discounted to the Determination Date at the rate of 8% per annum compounded monthly, then such discounted penalty amount shall be used instead of such discounted amount of net rentals payable after the Termination Time in calculating the Attributable Debt for such lease. If any lease is terminable by the lessee upon the payment of a penalty, if such termination right is exercisable on the Determination Date, and if the amount of the net rentals payable under such lease after the Determination Date discounted to the Determination Date at the rate of 8% per annum compounded monthly is greater than the amount of such penalty, the "Attributable Debt" for such lease as of such Determination Date shall be equal to the amount of such penalty.

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  "Consolidated Net Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting current liabilities, as shown on the consolidated balance sheet of AbbVie and its consolidated Subsidiaries, prepared as of the end of a fiscal quarter in accordance with generally accepted accounting principles which AbbVie shall have most recently filed with the Commission or otherwise distributed to its shareholders prior to the time as of which "Consolidated Net Assets" shall be determined (which calculation shall give pro forma effect to any acquisition by or disposition of assets of AbbVie or any of its Subsidiaries involving the payment or receipt by AbbVie or any of its Subsidiaries, as applicable, of consideration (whether in the form of cash or non-cash consideration) in excess of $500,000,000 that has occurred since the end of such fiscal quarter, as if such acquisition or disposition had occurred on the last day of such fiscal quarter).

  •
  "Domestic Subsidiary" means a Subsidiary of AbbVie that transacts substantially all of its business or maintains substantially all of its property within the United States of America, excluding its territories, possessions and Puerto Rico, except a Subsidiary that (1) is engaged primarily in financing operations outside of the United States of America or in leasing personal property or financing inventory, receivables or other property; or (2) does not own a Principal Domestic Property.

  •
  "Funded Debt" means indebtedness of AbbVie (other than the Notes or indebtedness subordinated in right of payment to the Notes) or indebtedness of a wholly-owned Domestic Subsidiary, for borrowed money, having a stated maturity more than 12 months from the date of application of Sale and Leaseback Transaction proceeds or which is extendible at the option of the obligor thereon to a date more than 12 months from the date of such application.

  •
  "Mortgage" means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

  •
  "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

  •
  "Principal Domestic Property" means any building, structure or other facility, together with the land on which it is erected and fixtures comprising a part of it, used primarily for manufacturing, processing, research, warehousing or distribution and located in the United States of America, excluding its territories, possessions and Puerto Rico, owned or leased by AbbVie or any of its Domestic Subsidiaries and having a net book value which, on the date the determination as to whether a property is a Principal Domestic Property is being made, is in excess of 2% of the Consolidated Net Assets of AbbVie other than any such building, structure or other facility or a portion thereof which is an air or water pollution control facility financed by state or local governmental obligations or which the chairman of the board, chief executive officer, an executive vice president, a senior vice president or a vice president and the chief financial officer, treasurer or assistant treasurer of AbbVie determine in good faith, at any time on or prior to such date, is not of material importance to the total business conducted or assets owned by AbbVie and its Subsidiaries as an entirety.

  •
  "Sale and Leaseback Transaction" means any arrangement with any bank, insurance company or other lender or investor (not including AbbVie or any of its Subsidiaries) or to which any such lender or investor is a party, providing for the leasing by AbbVie or any Domestic Subsidiary for a period, including renewals, in excess of three years of any Principal Domestic Property which has been or is to be sold or transferred, more than 180 days after the acquisition thereof or the completion of construction and commencement of full operation thereof, by AbbVie or any Domestic Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Domestic Property.

  •
  "Subsidiary" means any Person which is a corporation, partnership, joint venture, limited liability company, trust or estate, and of which AbbVie directly or indirectly owns or controls stock or other interests, which under ordinary circumstances, not dependent upon the happening of a contingency, has the voting power to elect a majority of that Person's board of directors, managers, trustees or equivalent thereof. The term does not include any Person if and for so long as (a) such Person does not own a Principal Domestic Property and (b) the chairman of the board, chief executive officer, an executive vice president, a senior vice president or a vice president and the chief financial officer, treasurer or assistant treasurer of AbbVie determine in good faith at least annually that the existing aggregate investments of AbbVie and its Domestic Subsidiaries (including all guarantees and other extensions of credit), in such Person are not of material importance to the total business conducted, or assets owned, by AbbVie and its Subsidiaries, as an entirety.

  •
  "Trustee" means the Person named as the "Trustee" in the indenture until a successor Trustee shall have become such pursuant to the applicable provisions of the indenture, and thereafter "Trustee" shall mean or include each Person who is then a Trustee under the indenture, and if at any time there is more than one such Person, "Trustee" as used with respect to the Notes of any series shall mean the Trustee with respect to Notes of that series.

CONSOLIDATION, MERGER AND SALE OF ASSETS

        AbbVie may not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

  •
  the Person formed by that consolidation or into which AbbVie is merged or the Person which acquires by conveyance or transfer, or which leases, AbbVie's properties and assets substantially as an entirety is a corporation, limited liability company, or partnership organized and validly existing under the laws of the United States of America, any State or the District of Columbia, and expressly assumes AbbVie's obligations on the Notes under a supplemental indenture;

  •
  immediately after giving effect to the transaction and treating any indebtedness which becomes an obligation of the Company or a Subsidiary as a result of such transaction as having been incurred by the Company or such Subsidiary at the time of such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing;

  •
  if, as a result of any such consolidation or merger or such conveyance, transfer or lease, AbbVie's properties or assets would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by the indenture, AbbVie or such successor, as the case may be, takes the necessary steps to effectively secure the Notes equally and ratably with, or prior to, all indebtedness secured thereby; and

  •
  AbbVie has delivered to the Trustee an officers' certificate and an opinion of counsel stating compliance with these provisions.

        Upon any consolidation of AbbVie with, or merger of AbbVie into, any other Person or any conveyance, transfer or lease of the properties and assets of AbbVie substantially as an entirety in accordance with the above provisions, the successor Person formed by such consolidation or into which

AbbVie is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, AbbVie under the indenture with the same effect as if such successor Person had been named in the indenture, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under the indenture and the Notes.

EVENTS OF DEFAULT

        The indenture defines an event of default with respect to any series of Notes as being:

  (1)
  failure to pay interest or premium on that series of Notes when due, continued for 30 days;

  (2)
  failure to pay the principal on that series of Notes when due;

  (3)
  failure to perform, or breach, under any other covenant or warranty applicable to that series of Notes and not otherwise specifically dealt with in the definition of "event of default" for a period of 90 days after the giving of written notice to AbbVie by the Trustee or to AbbVie and the Trustee by holders of at least 25% in principal amount of outstanding Notes of that series;

  (4)
  except as permitted by the guarantee agreement, the Abbott Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or Abbott, or any Person acting on its behalf, shall deny or disaffirm in writing its obligation under the Abbott Guarantee relating to such series of Notes; or

  (5)
  specified events of bankruptcy, insolvency or reorganization of AbbVie.

        The Trustee is required to give holders of the particular series of Notes written notice of a default with respect to that series as provided by the Trust Indenture Act. In the case of any default of the character described above in clause (3) of the immediately preceding paragraph, no such notice to holders must be given until at least 60 days after the occurrence of that default.

        AbbVie is required annually to deliver to the Trustee a certificate stating whether or not the signers have any knowledge of any default by AbbVie in its performance and observance of any terms, provisions and conditions of the indenture.

        In case an event of default (other than an event of default involving an event of bankruptcy, insolvency or reorganization of AbbVie) shall occur and be continuing with respect to any series of Notes, the Trustee or the holders of not less than 25% in principal amount of the particular series of Notes then outstanding may declare the principal amount of such series of Notes to be due and payable. If an event of default relating to any event of bankruptcy, insolvency or reorganization of AbbVie occurs, the principal of all the Notes then outstanding will become immediately due and payable without any action on the part of the Trustee or any holder. The holders of a majority in principal amount of the outstanding series of Notes affected by the default may in some cases rescind this accelerated payment requirement. Depending on the terms of AbbVie's other indebtedness, an event of default in respect of the Notes may give rise to cross defaults on its other indebtedness.

        Any past default with respect to a series of Notes may be waived on behalf of all holders of that series of Notes by at least a majority in principal amount of the holders of the outstanding Notes of that series, except a default:

  •
  in the payment of principal of or any premium or interest on that series of Notes; or

  •
  respecting a covenant or provision that cannot be modified without the consent of the holder of each outstanding Note of that series.

        Any default that is so waived will cease to exist and any event of default arising from that default will be deemed to be cured for every purpose under the indenture, but no such waiver will extend to any subsequent or other default or impair any right arising from a subsequent or other default. In addition, once a default or event of default is cured, it ceases to exist.

        A holder of Notes of any series will be able to pursue any remedy under the indenture only if:

  •
  the holder has given prior written notice to the Trustee of a continuing event of default with respect to that series of Notes;

  •
  the holders of at least 25% in principal amount of the outstanding Notes of that series have made a written request to the Trustee to institute proceedings with respect to such event of default;

  •
  the holders making the request have offered the Trustee reasonable indemnity against costs, expenses and liabilities to be incurred in compliance with such request;

  •
  the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

  •
  during that 60-day period, the holders of a majority in principal amount of that series of Notes do not give the Trustee a direction inconsistent with such request.

        Holders of Notes, however, are entitled at any time to bring a lawsuit for the payment of principal and interest due on their Notes on or after its due date.

MODIFICATION OF THE INDENTURE

        AbbVie and the Trustee may modify the indenture or any supplemental indenture without the consent of the holders of the Notes for one or more of the following purposes:

  •
  to evidence the succession of another Person to AbbVie and the assumption by any such successor of the covenants of AbbVie in the indenture or any supplemental indenture, and in the Notes;

  •
  to add to covenants of AbbVie for the benefit of the holders of all or any series of Notes or to surrender any right or power conferred on AbbVie by the indenture or any supplemental indenture;

  •
  to add additional events of default for the benefit of holders of all or any series of Notes;

  •
  to add or change provisions of the indenture or any supplemental indenture to permit or facilitate the issuance of debt securities in certain other forms;

  •
  to add to, change or eliminate any of the provisions of the indenture or any supplemental indenture respecting one or more series of Notes provided that any such addition, change or elimination (i) shall neither (A) apply to any Note of any series created prior to the execution of the supplemental indenture affecting such modification and entitled to the benefit of such provision nor (B) modify the rights of the holder of any such Note with respect to such provision or (ii) shall become effective only when there is no such Note outstanding;

  •
  to secure the Notes under the requirements of the indenture or any supplemental indenture or to otherwise provide any security for, or add any guarantees of or additional obligors on the Notes of all or any series;

  •
  to establish the form or terms of Notes of any series in accordance with the terms of the indenture;

  •
  to supplement the indenture as necessary to permit or facilitate the defeasance and discharge of a particular series of Notes in accordance with the provisions in the indenture;

  •
  to evidence and provide for the acceptance of the appointment of a successor trustee and to add to or change any of the provisions of the indenture or any supplemental indenture as shall be necessary to provide for or facilitate the administration of the trusts under such indenture or supplemental indenture by more than one trustee in accordance with the requirements set forth in the indenture;

  •
  to effect a release of the Abbott Guarantees, as described under the heading "No Abbott Guarantees";

  •
  to cure any ambiguity or to correct or supplement any provision of the indenture or any supplemental indenture that may be defective or inconsistent with any other provision in the indenture or any supplemental indenture, or to make any other provisions with respect to matters or questions arising under the indenture or any supplemental indenture as shall not adversely affect the interests of the holders of any series of Notes in any material respect.

        AbbVie and the Trustee may otherwise modify the indenture or any supplemental indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of Notes affected for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of Notes of such series under the indenture or any supplemental indentures. However, without the consent of the holder of each outstanding Note affected by such modification, no modification may:

  •
  change the stated maturity of the principal of, or any installment of principal of or interest thereon, or reduce the principal amount thereof or the rate of interest thereon or any premium payable on the redemption thereof, or change any place of payment where, or the coin or currency in which, such Notes or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date);

  •
  reduce the percentage in principal amount of the Notes of any series required in the indenture for consent for any waiver of compliance with certain provisions of the indenture or certain defaults under the indenture and their consequences;

  •
  modify the provisions set forth in the two bullets above or the paragraph immediately preceding the two bullets above or modify provisions relating to the waiver of past defaults or the waiver of certain covenants in the indenture, in each case, other than to increase the percentage in principal amount of the Notes required to modify such provisions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding Note affected by such modification.

DEFEASANCE AND COVENANT DEFEASANCE

        The indenture will provide that, at AbbVie's option, AbbVie:

  •
  will be discharged from any and all obligations in respect of the Notes of a series, except for certain obligations set forth in the indenture that survive such discharge ("legal defeasance"); or

  •
  may omit to comply with certain restrictive covenants of the indenture, including those described under "Certain Covenants of AbbVie" and "Consolidation, Merger and Sale of Assets," and the occurrence of an event described in clause (3) under "Events of Default" with respect to any such covenants will no longer be an event of default ("covenant defeasance");

in each case, if

  •
  AbbVie irrevocably deposits or causes to be deposited, as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the holders of such Notes, in money, U.S. government obligations, which through the scheduled payment of interest and principal in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or a combination thereof, sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants to pay and discharge all the principal of and premium, if any, and interest on the Notes of that series on the dates such payments are due, which may include one or more redemption dates that AbbVie designates, in accordance with the terms of the Notes of that series;

  •
  no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default with respect to Notes of such series shall have occurred and be continuing on the date of the deposit or insofar as an event of default resulting from certain events involving AbbVie's bankruptcy or insolvency are concerned, at any time during the period ending on the 121st day after the date of the deposit or, if longer, ending on the day following the expiration date of the longest preference period applicable to AbbVie in respect of the deposit (and this condition will not be deemed satisfied until the expiration of such period);

  •
  the defeasance will not cause the Trustee to have any conflicting interest with respect to any of AbbVie's securities or result in the trust arising from the deposit to constitute, unless it is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended;

  •
  the defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which AbbVie is a party or by which AbbVie bound;

  •
  AbbVie has delivered an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax in the same manner as if the defeasance had not occurred, which opinion of counsel, in the case of legal defeasance, must refer to and be based upon a published ruling of the Internal Revenue Service, a private ruling of the Internal Revenue Service addressed to AbbVie, or otherwise a change in applicable federal income tax law occurring after the date of the indenture; and

  •
  AbbVie shall have delivered an officer's certificate and an opinion of counsel stating that the conditions to such defeasance set forth in the indenture have been complied with.

        If AbbVie fails to comply with its remaining obligations under the indenture after a covenant defeasance with respect to the Notes of any series and the Notes of such series are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Notes of that series at the time of the acceleration resulting from the event of default. AbbVie will, however, remain liable for those payments.

SATISFACTION AND DISCHARGE

        The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes, as expressly provided for in the indenture) as to all outstanding Notes of any series when:

  (1)
  either (a) all the Notes of such series theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by AbbVie and thereafter repaid to it or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes of such series (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at AbbVie's option, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of AbbVie, and AbbVie has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes of such series not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes of such series to the date of deposit, their stated maturity or the redemption date, as the case may be, together with irrevocable instructions from AbbVie directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

  (2)
  AbbVie has paid all other sums payable under the indenture in respect of such series of Notes; and

  (3)
  AbbVie has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture with respect to such series of Notes have been complied with.

GOVERNING LAW

        New York law will govern the indenture and the Notes.

THE TRUSTEE

        U.S. Bank National Association will be named as the "Trustee" under the indenture. U.S. Bank National Association and its affiliates perform certain commercial banking services for some of AbbVie's affiliates for which they receive customary fees.

        The Trustee will become obligated to exercise any of its powers under the indenture at the request or direction of any of the holders of any Notes pursuant to the indenture only after those holders have offered the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by the Trustee in compliance with such request or direction.

        U.S. Bank National Association, in each of its capacities including, but not limited to, Trustee, paying agent and security registrar, has not participated in the preparation of this prospectus which forms a part of the registration statement and assumes no responsibility for its content.

PAYMENT AND PAYING AGENTS

        AbbVie will make payments on the Notes in U.S. dollars at the office of the Trustee or any paying agent AbbVie designates (which paying agent may include AbbVie). At its option, AbbVie may make payments by check mailed to the holder's registered address or, with respect to Global Notes (as defined below), by wire transfer. AbbVie will make interest payments to the person in whose name the Note is registered at the close of business on the record date for the interest payment.

        AbbVie has designated the Trustee as its paying agent for payments on Notes. AbbVie may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

        The Trustee or paying agent, as applicable, will repay to AbbVie on AbbVie's written request any funds they hold for payments on the Notes that remain unclaimed for two years after the date upon which that payment has become due. After repayment to AbbVie, holders entitled to those funds must look only to it.

EXCHANGE, REGISTRATION AND TRANSFER

        Notes of any series will be exchangeable for other Notes of the same series with the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture. Holders may present registered Notes for registration of transfer at the office of the security registrar or any transfer agent AbbVie designates. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

        AbbVie will appoint the Trustee as security registrar for the Notes. AbbVie may at any time designate additional transfer agents for any series of Notes or rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts. AbbVie will be required to maintain an office or agency for transfers and exchanges in each place of payment. No service charge will be made for any registration of transfer or exchange of the Notes. AbbVie, the security registrar or any transfer agent may, however, require the payment of any tax or other governmental charge payable for that registration.

        Neither the security registrar nor the transfer agent will be required to register the transfer of or exchange of any Note:

  •
  during a period beginning 15 days before the day of mailing of a notice of redemption of Notes of that series selected for redemption and ending on the close of business on that day of mailing; or

  •
  if AbbVie has called the Note for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

BOOK-ENTRY SYSTEM

        Except as described below, Exchange Notes will be issued in registered, global form. Exchange Notes will be represented by one or more permanent global notes in registered form without interest coupons (collectively, the "Global Notes"). Exchange Notes will be issued promptly after the expiration time of this exchange offer.

        Each of the Global Notes will be deposited with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC's nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Except as described below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in registered certificated form ("Certificated Notes") except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes.

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream")), which may change from time to time.

DTC, CLEARSTREAM AND EUROCLEAR

        The following description of the operations and procedures of DTC, Clearstream and Euroclear are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. AbbVie takes no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised AbbVie and the initial purchasers of the Old Notes that:

  •
  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

  •
  DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC's participants, which AbbVie refers to as "direct participants," deposit with DTC.

  •
  DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants' accounts, which eliminates the need for physical movement of securities certificates.

  •
  Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

  •
  DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

  •
  Access to the DTC system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporation that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which AbbVie refers to as "indirect participants."

  •
  The rules applicable to DTC and its direct and indirect participants are on file with the Commission.

        AbbVie expects that, pursuant to procedures established by DTC:

  •
  upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the Trustee with portions of the principal amount of the Global Notes; and

  •
  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC or its nominee (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

        Investors in the Global Notes who are participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

        The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or "holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, AbbVie and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither AbbVie, Abbott, the Trustee nor any agent of AbbVie, Abbott or the Trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the Global Notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

        AbbVie expects that, under DTC's current practice, at the due date of any payment in respect of securities such as the Notes, DTC will credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the Notes as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee, Abbott or AbbVie. Neither AbbVie, Abbott nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Notes, and AbbVie, Abbott and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        AbbVie understands that DTC will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction.

        Although AbbVie understands that DTC, Euroclear and Clearstream have agreed to the procedures described herein to facilitate transfers of interests in the Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of AbbVie, Abbott, the Trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

SAME-DAY SETTLEMENT AND PAYMENT

        AbbVie will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the account specified by the depositary. Any permitted secondary market trading activity in the Notes will be required by DTC to be settled in immediately available funds. AbbVie expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. AbbVie understands that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

        If the principal of or any premium or interest on the Notes is payable on a day that is not a Business Day, the payment will be made on the following Business Day without the accrual of any interest on that payment.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

        AbbVie will issue Certificated Notes upon surrender by DTC of the Global Notes only if:

  (1)
  DTC (a) notifies AbbVie that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event AbbVie fails to appoint a successor depositary within 90 days;

  (2)
  there has occurred and is continuing an event of default and DTC notifies the Trustee of its decision to exchange the Global Note for Certificated Notes; or

  (3)
  AbbVie determines not to have the Notes represented by a Global Note.

        In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

        Neither AbbVie, Abbott nor the Trustee will be liable for any delay by DTC or its nominee in identifying the holders of beneficial interests in the Global Notes, and each such person may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Certificated Notes to be issued).

EXCHANGE OFFER; REGISTRATION RIGHTS

        AbbVie, Abbott and the initial purchasers of the Old Notes entered into a registration rights agreement with respect to the Old Notes on November 8, 2012. In the agreement, AbbVie and Abbott agreed for the benefit of the holders of the Old Notes to use commercially reasonable efforts to (1) file a registration statement on an appropriate registration form with respect to a registered offer to exchange each series of Old Notes for Exchange Notes with terms substantially identical in all material respects to such series of Old Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions or any increase in annual interest rate) and (2) cause the registration statement to be declared effective under the Securities Act.

        Abbott's obligations under the registration rights agreement terminated upon the Guarantee Release Date. Accordingly, following completion of the separation and distribution, holders of the Old Notes may only look to AbbVie for compliance with its obligations under the registration rights agreement.

        After the Commission declares the exchange offer registration statement effective, AbbVie will offer the Exchange Notes in return for the Old Notes. The exchange offer will remain open for at least 20 business days (or longer if required by applicable law) after the date AbbVie mails notice of the exchange offer to the holders of Old Notes. For each Old Note surrendered to AbbVie under the exchange offer, the holders of such Old Note will receive an Exchange Note of such series of equal principal amount. Interest on each Exchange Note will accrue (1) from the last interest payment date on which interest was paid on the Old Note surrendered in exchange therefor or (2) if no interest has been paid on the old note, from November 8, 2012. A holder of registrable securities that participates in the exchange offer will be required to make certain representations to AbbVie. AbbVie will use commercially reasonable efforts to complete the exchange offer for each series of Old Notes not later than 60 days after the exchange offer registration statement becomes effective. Under existing interpretations of the Commission contained in several no-action letters to third parties, the Exchange Notes will generally be freely transferable after the exchange offer without further registration under the Securities Act, except that any broker-dealer that participates in the exchange must deliver a prospectus meeting the requirements of the Securities Act when it resells the Exchange Notes. In addition, under applicable interpretations of the staff of the Commission, AbbVie's affiliates will not be permitted to exchange their Old Notes for registered Old Notes in the exchange offer.

        AbbVie agreed to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of Exchange Notes. Old Notes of any series not tendered in the exchange offer will bear interest at the rate set forth on the cover page of the related offering memorandum with respect to such series of Old Notes and be subject to all the terms and conditions specified in the indenture, including transfer restrictions, but will not retain any rights under the registration rights agreement (including with respect to increases in annual interest rate described below) after the consummation of the exchange offer.

        In the event that AbbVie determines that a registered exchange offer is not available or may not be completed as soon as practicable after the last date for acceptance of Old Notes for exchange because it would violate any applicable law or applicable interpretations of the staff of the Commission or, if for any reason the exchange offer is not for any other reason completed within 360 days after the closing date, or, in certain circumstances, any initial purchaser so requests in connection with any offer or sale of Old Notes, AbbVie will use commercially reasonable efforts to file and to have become effective a shelf registration statement relating to resales of the Old Notes and to keep that shelf registration statement effective until the date that the Old Notes cease to be "registrable securities." AbbVie will, in the event of such a shelf registration, provide to each participating holder of Old Notes copies of a prospectus, notify each participating holder of Old Notes when the shelf registration statement has become effective and take certain other actions to permit resales of the Old Notes. A holder of registrable securities that sells Old Notes under the shelf registration statement generally will be required to make certain representations to AbbVie, to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder of registrable securities (including certain indemnification obligations). Holders of registrable securities will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from AbbVie.

        If a "registration default" (as defined below) occurs with respect to a series of registrable securities, then additional interest shall accrue on the principal amount of the Old Notes of a particular series that are registrable securities at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.00% per annum). The additional interest will cease to accrue when all registration defaults are cured. A "registration default" occurs if (1) AbbVie has not exchanged Exchange Notes for all Old Notes validly tendered in accordance with the terms of the exchange offer on or prior to the 360th day after the issuance of the Old Notes or, if a shelf registration statement is required and is not declared effective, on or prior to the 360th day after the issuance of the Old Notes or (2) if applicable, a shelf registration statement covering resales of the Old Notes has been declared effective and such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable for resales of registrable securities (a) on more than two occasions of at least 30 consecutive days during the required effectiveness period or (b) at any time in any 12-month period during the required effectiveness period, and such failure to remain effective or be usable exists for more than 90 days (whether or not consecutive) in any 12-month period. A registration default is cured with respect to a series of Old Notes, and additional interest ceases to accrue on any registrable securities of a series of Old Notes, when the exchange offer is completed or the shelf registration statement is declared effective or the prospectus again becomes usable, as applicable, or such Old Notes cease to be "registrable securities." The registration rights agreement defines "registrable securities" initially to mean the Old Notes, and provides that Old Notes will cease to be registrable securities upon the earliest to occur of the following: (1) when a registration statement with respect to such Old Notes has become effective and such Old Notes have been exchanged or disposed of pursuant to such registration statement, (2) when such Old Notes cease to be outstanding, (3) when such Old Notes may be sold pursuant to Rule 144 under the Securities Act (but not Rule 144A) without regard to volume restrictions, provided that AbbVie shall have removed or caused to be removed any restrictive legend on the Old Notes, or (4) the date that is three years from the closing date of this offering.

        Any amounts of additional interest due will be payable in cash on the same original interest payment dates as interest on the Old Notes is payable.

 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material United States federal income tax considerations relating to the exchange of Old Notes for Exchange Notes in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of Old Notes who hold the Old Notes as "capital assets" (in general, assets held for investment). Special situations, such as the following, are not addressed:

  •
  tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid United States federal income tax;

  •
  tax consequences to persons holding notes as part of a hedging, integrated, wash sale, constructive sale or conversion transaction or a straddle or other risk reduction transaction for tax purposes;

  •
  tax consequences to holders whose "functional currency" is not the United States dollar;

  •
  tax consequences to persons who hold Notes through a partnership or similar pass-through entity;

  •
  United States federal gift tax, estate tax or alternative minimum tax consequences, if any; or

  •
  any state, local or non-United States tax consequences.

        The discussion below is based upon the provisions of the Internal Revenue Code, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

        This discussion is for general purposes only. Holders are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences under federal estate or gift tax laws, as well as foreign, state, or local laws and tax treaties, and the possible effects of changes in tax laws.

 Consequences of Tendering Old Notes

        The exchange of your Old Notes for Exchange Notes in the exchange offer will not constitute a taxable exchange for United States federal income tax purposes. Accordingly, you will not recognize gain or loss upon the exchange of Old Notes for Exchange Notes. For purposes of determining gain or loss upon the subsequent sale of Exchange Notes, your basis in the Exchange Notes will be the same as your basis in the Old Notes exchanged. Your holding period for the Exchange Notes will include the holding period for the Old Notes exchanged. The issue price and other U.S. federal income tax characteristics of the Exchange Notes will be identical to the issue price and other U.S. federal income tax characteristics of the Old Notes. In addition, the United States federal income tax consequences of holding and disposing of your Exchange Notes will be the same as those applicable to your Old Notes.

 PLAN OF DISTRIBUTION

        Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. AbbVie has agreed that, for a period of up to 180 days after the expiration time of the exchange offer, AbbVie will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        AbbVie will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer, and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration time of the exchange offer, AbbVie will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. AbbVie has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

        The Selling Noteholder acquired its Old 2022 Notes in an exchange transaction with Abbott Laboratories. On November 8, 2012, AbbVie Inc. issued a portion of the Old 2022 Notes to Abbott Laboratories as partial consideration for the transfer to AbbVie Inc. of assets (including interests in intangible assets and stock of subsidiaries) used in connection with the proprietary pharmaceutical business of Abbott Laboratories and its subsidiaries. Abbott Laboratories exchanged such Old 2022 Notes with the Selling Noteholder in satisfaction and discharge of existing Abbott Laboratories debt.

 LEGAL MATTERS

        Mayer Brown LLP, Chicago, Illinois, will pass upon certain legal matters relating to the exchange offer.

EXPERTS

        The combined financial statements of AbbVie Inc. and subsidiaries as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, included in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CHANGES IN AUDITORS

        As previously reported, the Audit Committee of AbbVie's Board of Directors approved the dismissal of Deloitte & Touche LLP ("Deloitte") as AbbVie's independent registered public accountant, effective as of the date of Deloitte's completion of the audit services for the fiscal year ending December 31, 2012 and the filing of AbbVie's 2012 Annual Report on Commission Form 10-K, and approved the appointment of Ernst & Young LLP as AbbVie's independent registered public accounting firm to perform independent audit services beginning with the fiscal year ending December 31, 2013.

        The report of Deloitte on the combined financial statements of Abbott's research-based pharmaceuticals business for the fiscal years ended December 31, 2012 and 2011 did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principle, and included an explanatory paragraph relating to the preparation of AbbVie's financial statements from the separate financial statements and accounting records of Abbott.

        During the fiscal years ended December 31, 2012, 2011 and 2010, and through March 15, 2013, the effective date of Deloitte's dismissal (i) there were no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between AbbVie and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreement in connection with its reports on Abbott's consolidated financial statements for such years, and (ii) there were no "reportable events" (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

WHERE YOU CAN FIND MORE INFORMATION

        AbbVie files annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy the reports, statements and other information at the Commission's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the Commission but must pay photocopying fees. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. AbbVie's Commission filings are also available to the public on the Commission's Internet website (http://www.sec.gov).

        AbbVie also makes available free of charge on AbbVie's website, its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after AbbVie electronically files or furnishes such materials to the Commission.

        AbbVie will provide these documents free of charge to any Noteholders requesting a copy by writing to: AbbVie Inc., 1 North Waukegan Road, North Chicago, IL 60064, Attention: Corporate Secretary. These documents will also be available on AbbVie's investor relations website (www.abbvieinvestor.com) as soon as reasonably practicable after AbbVie electronically files the material with, or furnishes it to, the Commission. AbbVie's corporate governance guidelines, outline of directorship qualifications, code of business conduct and the charters of AbbVie's audit committee, compensation committee, nominations and governance committee, and public policy committee are all available on AbbVie's investor relations website (www.abbvieinvestor.com). The information on AbbVie's website is not, and shall not be deemed to be, a part of this prospectus or incorporated into any filings AbbVie makes with the Commission.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEX TO FINANCIAL STATEMENTS

Unaudited Interim Condensed Consolidated Financial Statements:

Audited Annual Combined Financial Statements:

AbbVie Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings (unaudited)

	Three months ended March 31,
(in millions, except per share data)	2013	2012
Net sales	$4,329	$4,173
Cost of products sold	1,153	1,156
Selling, general and administrative	1,237	1,247
Research and development	634	642
Acquired in-process research and development	—	150

Total operating costs and expenses	3,024	3,195

Operating earnings	1,305	978
Interest expense (income), net	66	(1)
Net foreign exchange loss	15	10
Other income, net	(15)	(37)

Earnings before income tax expense	1,239	1,006
Income tax expense	271	123

Net earnings	$968	$883

Per share data
Basic earnings per share	$0.61	$0.56
Diluted earnings per share	$0.60	$0.56
Cash dividends declared per common share	$0.80	n/a
Weighted-average basic shares outstanding(a)	1,588	1,577
Weighted-average diluted shares outstanding(a)	1,605	1,577

(a)
On January 1, 2013, Abbott Laboratories distributed 1,577 million shares of AbbVie common stock. The computation of basic and diluted earnings per common share for all periods through December 31, 2012 is calculated using the shares distributed on January 1, 2013. Refer to Note 3 for information regarding the calculation of basic and diluted earnings per share for the period ended March 31, 2013.

The accompanying notes are an integral part of these condensed consolidated financial statements.

AbbVie Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Income (unaudited)

	Three months ended March 31,
(in millions)	2013	2012
Net earnings	$968	$883
Foreign currency translation (loss) gain adjustments	(232)	220
Pension and post-employment benefits, net of taxes of $9 in 2013	19	—
Unrealized losses on marketable equity securities, net of tax benefit of $— in 2013 and $(2) in 2012	(1)	(3)
Hedging activities, net of tax expense of $2 in both 2013 and 2012	9	3

Other comprehensive (loss) income	(205)	220

Comprehensive income	$763	$1,103

The accompanying notes are an integral part of these condensed consolidated financial statements.

AbbVie Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (unaudited)

	Three months ended March 31,
(in millions) (brackets denote cash outflows)	2013	2012
Cash flows from operating activities
Net earnings	$968	$883
Adjustments to reconcile net earnings to net cash from operating activities:
Depreciation	92	140
Amortization of intangible assets	135	179
Stock-based compensation	87	91
Acquired in-process research and development	—	150
Other	14	12
Changes in operating assets and liabilities, net of acquisitions:
Accounts and other receivables	57	221
Inventories	11	(7)
Prepaid expenses and other assets	29	(63)
Accounts payable and other liabilities	(206)	(12)

Cash flows from operating activities	1,187	1,594
Cash flows from investing activities
Acquisitions and investments, net of cash acquired	—	(671)
Acquisitions of property and equipment	(88)	(162)
Sales of investment securities	1,575	629

Cash flows from investing activities	1,487	(204)
Cash flows from financing activities
Net change in short-term borrowings	(601)	—
Dividends paid	(636)	—
Purchases of treasury stock	(97)	—
Proceeds from the exercise of stock options	91	—
Net transactions with Abbott Laboratories, excluding noncash items	(242)	(1,367)
Other, net	(97)	(9)

Cash flows from financing activities	(1,582)	(1,376)
Effect of exchange rate changes on cash and equivalents	(14)	—

Net increase in cash and equivalents	1,078	14
Cash and equivalents, beginning of period	5,901	27

Cash and equivalents, end of period	$6,979	$41

The accompanying notes are an integral part of these condensed consolidated financial statements.

AbbVie Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions, except share data)	March 31, 2013	December 31, 2012
	(unaudited)
Assets
Current assets
Cash and equivalents	$6,979	$5,901
Short-term investments	500	2,075
Accounts and other receivables, net	4,299	4,298
Inventories, net	1,037	1,091
Deferred income taxes	1,397	1,446
Prepaid expenses and other	711	543

Total current assets	14,923	15,354

Investments	118	119
Property and equipment, net	2,200	2,247
Intangible assets, net of amortization	2,153	2,323
Goodwill	6,060	6,130
Other assets	1,715	835

Total assets	$27,169	$27,008

Liabilities and Equity
Current liabilities
Short-term borrowings	$414	$1,020
Current maturities of long-term debt and lease obligations	22	22
Accounts payable and accrued liabilities	6,330	5,734

Total current liabilities	6,766	6,776

Long-term liabilities	2,845	2,239
Long-term debt and lease obligations	14,601	14,630
Commitments and contingencies
Equity
Net parent company investment in AbbVie Inc., prior to separation	—	3,713
Stockholders' equity
Common stock, issued 1,586,295,590 shares in 2013	16	—
Common stock held in treasury, 2,566,476 shares in 2013	(97)	—
Additional paid-in-capital	3,945	—
Retained earnings	330	—
Accumulated other comprehensive loss	(1,237)	(350)

Total stockholders' equity	2,957	(350)

Total equity	2,957	3,363

Total liabilities and equity	$27,169	$27,008

The accompanying notes are an integral part of these condensed consolidated financial statements.

AbbVie Inc. and Subsidiaries

Condensed Consolidated Statement of Equity

(in millions)	Common shares outstanding	Common stock	Treasury stock	Additional paid-in capital	Accumulated other comprehensive (loss)	Retained earnings	Net parent company investment	Total
Balance at December 31, 2012	—	$—	$—	$—	$(350)	$—	$3,713	$3,363
Separation-related adjustments	—	—	—	(636)	(682)	—	707	(611)
Reclassification of parent company net investment in connection with separation	—	—	—	4,420	—	—	(4,420)	—
Issuance of common stock at separation	1,577	16	—	(16)	—	—	—	—
Net earnings	—	—	—	—	—	968	—	968
Other comprehensive loss, net of tax	—	—	—	—	(205)	—	—	(205)
Dividends payable	—	—	—	—	—	(638)	—	(638)
Stock issued (purchased) under incentive stock programs	6	—	(97)	90	—	—	—	(7)
Stock-based compensation expense	—	—	—	87	—	—	—	87

Balance at March 31, 2013 (unaudited)	1,583	$16	$(97)	$3,945	$(1,237)	$330	$—	$2,957

The accompanying notes are an integral part of these condensed consolidated financial statements.

AbbVie Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

Note 1 Background and Basis of Presentation

Background

        The principal business of AbbVie Inc. (AbbVie or the company) is the discovery, development, manufacture and sale of a broad line of proprietary pharmaceutical products. Substantially all of AbbVie's U.S. sales are to three wholesalers. Outside the United States, products are sold primarily to health care providers or through distributors, depending on the market served.

        On January 1, 2013, AbbVie became an independent publicly-traded company as a result of the distribution by Abbott Laboratories (Abbott) of 100 percent of the outstanding common stock of AbbVie to Abbott's shareholders (the separation). AbbVie was incorporated in Delaware on April 10, 2012. Abbott's Board of Directors approved the distribution of its shares of AbbVie on November 28, 2012. AbbVie's Registration Statement on Form 10 was declared effective by the U.S. Securities and Exchange Commission (SEC) on December 7, 2012. On January 1, 2013, Abbott's shareholders of record as of the close of business on December 12, 2012 received one share of AbbVie common stock for every one share of Abbott common stock held as of the record date. AbbVie's common stock began trading "regular-way" under the ticker symbol "ABBV" on the New York Stock Exchange on January 2, 2013.

        During the first quarter of 2013, certain separation-related adjustments were recorded in stockholders' equity, principally due to the transfer of certain pension plan liabilities and assets from Abbott to AbbVie upon the legal split of those plans. Refer to Note 10 for further information. In addition, separation-related adjustments to additional paid-in capital reflected dividends to AbbVie shareholders that were declared from pre-separation earnings. In addition, because the historical financial statements were derived from Abbott's records, included in the separation-related adjustments were adjustments to foreign currency translation adjustments to reflect the appropriate opening balances related to AbbVie's legal entities at the separation date. Additional separation-related adjustments to stockholders' equity could be recorded in the future as the split of the pension plans and the separation are finalized.

        In connection with the separation, AbbVie and Abbott entered into transition services agreements covering certain corporate support and back office services that AbbVie has historically received from Abbott. Such services include information technology, accounts payable, payroll, receivables collection, treasury and other financial functions, as well as order entry, warehousing, engineering support, quality assurance support and other administrative services. These agreements facilitate the separation by allowing AbbVie to operate independently prior to establishing stand-alone back office systems across its organization. Transition services may be provided for up to 24 months, with an option for a one-year extension.

        During the first quarter of 2013, AbbVie incurred $34 million of separation-related expenses, including legal, information technology and regulatory fees, which were principally classified in selling, general and administrative expenses (SG&A).

Basis of Presentation

        The unaudited interim condensed consolidated financial statements of AbbVie have been prepared pursuant to the rules and regulations of the SEC. Accordingly, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles (GAAP) in the United States have been omitted. These unaudited

AbbVie Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 1 Background and Basis of Presentation (Continued)

interim consolidated financial statements should be read in conjunction with the company's audited combined financial statements and notes included in the company's Annual Report on Form 10-K for the year ended December 31, 2012.

        It is management's opinion that these financial statements include all normal and recurring adjustments necessary for a fair presentation of the company's financial position and operating results. Net sales and net earnings for any interim period are not necessarily indicative of future or annual results.

        For a certain portion of AbbVie's operations, the legal transfer of AbbVie's assets (net of liabilities) did not occur with the separation of AbbVie on January 1, 2013 due to the time required to transfer marketing authorizations and other regulatory requirements in each of these countries. Under the terms of the separation agreement with Abbott, AbbVie is responsible for the business activities conducted by Abbott on its behalf, and is subject to the risks and entitled to the benefits generated by these operations and assets. As a result, the related assets and liabilities and results of operations have been reported in AbbVie's condensed consolidated financial statements as of and for the quarter ended March 31, 2013. Net sales related to these operations totaled approximately $200 million in the first quarter of 2013. At March 31, 2013, the assets and liabilities consisted primarily of inventories of $108 million, trade accounts receivable of $165 million, other assets of $110 million, and accounts payable and other accrued liabilities of $198 million. The majority of these operations are expected to be transferred to AbbVie by the end of 2014.

        Prior to the separation on January 1, 2013, the historical financial statements of AbbVie were prepared on a stand-alone basis and were derived from Abbott's consolidated financial statements and accounting records as if the former research-based pharmaceutical business of Abbott had been part of AbbVie for all periods presented. The combined financial statements reflected AbbVie's financial position, results of operations and cash flows as its business was operated as part of Abbott prior to the distribution, in conformity with U.S. GAAP. The historical financial statements also included an allocation of expenses related to certain Abbott corporate functions, including senior management, legal, human resources, finance, information technology and quality assurance. These expenses were allocated to AbbVie based on direct usage or benefit where identifiable, with the remainder allocated on a pro rata basis of revenues, headcount, square footage, number of transactions or other measures. AbbVie considers the expense allocation methodology and results to be reasonable. However, the allocations may not be indicative of the actual expenses that would have been incurred had AbbVie operated as an independent, publicly-traded company for the periods presented. These allocations totaled $197 million in the first quarter of 2012.

AbbVie Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 2 Supplemental Financial Information

Inventories

(in millions)	March 31, 2013	December 31, 2012
Finished goods	$613	$547
Work-in-process	262	286
Raw materials	162	258

Inventories, net	$1,037	$1,091

Property and Equipment, Net

(in millions)	March 31, 2013	December 31, 2012
Property and equipment, gross	6,545	6,542
Less accumulated depreciation	(4,345)	(4,295)

Property and equipment, net	$2,200	$2,247

        Depreciation expense for the three months ended March 31, 2013 and 2012 was $92 million and $140 million, respectively.

Interest Expense (Income), Net

	Three months ended March 31,
(in millions)	2013	2012
Interest expense	$72	$—
Interest income	(6)	(1)

Interest expense (income), net	$66	$(1)

Note 3 Earnings Per Share

        AbbVie calculates basic earnings per share (EPS) pursuant to the two-class method. The two-class method is an earnings allocation formula that determines earnings per share for common stock and participating securities according to dividends declared and participation rights in undistributed earnings. Under this method, all earnings (distributed and undistributed) are allocated to common shares and participating securities based on their respective rights to receive dividends. AbbVie's restricted stock units (RSUs) and restricted stock awards (RSAs) participate in dividends on the same basis as common shares and such dividends are nonforfeitable to the holder. As a result, these RSUs and RSAs meet the definition of a participating security.

        The dilutive effect of participating securities is calculated using the more dilutive of the treasury stock or the two-class method. For the three months ended March 31, 2013, AbbVie has determined the treasury stock method to be more dilutive. As such, the dilutive effect of outstanding stock options, RSUs and RSAs was reflected in the denominator for the calculation of diluted EPS.

AbbVie Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 4 Acquisitions, Collaborations and Other Arrangements

        In the first quarter of 2012, cash outflows related to acquisitions, collaborations and other arrangements totaled $671 million, and the company recorded acquired in-process research and development (IPR&D) charges of $150 million. There were no cash outflows related to acquisitions, collaborations and other arrangements or IPR&D charges recorded in the first quarter of 2013.

Reata Pharmaceuticals, Inc.

        In the fourth quarter of 2011, AbbVie entered into a collaboration with Reata for the joint development and commercialization of second-generation oral antioxidant inflammation modulators resulting in a charge to IPR&D of $400 million, which was paid in the first quarter of 2012.

Galapagos NV

        In February 2012, AbbVie recorded a charge to IPR&D of $150 million as a result of entering into a global collaboration with Galapagos NV to develop and commercialize a next-generation, oral Janus Kinase 1 (JAK1) inhibitor in Phase II development with the potential to treat multiple autoimmune diseases. Additional payments of approximately $1.2 billion could be required for the achievement of certain development, regulatory and commercial milestones under this agreement.

Note 5 Goodwill and Intangible Assets

        The latest impairment assessment of goodwill and intangible assets not subject to amortization was completed in the third quarter of 2012. Future impairment tests for goodwill and indefinite-lived intangible assets will be performed annually in the third quarter, or earlier if indicators of impairment exist. Intangible assets with finite useful lives are amortized on a straight-line basis over their estimated useful lives.

Goodwill

        The carrying amount of goodwill at March 31, 2013 and December 31, 2012 was $6,060 million and $6,130 million, respectively. Changes in the goodwill balance were due to foreign currency translation. As of March 31, 2013, there were no accumulated goodwill impairment losses.

AbbVie Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 5 Goodwill and Intangible Assets (Continued)

Other Intangible Assets, Net

        The following table summarizes AbbVie's intangible assets.

	March 31, 2013			December 31, 2012
(in millions)	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
Definite-lived intangible assets
Developed product rights	$4,664	$(3,146)	$1,518	$4,699	$(3,031)	$1,668
License agreements	971	(756)	215	969	(734)	235

Total definite-lived intangible assets	5,635	(3,902)	1,733	5,668	(3,765)	1,903
Indefinite-lived research and development	420	—	420	420	—	420

Total intangible assets	$6,055	$(3,902)	$2,153	$6,088	$(3,765)	$2,323

        The indefinite-lived intangible assets relate to IPR&D acquired in a business combination. Amortization expense for the three months ended March 31, 2013 and 2012 was $135 million and $179 million, respectively. There were no impairment charges recorded in the three months ended March 31, 2013 and 2012.

Note 6 Restructuring Plans

        In 2012 and prior years, AbbVie management approved plans to realign its worldwide manufacturing operations and selected domestic and international commercial and R&D operations in order to reduce costs. In the first quarter of 2013, AbbVie recorded a charge of approximately $9 million for employee severance and contractual obligations, with $7 million classified in cost of products sold and $2 million as SG&A expenses. In the first three months of 2012, AbbVie incurred restructuring charges of $17 million. The following summarizes the activity for the restructuring accrual for the first three months of 2013.

(in millions)
Accrued balance at December 31, 2012	$193
2013 restructuring charges	9
Payments and other adjustments	(24)

Accrued balance at March 31, 2013	$178

        Included in payments and other adjustments for the period ended March 31, 2013 was a $23 million reversal of a previously recorded restructuring reserve due to the company's re-evaluation of a prior year decision to exit a manufacturing facility.

AbbVie Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 7 Debt

Long-Term Debt

        The company had long-term debt and lease obligations of $14,623 million outstanding as of March 31, 2013, including $22 million of current maturities. The weighted-average effective interest rate, excluding the effect of any related interest rate swaps, was 2.37%.

Short-Term Borrowings

        During the first quarter of 2013, the company issued and redeemed commercial paper, of which $400 million was outstanding as of March 31, 2013, with a weighted-average interest rate of 0.3% for the three months ended March 31, 2013. There were no borrowings outstanding under the company's credit facility as of March 31, 2013.

Note 8 Financial Instruments and Fair Value Measures

Risk Management Policy

        The company is exposed to foreign currency exchange rate and interest rate risks related to its business operations. The company's hedging policy attempts to manage these risks to an acceptable level based on the company's judgment of the appropriate trade-off between risk, opportunity and costs. The company uses derivative instruments to reduce its exposure to foreign currency exchange rates. The company is also exposed to the risk that its earnings and cash flows could be adversely impacted by fluctuations in interest rates. The company periodically enters into interest rate swaps, based on judgment, to manage interest costs in which the company agrees to exchange, at specified intervals, the difference between fixed and floating interest amounts calculated by reference to an agreed-upon notional amount. Derivative instruments are not used for trading purposes or to manage exposure to changes in interest rates for investment securities, and none of the company's outstanding derivative instruments contain credit risk related contingent features; collateral is generally not required.

Financial Instruments

        Various AbbVie foreign subsidiaries enter into foreign currency forward exchange contracts to manage exposures to changes in foreign exchange rates for anticipated intercompany transactions denominated in a currency other than the functional currency of the local entity. These contracts, with notional amounts totaling $529 million and $1.0 billion at March 31, 2013 and December 31, 2012, respectively, are designated as cash flow hedges and are recorded at fair value. Accumulated gains and losses as of March 31, 2013 will be included in cost of products sold at the time the products are sold, generally through the next twelve months.

        The company enters into foreign currency forward exchange contracts to manage its exposure to foreign currency denominated trade payables and receivables and intercompany loans. The contracts are marked-to-market, and resulting gains or losses are reflected in income and are generally offset by losses or gains on the foreign currency exposure being managed. At March 31, 2013 and December 31, 2012, AbbVie held notional amounts of $3.8 billion and $4.3 billion, respectively, of such foreign currency forward exchange contracts.

        AbbVie was a party to interest rate hedge contracts, designated as fair value hedges, totaling $8.0 billion at March 31, 2013 and December 31, 2012. The effect of the hedge is to change a

AbbVie Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 8 Financial Instruments and Fair Value Measures (Continued)

fixed-rate interest obligation to a floating rate for that portion of the debt. AbbVie recorded the contracts at fair value and adjusted the carrying amount of the fixed-rate debt by an offsetting amount.

        The following table summarizes the amounts and location of AbbVie's derivative instruments as of March 31, 2013.

	Derivatives in asset position		Derivatives in liability position
(in millions)	Fair value	Balance sheet caption	Fair value	Balance sheet caption
Interest rate swaps designated as fair value hedges	$—	n/a	$121	Long-term liabilities
Foreign currency forward exchange contracts—
Hedging instruments	7	Prepaid expenses and other	—	Accounts payable and accrued liabilities
Others not designated as hedges	14	Prepaid expenses and other	22	Accounts payable and accrued liabilities

Total	$21		$143

        The following table summarizes the amounts and location of AbbVie's derivative instruments as of December 31, 2012.

	Derivatives in asset position		Derivatives in liability position
(in millions)	Fair value	Balance sheet caption	Fair value	Balance sheet caption
Interest rate swaps designated as fair value hedges	$—	n/a	$81	Long-term liabilities
Foreign currency forward exchange contracts—
Hedging instruments	1	Prepaid expenses and other	10	Accounts payable and accrued liabilities
Others not designated as hedges	14	Prepaid expenses and other	15	Accounts payable and accrued liabilities

Total	$15		$106

        While certain derivatives are subject to netting arrangements with the company's counterparties, the company does not offset derivative assets and liabilities within the condensed consolidated balance sheets.

        The following table summarizes the activity for derivative instruments and the amounts and location of income (expense) and gain (loss) reclassified into income and for certain other derivative

AbbVie Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 8 Financial Instruments and Fair Value Measures (Continued)

instruments for the three months ended March 31, 2013 and 2012, respectively. The amount of hedge ineffectiveness was not significant for the three months ended March 31, 2013 or 2012.

	(Loss) gain recognized in other comprehensive (loss) income		Income (expense) and gain (loss) reclassified into income
(in millions)	2013	2012	2013	2012	Income statement caption
Foreign currency forward exchange contracts—
Designated as cash flow hedges	$9	$10	$—	$2	Cost of products sold
Not designated as hedges	n/a	n/a	(9)	(10)	Net foreign exchange loss
Interest rate swaps designated as fair value hedges	n/a	n/a	(40)	n/a	Interest expense, net

        The loss of $40 million related to fair value hedges recognized in net interest expense for the first three months of 2013 was offset by $40 million in gains on the underlying hedged item, the fixed-rate debt.

Fair Value Measures

        The fair value hierarchy under the accounting standard for fair value measurements consists of the following three levels.

  •
  Level 1—Valuations based on unadjusted quoted prices in active markets for identical assets that the company has the ability to access;

  •
  Level 2—Valuations based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuations in which all significant inputs are observable in the market; and

  •
  Level 3—Valuations using significant inputs that are unobservable in the market and include the use of judgment by the company's management about the assumptions market participants would use in pricing the asset or liability.

AbbVie Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 8 Financial Instruments and Fair Value Measures (Continued)

        The following table summarizes the bases used to measure certain assets and liabilities that are carried at fair value on a recurring basis in the condensed consolidated balance sheets as of March 31, 2013.

		Basis of fair value measurement
(in millions)	Balance at March 31, 2013	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Cash and equivalents	$2,808	$510	$2,298	$—
Certificates of deposit	4,371	—	4,371	—
U.S. Treasury securities	300	300	—	—
Equity securities	11	11	—	—
Foreign currency contracts	21	—	21	—

Total assets	$7,511	$821	$6,690	$—

Liabilities
Interest rate hedges	$121	$—	$121	$—
Foreign currency contracts	22	—	22	—
Contingent consideration	118	—	—	118

Total liabilities	$261	$—	$143	$118

        The following table summarizes the bases used to measure certain assets and liabilities that are carried at fair value on a recurring basis in the combined balance sheet as of December 31, 2012.

		Basis of fair value measurement
(in millions)	Balance at December 31, 2012	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Cash and equivalents	$5,901	$675	$5,226	$—
Certificates of deposit	1,775	—	1,775	—
U.S. Treasury securities	300	300	—	—
Equity securities	12	12	—	—
Foreign currency contracts	15	—	15	—

Total assets	$8,003	$987	$7,016	$—

Liabilities
Interest rate hedges	$81	$—	$81	$—
Foreign currency contracts	25	—	25	—
Contingent consideration	251	—	—	251

Total liabilities	$357	$—	$106	$251

        Available-for-sale equity securities consist of investments for which the fair value is determined by using the published market price per unit multiplied by the number of units held, without consideration

AbbVie Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 8 Financial Instruments and Fair Value Measures (Continued)

of transaction costs. The derivatives entered into by the company are valued using publicized spot and forward prices for foreign currency hedges and publicized swap curves for interest rate hedges.

        The contingent payments are valued using a discounted cash flow technique that reflects management's expectations about probability and timing of payment.

        Gross unrealized holding gains on available-for-sale equity securities totaled $0.3 million and $1 million at March 31, 2013 and December 31, 2012, respectively.

        There have been no transfers of assets or liabilities between the fair value measurement levels. The following table is a reconciliation of the fair value measurements that use significant unobservable inputs (Level 3), which consist of contingent payments related to acquisitions and investments.

(in millions)
Fair value as of December 31, 2012	$251
Payments	(131)
Other	(5)
Loss recognized in earnings	3

Fair value as of March 31, 2013	$118

        In connection with the acquisition of Solvay's U.S. pharmaceuticals business in 2010, the achievement of a certain sales milestone resulted in a payment of approximately $131 million in the first quarter of 2013 for which a liability was previously established.

        In addition to the financial instruments that the company is required to recognize at fair value on the condensed consolidated balance sheets, the company has certain financial instruments that are recognized at historical cost or some basis other than fair value. The carrying values and fair values of certain financial instruments as of March 31, 2013 and December 31, 2012 are shown in the table below.

	Book values		Approximate fair values
(in millions)	March 31, 2013	December 31, 2012	March 31, 2013	December 31, 2012
Assets
Investments	$107	$107	$105	$104
Liabilities
Short-term borrowings	414	1,020	414	1,020
Current maturities of long-term debt	22	22	22	22
Long-term debt	14,601	14,630	14,902	15,066

AbbVie Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 8 Financial Instruments and Fair Value Measures (Continued)

        The following table summarizes the bases used to measure the approximate fair values of the financial instruments as of March 31, 2013.

		Basis of fair value measurement
(in millions)	Fair value at March 31, 2013	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Investments	$105	$—	$33	$72

Total assets	$105	$—	$33	$72

Liabilities
Short-term borrowings	$414	$—	$414	$—
Current maturities of long-term debt and lease obligations	22	—	22	—
Long-term debt and lease obligations	14,902	—	14,902	—

Total liabilities	$15,338	$—	$15,338	$—

        The following table summarizes the bases used to measure the approximate fair values of the financial instruments as of December 31, 2012.

		Basis of fair value measurement
(in millions)	Fair value at December 31, 2012	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Investments	$104	$—	$32	$72

Total assets	$104	$—	$32	$72

Liabilities
Short-term borrowings	$1,020	$—	$1,020	$—
Current maturities of long-term debt and lease obligations	22	—	22	—
Long-term debt and lease obligations	15,066	—	15,066	—

Total liabilities	$16,108	$—	$16,108	$—

        Investments consist of cost method investments and held-to-maturity debt securities. In determining the fair value of cost method investments, the company takes into consideration recent transactions, as well as the financial information of the investee, which represents a Level 3 basis of fair value measurement. The fair value of held-to-maturity debt securities and long-term debt was estimated based upon the quoted market prices for the same or similar debt instruments. The fair values of short-term and current borrowings approximate the carrying values due to the short maturities of these instruments. There were no material adjustments to fair value during the three months ended March 31, 2013 or 2012. The counterparties to financial instruments consist of select major international financial institutions.

AbbVie Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 8 Financial Instruments and Fair Value Measures (Continued)

Concentrations of Risk

        The company invests excess cash in time deposits, money market funds and U.S. Treasury securities and diversifies the concentration of cash among different financial institutions. The company monitors concentrations of credit risk associated with deposits with financial institutions. Credit exposure limits have been established to limit a concentration with any single issuer or institution.

        Three U.S. wholesalers accounted for 41 percent and 48 percent of total net accounts receivables as of March 31, 2013 and December 31, 2012, respectively, and substantially all of AbbVie's U.S. sales are to these three wholesalers. In addition, net governmental receivables outstanding in Greece, Portugal, Italy and Spain totaled $781 million at March 31, 2013 and $725 million at December 31, 2012.

Note 9 Accumulated Other Comprehensive Loss

        The following table summarizes the changes in balances of each component of accumulated other comprehensive loss, net of tax as of March 31, 2013.

(in millions) (brackets denote losses)	Foreign currency translation adjustments	Pension and post-employment benefits	Unrealized gains (losses) on marketable equity securities	Gains (losses) on hedging activities	Total
Balance as of December 31, 2012	$181	$(511)	$1	$(21)	$(350)

Other comprehensive income before reclassifications	(232)	—	(1)	9	(224)
Amounts reclassified from accumulated other comprehensive income	—	19	—	—	19

Net current-period other comprehensive income	(232)	19	(1)	9	(205)

Separation-related adjustments	241	(934)	—	11	(682)

Balance as of March 31, 2013	$190	$(1,426)	$—	$(1)	$(1,237)

AbbVie Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 9 Accumulated Other Comprehensive Loss (Continued)

        The table below presents the significant amounts reclassified out of each component of accumulated other comprehensive loss for the period ended March 31, 2013.

Type of reclassification (brackets denote loss)	Amount reclassified from accumulated other comprehensive loss (in millions)	Affected line item in the condensed consolidated statement of earnings
Pension and post-employee benefits
Prior service costs	$1	(a	)
Transition obligation	—	(a	)
Actuarial losses	27	(a	)

Total before tax	$28
Tax expense	(9)

Total reclassification for the three months ended March 31, 2013, net of tax	$19

(a)
Components are included in computation of net periodic pension cost (see Note 10 for details)

Note 10 Post-Employment Benefits

        Prior to separation, AbbVie employees participated in certain U.S. and international defined benefit pension and other post-employment plans sponsored by Abbott. These plans included participants of Abbott's other businesses and were accounted for as multi-employer plans in AbbVie's combined financial statements. As a result, no asset or liability was recorded by AbbVie in the historical balance sheets through December 31, 2012 to recognize the funded status of these plans. In connection with the separation of AbbVie from Abbott on January 1, 2013, these plans were separated and AbbVie assumed obligations previously provided by Abbott and a portion of certain plans owned by AbbVie at December 31, 2012 were transferred to Abbott.

        The amounts shown in the table below reflect the amount of AbbVie's assumption of the net obligations for pension and other post-employment benefits.

(in millions)	Defined benefit plans	Other post-employment plans
Accumulated benefit obligation	$2,407	$270
Deferred losses	(1,392)	(46)
Projected benefit obligations	2,873	270
Fair value of assets	2,252	—

Net liability	$621	$270

AbbVie Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 10 Post-Employment Benefits (Continued)

Net Periodic Benefit Cost

	Defined benefit plans		Other post- employment plans
for the three months ended March 31 (in millions)	2013	2012	2013	2012
Service cost	$47	$4	$6	$—
Interest cost	48	8	6	—
Expected return on plan assets	(66)	(5)	—	—
Amortization of actuarial losses and prior service costs	28	—	—	—

Net periodic pension benefit cost	$57	$7	$12	$—

        In the first quarter of 2013, AbbVie made a voluntary contribution of $145 million to its main domestic defined benefit pension plan.

Note 11 Stock-Based Compensation

        Stock-based compensation expense recognized in the condensed consolidated statements of earnings was $87 million and $91 million during the three months ended March 31, 2013 and 2012, respectively. Stock-based compensation expense for the three months ended March 31, 2012 was allocated to AbbVie based on the portion of Abbott's incentive stock program in which AbbVie employees participated.

        Prior to separation, AbbVie employees participated in Abbott's incentive stock program. Adopted after the separation, the AbbVie Incentive Stock Program provides for the assumption of certain awards granted under Abbott's incentive stock program and authorizes the grant of several different forms of benefits, including nonqualified stock options, RSAs, and RSUs.

        In connection with the separation, employee stock options, RSAs and RSUs were adjusted and converted into new equity awards using a formula designed to preserve the intrinsic value and fair value of the awards immediately prior to the separation. Upon the separation on January 1, 2013, holders of Abbott stock options, RSAs and RSUs generally received one AbbVie stock-based award for each Abbott stock-based award outstanding. Converted awards retained the vesting schedule and expiration date of the original awards.

Stock Options

        The expense related to stock options granted in the three months ended March 31, 2013 was based on the assumptions shown in the table below.

Risk-free interest rate	1.1%
Average life of options (years)	6.0
Volatility	32.63%
Dividend yield	4.3%
Fair value per stock option	$6.87

AbbVie Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 11 Stock-Based Compensation (Continued)

        The following table summarizes AbbVie stock option activity for both AbbVie and Abbott employees for the three months ended March 31, 2013.

(options in thousands, aggregate intrinsic value in millions)	Options	Weighted- average exercise price	Weighted- average remaining life (in years)	Aggregate intrinsic value
Outstanding at December 31, 2012	—	$—
Options converted on January 1, 2013	47,718	27.00
Granted	2,169	36.01
Exercised	(4,017)	26.42
Lapsed	(31)	19.87

Outstanding at March 31, 2013	45,839	27.49	4.1	$616

Exercisable at March 31, 2013	42,163	$27.12	3.7	$582

        The aggregate intrinsic value in the table above represents the difference between the exercise price and the company's closing stock price on the last day of trading for the period ended March 31, 2013. The total intrinsic value of options exercised in the three months ended March 31, 2013 was $42 million.

        As of March 31, 2013, $5 million of unrecognized compensation cost related to stock options is expected to be recognized as expense over approximately the next two years.

RSAs & RSUs

        The following table summarizes AbbVie RSA and RSU balances for both AbbVie and Abbott employees for the three months ended March 31, 2013.

(share units in thousands)	Share units	Weighted-average grant date fair value
Outstanding at December 31, 2012	—	$—
Awards converted on January 1, 2013	15,394	27.55
Granted	5,381	35.27
Vested	(7,134)	27.29
Lapsed	(76)	29.53

Outstanding at March 31, 2013	13,565	$30.74

Unvested shares at March 31, 2013	13,399	$30.78

        The fair market value of restricted stock awards and units vested in the three months ended March 31, 2013 was $267 million. As of March 31, 2013, $217 million of unrecognized compensation cost related to RSAs and RSUs is expected to be recognized as expense over approximately the next two years.

AbbVie Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 12 Income Taxes

        In AbbVie's historical financial statements prior to the separation, income tax expense and deferred tax balances were calculated on a separate tax return basis although AbbVie's operations had historically been included in the tax returns filed by the respective Abbott entities of which the AbbVie business was a part. Subsequent to the separation, AbbVie will file tax returns on its own behalf and its income tax expense and deferred income tax balances have been recorded in accordance with AbbVie's stand-alone income tax positions. AbbVie and Abbott entered into a tax sharing agreement effective on the date of separation. For tax contingencies prior to the separation, Abbott will indemnify and hold AbbVie harmless if the tax positions are settled for amounts in excess of recorded liabilities, and AbbVie will not benefit if prior tax positions are resolved more favorably than recorded amounts.

        The effective income tax rate was 21.9 percent and 12.2 percent in the first quarters of 2013 and 2012, respectively. The effective tax rates in both periods were less than the statutory federal income tax rate of 35 percent principally due to the benefit of lower statutory tax rates and tax exemptions in certain foreign jurisdictions.

        The increase in the effective tax rate in the first quarter of 2013 over the prior year was principally due to income tax expense relating to certain 2013 earnings outside the United States that are not deemed indefinitely reinvested. AbbVie will continue to evaluate whether to indefinitely reinvest certain future earnings in foreign jurisdictions as it analyzes its future global liquidity and financial structure.

Note 13 Litigation

        As of March 31, 2013, AbbVie is involved in various claims, legal proceedings and investigations. The recorded accrual balance for litigation at March 31, 2013 was not significant. Within the next year, other legal proceedings may occur that may result in a change in the estimated loss accrued by AbbVie. While it is not feasible to predict the outcome of all other proceedings and exposures with certainty, management believes that their ultimate disposition should not have a material adverse effect on AbbVie's consolidated financial position, cash flows, or results of operations.

        The U.S. Department of Justice, through the U.S. Attorney for the Western District of Virginia, and various state Attorneys General investigated AbbVie's sales and marketing activities for Depakote. The government sought to determine whether any of these activities violated civil and/or criminal laws, including the Federal False Claims Act, the Food, Drug and Cosmetic Act, and the Anti-Kickback Statute in connection with Medicare and/or Medicaid reimbursement to third parties. The state Attorneys General offices sought to determine whether any of these activities violated various state laws, including state consumer fraud/protection statutes. AbbVie recorded charges of $1.5 billion in the third quarter of 2011 and $100 million in the first quarter of 2012 related to civil and criminal claims arising from this matter. In May 2012, AbbVie reached resolution of all Depakote-related federal claims, Medicaid-related claims with 49 states and the District of Columbia, and consumer protection claims with 45 states and the District of Columbia. In 2012, AbbVie paid approximately $1.6 billion for the settlement. The payments were material to AbbVie's cash flows in 2012.

Note 14 Segment Information

        AbbVie operates in one business segment—pharmaceutical products. Substantially all of AbbVie's U.S. sales are to three wholesalers. Outside the United States, products are sold primarily to health

AbbVie Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 14 Segment Information (Continued)

care providers or through distributors, depending on the market served. Net sales of key products were as follows.

	Three months ended March 31,
(in millions)	2013	2012
HUMIRA	$2,244	$1,934
Synagis	345	346
AndroGel	240	232
Kaletra	219	221
Niaspan	186	191
Lupron	181	199
Sevoflurane	137	156
TriCor/TRILIPIX	128	254
Synthroid	119	129
Creon	90	68
Norvir	82	83
Zemplar	81	90
All other	277	270

Net sales	$4,329	$4,173

AbbVie Inc. and Subsidiaries

Combined Statements of Earnings

years ended December 31 (in millions, except per share data)	2012	2011	2010
Net sales	$18,380	$17,444	$15,638
Cost of products sold	4,508	4,639	4,293
Selling, general and administrative	4,989	5,894	3,820
Research and development	2,778	2,618	2,495
Acquired in-process research and development	288	673	313

Total operating costs and expenses	12,563	13,824	10,921

Operating earnings	5,817	3,620	4,717
Interest expense, net	84	(20)	(28)
Net foreign exchange (gain) loss	17	(30)	(30)
Other (income) expense, net	(9)	2	(61)

Earnings before income tax	5,725	3,668	4,836
Income tax expense	450	235	658

Net earnings	$5,275	$3,433	$4,178

Per share data
Basic and diluted earnings per share(a)	$3.35	$2.18	$2.65

(a)
On January 1, 2013, Abbott Laboratories distributed 1,577 million shares of AbbVie common stock. The computation of basic and diluted earnings per common share for all periods through December 31, 2012 was calculated using the shares distributed on January 1, 2013.

The accompanying notes are an integral part of these combined financial statements.

AbbVie Inc. and Subsidiaries

Combined Statements of Comprehensive Income

years ended December 31 (in millions)	2012	2011	2010
Net earnings	$5,275	$3,433	$4,178
Foreign currency translation gain (loss) adjustments	173	(295)	(383)
Pension and post-employment benefits, net of tax benefit of $(24) in 2012, $(12) in 2011 and $(2) in 2010	(150)	(7)	(22)
Unrealized (loss) gains on marketable equity securities, net of tax (benefit) expense of $(15) in 2012, $10 in 2011 and $4 in 2010	(25)	17	7
Hedging activities, net of tax (benefit) expense of $(8) in 2012, $(8) in 2011 and $10 in 2010	(27)	(28)	5

Other comprehensive loss	(29)	(313)	(393)

Comprehensive income	$5,246	$3,120	$3,785

The accompanying notes are an integral part of these combined financial statements.

AbbVie Inc. and Subsidiaries

Combined Statements of Cash Flows

years ended December 31 (in millions) (brackets denote cash outflows)	2012	2011	2010
Cash flows from operating activities
Net earnings	$5,275	$3,433	$4,178
Adjustments to reconcile earnings to net cash from operating activities:
Depreciation	525	508	476
Amortization of intangible assets	625	764	708
Stock-based compensation	187	163	167
Acquired in-process research and development	288	673	313
Other	66	—	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	223	(498)	(60)
Inventories	(203)	(87)	(73)
Prepaid expenses and other assets	90	(206)	(38)
Accounts payable and other liabilities	(731)	1,497	(695)

Cash flows from operating activities	6,345	6,247	4,976
Cash flows from investing activities
Acquisitions and investments, net of cash acquired	(688)	(273)	(2,621)
Acquisitions of property and equipment	(333)	(356)	(448)
Release of (deposit of) restricted funds	—	1,870	(1,870)
Purchases of investment securities	(2,550)	(1,943)	(93)
Sales of investment securities	1,153	1,255	1

Cash flows from investing activities	(2,418)	553	(5,031)
Cash flows from financing activities
Proceeds from issuance of long-term debt	14,586	—	—
Net change in short-term borrowings	1,000	—	—
Other	(151)	(21)	(32)
Net transactions with Abbott Laboratories, excluding noncash items	(13,504)	(6,762)	97

Cash flows from financing activities	1,931	(6,783)	65
Effect of exchange rate changes on cash and equivalents	16	—	—

Net increase in cash and equivalents	5,874	17	10
Cash and equivalents, beginning of year	27	10	—

Cash and equivalents, end of year	$5,901	$27	$10

The accompanying notes are an integral part of these combined financial statements.

AbbVie Inc. and Subsidiaries

Combined Balance Sheets

as of December 31 (in millions)	2012	2011
Assets
Current assets
Cash and equivalents	$5,901	$27
Short-term investments	2,075	626
Accounts receivable	3,602	3,817
Due from Abbott Laboratories	696	—
Inventories	1,091	872
Deferred income taxes	1,446	1,469
Prepaid expenses and other	543	543

Total current assets	15,354	7,354
Investments	119	229
Net property and equipment	2,247	2,144
Intangible assets, net of amortization	2,323	2,910
Goodwill	6,130	6,100
Other assets	835	784

Total assets	$27,008	$19,521

Liabilities and net parent company investment in AbbVie Inc.
Current liabilities
Short-term borrowings	$1,020	$—
Current maturities of long-term debt and lease obligations	22	16
Accounts payable and accrued liabilities	4,811	5,881
Due to Abbott Laboratories	923	—

Total current liabilities	6,776	5,897
Long-term liabilities	2,239	1,660
Long-term debt and lease obligations	14,630	32
Commitments and contingencies
Parent company equity
Net parent company investment in AbbVie Inc.	3,713	11,957
Accumulated other comprehensive (loss)	(350)	(25)

Total parent company equity	3,363	11,932

Total liabilities and net parent company investment in AbbVie Inc.	$27,008	$19,521

The accompanying notes are an integral part of these combined financial statements.

AbbVie Inc. and Subsidiaries

Combined Statements of Parent Company Equity

years ended December 31 (in millions)	Net parent company investment	Accumulated other comprehensive income	Total
Balance at January 1, 2010	$10,973	$681	$11,654
Net earnings	4,178		4,178
Net transactions with Abbott Laboratories	264		264
Other comprehensive loss		(393)	(393)

Balance at December 31, 2010	15,415	288	15,703
Net earnings	3,433		3,433
Net transactions with Abbott Laboratories	(6,891)		(6,891)
Other comprehensive loss		(313)	(313)

Balance at December 31, 2011	11,957	(25)	11,932
Net earnings	5,275		5,275
Net transactions with Abbott Laboratories	(13,519)		(13,519)
Assumption of accumulated unrealized losses on pension and other post-employment benefits, net of tax benefit of $36		(296)	(296)
Other comprehensive loss		(29)	(29)

Balance at December 31, 2012	$3,713	$(350)	$3,363

The accompanying notes are an integral part of these combined financial statements.

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements

Note 1 Basis of Presentation

        The principal business of AbbVie Inc. (AbbVie or the company) is the discovery, development, manufacture and sale of a broad line of proprietary pharmaceutical products. Substantially all of AbbVie's U.S. sales are to three wholesalers. Outside the United States, products are sold primarily to health care providers or through distributors, depending on the market served.

        On January 1, 2013, AbbVie became an independent company as a result of the distribution by Abbott Laboratories (Abbott) of 100 percent of the outstanding common stock of AbbVie to Abbott's shareholders. AbbVie was incorporated in Delaware on April 10, 2012. Abbott's Board of Directors approved the distribution of its shares of AbbVie on November 28, 2012. AbbVie's Registration Statement on Form 10 was declared effective by the U.S. Securities and Exchange Commission on December 7, 2012. On January 1, 2013, Abbott's shareholders of record as of the close of business on December 12, 2012, received one share of AbbVie common stock for every one share of Abbott's common stock held as of the record date. AbbVie's common stock began trading "regular-way" under the ticker symbol "ABBV" on the New York Stock Exchange on January 2, 2013.

        The accompanying combined financial statements have been prepared on a stand-alone basis and are derived from Abbott's consolidated financial statements and accounting records as if the former research-based pharmaceutical business of Abbott had been part of AbbVie for all periods presented. The combined financial statements reflected AbbVie's financial position, results of operations and cash flows as its business was operated as part of Abbott prior to the distribution, in conformity with U.S. generally accepted accounting principles.

        The combined financial statements included the allocation of certain assets and liabilities that have historically been held at the Abbott corporate level but which are specifically identifiable or allocable to AbbVie. Prior to 2012, cash and equivalents, short-term investments and restricted funds held by Abbott were not allocated to AbbVie unless those assets were held by an entity that was transferred to AbbVie. As of December 31, 2012, AbbVie's combined balance sheet reflected the direct holdings for AbbVie legal entities. All intracompany transactions and accounts have been eliminated. Prior to 2012, all intercompany transactions between AbbVie and Abbott were considered to be effectively settled in the combined financial statements at the time the transaction was recorded. As a result, the total net effect of settlement of these intercompany transactions was reflected in the combined statements of cash flows as a financing activity and in the combined balance sheet as net parent company investment in AbbVie. As of December 31, 2012, outstanding intercompany transactions between AbbVie and Abbott are reflected as Due from Abbott Laboratories and Due to Abbott Laboratories in the combined balance sheet.

        AbbVie's combined financial statements included an allocation of expenses related to certain Abbott corporate functions, including senior management, legal, human resources, finance, information technology and quality assurance. These expenses have been allocated to AbbVie based on direct usage or benefit where identifiable, with the remainder allocated on a pro rata basis of revenues, headcount, square footage, number of transactions or other measures. AbbVie considers the expense allocation methodology and results to be reasonable for all periods presented. However, the allocations may not be indicative of the actual expenses that would have been incurred had AbbVie operated as an independent, publicly-traded company for the periods presented.

        AbbVie employees participated in various benefit and stock-based compensation programs maintained by Abbott. A portion of the cost of those programs was included in AbbVie's financial statements. However, AbbVie's combined balance sheet does not include any equity related to

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements (Continued)

Note 1 Basis of Presentation (Continued)

stock-based compensation plans. See Note 9 and Note 10 for a further description of the accounting for post-employment benefits and stock-based compensation, respectively.

Note 2 Summary of Significant Accounting Policies

Use of Estimates

        The financial statements have been prepared in accordance with generally accepted accounting principles in the United States and necessarily include amounts based on estimates and assumptions by management. Actual results could differ from those amounts. Significant estimates include amounts for sales rebates, income taxes, pension and post-employment benefits, valuation of intangible assets and goodwill, litigation, financial instruments, and inventory and accounts receivable exposures.

Revenue Recognition

        AbbVie recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectability of the sales price is reasonably assured. Revenue from product sales is recognized when title and risk of loss have passed to the customer. Provisions for discounts, rebates and sales incentives to customers and returns and other adjustments are provided for in the period the related sales are recorded. Sales incentives to customers are not material. Historical data is readily available and reliable, and is used for estimating the amount of the reduction in gross sales. Revenue from the launch of a new product, from an improved version of an existing product, or for shipments in excess of a customer's normal requirements are recorded when the conditions noted above are met. In those situations, management records a returns reserve for such revenue, if necessary. Sales of product rights for marketable products are recorded as revenue upon disposition of the rights.

Research and Development Costs

        Internal research and development (R&D) costs are expensed as incurred. Clinical trial costs incurred by third parties are expensed as the contracted work is performed. Where contingent milestone payments are due to third parties under research and development collaborations for pre-commercialization milestones, the milestone payment obligations are expensed when the milestone results are achieved. Payments made to third parties subsequent to regulatory approval are capitalized and amortized over the remaining useful life of the related product. Amounts capitalized for such payments are included in intangible assets, net of accumulated amortization.

Advertising

        Costs associated with advertising are expensed in the year incurred and are included in selling, general and administrative expenses (SG&A). Advertising expenses were $506 million, $375 million and $290 million in 2012, 2011 and 2010, respectively.

Pension and Post-Employment Benefits

        AbbVie records annual expenses relating to its pension benefit and other post-employment plans based on calculations which include various actuarial assumptions, including discount rates, assumed asset rates of return, compensation increases, turnover rates and health care cost trend rates. AbbVie

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements (Continued)

Note 2 Summary of Significant Accounting Policies (Continued)

reviews its actuarial assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends. Actuarial losses and gains are amortized over the remaining service attribution periods of the employees under the corridor method, in accordance with the rules for accounting for post-employment benefits. Differences between the expected long-term return on plan assets and the actual annual return are amortized over a five-year period.

        AbbVie employees participate in defined benefit pension and other post-employment plans sponsored by Abbott, which include participants of Abbott's other businesses. Such plans are accounted for as multiemployer plans in the historical financial statements for AbbVie and, as a result, no asset or liability was recorded by AbbVie in the historical combined balance sheets to recognize the funded status of these plans. In 2013, subsequent to the separation from Abbott, AbbVie's portion of the defined benefit pension plans will be separated from the Abbott defined benefit pension plans at which time the funded status for each plan will be reflected in the AbbVie combined balance sheets using a December 31, 2012 measurement date. In addition to participation in defined benefit pension and other post-employment plans sponsored by Abbott, AbbVie is the sole sponsor for certain defined benefit pension and other post-employment plans. The funded status of these plans have been recorded in the combined balance sheets for AbbVie at December 31, 2012.

        Refer to Note 9 for information regarding AbbVie's pension and post-employment plans.

Income Taxes

        Income taxes on earnings reflect the annual effective rates, including charges for interest and penalties. Deferred income taxes are provided for the tax effect of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements based on enacted tax laws and rates. The combined balance sheet as of December 31, 2011 has been appropriately revised to increase deferred tax liabilities in long-term liabilities by $156 million, decrease deferred tax assets in other assets by $136 million, and decrease net parent company investment in AbbVie by $292 million to properly reflect temporary differences attributable to AbbVie assets.

        In AbbVie's combined financial statements, income tax expense and deferred tax balances have been calculated on a separate tax return basis although AbbVie's operations have historically been included in the tax returns filed by the respective Abbott entities of which the AbbVie business is a part. In the future, as a stand-alone entity, AbbVie will file tax returns on its own behalf and its deferred taxes and effective tax rate may differ from those in the historical periods.

        AbbVie does not maintain an income taxes payable to/from account with Abbott. With the exception of certain entities outside the United States that transferred to AbbVie at separation, AbbVie is deemed to have settled current tax balances with the Abbott tax paying entities in the respective jurisdictions. These settlements were reflected as changes in net parent company investment.

Cash and Equivalents

        Cash and equivalents include time deposits and money market funds with original maturities of three months or less.

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements (Continued)

Note 2 Summary of Significant Accounting Policies (Continued)

Investments

        Short-term investments consist primarily of time deposits and U.S. Treasury securities and are carried at fair value. Investments in marketable equity securities are classified as available-for-sale and are recorded at fair value with any unrealized holding gains or losses, net of tax, included in accumulated other comprehensive income (loss). Investments in equity securities that are not traded on public stock exchanges and held-to-maturity debt securities are recorded at cost.

        AbbVie reviews the carrying value of investments each quarter to determine whether an other than temporary decline in market value exists. AbbVie considers factors affecting the investee, factors affecting the industry the investee operates in and general equity market trends. The company considers the length of time an investment's market value has been below cost and the near-term prospects for recovery. When AbbVie determines that an other than temporary decline has occurred, the cost basis investment is written down with a charge to income and the available-for-sale securities' unrealized loss is recognized as a charge to income and removed from accumulated other comprehensive income (loss) (AOCI).

Accounts Receivable

        Accounts receivable are stated at their net realizable value. The allowance against gross accounts receivable reflects the best estimate of probable losses inherent in the receivables portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available information. Accounts receivable are written off after all reasonable means to collect the full amount (including litigation, where appropriate) have been exhausted. The allowance was $178 million at December 31, 2012 and $161 million at December 31, 2011.

Inventories

        Inventories are valued at the lower of cost (first-in, first-out basis) or market. Cost includes material and conversion costs. Inventories, net, consist of the following.

as of December 31 (in millions)	2012	2011
Finished goods	$547	$429
Work-in-process	286	207
Materials	258	236

Inventories, net	$1,091	$872

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements (Continued)

Note 2 Summary of Significant Accounting Policies (Continued)

Property and Equipment

as of December 31 (in millions)	2012	2011
Land	$94	$106
Buildings	1,278	1,305
Equipment	4,865	4,331
Construction in progress	305	206

Property and equipment, gross	6,542	5,948
Less accumulated depreciation	(4,295)	(3,804)

Property and equipment, net	$2,247	$2,144

        Depreciation for property and equipment is recorded on a straight-line basis over the estimated useful lives of the assets. The estimated useful life for buildings ranges from 15 to 66 years, with an average depreciation period of 25 years, and five to 35 years for equipment, with an average depreciation period of 10 years. Leasehold improvements are amortized over the life of the related facility lease (including any renewal periods, if appropriate) or the asset, whichever is shorter. Depreciation expense for the years ended December 31, 2012, 2011 and 2010 was $525 million, $508 million and $476 million, respectively. Equipment includes certain computer software and software development costs incurred in connection with developing or obtaining software for internal use. Assets under capital leases included in property and equipment in the combined balance sheets are not material.

Litigation

        Loss contingency provisions are recorded for probable losses at management's best estimate of a loss. When a best estimate cannot be made, a minimum loss contingency amount is recorded. Legal fees are expensed as incurred.

Product Liability

        AbbVie accrues for product liability claims, on an undiscounted basis, when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated based on existing information. The liabilities are adjusted quarterly as additional information becomes available. Receivables for insurance recoveries for product liability claims are recorded as assets, on an undiscounted basis, when it is probable that a recovery will be realized.

Business Combinations

        Results of operations of acquired companies are included in AbbVie's results of operations as of the respective acquisition dates. Assets acquired and liabilities assumed are recognized at the date of acquisition at their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recognized as goodwill. Contingent consideration is recognized at the estimated fair value on the acquisition date, which is determined by utilizing a probability weighted discounted cash flow model. Subsequent changes to the fair value of contingent payments are recognized in earnings. The allocation of purchase price in certain cases may be subject to revision

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements (Continued)

Note 2 Summary of Significant Accounting Policies (Continued)

based on the final determination of fair value. Legal costs, audit fees, business valuation costs and all other business acquisition costs are expensed when incurred.

Goodwill and Intangible Assets

        Purchased intangible assets are recorded at fair value using a discounted cash flow model. The discounted cash flow model requires assumptions about the timing and amount of future net cash flows, risk, the cost of capital, terminal values and market participants. Definite-lived intangibles are amortized over their estimated useful lives. AbbVie reviews the recoverability of definite-lived intangible assets whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. Impairment is reviewed by comparing projected undiscounted cash flows to be generated by the asset to its carrying value. If the undiscounted cash flows of an intangible asset are less than the carrying value of an intangible asset, the intangible asset is written down to its fair value, which is usually the discounted cash flow amount and a loss is recorded equal to the excess of the asset's net carrying value over its fair value. Where cash flows cannot be identified for an individual asset, the review is applied at the lowest level for which cash flows are identifiable.

        Goodwill and indefinite-lived assets are not amortized but are subject to an impairment review annually and whenever indicators of impairment exist. An impairment of goodwill would occur if the carrying amount of a reporting unit exceeded the fair value of that reporting unit, calculated using a weighting of the income approach and the market approach. The fair value under the income approach is calculated as the present value of estimated cash flows discounted using a risk-free market rate adjusted for a market participant's view of similar companies and perceived risks in cash flows. The fair value under the market approach is calculated using market multiples for peer groups applied to the operating results of the reporting units to determine fair value. The implied fair value of goodwill is then determined by subtracting the fair value of all identifiable net assets other than goodwill from the fair value of the reporting units, with an impairment charge recorded for the excess, if any, of the carrying amount of goodwill over the implied fair value. Based on the company's most recent annual impairment test performed in the third quarter, the fair value of the reporting units was substantially in excess of their carrying value.

        Indefinite-lived assets are tested for impairment by comparing the fair value of each intangible asset with its carrying value. The value of indefinite-lived is based on the present value of projected cash flows using an income approach. If the carrying value exceeds fair value, the intangible asset is considered impaired and is reduced to fair value.

Acquired In-Process Research and Development

        The initial costs of rights to acquired in-process research and development (IPR&D) projects acquired in an asset acquisition are expensed as IPR&D unless the project has an alternative future use. These costs include initial payments incurred prior to regulatory approval in connection with research and development collaboration agreements that provide rights to develop, manufacture, market and/or sell pharmaceutical products. The fair value of IPR&D projects acquired in a business combination are capitalized and accounted for as indefinite-lived intangible assets until the underlying project receives regulatory approval, at which point the intangible asset will be accounted for as a definite-lived intangible asset, or discontinuation, at which point the intangible asset will be written off.

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements (Continued)

Note 2 Summary of Significant Accounting Policies (Continued)

Development costs incurred after the acquisition are expensed as incurred. Indefinite- and definite-lived assets are subject to impairment reviews as discussed previously.

Foreign Currency Translation

        Foreign subsidiary earnings are translated into U.S. dollars using average exchange rates. The net assets of foreign subsidiaries are translated into U.S. dollars using current exchange rates. The U.S. dollar effects that arise from translating the net assets of these subsidiaries at changing rates are recognized in other comprehensive income (OCI). The net assets of subsidiaries in highly inflationary economies are remeasured as if the functional currency were the reporting currency. The remeasurement is recognized in earnings and is immaterial for all years presented.

Derivatives

        All derivative instruments are recognized as either assets or liabilities at fair value in the combined balance sheets and are classified as current or long-term based on the scheduled maturity of the instrument. The accounting for changes in the fair value of a derivative instrument depends on whether it has been formally designated and qualifies as part of a hedging relationship under the applicable accounting standards and, further, on the type of hedging relationship.

        For derivatives formally designated as hedges, the company assesses at inception and quarterly thereafter, whether the hedging derivatives are highly effective in offsetting changes in the fair value or cash flows of the hedged item. The changes in fair value of a derivative designated as a fair value hedge and of the hedged item attributable to the hedge risk are recognized in earnings immediately. Fair value hedges are used to hedge the interest rate risk associated with certain of the company's fixed-rate debt. The effective portions of changes in the fair value of a derivative designated as a cash flow hedge are reported in AOCI and are subsequently recognized in earnings consistent with the underlying hedged item. Cash flow hedges are used to manage exposures from changes in foreign currency exchange rates.

        The derivatives that are not designated and do not qualify as hedges are adjusted to fair value through current earnings. If it is determined that a derivative is no longer highly effective as a hedge, the company discontinues hedge accounting prospectively. Gains or losses are immediately reclassified from AOCI to earnings relating to hedged forecasted transactions that are no longer probable of occurring. Gains or losses relating to terminations of effective cash flow hedges in which the forecasted transactions are still probable of occurring are deferred and recognized consistent with the income or loss recognition of the underlying hedged items. Terminations of a fair value hedge result in a cumulative fair value adjustment to the hedged items at the date of termination which is amortized to earnings over the remaining term of the hedged item.

        Derivatives, including those that are not designated as a hedge, are principally classified in the operating section of the combined statements of cash flows, consistent with the underlying hedged item.

        Refer to Note 8 for information regarding AbbVie's derivative and hedging activities.

Earnings per Share

        The numerator for both basic and diluted earnings per common share (EPS) is net earnings attributable to AbbVie. The denominator for basic and diluted EPS is based on the number of shares

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements (Continued)

Note 2 Summary of Significant Accounting Policies (Continued)

of AbbVie common stock outstanding on the distribution date. On January 1, 2013, the distribution date, Abbott shareholders of record as of the close of business on December 12, 2012 received one share of AbbVie common stock for every one share of Abbott's common stock held as of the record date.

        Basic and diluted earnings per common share and the average number of common shares outstanding were calculated using the number of AbbVie common shares outstanding immediately following the distribution. The same number of shares was used to calculate basic and diluted earnings per share since no AbbVie equity awards were outstanding prior to the distribution.

years ended December 31 (in millions, except per share amounts)	2012	2011	2010
Net earnings	$5,275	$3,433	$4,178
Basic and diluted earnings per common share	3.35	2.18	2.65
Basic and diluted average shares outstanding	1,577	1,577	1,577

Note 3 Supplemental Financial Information

Interest Expense, net

years ended December 31 (in millions)	2012	2011	2010
Interest and dividend income	$(20)	$(20)	$(28)
Interest expense	104	—	—

Interest expense, net	$84	$(20)	$(28)

Other (Income) Expense

        Other (income) expense, net, for 2012 included income of $21 million from the resolution of a contractual agreement and a loss of $52 million for the impairment of an equity security. Other (income) expense, net, included losses of $29 million in 2012 and $56 million in 2011 of fair value adjustments and accretion in the contingent consideration related to the acquisition of Solvay SA's U.S. pharmaceuticals business (Solvay). Other (income) expense, net, for 2012, 2011 and 2010 also included ongoing contractual payments from Takeda associated with the conclusion of the TAP Pharmaceutical Products Inc. joint venture in 2008.

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements (Continued)

Note 3 Supplemental Financial Information (Continued)

Accounts Payable and Accrued Liabilities

as of December 31 (in millions)	2012	2011
Sales rebates	$1,616	$1,537
Accounts payable	556	417
Salaries, wages and commissions	523	435
Royalty license arrangements	398	417
Government investigation	—	1,509
Acquired IPR&D	—	400
Other	1,718	1,166

Accounts payable and accrued liabilities	$4,811	$5,881

Long-Term Liabilities

as of December 31 (in millions)	2012	2011
Deferred income taxes	$360	$646
Pension and other post-employment benefits	979	397
Other	900	617

Long-term liabilities	$2,239	$1,660

Accumulated Other Comprehensive Income (Loss)

        The net-of-tax components of AOCI, a component of parent company equity, were as follows.

as of December 31 (in millions) (brackets denote loss)	2012	2011
Cumulative foreign currency translation gain adjustments	$181	$8
Pension and other post-employment benefits	(511)	(65)
Cumulative unrealized gains on marketable equity securities	1	26
Cumulative losses/gains on derivative instruments designated as cash flow hedges	(21)	6

Accumulated other comprehensive loss	$(350)	$(25)

Note 4 Acquisitions, Collaborations and Other Arrangements

        In 2012, 2011 and 2010, cash outflows related to acquisitions, collaborations and other arrangements totaled $688 million, $273 million and $2.6 billion, respectively. AbbVie recorded IPR&D charges of $288 million, $673 million and $313 million in 2012, 2011 and 2010, respectively. The following are the more significant acquisitions and investments, including licensing and collaboration agreements, some of which require contingent milestone payments.

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements (Continued)

Note 4 Acquisitions, Collaborations and Other Arrangements (Continued)

Acquisitions

Solvay SA Pharmaceuticals

        In February 2010, AbbVie acquired Solvay and certain other product rights for approximately $1.9 billion, in cash, plus contingent payments of up to EUR 100 million per year if certain sales milestones are met in 2011, 2012 and 2013. The total consideration was valued at $2.2 billion, which includes the $1.9 billion cash payment plus the estimated fair value of the milestone-based contingent payments of approximately $290 million. The estimated fair value of the contingent consideration was based on the estimated probability of achieving the specified sales milestones discounted based on the expected timing of payment. Subsequent changes to the fair value of contingent payments are recognized in earnings.

        This transaction provides AbbVie with a complementary pharmaceutical product portfolio including the U.S. rights to AndroGel and Creon, worldwide rights to Duodopa, and various research and development projects. AbbVie acquired control of this business on February 15, 2010, and the financial results of the acquired operations are included in these financial statements beginning on that date. Net sales of the acquired operations were approximately $1.1 billion in 2010. Had the Solvay acquisition taken place on January 1, 2010, combined net sales and net earnings would not have been significantly different from reported amounts. The acquisition was funded with cash and short-term investments.

        The allocation of the fair value of the arrangement as of the acquisition date is shown in the table below.

(in billions)
Acquired intangible assets, non-deductible	$1.8
IPR&D, non-deductible	0.5
Goodwill, non-deductible	0.4
Deferred income taxes	(0.5)

Total consideration	$2.2

        The excess of the purchase price over the fair value of the assets acquired and liabilities assumed of approximately $400 million was recorded as goodwill. Goodwill is attributable to expected synergies and other benefits AbbVie believed would result from the acquisition. Acquired intangible assets consist primarily of product rights for currently marketed products and are amortized over 2 to 13 years (average of 8 years). Acquired IPR&D projects are accounted for as indefinite-lived intangible assets until regulatory approval or discontinuation.

Facet Biotech Corporation

        In April 2010, AbbVie acquired the outstanding shares of Facet Biotech Corporation (Facet) for approximately $430 million, in cash, net of cash held by Facet. The acquisition enhances AbbVie's early-and mid-stage pharmaceutical pipeline, including daclizumab, a biologic for multiple sclerosis, and an oncology compound. A substantial portion of the fair value of the acquisition, including $381 million for daclizumab, has been allocated to acquired IPR&D projects that are accounted for as indefinite-lived intangible assets until regulatory approval or discontinuation. Had the Facet acquisition taken

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements (Continued)

Note 4 Acquisitions, Collaborations and Other Arrangements (Continued)

place on January 1, 2010, combined net sales and net earnings would not have been significantly different from reported amounts.

Collaborations and Other Arrangements

        The company enters into collaborative agreements with third parties to develop and commercialize drug candidates. Collaborative activities may include joint research and development and commercialization of new products. AbbVie generally receives certain licensing rights under these arrangements. These collaborations often require upfront payments and may include additional milestone, research and development cost sharing, royalty or profit share payments, contingent upon the occurrence of certain future events linked to the success of the asset in development and commercialization. Upfront payments associated with collaborative arrangements during the development stage are expensed to IPR&D. Subsequent payments made to the partner for the achievement of milestones during the development stage are expensed to R&D when the milestone is achieved. Milestone payments made to the partner subsequent to regulatory approval are capitalized as intangible assets and amortized to cost of products sold over the estimated useful life of the related asset. Royalty and sales-based milestones are expensed as cost of products sold when incurred.

Reata Pharmaceuticals, Inc.

        During 2010 and 2011, AbbVie entered into a series of transactions with Reata Pharmaceuticals, Inc. (Reata). AbbVie acquired equity interests in Reata of $62 million each in 2011 and 2010. In 2010, AbbVie entered into an agreement to acquire licensing rights outside the United States, excluding certain Asian markets, to bardoxolone methyl, a product in development for the treatment of chronic kidney disease, resulting in a charge to IPR&D of $238 million. The achievement of certain development milestones under the license agreement resulted in charges of $50 million in 2012 to R&D and $188 million in 2011 to IPR&D. Additional payments of up to $150 million could be required for the achievement of certain development and regulatory milestones associated with the chronic kidney disease compound in development.

        In the fourth quarter of 2011, AbbVie entered into a collaboration with Reata for the joint development and commercialization of second-generation oral antioxidant inflammation modulators resulting in a charge to IPR&D of $400 million, which was paid in the first quarter of 2012.

        On October 17, 2012, Reata informed AbbVie that it is discontinuing the Phase III clinical study for bardoxolone methyl for chronic kidney disease. Reata and AbbVie will closely examine the data from this study to determine whether there is an appropriate path forward for the development of bardoxolone methyl in chronic kidney disease or other indications. In the fourth quarter of 2012, AbbVie recorded a charge of $52 million in other (income) expense, net for the impairment of the equity investment in Reata.

Seattle Genetics, Inc.

        In October 2012, AbbVie recorded a charge to IPR&D of $28 million as a result of entering into a two-year collaboration agreement with Seattle Genetics, Inc. to research, develop and commercialize up to three compounds with Antibody-Drug Conjugate approaches. Additional payments of up to $220 million for each licensed compound may be required based on the achievement of specified development, regulatory and commercial milestones under this agreement.

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements (Continued)

Note 4 Acquisitions, Collaborations and Other Arrangements (Continued)

Action Pharma A/S

        In May 2012, AbbVie recorded a charge to IPR&D of $110 million as a result of the acquisition of ABT-719 (previously referred to as AP214), a drug under development for the prevention of acute kidney injury associated with major cardiac surgery in patients at increased risk.

Galapagos NV

        In February 2012, AbbVie recorded a charge to IPR&D of $150 million as a result of entering into a global collaboration with Galapagos NV to develop and commercialize a next-generation, oral Janus Kinase 1 (JAK1) inhibitor in Phase II development with the potential to treat multiple autoimmune diseases. Additional payments of approximately $1.2 billion could be required for the achievement of certain development, regulatory and commercial milestones under this agreement.

Biotest AG

        In June 2011, AbbVie entered into a global agreement with Biotest AG to develop and commercialize an anit-CD4, a treatment for rheumatoid arthritis and psoriasis, resulting in an $85 million charge to IPR&D. AbbVie could, in the future, be required to make additional payments totaling up to $395 million based on the achievement of certain development, regulatory and commercial milestones under this agreement.

Neurocrine Biosciences, Inc.

        In June 2010, AbbVie entered into an exclusive worldwide agreement with Neurocrine Biosciences, Inc. to develop and commercialize a product for the treatment of endometriosis, resulting in a $75 million charge to IPR&D. AbbVie could, in the future, be required to make additional payments of up to $500 million based on the achievement of certain development, regulatory and commercial milestones under this agreement.

Note 5 Goodwill and Intangible Assets

        The carrying amount of goodwill at December 31, 2012 and 2011 was $6,130 million and $6,100 million, respectively. Changes in the goodwill balance were due to foreign currency translation. As of December 31, 2012, there were no accumulated goodwill impairment losses.

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements (Continued)

Note 5 Goodwill and Intangible Assets (Continued)

        The following table summarizes AbbVie's intangible assets.

	December 31, 2012			December 31, 2011
(in millions)	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
Definite-lived intangible assets
Developed product rights	$4,699	$(3,031)	$1,668	$4,675	$(2,492)	$2,183
License agreements	969	(734)	235	949	(647)	302

Total definite-lived intangible assets	5,668	(3,765)	1,903	5,624	(3,139)	2,485
Indefinite-lived research and development	420	—	420	425	—	425

Total intangible assets	$6,088	$(3,765)	$2,323	$6,049	$(3,139)	$2,910

        The indefinite-lived intangible assets relate to IPR&D acquired in a business combination. Amortization expense for 2012, 2011 and 2010 was $625 million, $764 million and $708 million, respectively. In 2012 and 2011, AbbVie recorded impairment charges of $13 million and $46 million, respectively, for certain projects under development. These charges are included in R&D expenses. At December 31, 2012, the anticipated annual amortization expense for intangible assets recorded as of December 31, 2012 was $511 million in 2013, $348 million in 2014, $267 million in 2015, $140 million in 2016 and $116 million in 2017. Intangible asset amortization is included in cost of products sold in the combined statements of earnings. Amortizable intangible assets are amortized over 2 to 16 years with an average of 11 years for both developed product rights and license agreements.

Note 6 Restructuring Plans

        In 2012 and prior years, AbbVie management approved plans to realign its worldwide manufacturing operations and selected domestic and international commercial and R&D operations in order to reduce costs. In 2012, AbbVie recorded a charge of approximately $177 million for employee severance and contractual obligations, primarily related to the exit from an R&D facility with $169 million classified in R&D and $8 million as SG&A expenses. In 2011, AbbVie recorded a charge of $160 million reflecting employee severance and other related charges, with $42 million classified as

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements (Continued)

Note 6 Restructuring Plans (Continued)

cost of products sold, $69 million as R&D and $49 million as SG&A expenses. The following summarizes the activity for these restructurings.

(in millions)
Accrued balance at December 31, 2009	$54
Payments and other adjustments	(54)

Accrued balance at December 31, 2010	—
2011 restructuring charges	160
Payments and other adjustments	(70)

Accrued balance at December 31, 2011	90
2012 restructuring charges	177
Payments and other adjustments	(74)

Accrued balance at December 31, 2012	$193

        An additional $69 million, $26 million and $7 million were subsequently recorded in 2012, 2011 and 2010, respectively, relating to these restructurings, primarily for accelerated depreciation.

Solvay Plans

        In 2010, AbbVie management approved restructuring plans primarily related to the acquisition of Solvay. This plan streamlined operations, improved efficiencies and reduced costs in certain Solvay sites and functions as well as in certain AbbVie and Solvay commercial organizations in various countries. In 2010, AbbVie recorded a charge of $147 million, with $6 million classified in cost of products sold, $126 million classified in R&D and $15 million classified in SG&A expenses. The following summarizes the employee severance activity for this restructuring.

(in millions)
2010 employee severance charge	$147
Payments and other adjustments	(35)

Accrued balance at December 31, 2010	112
Payments and other adjustments	(92)

Accrued balance at December 31, 2011	20
Payments and other adjustments	(20)

Accrued balance at December 31, 2012	$—

        An additional $27 million and $17 million were recorded in 2011 and 2010, respectively, relating to this restructuring, primarily for accelerated depreciation and asset impairments.

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements (Continued)

Note 7 Debt, Credit Facilities, and Commitments and Contingencies

Long-Term Debt

        The following is a summary of long-term debt as of December 31, 2012.

(in millions)	Effective interest rate in 2012(a)	2012
Floating rate notes due 2015	1.13%	500
1.2% notes due 2015	1.24%	3,500
1.75% notes due 2017	1.82%	4,000
2.0% notes due 2018	2.12%	1,000
2.9% notes due 2022	3.01%	3,100
4.4% notes due 2042	4.50%	2,600
Other	—	104
Fair value hedges and unamortized bond discounts	—	(152)

Total long-term debt and lease obligations		14,652
Current portion		22

Noncurrent portion		$14,630

(a)
Excludes the effect of any related interest rate swaps.

        In November 2012, AbbVie issued $14.7 billion aggregate principal amount of senior notes. Approximately $3.0 billion of these senior notes were issued to Abbott as partial consideration for the transfer of assets from Abbott to AbbVie. AbbVie used part of the net proceeds from the sale of senior notes (other than the senior notes issued to Abbott) to finance the payment made in November 2012 of a $10.2 billion distribution to Abbott, as provided by the terms of the separation agreement. The debt was guaranteed by Abbott until AbbVie separated from Abbott on January 1, 2013.

        AbbVie may redeem all of the senior notes of each series, other than the floating notes due in 2015, at any time, and some of the senior notes of each series, other than the floating notes due in 2015, from time to time, at a redemption price equal to the principal amount of the senior notes redeemed plus a make-whole premium. AbbVie may not redeem the floating notes due in 2015 prior to maturity.

        Debt issuance costs incurred in connection with the senior note debt offering, which totaled $63 million, are being amortized over the respective terms of the notes to interest expense in the combined statements of earnings.

        At December 31, 2012, the company was in compliance with its senior note covenants.

Short-Term Borrowings

        At December 31, 2012, short-term borrowings included $1.0 billion of commercial paper borrowings. The weighted-average interest rate on short-term borrowings was 0.4% at December 31, 2012. AbbVie has a $2.0 billion unsecured bank credit facility agreement, which backs the commercial paper program, and matures in July 2017. Abbott was relieved of its obligations under the credit facility upon separation of AbbVie from Abbott on January 1, 2013, and AbbVie became the sole obligor of

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements (Continued)

Note 7 Debt, Credit Facilities, and Commitments and Contingencies (Continued)

this facility. The credit facility enables the company to borrow funds on an unsecured basis at floating interest rates. At December 31, 2012, the company was in compliance with its credit facility covenants. Compensating balances and commitment fees are not material.

Leases

        As part of the separation, AbbVie entered into agreements to lease certain facilities, including office, laboratory, and factory and warehouse space, under principally non-cancelable operating leases. The leases generally provide for the company to pay taxes, maintenance, insurance and other operating costs of the leased property. AbbVie also leases office space on a short-term basis typically under cancelable operating leases. The company has capital lease obligations principally for automobiles. As of December 31, 2012, annual future minimum lease payments are not material.

Future Minimum Lease Payments and Long-Term Debt Maturities

as of and for the years ended December 31 (in millions)
2013	$22
2014	15
2015	4,012
2016	9
2017	4,000
Later years	6,746

Total obligations and commitments	14,804
Fair value hedges and unamortized bond discounts	(152)

Current and long-term debt and lease obligations	$14,652

Contingencies and Guarantees

        In connection with the distribution, AbbVie has indemnified Abbott for all liabilities resulting from the operation of AbbVie's business other than income tax liabilities with respect to periods prior to the distribution date and other liabilities as agreed to by AbbVie and Abbott. AbbVie has no material exposures to off-balance sheet arrangements, no special-purpose entities and no activities that included non-exchange-traded contracts accounted for at fair value. In the ordinary course of business, AbbVie has periodically entered into third-party agreements, such as the assignment of product rights, which have resulted in AbbVie becoming secondarily liable for obligations for which AbbVie had previously been primarily liable. Since AbbVie no longer maintains a business relationship with the other parties, AbbVie is unable to develop an estimate of the maximum potential amount of future payments, if any, under these obligations. Based upon past experience, the likelihood of payments under these agreements is remote. AbbVie periodically acquires a business or product rights in which AbbVie agrees to pay contingent consideration based on attaining certain thresholds or based on the occurrence of certain events.

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements (Continued)

Note 8 Financial Instruments and Fair Value Measures

Risk Management Policy

        The company is exposed to foreign currency exchange rate and interest rate risks related to its business operations. The company's hedging policy attempts to manage these risks to an acceptable level based on the company's judgment of the appropriate trade-off between risk, opportunity and costs. The company uses derivative instruments to reduce its exposure to foreign currency exchange rates. The company is also exposed to the risk that its earnings and cash flows could be adversely impacted by fluctuations in interest rates. The company periodically enters into interest rate swaps, based on judgment, to manage interest costs in which the company agrees to exchange, at specified intervals, the difference between fixed and floating interest amounts calculated by reference to an agreed-upon notional amount. Derivative instruments are not used for trading purposes or to manage exposure to changes in interest rates for investment securities, and none of the company's outstanding derivative instruments contain credit risk related contingent features.

Financial Instruments

        Various AbbVie foreign subsidiaries enter into foreign currency forward exchange contracts to manage exposures to changes in foreign exchange rates for anticipated intercompany transactions denominated in a currency other than the functional currency of the local entity. These contracts, totaling $1.0 billion and $249 million at December 31, 2012 and 2011, respectively, are designated as cash flow hedges and are recorded at fair value. Accumulated gains and losses as of December 31, 2012 will be included in cost of products sold at the time the products are sold, generally through the next twelve months.

        The company enters into foreign currency forward exchange contracts to manage its exposure to foreign currency denominated trade payables and receivables and intercompany loans. The contracts are marked-to-market, and resulting gains or losses are reflected in income and are generally offset by losses or gains on the foreign currency exposure being managed. At December 31, 2012 and 2011, AbbVie held $4.3 billion and $3.0 billion, respectively, of such foreign currency forward exchange contracts.

        AbbVie was a party to interest rate hedge contracts, designated as fair value hedges, totaling $8.0 billion at December 31, 2012. The effect of the hedge is to change a fixed-rate interest obligation to a floating rate for that portion of the debt. AbbVie recorded the contracts at fair value and adjusted the carrying amount of the fixed-rate debt by an offsetting amount.

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements (Continued)

Note 8 Financial Instruments and Fair Value Measures (Continued)

        The following table summarizes the amounts and location of AbbVie's derivative instruments as of December 31.

	Fair value—assets			Fair value—liabilities
(in millions)	2012	2011	Balance sheet caption	2012	2011	Balance sheet caption
Interest rate swaps designated as fair value hedges	$—	$—		$81	$—	Long-term liabilities
Foreign currency forward exchange contracts—
Hedging instruments	1	18	Prepaid expenses and other	10	—	Accounts payable and accrued liabilities
Others not designated as hedges	14	21	Prepaid expenses and other	15	43	Accounts payable and accrued liabilities

Total	$15	$39		$106	$43

        The following table summarizes the activity for derivative instruments and the amounts and location of income (expense) and gain (loss) reclassified into income and for certain other derivative instruments for the years ended December 31. The amount of hedge ineffectiveness was not significant in 2012, 2011 and 2010.

	(Loss) gain recognized in other comprehensive (loss) income			Income (expense) and gain (loss) reclassified into income
(in millions)	2012	2011	2010	2012	2011	2010	Income statement caption
Foreign currency forward exchange contracts—
Designated as cash flow hedges	$(11)	$(2)	$75	$24	$18	$45	Cost of products sold
Not designated as hedges	n/a	n/a	n/a	(23)	30	30	Net foreign exchange (gain) loss
Interest rate swaps designated as fair value hedges	n/a	n/a	n/a	(81)	—	—	Interest expense, net

        The loss of $81 million related to fair value hedges recognized in net interest expense in 2012 was offset equally by $81 million in gains on the underlying hedged item, the fixed-rate debt.

Fair Value Measures

        The fair value hierarchy under the accounting standard for fair value measurements consists of the following three levels.

  •
  Level 1—Valuations based on unadjusted quoted prices in active markets for identical assets that the company has the ability to access;

  •
  Level 2—Valuations based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuations in which all significant inputs are observable in the market; and

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements (Continued)

Note 8 Financial Instruments and Fair Value Measures (Continued)

  •
  Level 3—Valuations using significant inputs that are unobservable in the market and include the use of judgment by the company's management about the assumptions market participants would use in pricing the asset or liability.

        The following table summarizes the bases used to measure certain assets and liabilities that are carried at fair value on a recurring basis in the combined balance sheets as of December 31.

		Basis of fair value measurement
(in millions)	Balance at December 31, 2012	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable Inputs (Level 3)
Assets
Cash and equivalents	$5,901	$675	$5,226	$—
Certificates of deposit	1,775	—	1,775	—
U.S. Treasury securities	300	300	—	—
Equity securities	12	12	—	—
Foreign currency forward contracts	15	—	15	—

Total assets	$8,003	$987	$7,016	$—

Liabilities
Interest rate hedges	$81	$—	$81	$—
Foreign currency forward contracts	25	—	25	—
Contingent consideration	251	—	—	251

Total liabilities	$357	$—	$106	$251

		Basis of fair value measurement
(in millions)	Balance at December 31, 2011	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Cash and equivalents	$27	$27	$—	$—
U.S. Treasury securities	626	626	—	—
Equity securities	58	58	—	—
Foreign currency forward contracts	39	—	39	—

Total assets	$750	$711	$39	$—

Liabilities
Foreign currency forward contracts	$43	$—	$43	$—
Contingent consideration	349	—	—	349

Total liabilities	$392	$—	$43	$349

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements (Continued)

Note 8 Financial Instruments and Fair Value Measures (Continued)

        Available-for-sale equity securities consist of investments for which the fair value is determined by using the published market price per unit multiplied by the number of units held, without consideration of transaction costs. The derivatives entered into by the company are valued using publicized spot and forward prices for foreign currency hedges and publicized swap curves for interest rate hedges. The contingent payments are valued using a discounted cash flow technique that reflects management's expectations about probability of payment.

        Gross unrealized holding gains on available-for-sale equity securities totaled $1 million and $44 million at December 31, 2012 and 2011, respectively.

        There have been no transfers of assets or liabilities between the fair value measurement levels. The following table is a reconciliation of the fair value measurements that use significant unobservable inputs (Level 3), which consist of contingent payments related to acquisitions.

(in millions)
Fair value as of December 31, 2010	$295
Other	(2)
Loss recognized in earnings	56

Fair value as of December 31, 2011	349
Payments	(134)
Other	7
Loss recognized in earnings	29

Fair value as of December 31, 2012	$251

        In connection with the acquisition of Solvay's U.S. pharmaceuticals business in 2010, the achievement of a certain sales milestone resulted in a payment of approximately $134 million in 2012 for which a liability was previously established.

        In addition to the financial instruments that the company is required to recognize at fair value on the combined balance sheets, the company has certain financial instruments that are recognized at historical cost or some basis other than fair value. The carrying values and fair values of certain financial instruments as of December 31 are shown in the table below.

	Book values		Approximate fair values
(in millions)	2012	2011	2012	2011
Assets
Investments	$107	$171	$104	$171
Liabilities
Short-term borrowings	1,020	—	1,020	—
Current maturities of long-term debt and lease obligations	22	16	22	16
Long-term debt and lease obligations	14,630	32	15,066	32

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements (Continued)

Note 8 Financial Instruments and Fair Value Measures (Continued)

        The following table summarizes the bases used to measure the approximate fair values of the financial instruments as of December 31, 2012.

		Basis of fair value measurement
(in millions)	Fair value at December 31, 2012	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Investments	$104	$—	$32	$72

Total assets	$104	$—	$32	$72

Liabilities
Short-term borrowings	$1,020	$—	$1,020	$—
Current maturities of long-term debt and lease obligations	22	—	22	—
Long-term debt and lease obligations	15,066	—	15,066	—

Total liabilities	$16,108	$—	$16,108	$—

        Investments consist of cost method investments and held-to-maturity debt securities. In determining the fair value of cost method investments, the company takes into consideration recent transactions, as well as the financial information of the investee, which represents a Level 3 basis of fair value measurement. The fair value of held-to-maturity debt securities and long-term debt was estimated based upon the quoted market prices for the same or similar debt instruments. The fair values of short-term and current borrowings approximate the carrying values due to the short maturities of these instruments. There were no material adjustments to fair value during the years ended December 31, 2012 and 2011, of assets and liabilities that are not measured at fair value on a recurring basis, except as discussed in Note 4 regarding the impairment of the company's investment in Reata. The counterparties to financial instruments consist of select major international financial institutions.

Concentrations of Risk

        The company invests excess cash in time deposits, money market funds and U.S. Treasury securities and diversifies the concentration of cash among different financial institutions. The company monitors concentrations of credit risk associated with deposits with financial institutions. Credit exposure limits have been established to limit a concentration with any single issuer or institution.

        Three U.S. wholesalers accounted for 48 percent and 43 percent of total net accounts receivables as of December 31, 2012 and 2011, respectively, and substantially all of AbbVie's U.S. sales are to these three wholesalers. In addition, governmental accounts in Greece, Portugal, Italy and Spain accounted for 20 percent and 30 percent of total net accounts receivable as of December 31, 2012 and 2011, respectively.

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements (Continued)

Note 9 Post-Employment Benefits

Abbott Sponsored Plans

        AbbVie employees participated in certain U.S. and international defined benefit pension and other post-employment plans sponsored by Abbott. These plans included participants of Abbott's other businesses and were accounted for as multiemployer plans in AbbVie's combined financial statements. As a result, no asset or liability was recorded by AbbVie in the historical balance sheets through December 31, 2012 to recognize the funded status of these plans. Abbott made voluntary contributions to its defined benefit pension funds that AbbVie accounts for as multiemployer plans totaling $310 million, $289 million and $439 million in 2012, 2011 and 2010, respectively. The multiemployer pension plans were approximately 94 percent and 99 percent funded as of December 31, 2012 and 2011, respectively. In connection with the separation of AbbVie from Abbott on January 1, 2013, these plans will be separated and Abbott will transfer certain liabilities and assets of these plans to AbbVie. The estimated amounts that will be assumed by AbbVie in 2013 are shown in the table below.

(in millions)	Defined benefit plans	Other post-employment plans
Accumulated benefit obligations	$2,456	$318
Deferred losses	(1,422)	(59)
Projected benefit obligations	2,929	318
Fair value of assets	2,295	—

Net liability	$634	$318

        For Abbott sponsored defined benefit and post-employment benefit plans, AbbVie recorded expenses of $200 million in 2012 and $150 million in both 2011 and 2010.

AbbVie Sponsored Plans

        AbbVie is the sole sponsor for certain other defined benefit pension and other post-employment plans, which have been reflected in the combined balance sheets as of December 31, 2012 and 2011. During 2012, in preparation for the separation from Abbott, certain pension and other post-employment benefit plans were assumed by AbbVie and have been reflected in the December 31, 2012 combined balance sheet. AbbVie made voluntary contributions to the AbbVie sponsored pension plans of $46 million, $64 million and $50 million in 2012, 2011 and 2010, respectively. In the first quarter of 2013, AbbVie made a voluntary contribution of $145 million to its main domestic defined benefit pension plan, which was assumed in 2013.

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements (Continued)

Note 9 Post-Employment Benefits (Continued)

        The benefit plan information in the table below pertains to the AbbVie sponsored pension and other post-employment plans.

	Defined benefit plans		Other post-employment plans
as of and for the years ended December 31 (in millions)	2012	2011	2012
Projected benefit obligations
Beginning of period	$649	$636	$—
Service cost	21	18	—
Interest cost	38	32	—
Assumption of plan liabilities	797	—	231
Actuarial loss (gain)	182	(1)	—
Benefits paid	(40)	(35)	—
Other, primarily foreign currency translation loss (gain)	22	(1)	—

End of period	$1,669	$649	$231

Fair value of plan assets
Beginning of period	$230	$201	$—
Actual return on plans assets	42	—	—
Company contributions	46	64	—
Assumption of plan assets	620	—	—
Benefits paid	(40)	(35)	—

End of period	898	230	—

Funded status at December 31	$(771)	$(419)	$(231)

Amounts recognized in combined balance sheets
Other assets	$11	$—	$—
Current liabilities	(27)	(22)	(7)
Long-term liabilities	(755)	(397)	(224)

Net liability at December 31	$(771)	$(419)	$(231)

Actuarial losses, net	$526	$97	$69
Prior service cost	10	1	(1)

AOCI at December 31	$536	$98	$68

        The projected benefit obligations (PBO) in the table above included $1.1 billion and $405 million at December 31, 2012 and 2011, respectively, related to international defined benefit pension plans which are generally not funded, in accordance with local regulations. Benefit payments for those plans are funded from company assets.

        For plans reflected in the table above, the accumulated benefit obligations (ABO) were $1.5 billion and $620 million at December 31, 2012 and 2011, respectively. For those plans reflected in the table above in which the ABO exceeded plan assets at December 31, 2012, the ABO, PBO and aggregate plan assets were $951 million, $1.0 billion and $278 million, respectively.

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements (Continued)

Note 9 Post-Employment Benefits (Continued)

Amounts Recognized in AOCI and OCI

        The pension and other post-employment plans' gains or losses and prior service costs or credits not yet recognized in net periodic benefit cost are recognized on a net-of-tax basis in AOCI and will be amortized to net periodic benefit cost in the future. The following is a summary of the pretax losses included in OCI for 2012 and 2011.

(in millions)
Actuarial loss	$167
Prior service cost	9
Amortization of prior service cost and actuarial losses	(7)
Foreign exchange loss	5

Total pretax loss recognized in OCI at December 31, 2012	$174

Actuarial loss	$19
Amortization of prior service cost and actuarial losses	(2)
Foreign exchange loss	2

Total pretax loss recognized in OCI at December 31, 2011	$19

        The pretax amount of actuarial losses and prior service cost included in AOCI at December 31, 2012 that is expected to be recognized in the net periodic benefit cost in 2013 is $32 million for defined benefit plans and $3 million for other post-employment plans.

Net Periodic Benefit Cost

years ended December 31 (in millions)	2012	2011	2010
Service cost	$21	$18	$15
Interest cost	38	32	32
Expected return on plans assets	(29)	(21)	(16)
Amortization of actuarial losses and prior service costs	7	2	1

Net periodic pension benefit cost	$37	$31	$32

Weighted-Average Assumptions Used in Determining Benefit Obligations at the Measurement Date

	2012	2011
Discount rate	4.0%	5.1%
Rate of compensation increases	3.9%	4.2%

        The assumptions above, which were used in calculating the December 31, 2012 measurement date benefit obligations, will be used in the calculation of net periodic benefit cost in 2013.

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements (Continued)

Note 9 Post-Employment Benefits (Continued)

Weighted-Average Assumptions Used in Determining Net Periodic Benefit Cost

	2012	2011	2010
Discount rate	5.1%	5.0%	5.4%
Expected long-term rate of return on plan assets	8.5%	8.5%	8.5%
Expected rate of change in compensation	4.2%	4.1%	3.7%

Pension Plan Assets

		Basis of fair value measurement
(in millions)	Balance at December 31, 2012	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Equities
U.S. large cap(a)	$232	$232	$—	$—
U.S. mid cap(b)	45	31	14	—
International(c)	276	234	42	—
Fixed income securities
U.S. government securities(d)	73	24	49	—
Corporate debt instruments(e)	109	93	16	—
Government Securities International	26	26	—	—
Other	2	1	1	—
Absolute return funds(f)	90	22	37	31
Real assets	18	9	7	2
Other(g)	27	27	—	—

Fair value of plan assets	$898	$699	$166	$33

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements (Continued)

Note 9 Post-Employment Benefits (Continued)

		Basis of fair value measurement
(in millions)	Balance at December 31, 2011	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Equities
U.S. large cap(a)	$54	$53	$1	$—
U.S. mid cap(b)	17	5	12	—
International(c)	27	2	25	—
Fixed income securities
U.S. government securities(d)	35	16	19	—
Corporate debt instruments(e)	14	3	11	—
Other	2	2	—	—
Absolute return funds(f)	71	12	32	27
Other(g)	10	2	8	—

Fair value of plan assets	$230	$95	$108	$27

(a)
A mix of index funds that track the S&P 500 (50 percent in 2012 and 45 percent in 2011) and separate actively managed equity accounts that are benchmarked to the Russell 1000 (50 percent in 2012 and 55 percent in 2011).

(b)
A mix of index funds (75 percent) and separate actively managed equity accounts (25 percent) that track or are benchmarked to the S&P 400 midcap index.

(c)
Primarily separate actively managed pooled investment accounts that are benchmarked to the MSCI emerging market and various local indices.

(d)
Index funds (50 percent in 2012 and 45 percent in 2011) and separate actively managed accounts (50 percent in 2012 and 55 percent in 2011).

(e)
Index funds (20 percent in 2012 and 40 percent in 2011) and separate actively managed accounts (80 percent in 2012 and 60 percent in 2011).

(f)
Primarily funds invested by managers that have a global mandate with the flexibility to allocate capital broadly across a wide range of asset classes and strategies including, but not limited to equities, fixed income, commodities, interest rate futures, currencies and other securities to outperform an agreed upon benchmark with specific return and volatility targets.

(g)
Primarily investments in liquid commodity future contracts, private energy funds, cash and cash equivalents.

        Equities that are valued using quoted prices are valued at the published market prices. Equities in a common collective trust or a registered investment company that are valued using significant other observable inputs are valued at the net asset value (NAV) provided by the fund administrator. The NAV is based on the value of the underlying assets owned by the fund minus its liabilities. Fixed income securities that are valued using significant other observable inputs are valued at prices obtained from independent financial service industry-recognized vendors. Absolute return funds and commodities are valued at the NAV provided by the fund administrator.

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements (Continued)

Note 9 Post-Employment Benefits (Continued)

        The following table summarizes the change in the value of plan assets that are measured using significant unobservable inputs (Level 3).

(in millions)	2012	2011
January 1	$27	$22
Transfers in from other categories	—	3
Actual return on plan assets on hand at year end	3	(1)
Purchases, sales and settlements, net	3	3

December 31	$33	$27

        The investment mix of equity securities, fixed income and other asset allocation strategies is based upon achieving a desired return, balancing higher return, more volatile equity securities, and lower return, less volatile fixed income securities. Investment allocations are made across a range of markets, industry sectors, capitalization sizes, and in the case of fixed income securities, maturities and credit quality. There are no known significant concentrations of risk in the plans' assets.

        The plans' expected return on assets, as shown above is based on management's expectations of long-term average rates of return to be achieved by the underlying investment portfolios. In establishing this assumption, management considers historical and expected returns for the asset classes in which the plans are invested, as well as current economic and capital market conditions.

Expected Pension and Other Post-Employment Payments

(in millions)	Defined benefit plans	Other post-employment plans
2013	$58	$7
2014	59	7
2015	60	8
2016	64	8
2017	65	9
2018 to 2022	363	53

        The above table reflects total benefit payments expected to be paid to participants, which includes payments funded from company assets as well as paid from the plans.

Other

        AbbVie employees also participate in the Abbott Laboratories Stock Retirement Plan, which is Abbott's principal defined contribution plan. AbbVie recorded expense of $67 million, $68 million and $65 million for the years ended December 31, 2012, 2011 and 2010, respectively, related to this plan.

        AbbVie provides certain other post-employment benefits, primarily salary continuation plans, to qualifying employees and accrues for the related cost over the service lives of the employees.

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements (Continued)

Note 10 Stock-Based Compensation

        Prior to separation, AbbVie employees participated in Abbott's incentive stock program. In conjunction with the separation, the company adopted the AbbVie Incentive Stock Program, which provides for the assumption of certain awards granted under the Abbott incentive stock program and authorizes the grant of several different forms of benefits including nonqualified stock options, restricted stock awards (RSAs), and restricted stock units (RSUs). The AbbVie Incentive Stock Program initially reserved 100 million shares of common stock for issuance with respect to awards for participants. Subsequent to year-end, this reserve was reduced by approximately 7 million shares for stock option, RSA and RSU awards granted by AbbVie's Board of Directors.

        The following disclosures represent the portion of Abbott's incentive stock program in which AbbVie employees participated. All awards granted under the program consisted of Abbott common shares. As such, all related equity account balances are reflected in Abbott's consolidated statements of stockholders' equity and have not been reflected in AbbVie's combined financial statements. AbbVie's combined statements of earnings reflects compensation expense for these stock-based awards associated with the portion of Abbott's incentive stock program in which AbbVie employees participated; accordingly, the amounts presented are not necessarily indicative of future performance and do not necessarily reflect the results that AbbVie would have experienced as an independent, publicly-traded company for the periods presented.

        All equity award amounts presented below have not been converted to reflect the separation from Abbott. Upon the separation on January 1, 2013, holders of Abbott stock options, RSAs and RSUs generally received one AbbVie stock-based award for each Abbott stock-based award outstanding. The value of the combined Abbott and AbbVie stock-based awards after separation was designed to generally preserve the intrinsic value and the fair value of the award immediately prior to separation. The per share data presented in this Note has not been adjusted to reflect the impact of the separation.

Stock Compensation Expense

        Stock compensation expense recognized in the combined statements of earnings was $187 million, $163 million and $167 million in 2012, 2011 and 2010, respectively. The related tax benefit recognized was $56 million, $48 million and $51 million in 2012, 2011 and 2010, respectively. More than half of stock-compensation expense was classified in SG&A, with the remainder classified in R&D and cost of products sold. Compensation costs capitalized in the combined balance sheets at December 31, 2012 and 2011 was not significant.

        Compensation expense for stock-based awards is measured based on the fair value of the awards, as of the date the share-based awards are granted and adjusted to the estimated number of awards that are expected to vest. Forfeitures are estimated based on historical experience at the time of grant and revised in subsequent periods if actual forfeitures differ from those estimates. Compensation cost for stock-based awards are amortized over their service period, which could be shorter than the vesting period if an employee is retirement eligible, with a charge to compensation expense. For stock-based awards granted to retirement-eligible employees, compensation expense is recognized immediately at the grant date because the employee is able to retain the award without continuing to provide service.

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements (Continued)

Note 10 Stock-Based Compensation (Continued)

Stock Options

        The exercise price for options granted is at least equal to 100 percent of the market value on the date of grant. Stock options typically have a contractual term of 10 years and generally vest in one-third increments over a three-year period except for options with a replacement feature. Pre-2005 options were granted with a replacement option feature. The terms and conditions of the replacement option are the same in all material respects as those applicable to the original grant. When the exercise price of an option with a replacement option feature is paid with the common shares held by the employee, a replacement option is granted for the number of shares used to make that payment. The closing price of the common share on the business day before the exercise is used to determine the number of shares required to exercise the related option and the exercise price of the replacement option. The replacement option is exercisable in full six months after the date of grant, and has a term expiring on the expiration date of the original option.

        The fair value of stock options is determined using the Black-Scholes model. The weighted-average assumptions used in estimating the fair value of stock options granted during each year, along with weighted-average grant-date fair values, were as follows.

years ended December 31	2012	2011	2010
Risk-free interest rate	1.2%	2.7%	2.9%
Average life of options (years)	6.0	6.0	6.0
Volatility	21.0%	21.0%	22.0%
Dividend yield	3.6%	4.1%	3.2%
Fair value per stock option	$6.80	$6.23	$9.24

        The risk-free interest rate is based on the rates available at the time of the grant for zero-coupon U.S. government issues with a remaining term equal to the option's expected life. The average life of an option is based on both historical and projected exercise and lapsing data. Expected volatility is based on implied volatilities from traded options on Abbott's stock and historical volatility of Abbott's stock over the expected life of the option. Dividend yield is based on the option's exercise price and annual dividend rate at the time of grant.

        The following table summarizes stock option activity for the year ended December 31, 2012 and stock option outstanding balances at December 31, 2012 under Abbott's Incentive Stock Programs for AbbVie employees.

(options in thousands, aggregate intrinsic value in millions)	Options	Weighted average exercise price	Weighted average remaining life (in years)	Aggregate intrinsic value
Outstanding at December 31, 2011	25,783	$49.77	4.1
Granted	944	62.54
Exercised	(13,347)	49.62
Lapsed	(95)	53.88

Outstanding at December 31, 2012	13,285	$50.80	3.7	$196

Exercisable at December 31, 2012	12,329	$50.09	3.6	$190

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements (Continued)

Note 10 Stock-Based Compensation (Continued)

        The aggregate intrinsic value in the table above represents the difference between the exercise price and the closing stock price on the last day of trading of the year. The total intrinsic value of options exercised in 2012, 2011 and 2010 was $170 million, $31 million and $20 million, respectively.

        As of December 31, 2012, $1 million of unrecognized compensation cost related to stock options is expected to be recognized as expense over the next three years.

RSAs & RSUs

        Restricted stock awards generally vest between three and five years. For restricted stock awards that vest over five years, no more than one-third of the award vests in any one year. RSUs vest over three years and upon vesting, the recipient receives one share of common stock for each vested restricted stock unit. The fair value of RSAs and RSUs is determined based on the number of shares granted and the quoted price of the common stock on the date of grant.

        The following table summarizes RSAs and RSUs balances and activity under Abbott's Incentive Stock Programs for AbbVie employees.

(share units in thousands)	Share units	Weighted average grant date fair value
Nonvested shares December 31, 2011	4,710	$50.29
Granted	2,749	56.07
Vested	(2,164)	51.23
Lapsed	(251)	48.62

Nonvested shares December 31, 2012	5,044	$53.12

        The fair market value of restricted stock awards and units vested in 2012, 2011 and 2010 was $123 million, $74 million and $53 million, respectively. As of December 31, 2012, $90 million of unrecognized compensation cost related to RSAs and RSUs is expected to be recognized as expense over the next three years.

Note 11 Income Taxes

Earnings Before Income Taxes

years ended December 31 (in millions)	2012	2011	2010
Domestic	$625	$626	$(191)
Foreign	5,100	3,042	5,027

Total earnings before income taxes	$5,725	$3,668	$4,836

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements (Continued)

Note 11 Income Taxes (Continued)

Income Taxes

years ended December 31 (in millions)	2012	2011	2010
Current
Domestic	$94	$177	$987
Foreign	252	390	408

Total current taxes	$346	$567	$1,395

Deferred
Domestic	$89	$(198)	$(624)
Foreign	15	(134)	(113)

Total deferred taxes	104	(332)	(737)

Total income taxes	$450	$235	$658

Effective Tax Rate Reconciliation

years ended December 31 (in millions)	2012	2011	2010
Statutory tax rate	35.0%	35.0%	35.0%
Benefit of lower tax rates and tax exemptions, primarily in Puerto Rico	(23.5)	(25.4)	(22.5)
Resolution of certain tax positions pertaining to prior years	(3.4)	(11.2)	—
Effect of non-deductible litigation loss accrual	0.6	12.9	—
Puerto Rico excise tax credit	(1.2)	(3.2)	—
State taxes, net of federal benefit	0.1	0.3	0.2
All other, net	0.3	(2.0)	0.9

Effective tax rate	7.9%	6.4%	13.6%

        Income taxes in 2012 and 2011 included the recognition of tax benefits totaling approximately $195 million and $410 million, respectively, as a result of favorable resolutions of various tax positions pertaining to prior years. Income taxes in 2011 also reflected the non-deductibility of a litigation reserve. Excluding these discrete items, the effective tax rates were less than the statutory U.S. federal income tax rate of 35 percent principally due to the benefit of lower statutory tax rates and tax exemptions in Puerto Rico and other foreign taxing jurisdictions, which reduced the tax rates by 23.5, 25.4 and 22.5 percentage points in 2012, 2011 and 2010, respectively.

        In 2010, Puerto Rico enacted legislation that assesses an excise tax beginning in 2011 on certain products manufactured in Puerto Rico. The tax is levied on gross inventory purchases from entities in Puerto Rico and is included in cost of products sold in the combined statements of earnings. The majority of the tax is creditable for U.S. income tax purposes. In 2012 and 2011, the excise tax totaled approximately $180 million and $105 million, respectively.

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements (Continued)

Note 11 Income Taxes (Continued)

        At December 31, 2012, U.S. income taxes have not been provided on approximately $19.4 billion of undistributed foreign earnings as these earnings have been indefinitely reinvested for continued use in foreign operations. It is not practicable to determine the amount of deferred income taxes not provided on these earnings.

Deferred Tax Assets and Liabilities

as of December 31 (in millions)	2012	2011
Deferred tax assets
Compensation and employee benefits	$295	$290
Trade receivable reserves	412	371
Inventory reserves	42	49
Deferred intercompany profit	777	592
State income taxes	106	125
Other	1,039	1,196

Total deferred tax assets	$2,671	$2,623

Deferred tax liabilities
Depreciation	—	(20)
Other, primarily the excess of book basis over tax basis of intangible assets	(857)	(983)

Total deferred tax liabilities	(857)	(1,003)

Net deferred tax asset	$1,814	$1,620

Unrecognized Tax Benefits

years ended December 31 (in millions)	2012	2011	2010
January 1	$1,039	$1,645	$1,319
Increase due to current year tax positions	370	294	346
Increase due to prior year tax positions	1	149	110
Decrease due to current year tax positions	—	(15)	—
Decrease due to prior year tax positions	(220)	(604)	(48)
Settlements	(50)	(430)	(82)

December 31	$1,140	$1,039	$1,645

        AbbVie and Abbott entered into a tax sharing agreement effective on the date of separation. For tax contingencies prior to the separation, Abbott will indemnify and hold AbbVie harmless if the tax positions are settled for amounts in excess of recorded liabilities, and AbbVie will not benefit if prior tax positions are resolved more favorably than recorded amounts. As a result, no liability for uncertain tax positions was recorded in the combined financial statements as of December 31, 2012, 2011 and 2010.

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements (Continued)

Note 12 Litigation

        There are a number of patent disputes with third parties who claim AbbVie's products infringe their patents. On February 21, 2012, the U.S. Supreme Court denied Centocor Inc.'s and New York University's petition to review a February 2011 Federal Circuit Court of Appeals decision reversing a $1.67 billion judgment in favor of Centocor and New York University on a patent they claimed AbbVie's HUMIRA infringed. This decision concludes the case.

        The U.S. Department of Justice, through the U.S. Attorney for the Western District of Virginia, and various state Attorneys General investigated AbbVie's sales and marketing activities for Depakote. The government sought to determine whether any of these activities violated civil and/or criminal laws, including the Federal False Claims Act, the Food, Drug and Cosmetic Act, and the Anti-Kickback Statute in connection with Medicare and/or Medicaid reimbursement to third parties. The state Attorneys General offices sought to determine whether any of these activities violated various state laws, including state consumer fraud/protection statutes. AbbVie recorded charges of $1.5 billion in the third quarter of 2011 and $100 million in the first quarter of 2012 related to civil and criminal claims arising from this matter. In May 2012, AbbVie reached resolution of all Depakote-related federal claims, Medicaid-related claims with 49 states and the District of Columbia, and consumer protection claims with 45 states and the District of Columbia. In 2012, AbbVie paid approximately $1.6 billion for the settlement. The payments were material to AbbVie's cash flows in 2012.

        The recorded accrual balance for litigation at December 31, 2012 was not significant. Within the next year, other legal proceedings may occur that may result in a change in the estimated loss accrued by AbbVie. While it is not feasible to predict the outcome of all other proceedings and exposures with certainty, management believes that their ultimate disposition should not have a material adverse effect on AbbVie's financial position, cash flows, or results of operations.

Note 13 Related Party Transactions with Abbott

        In the historical financial statements, Abbott provided AbbVie certain services, which included administration of treasury, payroll, employee compensation and benefits, travel and meeting services, public and investor relations, real estate services, internal audit, telecommunications, information technology, corporate income tax and selected legal services. Some of these services will be provided to AbbVie on a temporary basis after the separation. The financial information in these combined financial statements does not necessarily include all the expenses that would have been incurred had AbbVie been a separate, stand-alone entity. As such, the financial information herein may not necessarily reflect the combined financial position, results of operations and cash flows of AbbVie in the future or what they would have been had AbbVie been a separate, stand-alone entity during the periods presented. Management believes that the methods used to allocate expenses to AbbVie are reasonable. The allocation methods included relative sales, headcount, square footage, number of transactions or other measures. These allocations totaled $838 million, $801 million and $677 million for the years ended December 31, 2012, 2011 and 2010, respectively. In 2012, AbbVie incurred $288 million of separation-related expenses, including legal, information technology and regulatory fees, which were principally classified in SG&A. As of December 31, 2012, outstanding intercompany transactions between AbbVie and Abbott are reflected as Due from Abbott Laboratories and Due to Abbott Laboratories in the combined balance sheet.

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements (Continued)

Note 14 Segment and Geographic Area Information

        AbbVie operates in one business segment—pharmaceutical products. Substantially all of AbbVie's U.S. sales are to three wholesalers. Outside the United States, products are sold primarily to health care providers or through distributors, depending on the market served. Net sales of key products were as follows.

years ended December 31 (in millions)	2012	2011	2010
HUMIRA	$9,265	$7,932	$6,508
AndroGel	1,152	874	649
TriCor/TRILIPIX	1,098	1,372	1,355
Kaletra	1,013	1,170	1,223
Niaspan	911	976	927
Synagis	842	792	726
Lupron	800	810	741
Sevoflurane	602	665	664
Synthroid	551	522	451
Norvir	389	419	344
Zemplar	383	409	596
Creon	353	332	246
All other	1,021	1,171	1,208

Net sales	$18,380	$17,444	$15,638

        Net sales to external customers, based on the country that sold the product, were as follows.

years ended December 31 (in millions)	2012	2011	2010
United States	$10,435	$9,712	$8,971
The Netherlands	776	904	845
Germany	756	701	635
Japan	718	616	484
United Kingdom	552	496	418
Spain	525	569	515
France	500	516	479
Canada	500	446	374
Brazil	434	382	287
Italy	408	428	385
All other countries	2,776	2,674	2,245

Net sales	$18,380	$17,444	$15,638

        Long-lived assets, consisting of net property and equipment in the United States and Puerto Rico, totaled approximately $1.6 billion and $1.5 billion as of December 31, 2012 and 2011, respectively.

AbbVie Inc. and Subsidiaries

Notes to Combined Financial Statements (Continued)

Note 15 Quarterly Financial Data (unaudited)

(in millions except per share data)	2012	2011
First Quarter
Net sales	$4,173	$3,897
Gross margin	3,017	2,689
Net earnings	883	723
Basic and diluted earnings per share	0.56	0.46
Second Quarter
Net sales	$4,493	$4,274
Gross margin	3,420	3,168
Net earnings	1,267	1,540
Basic and diluted earnings per share	0.80	0.98
Third Quarter
Net sales	$4,508	$4,409
Gross margin	3,494	3,260
Net earnings	1,585	13
Basic and diluted earnings per share	1.01	0.01
Fourth Quarter
Net sales	$5,206	$4,864
Gross margin	3,941	3,688
Net earnings	1,540	1,157
Basic and diluted earnings per share	0.98	0.73

        The computation of basic and diluted earnings per share for all periods was calculated using the shares distributed on January 1, 2013.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of AbbVie Inc.:

        We have audited the accompanying combined balance sheets of AbbVie Inc. and subsidiaries (the "Company") as of December 31, 2012 and 2011 and the related combined statements of earnings, comprehensive income, statement of parent company equity and cash flows for each of the three years in the period ended December 31, 2012. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2012 and 2011 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

        As described in Note 1, the accompanying combined financial statements have been derived from the consolidated financial statements and accounting records of Abbott Laboratories. The combined financial statements also include expense allocations for certain corporate functions historically provided by Abbott Laboratories. These allocations may not be reflective of the actual expense which would have been incurred had the Company operated as a separate legal entity apart from Abbott Laboratories.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 15, 2013

AbbVie Inc.

OFFER TO EXCHANGE

All outstanding unregistered
$3,500,000,000 principal amount of 1.200% Senior Notes due 2015,
$4,000,000,000 principal amount of 1.750% Senior Notes due 2017,
$1,000,000,000 principal amount of 2.000% Senior Notes due 2018,
$3,100,000,000 principal amount of 2.900% Senior Notes due 2022,
$2,600,000,000 principal amount of 4.400% Senior Notes due 2042, and
$500,000,000 principal amount of Floating Rate Senior Notes due 2015 in exchange for

$3,500,000,000 principal amount of 1.200% Senior Notes due 2015,
$4,000,000,000 principal amount of 1.750% Senior Notes due 2017,
$1,000,000,000 principal amount of 2.000% Senior Notes due 2018,
$3,100,000,000 principal amount of 2.900% Senior Notes due 2022,
$2,600,000,000 principal amount of 4.400% Senior Notes due 2042, and
$500,000,000 principal amount of Floating Rate Senior Notes due 2015, which have been registered under the Securities Act of 1933, as amended

Prospectus

July 8, 2013